   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 27, 2000
                                                         REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                             ---------------------
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                UTI CORPORATION
             (Exact name of Registrant as specified in its charter)

              MARYLAND                               3317                              91-2090934
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)              Identification No.)

                             ---------------------

                               200 W. 7TH AVENUE
                          COLLEGEVILLE, PA 19426-2470
                                 (610) 489-0300
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)

                             ---------------------

                                ANDREW D. FREED
                            CHIEF EXECUTIVE OFFICER
                                UTI CORPORATION
                               200 W. 7TH AVENUE
                          COLLEGEVILLE, PA 19426-2470
                                 (610) 489-0300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   Copies to:

                   STEVEN A. COHEN                                    ALLISON R. SCHNEIROV
               HOGAN & HARTSON L.L.P.                       SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
         1200 SEVENTEENTH STREET, SUITE 1500                            FOUR TIMES SQUARE
                  DENVER, CO 80202                                     NEW YORK, NY 10036
                   (303) 899-7300                                        (212) 735-3000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                            ---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                    ---------------
\
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM
                                                                 AGGREGATE OFFERING                   AMOUNT OF
    TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED           PRICE PER SHARE(1)               REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value..............................          $115,000,000                       $28,750
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 27, 2000

                                        SHARES

                             [UTI CORPORATION LOGO]

                                  COMMON STOCK

                               ------------------

     Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be
between $     and $     per share. We intend to apply to have our common stock
approved for quotation on The Nasdaq National Market under the symbol "UTIC."

     The underwriters have an option to purchase an aggregate of      additional
shares to cover over-allotments of shares.

     INVESTING IN THE COMMON STOCK INVOLVES RISKS.   SEE "RISK FACTORS" ON PAGE
7.

                                                              UNDERWRITING
                                              PRICE TO        DISCOUNTS AND        PROCEEDS TO
                                               PUBLIC          COMMISSIONS             UTI
                                              --------        -------------        -----------
Per Share...................................  $                 $                   $
Total.......................................  $                 $                   $

     Delivery of the shares of common stock will be made on or about           ,
2001.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CREDIT SUISSE FIRST BOSTON                        BANC OF AMERICA SECURITIES LLC

                                LEHMAN BROTHERS

                                                            SALOMON SMITH BARNEY

                The date of this prospectus is           , 2001.

     [Inside front cover art: UTI logo centered at the top of the page with the statement "A Part of Your Solution" below the logo. The logo will be encircled with pictures of the following components and assemblies we manufacture:

     - breast biopsy device,

     - guidewires for interventional cardiology and neurology devices,

     - synthetic pyrolitic carbon heart valve,

     - titanium alloy hip replacement,

     - orthopedic bone drills and screws, and

     - saphenous vein cutting and ligating device.

     Below each picture will be the text above identifying the component or assembly. At the bottom of the page will be the statement "High Precision Components, Subassemblies and Finished Medical Devices we Design and Manufacture". The background of the page will include a shadow of a human figure.]

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    7
Use of Proceeds.............................................   17
Dividend Policy.............................................   17
Capitalization..............................................   18
Dilution....................................................   20
Selected Financial Data.....................................   21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   24
Business....................................................   35
Management..................................................   46
Related Party Transactions..................................   55
Principal Stockholders......................................   61
Description of Capital Stock................................   65
Shares Eligible for Future Sale.............................   71
Underwriting................................................   73
Notice to Canadian Residents................................   76
Legal Matters...............................................   77
Experts.....................................................   77
Change in Accountants.......................................   78
Where You Can Find More Information.........................   78
Index To Consolidated Financial Statements..................  F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

"UTI" along with the UTI logo are trademarks of UTI Corporation. Other trademarks and trade names appearing in this prospectus are the property of their holders.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

UNTIL             , 2001 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     The information below is only a summary of more detailed information included in other sections of this prospectus. This summary may not contain all the information that is important to you or that you should consider before buying shares in the offering. The other information is important, so please read this entire prospectus carefully.

                                UTI CORPORATION

OUR BUSINESS

     We provide precision manufacturing and related services to medical device companies. Our services include the design and manufacture of custom components, subassembly of components and assembly of finished medical devices. Our objective is to provide medical device companies with a comprehensive outsourcing solution that includes designing, engineering and manufacturing their specialized, high precision medical devices. Our customers include many of the world's leading medical device companies such as Boston Scientific Corporation, Guidant Corporation, Johnson & Johnson, Medtronic, Inc., Smith & Nephew plc and Stryker Corporation. Our engineers work closely with our customers in the design of their products. As a result, our components and technologies are used extensively in our customers' medical devices.

     We have focused our capabilities on the segments of the medical device industry that use complex medical devices, including interventional cardiology or IC, cardiac rhythm management or CRM, orthopedics and minimally invasive surgical procedures, particularly in the field of endoscopy. Growth in these market segments is being driven by an increase in selected medical conditions related to aging as well as significant technological innovation.

     We believe our customers have a growing need to identify and use companies such as ours to respond to the multiple challenges they face in bringing medical devices to market in a cost-effective and timely manner. In particular, medical device companies must respond to the following:

     - need to accelerate new product innovation and market introduction as product life cycles become shorter;

     - pressure to fund and develop more advanced manufacturing capabilities to produce sophisticated devices that are smaller and more complex;

     - significant difficulties and costs in assembling and maintaining state of the art manufacturing facilities and related engineering personnel;

     - pressure to reduce inventory costs while having ready access to commercial production and distribution of their devices; and

     - limited infrastructure of emerging medical device manufacturers.

     We believe our range of capabilities and market experience position us as an ideal strategic partner for medical device companies. By partnering with us, our customers can reduce their need for multiple suppliers, improve efficiency and enhance quality. This also allows our customers to focus their resources on their core capabilities in research and development and marketing. Our manufacturing capabilities include seamless and welded tube forming and drawing, wire drawing and grinding, laser welding, traditional and non-traditional machining of precision metal components, plastic injection molding, as well as assembly of metal and plastic components into finished medical devices. We hold our processes to extreme standards and achieve tolerances within 0.0001". We currently have over 549,000 square feet of manufacturing and assembly capacity at eight facilities in the U.S. and two in Europe, with a third expected to be operational in the first quarter of 2001.

     We have over 100 engineers available to help design, prototype and test the feasibility and manufacturability of new product designs. We help our customers move products from the design phase to commercial scale component manufacturing in a cost-effective and timely manner while eliminating unnecessary trial and error in the manufacturing and assembly process. Because of our engineering and manufacturing expertise, adherence to strict quality standards and ability to provide comprehensive services to our customers, we are a "Preferred" or "Qualified" supplier of the components we produce for a majority of our customers.

     Our customers also include non-medical companies such as Dover Corporation, General Electric Company and Metem Corporation. Our non-medical customers use our products and services in their products that demand high quality, complex components including high density discharge lamps, fiber optics, motion sensors and power generators.

BUSINESS STRATEGY

     Our objective is to provide medical device companies with a comprehensive outsourcing solution that includes designing, engineering and manufacturing of their specialized, high precision medical devices. To achieve this we intend to:

     - use our capabilities, personnel and experience to target opportunities in high growth, high technology medical device markets, which often experience the shortest product life-cycles and require the most technical innovation;

     - continue to build our engineering and technical expertise by expanding our engineering force and focusing our research and development spending on proprietary manufacturing processes;

     - add new resources and expand our product engineering capabilities in order to offer our customers more assistance with the initial designing and prototyping of next generation products; and

     - pursue strategic acquisitions and alliances that offer complementary manufacturing capabilities and expanded service offerings.

                                  THE OFFERING

Common stock offered.......       shares

Common stock outstanding
after the offering.........       shares

Use of proceeds............  Repay a portion of our outstanding borrowings under our credit facility as well as general corporate purposes.

Proposed Nasdaq National
  Market Symbol............  UTIC

     The number of shares outstanding after this offering is based on our shares
outstanding as of             , 2000. The number of shares outstanding excludes:

     - 673,900 shares underlying options at a weighted average exercise price per share of $12.41.

     - shares reserved for future issuance under our stock option plan and employee stock purchase plan

     - 88,656 shares underlying warrants at an exercise price per share of $0.01.

                       ASSUMPTIONS ABOUT THIS PROSPECTUS

     Unless we indicate otherwise, all information in this prospectus assumes:

     - conversion of our outstanding preferred stock on a one-to-one basis;

     - our reincorporation merger in Maryland and our related name change prior to the closing of this offering;

     - an increase in the number of our authorized shares of common stock from
       50,000,000 to           to be effected concurrently with this offering;

     - no exercise by the underwriters of their over-allotment option to
       purchase up to           additional shares of common stock; and

     - no exercise by any of our security holders of any outstanding options or warrants.

     We organized our company as a Colorado corporation on July 2, 1999. We will be reincorporated by merger in Maryland prior to the closing of this offering. In connection with the reincorporation, we will change our corporate name from MDMI Holdings, Inc. to UTI Corporation. Our corporate headquarters is located in Collegeville, Pennsylvania at 200 W. 7th Avenue, Collegeville, Pennsylvania 19426-2470. Our telephone number at that location is (610) 489-0300. Our other facilities in the United States are located in Arvada, Colorado; Miramar, Florida; Salem, Virginia; South Plainfield, New Jersey; Upland, California; Watertown, Connecticut; and Wheeling, Illinois. Our facilities in Europe are located in Aura, Germany and Manchester, England, and we are developing a facility in Galway, Ireland. Our internet address is www.uticorporation.com. The information contained on our website is not part of this prospectus.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Below is our summary financial data and summary financial data for our predecessor, UTI Corporation, referred to as UTI Pennsylvania. You should read this summary data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of MDMI Holdings, Inc., referred to as our company, the consolidated financial statements of UTI Pennsylvania, and the related notes appearing elsewhere in this prospectus.

     Our statement of operations data for the period from July 2, 1999 (inception) through December 31, 1999 and balance sheet data as of December 31, 1999 are derived from our audited consolidated financial statements included elsewhere in this prospectus.

     Our statement of operations data for the period from July 2, 1999 (inception) through September 30, 1999 and for the nine months ended September 30, 2000, and balance sheet data as of September 30, 1999 and 2000, respectively are derived from the unaudited consolidated financial statements included elsewhere in this prospectus.

     Our statement of operations data includes the results of operations of G&D, Inc. d/b/a Star Guide Corporation from July 6, 1999, Noble-Met Ltd. from January 11, 2000 and UTI Pennsylvania from June 1, 2000.

     The pro forma and adjusted pro forma statement of operations data for the year ended December 31, 1999 and the nine months ended September 30, 1999 and 2000, respectively, and the pro forma and adjusted pro forma balance sheet data as of September 30, 2000 are derived from the unaudited pro forma combined condensed statements of operations and unaudited combined condensed balance sheets included elsewhere in this prospectus. The pro forma statement of operations data gives effect to our acquisitions of Star Guide in July 1999, Noble-Met, Ltd. in January 2000, Medical Engineering Resources, Ltd. in May 2000, UTI Pennsylvania in June 2000 and American Technical Molding, Inc. in December 2000 as if the transactions had occurred on January 1, 1999, and the pro forma balance sheet data gives effect to the American Technical Molding acquisition as if it had occurred on September 30, 2000. The adjusted pro forma statement of operations data gives effect to the acquisitions described above and the offering as if the transactions had occurred on January 1, 1999, and the adjusted pro forma balance sheet data gives effect to the American Technical Molding acquisition and the offering as if they had occurred on September 30, 2000.

     The statement of operations data for UTI Pennsylvania for the three years ended December 31, 1999, 1998 and 1997 are derived from the consolidated financial statements of UTI Pennsylvania included elsewhere in this prospectus, which have been audited by Arthur Andersen LLP.

     The statement of operations data for the five months ended May 31, 2000 for UTI Pennsylvania are derived from the unaudited consolidated financial statements of UTI Pennsylvania. These unaudited financial statements, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations and financial position. The historical results presented are not necessarily indicative of the results to be expected for any future fiscal year.

  Summary Financial Data ($ in 000s, except per share amounts)

OUR COMPANY

                               PERIOD FROM                                    PERIOD FROM
                              JULY 2, 1999                                    JULY 2, 1999         NINE MONTHS
                             (INCEPTION) TO            YEAR ENDED            (INCEPTION) TO           ENDED
                            DECEMBER 31, 1999      DECEMBER 31, 1999       SEPTEMBER 30, 1999   SEPTEMBER 30, 1999
                            -----------------   ------------------------   ------------------   ------------------
                                 ACTUAL         PRO FORMA    ADJUSTED PF         ACTUAL             PRO FORMA
                            -----------------   ----------   -----------   ------------------   ------------------
STATEMENT OF OPERATIONS DATA:
Net sales.................     $    5,739       $  113,122   $  113,122        $    2,757           $   83,977
Cost of sales(1)..........          3,140           70,085       70,085             1,462               52,949
                               ----------       ----------   ----------        ----------           ----------
Gross profit..............          2,599           43,037       43,037             1,295               31,028
SG&A expense(2)...........            839           27,985       27,985               329               15,413
R&D expense...............              1            2,387        2,387                 1                1,801
Amortization of
  intangibles.............            512            8,966        8,966               257                6,725
                               ----------       ----------   ----------        ----------           ----------
Operating income (loss)...          1,247            3,699        3,699               708                7,089
                               ==========       ==========   ==========        ==========           ==========
Interest expense, net.....           (804)         (16,759)      (7,636)             (380)             (12,515)
                               ==========       ==========   ==========        ==========           ==========
Net income (loss).........     $      109       $   (9,095)  $   (3,557)       $      120           $   (4,279)
Preferred stock
  dividends...............             --               --           --                --                   --
                               ----------       ----------   ----------        ----------           ----------
Net income (loss)
  attributable to common
  stockholders............     $      109       $   (9,095)  $   (3,557)       $      120           $   (4,279)
                               ==========       ==========   ==========        ==========           ==========
Basic net income (loss)
  per share...............     $      .11       $    (1.23)  $     (.48)       $      .12           $     (.58)
Diluted net income (loss)
  per share...............     $      .10       $    (1.23)  $     (.48)       $      .11           $     (.58)
Weighted average number of
  shares outstanding:
  Basic...................      1,018,372        7,408,741    7,408,741         1,018,372            7,408,741
  Diluted.................      1,103,294        7,408,741    7,408,741         1,103,294            7,408,741
OTHER FINANCIAL DATA:
EBITDA(3)(5)..............     $    1,934       $   17,248   $   17,248        $    1,042           $   17,311
Cash provided by (used
  in):
  Operating activities....          1,092                                             818
  Investing activities....        (21,421)                                        (21,261)
  Financing activities....         21,173                                          21,757


                                     NINE MONTHS ENDED
                                     SEPTEMBER 30, 2000
                            ------------------------------------
                                                       ADJUSTED
                              ACTUAL     PRO FORMA    PRO FORMA
                            ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA:
Net sales.................  $   49,209   $   94,824   $   94,824
Cost of sales(1)..........      36,017       59,700       59,700
                            ----------   ----------   ----------
Gross profit..............      13,192       35,124       35,124
SG&A expense(2)...........      13,003       17,548       17,548
R&D expense...............         806        1,508        1,508
Amortization of
  intangibles.............       3,539        6,725        6,725
                            ----------   ----------   ----------
Operating income (loss)...      (4,156)       9,343        9,343
                            ==========   ==========   ==========
Interest expense, net.....      (7,157)     (12,347)      (5,648)
                            ==========   ==========   ==========
Net income (loss).........  $   (7,401)  $   (2,700)  $    1,366
Preferred stock
  dividends...............      (2,026)      (2,026)          --
                            ----------   ----------   ----------
Net income (loss)
  attributable to common
  stockholders............  $   (9,427)  $   (4,726)  $    1,366
                            ==========   ==========   ==========
Basic net income (loss)
  per share...............  $    (2.31)  $     (.64)  $      .18
Diluted net income (loss)
  per share...............  $    (2.31)  $     (.64)  $      .17
Weighted average number of
  shares outstanding:
  Basic...................   4,089,125    7,408,741    7,408,741
  Diluted.................   4,089,125    7,408,741    7,676,915
OTHER FINANCIAL DATA:
EBITDA(3)(5)..............  $    2,320   $   21,048   $   21,048
Cash provided by (used
  in):
  Operating activities....       3,874
  Investing activities....    (186,070)
  Financing activities....     185,595

UTI PENNSYLVANIA

                                                                              YEAR ENDED                      FIVE MONTHS
                                                              ------------------------------------------         ENDED
                                                              DECEMBER 31,   DECEMBER 31,   DECEMBER 31,        MAY 31,
                                                                  1997           1998           1999             2000
                                                              ------------   ------------   ------------      -----------
STATEMENT OF OPERATIONS DATA:
Net sales...................................................    $61,610        $ 73,129       $75,334          $ 35,661
Cost of sales...............................................     39,503          46,696        48,012            23,567
                                                                -------        --------       -------          --------
Gross profit................................................     22,107          26,433        27,322            12,094
SG&A expense(4).............................................     14,281          16,960        21,920            27,732
R&D expense.................................................      1,600           1,979         2,051               702
Amortization of intangibles.................................        222             388           422               188
                                                                -------        --------       -------          --------
Operating income (loss).....................................    $ 6,004        $  7,106       $ 2,929          $(16,528)
                                                                =======        ========       =======          ========
Interest expense............................................    $   122        $    464       $   592          $    257
                                                                =======        ========       =======          ========
Net income (loss)...........................................    $ 7,176        $  5,825       $ 1,894          $(17,074)
                                                                =======        ========       =======          ========
OTHER FINANCIAL DATA:
EBITDA(3)(6)................................................    $10,390        $ 10,464       $ 6,758          $(14,913)
Cash provided by (used in):
  Operating activities......................................      9,598          15,326        10,559             5,472
  Investing activities......................................     (6,531)         (4,541)       (9,876)            1,333
  Financing activities......................................     (4,403)        (11,589)         (616)           (6,580)

OUR COMPANY

BALANCE SHEET DATA (at period end):
Cash and cash
  equivalents.............
Total assets..............
Total debt................
Stockholders' equity......

                                     SEPTEMBER 30, 2000
                            ------------------------------------
                                                       ADJUSTED
                              ACTUAL     PRO FORMA    PRO FORMA
                            ----------   ----------   ----------
BALANCE SHEET DATA (at period end):
Cash and cash
  equivalents.............  $    4,243   $    5,218   $
Total assets..............     228,637      256,316
Total debt................     126,130      140,381
Stockholders' equity......      76,561       89,311

---------------

(1) Actual costs of sales include the write-off of the adjustment to fair value of inventory required in purchase accounting of $6,453 for the nine months ended September 30, 2000.

(2) Pro forma selling, general and administration (S,G&A) expenses include $5,952 related to UTI Pennsylvania's Employee Phantom Stock Program for the year ended December 31, 1999. Actual and pro forma S,G&A expenses in 2000 include $1,500, principally related to the Noble-Met earnout. Actual 2000 S,G&A expenses include $2,300 of in-process research and development related to the Noble-Met acquisition.

(3) EBITDA represents earnings before interest, income taxes, depreciation and amortization. We have included financial information concerning EBITDA, which is not a measure of financial performance under generally accepted accounting principles, because we believe that it is used by certain investors as one measure of financial performance. EBITDA should not be construed as an alternative to operating income, as determined in accordance with generally accepted accounting principles, or as a measure of liquidity.

(4) Selling, general and administrative expenses for the five months ended May 31, 2000 includes $21.0 million related to the termination of UTI Pennsylvania's Employee Phantom Stock Program and $0.4 million of professional fees incurred in connection with our acquisition of UTI Pennsylvania. In addition, selling, general and administrative expenses included $6.0 million and $2.8 million of expenses associated with this stock program in 1999 and 1998, respectively.

(5) Excluding the inventory adjustment, UTI Pennsylvania phantom stock charge, Noble-Met earnout and the in-process research and development charges, pro forma EBITDA would have been $23,200 and $22,525 for 1999 and the nine months ended September 30, 2000, respectively. In addition, actual EBITDA would have been $12,535 for the nine months ended September 30, 2000.

(6) Excluding the phantom stock charges, UTI Pennsylvania's EBITDA would have been $12,710 and $6,474 for 1999 and for the five months ended May 31, 2000, respectively.

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

                                  RISK FACTORS

     Before you invest in our common stock, you should understand the high degree of risk involved. You should consider carefully the following risks and other information in this prospectus, including our historical consolidated financial statements and related notes, before you decide to purchase shares of our common stock. The following risks and uncertainties are not the only ones we face. However, these are the risks our management believes are material. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE BEEN OPERATING ON A CONSOLIDATED BASIS FOR A LIMITED TIME, AND OUR SUCCESS DEPENDS ON OUR ABILITY TO INTEGRATE OUR SUBSIDIARIES AND OPERATE THEM SUCCESSFULLY ON A COMBINED BASIS.

     Our operating companies, including our predecessor, UTI Corporation and its divisions and subsidiaries, referred to as UTI Pennsylvania, Noble-Met, Star Guide and American Technical Molding previously operated independent of one another. The integration of the operations, technologies, systems, processes, products, services and marketing of these previously independently operating entities has required and continues to require significant managerial, technical, financial and other resources. The process is complex and challenging and will continue for the foreseeable future. A failure by us to integrate these businesses effectively or to operate them profitably on a combined basis could have a material adverse effect on our business, financial condition and results of operations. In addition, because we have been operating on a consolidated basis for a limited time, the historical financial information presented in this prospectus is of limited relevance in understanding what our results of operations, financial position or cash flows would have been for the historical periods presented had we owned all of our current subsidiaries. See "Pro Forma Financial Information," "Selected Historical Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE ARE SUBJECT TO THE UNPREDICTABLE PRODUCT CYCLES OF THE MEDICAL DEVICE MANUFACTURING INDUSTRY AND UNCERTAIN DEMAND FOR OUR MANUFACTURING CAPABILITIES AND RELATED SERVICES.

     Our business depends on the medical device manufacturing industry, which is subject to rapid technological changes, short product life-cycles, frequent new product introductions and evolving industry standards. If the market for our manufacturing capabilities and related services does not grow as rapidly as forecasted by industry experts, our revenues could be less than expected. We also face the risk that changes in the medical device industry could cause our manufacturing capabilities and related services to lose widespread market acceptance. In addition, we cannot assure you that a market will exist for our developing manufacturing and engineering capabilities or that we will develop the capabilities to successfully compete in the market in the future. Furthermore, our customers' markets and our markets are subject to economic cycles and are likely to experience periods of economic decline in the future. Adverse economic conditions affecting the medical device manufacturing industry, in general, or the market for our manufacturing capabilities and services, in particular, could adversely affect our operating results. If our customers do not proceed with the production of devices in development because of their inability to obtain approval for such devices, changing market conditions or other reasons, our results could suffer. Also, slower growth rates for our products and services or market saturation due to increased competition could negatively affect our revenues.

OUR OPERATING RESULTS MAY FLUCTUATE, WHICH MAY MAKE IT DIFFICULT TO FORECAST OUR FUTURE PERFORMANCE AND MAY RESULT IN VOLATILITY IN OUR STOCK PRICE.

     Our operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors. Prospective investors should not rely on results of operations in any past period to indicate what our results will be for any future period. Our operating results may fluctuate as a result of many factors, including:

     - the fixed nature of a substantial percentage of our costs, which results in our operations being particularly sensitive to fluctuations in revenue;

     - changes in the relative portion of our revenue represented by our various products, which could result in reductions in our profits if the relative portion of our revenue represented by lower margin products increases;

     - introduction and market acceptance of our customers' new products and changes in demand for our customers' existing products;

     - the accuracy of our customers' forecasts of future production requirements;

     - timing of orders placed by our principal customers that account for a significant portion of our revenues;

     - timing of payments by customers;

     - price concessions as a result of pressure to compete;

     - cancellations by customers as a result of which we may recover only our costs plus our target markup;

     - availability of raw materials, including nitinol, Elgiloy, tantalum, stainless steel, columbium, zirconium, titanium, gold, silver and platinum;

     - increased costs of raw materials, supplies or skilled labor;

     - effectiveness in managing our manufacturing processes; and

     - changes in competitive and economic conditions generally or in our customers' markets.

OUR INDUSTRY IS VERY COMPETITIVE; WE MAY FACE COMPETITION FROM OUR CUSTOMERS AND WE MAY BE UNABLE TO COMPETE SUCCESSFULLY AGAINST NEW ENTRANTS AND ESTABLISHED COMPANIES WITH GREATER RESOURCES.

     The medical device component manufacturing industry is very competitive and includes thousands of companies, several of which have achieved substantial market share. In addition, as more medical device companies seek to outsource more of the design, prototyping and manufacturing of their products, we will face increasing competitive pressures to grow our business in order to maintain our competitive position, and we may encounter competition from other companies with design, technological and manufacturing capabilities similar to ours. Current and prospective customers also evaluate our capabilities against the merits of internal production. A majority of our customers are medical device companies for whom we design and produce components for their finished medical devices that they will ultimately market and distribute. If any of our customers decide to design or produce in their own facilities the types of products and medical device components that we manufacture, we would lose business and our financial results could suffer. For example, Smith & Nephew has decided to manufacture in-house a burr assembly that was previously manufactured by us. Furthermore, many of our potential competitors, which include some of our customers, have greater name recognition, larger operating revenues, larger customer bases, longer customer relationships and greater financial, technical, personnel and marketing resources than we have.

THE TREND BY MEDICAL DEVICE COMPANIES TO OUTSOURCE THEIR MANUFACTURING ACTIVITIES MAY NOT CONTINUE AT CURRENT RATES.

     Our design, manufacturing and assembly business has grown significantly as a result of the increase over the past several years in medical device companies outsourcing these activities. We view the increasing use of outsourcing by medical device companies as an important component of our future growth strategy. While industry analysts expect the outsourcing trend to increase, a substantial slowing of growth rates or decreases in outsourcing by medical device companies could cause our business, financial condition and results of operations to suffer.

IF WE ARE NOT SUCCESSFUL IN MAKING ACQUISITIONS TO EXPAND OUR BUSINESS, OUR FUTURE BUSINESS MAY SUFFER.

     An important facet of our strategy is to make selective acquisitions of component manufacturers and suppliers that complement our core competencies. These acquisitions should enable us to provide our customers comprehensive services related to the design, manufacture and assembly of medical devices, manufacture and sell additional products to our existing customers and expand our business into related markets. Our continued growth will depend on our ability to identify and acquire companies that complement or enhance our capabilities and service offerings on acceptable terms, including targets that provide injection molding and mold manufacturing capabilities for metals. We face substantial competition in our industry for attractive acquisition candidates, and we may not be able to identify or complete future acquisitions on acceptable terms. Some of the risks that we may encounter include expenses associated with, and difficulties in identifying suitable targets, the costs associated with incomplete acquisitions and higher prices for acquired companies because of competition for attractive acquisition targets. Also, if we are not able to successfully complete acquisitions, we may not be able to compete with other companies in our industry that are able to provide more complete outsourcing capabilities and services to medical device companies, which could cause our business, financial condition and results of operations to suffer.

OUR ACQUISITION STRATEGY CARRIES INHERENT RISKS.

     Our strategy to grow our business in part through selective acquisitions carries a number of inherent risks, including:

     - difficulties in integrating the operations, technologies, systems, processes, products, services and marketing of acquired businesses or in realizing projected efficiencies and cost savings;

     - diversion of our management's attention from our core businesses;

     - potential loss of key employees or customers of acquired businesses;

     - difficulties in managing our expansion, including the strain on managerial, technical, financial and other resources, the need to enhance our financial controls, and the management of geographically dispersed enterprises;

     - lack of management and marketing experience with the operations, technologies, systems, processes, products, services and markets involved with the acquired businesses;

     - entering markets where competitors may have stronger market positions;

     - increased expenses and working capital requirements; and

     - financial risks, such as:

      - inaccurate assessments of liabilities associated with the acquired businesses;

      - amortization expenses related to goodwill and other intangible assets;

      - increases in our indebtedness and a limitation in our ability to access additional capital when needed; and

      - the dilutive effect of the issuance of additional equity securities.

WE DEPEND ON OUR SENIOR MANAGEMENT TEAM AND KEY PERSONNEL AND THE LOSS OF ANY OF THEM COULD SIGNIFICANTLY HARM US.

     Our future performance depends to a significant degree upon the continued contributions of our senior management team and key technical and other personnel. Our manufacturing processes are highly technical in nature. In general, only highly qualified and trained engineers have the necessary skills to design and develop the components we manufacture. The loss or unavailability to us of any member of our
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

senior management team or key technical and other personnel could significantly harm us. We face intense competition for these professionals from our competitors, our customers and other companies operating in our industry. In addition, our successful integration of acquired companies depends in part on our ability to retain senior management of the acquired companies and key technical and other personnel. To the extent that the services of members of our senior management team and key technical and other personnel would be unavailable to us for any reason, we would be required to hire other personnel to manage and operate our business and to develop our products and technology. We cannot assure you that we would be able to locate or employ such qualified personnel on acceptable terms.

WE MAY NOT BE ABLE TO ATTRACT, TRAIN AND RETAIN A SUFFICIENT NUMBER OF EMPLOYEES TO MAINTAIN AND GROW OUR BUSINESS.

     Our success will depend in large part upon our ability to attract, train, retain and motivate highly-skilled employees. We aggressively compete to recruit and hire employees who have technology and engineering experience that applies to our industry. High levels of skilled employee attrition characterize the industry in which we compete for employees. Although we believe we offer competitive salaries and benefits, we may have to increase spending in order to retain personnel. Our business, financial condition and results of operations could be harmed by our inability to attract, train, retain and motivate employees or by the loss of these employees to a competitor, including any resulting loss of existing or potential clients.

QUALITY PROBLEMS WITH OUR PROCESSES, PRODUCTS AND SERVICES COULD HARM OUR REPUTATION FOR PRODUCING HIGH QUALITY PRODUCTS AND ERODE OUR COMPETITIVE ADVANTAGE.

     Our success depends in part on our ability to manufacture to exact tolerances precision engineered components, subassemblies and finished devices from multiple materials. If our components fail to meet these standards or fail to adapt to rapidly evolving standards, our reputation could be harmed and our competitive advantage could be damaged. In addition, our quality certifications are critical to the marketing success of our products and services. If we fail to maintain our quality certifications or comply with the United States Food and Drug Administration regulations for marking, packaging and labeling medical devices, our reputation could be damaged and our business, financial condition and results of operations could suffer.

IF WE ARE NOT SUCCESSFUL IN IDENTIFYING AND WORKING WITH QUALITY SUPPLIERS AND SUBCONTRACTORS, OUR BUSINESS MAY SUFFER.

     Our current manufacturing and production capabilities do not include all elements that may be required to satisfy our customers' requirements; for example, we do not have metal injection molding or mold manufacturing capabilities. To meet these requirements and to provide those components of a medical device that we cannot produce, we use suppliers, subcontractors and other outside sources. Manufacturing problems may occur with these third parties. A supplier may fail to develop and supply products and components to us on a timely basis, or may supply us with products and components that do not meet our quality, quantity or cost requirements. If any of these problems occur, we may be unable to obtain substitute sources of these products and components on a timely basis or on terms acceptable to us, which could harm our ability to manufacture our own products and components profitably or on time. In addition, if the processes that our suppliers use to manufacture products and components are proprietary, we may be unable to obtain comparable components from alternative suppliers.

IF WE DO NOT RESPOND TO CHANGES IN TECHNOLOGY, OUR MANUFACTURING PROCESSES MAY BECOME OBSOLETE, AND WE MAY EXPERIENCE REDUCED SALES AND LOSS OF CUSTOMERS.

     We use highly engineered, proprietary processes and highly sophisticated machining equipment to meet the critical specifications of our customers. Without the timely incorporation of new processes and enhancements, particularly relating to quality standards and cost-effective production, our manufacturing capabilities will likely become outdated, which could cause us to lose customers. In addition, new or revised technologies could render our existing technology less competitive or obsolete or could reduce demand for our products and services. It is also possible that finished medical device products introduced by our customers may require fewer of our components or may require components that we lack the capabilities to manufacture or assemble. In addition, we cannot assure you that any investment that we make in new technologies will result in commercially viable processes for our business.

INABILITY TO OBTAIN SUFFICIENT QUANTITIES OF RAW MATERIALS COULD CAUSE DELAYS IN OUR PRODUCTION.

     Our business depends on a continuous supply of raw materials. The principal raw materials used in our business include stainless steel, tantalum, columbium, zirconium, titanium, nitinol, Elgiloy, gold, silver and platinum. Raw materials needed for our business are susceptible to fluctuations in price and availability due to transportation costs, government regulations, price controls, change in economic climate or other unforeseen circumstances. In addition, tantalum and nitinol are in limited supply. For wire fabrication, we purchase nearly 100% of our stainless steel wire from an independent, third-party supplier. The loss of this supplier could interrupt production. We cannot assure you that we will be able to continue to procure raw materials critical to our business. In addition, the cost of raw materials may fluctuate and may affect our operating results.

RISKS RELATING TO OUR INTERNATIONAL OPERATIONS COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     We have substantial international manufacturing operations in Europe. We also receive a significant portion of our revenues from international sales, approximately half of which is generated by exports from our facilities in the United States and the other half of which is generated by sales from our international facilities. Pro forma revenue generated from products shipped to locations outside of the United States was approximately 27% of total revenue in the nine-months ended September 30, 2000. Although we take certain measures to minimize risks inherent to our international operations, the following risks may adversely affect us:

     - fluctuations in the value of currencies and high levels of inflation;

     - changes in labor conditions and difficulties in staffing and managing foreign operations, including labor unions;

     - greater difficulty in collecting accounts receivable and longer payment cycles;

     - burdens and costs of compliance with a variety of foreign laws;

     - increases in duties and taxation;

     - changes in export duties and limitations on imports or exports;

     - expropriation of private enterprises; and

     - unexpected changes in foreign regulations.

WE MAY EXPAND INTO NEW MARKETS AND PRODUCTS AND OUR EXPANSION MAY NOT BE SUCCESSFUL.

     We may expand into new markets through the development of new product applications based on our existing specialized manufacturing capabilities and services. These efforts could require us to make substantial investments, including significant research, development, engineering and capital expenditures for new, expanded or improved manufacturing facilities. We cannot assure you that we will be successful in expanding into new markets and products. Specific risks in connection with expanding into new markets include the inability to transfer our quality standards into new products, the failure of customers in new markets to accept our products and price competition in new markets.

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

WE ARE SUBJECT TO A VARIETY OF ENVIRONMENTAL LAWS THAT COULD BE COSTLY FOR US TO COMPLY WITH AND COULD ADVERSELY AFFECT OUR BUSINESS OPERATIONS.

     Federal, state and local laws impose various environmental controls on the management, handling, generation, manufacturing, transportation, storage, use and disposal of hazardous chemicals and other materials used or generated in the manufacturing of our products. If we fail to comply with any present or future environmental laws, we could be subject to future liabilities or the suspension of production, which could harm our business, financial condition and results of operations. We have in the past paid civil penalties for violations of environmental laws. We cannot assure you that conditions relating to our operations that may require expenditures for clean-up will not arise in the future. For example, our predecessor, UTI Pennsylvania, has in the past entered into settlements for liability for certain cleanup matters. In addition, we may have continuing liabilities with respect to potential contamination at our current and former properties. We have also undertaken and are continuing to perform remediation efforts as a result of leaks from underground tanks at our Collegeville, Pennsylvania facility. Although we do not anticipate that these remediation efforts will be material, we cannot assure you that the costs associated with these efforts will not have an adverse effect on our business, financial condition or results of operations.

     Changes in environmental laws may impose costly compliance requirements on us or otherwise subject us to future liabilities or that additional laws relating to the management, handling, generation, manufacture, transportation, storage, use and disposal of materials used in or generated by the manufacture of our products will not be imposed. In addition, we cannot predict the effect that these potential requirements may have on us or our customers.

OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY OR INFRINGEMENT CLAIMS BY THIRD PARTIES COULD ADVERSELY AFFECT OUR BUSINESS.

     We rely on a combination of patent, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect our intellectual property. We cannot guarantee that the steps we have taken or will take to protect our proprietary rights will adequately deter unauthorized disclosure or misappropriation of our intellectual property, technical knowledge, practice or procedures. We may be required to spend significant resources to monitor our intellectual property rights, we may be unable to detect infringement of these rights and we may lose our competitive advantage associated with our intellectual property rights before we do so. Although we do not believe that any of our products, services or processes infringe the intellectual property rights of third parties, we may in the future be notified that we are infringing certain patent or other intellectual property rights of third parties. We cannot assure you that in the event of such infringement, licenses could be obtained on commercially reasonable terms, if at all, or that litigation would not occur. The failure to obtain necessary licenses or other rights or the occurrence of litigation arising out of such claims could materially adversely affect our business, financial condition and results of operations. Infringement claims, even if not substantiated, could result in significant legal and other costs and may be a distraction to management. We also may be subject to significant damages or injunctions against development and sale of our products. In addition, any infringement claims, significant charges or injunctions against our customers' products that incorporate our components may adversely affect our business, financial condition and results of operations.

IF WE BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS, OUR EARNINGS AND FINANCIAL CONDITION COULD SUFFER.

     The manufacture and sale of products that incorporate components manufactured or assembled by us exposes us to potential product liability claims and product recalls, including those which may arise from misuse or malfunction of, or design flaws in, our components or use of our components with components or systems not manufactured or sold by us. Product liability claims or product recalls with respect to our components or the end-products of our customers into which our components are incorporated, regardless of their ultimate outcome, could require us to spend significant time and money in litigation or require us to pay significant damages. We have never been subject to a product liability claim or product recall. However, finished medical devices into which our components were incorporated have been subject to product recalls. We have product liability insurance in the amount of $2,000,000 per occurrence with an umbrella policy in the amount of $25,000,000. We cannot guarantee that this amount will be sufficient to cover any costs we may incur or damages we may be required to pay if we are subject to product liability claims or product recalls.

WE AND OUR CUSTOMERS ARE SUBJECT TO VARIOUS POLITICAL, ECONOMIC AND REGULATORY CHANGES IN THE HEALTHCARE INDUSTRY THAT COULD FORCE US TO MODIFY HOW WE DEVELOP AND PRICE OUR COMPONENTS, MANUFACTURING CAPABILITIES AND SERVICES.

     The healthcare industry is highly regulated and is influenced by changing political, economic and regulatory factors. Federal and state legislatures have periodically considered programs to reform or amend the United States healthcare system at both the federal and state levels. Regulations affecting the healthcare industry in general, and the medical device industry in particular, are complex, change frequently and have tended to become more stringent over time. In addition, these regulations may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants, including medical device companies, operate. Any failure by us to comply with applicable government regulations could also result in the cessation of portions or all of our operations, impositions of fines and restrictions on our ability to carry on or expand our operations.

CONSOLIDATION IN THE HEALTHCARE INDUSTRY COULD HAVE AN ADVERSE EFFECT ON OUR REVENUES AND RESULTS OF OPERATIONS.

     Many healthcare industry companies, including medical device companies, are consolidating to create new companies with greater market power. As the healthcare industry consolidates, competition to provide products and services to industry participants will become more intense. These industry participants may try to use their market power to negotiate price concessions or reductions for medical devices that incorporate components produced by us. If we are forced to reduce our prices because of consolidation in the healthcare industry, our revenues would decrease and our business, financial condition and results of operations would suffer.

OUR BUSINESS IS INDIRECTLY SUBJECT TO HEALTHCARE INDUSTRY COST CONTAINMENT MEASURES THAT COULD RESULT IN REDUCED SALES OF MEDICAL DEVICES CONTAINING OUR COMPONENTS.

     Our customers and the healthcare customers of our customers rely on third party payors, such as government programs and private health insurance plans, to reimburse some or all of the cost of the procedures in which medical devices that incorporate components manufactured or assembled by us are used. The continuing efforts of government, insurance companies and other payors of healthcare costs to contain or reduce those costs could lead to patients being unable to obtain approval for payment from these third party payors. If that occurred, sales of finished medical devices that include our components may decline significantly, and our customers may reduce or eliminate purchases of our components. The cost containment measures that healthcare providers are instituting, both in the United States and internationally, could harm our ability to operate profitably.

ACCIDENTS AT ONE OF OUR FACILITIES COULD DELAY PRODUCTION AND ADVERSELY AFFECT OUR OPERATIONS.

     Our business involves complex manufacturing processes and hazardous materials that can be dangerous to our employees. Although we employ safety procedures in the design and operation of our facilities, and we have not experienced any serious accidents or deaths, there is a risk that an accident or death could occur in one of our facilities. Any accident could result in significant manufacturing delays, disruption of operations or claims for damages resulting from injuries, which could harm our business, financial condition and results of operations. The potential liability resulting from any such accident or death, to the extent not covered by insurance, could cause our business to suffer.

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

OUR INABILITY TO ACCESS ADDITIONAL CAPITAL COULD HAVE A NEGATIVE IMPACT ON OUR GROWTH STRATEGY.

     Our growth strategy will require additional capital for, among other purposes, completing acquisitions, managing acquired companies, acquiring new equipment and maintaining the condition of existing equipment. In connection with this offering, we intend to repay certain outstanding borrowings and obtain a new credit facility that we will use to, among other things, repay certain other debt obligations. If cash generated internally is insufficient to fund capital requirements, or if we are unable to obtain a new credit facility or cash is not available under our existing or any new facility, we will require additional debt or equity financing. We cannot assure you, however, that such financing will be available or, if available, will be available on terms satisfactory to us. If we fail to obtain sufficient additional capital in the future, we could be forced to curtail our growth strategy by reducing or delaying capital expenditures and acquisitions, selling assets or restructuring or refinancing our indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

OUR INDEBTEDNESS COULD HAVE NEGATIVE CONSEQUENCES ON OUR BUSINESS.

     As of September 30, 2000 our total debt was $126.1 million and our interest expense for the period then ended was $7.2 million. Failure to comply with the covenants under our credit agreements may result in an event of default. If an event of default occurs and is not cured or waived, substantially all of our indebtedness could become immediately due and payable. In addition, we may experience variable financial results as a consequence of floating interest rate debt. As interest rates fluctuate, we may experience increases in interest expense, which may materially affect financial results. We had approximately $89.3 of floating interest rate debt as of September 30, 2000. If interest rates were to increase or decrease by 1%, the result would be an annual increase or decrease of interest expense of approximately $500,000 after consideration of the interest rate swap. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Levels of indebtedness may result in increased interest and amortization expense, increased leverage and decreased income available to fund further acquisitions and expansion, and may limit our ability to withstand competitive pressures and render us more vulnerable to economic downturns.

WE ARE STRUCTURED AS A HOLDING COMPANY AND WE DEPEND ON OUR SUBSIDIARIES IN ORDER TO SERVICE OUR DEBT.

     We are now, and will continue to be, structured as a holding company. As a holding company, we conduct all of our business through our subsidiaries, including UTI Pennsylvania, Noble-Met, Star Guide and American Technical Molding. Our only significant asset is the capital stock of our operating subsidiaries. Consequently, our cash flow and ability to service our debt obligations depend on the earnings of our operating subsidiaries and the distribution of those earnings to us, or upon loans, advances or other payments made by our subsidiaries to us. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions, including those contained in our credit facilities. We cannot assure you that the earnings of our operating subsidiaries will be adequate for us to service our debt obligations.

AMORTIZATION OF OUR INTANGIBLE ASSETS, WHICH REPRESENT A SIGNIFICANT PORTION OF OUR TOTAL ASSETS, WILL ADVERSELY IMPACT OUR NET INCOME AND WE MAY NEVER REALIZE THE FULL VALUE OF OUR INTANGIBLE ASSETS.

     As of September 30, 2000, on a pro forma basis for the American Technical Molding acquisition we had $162.2 million of intangible assets, representing 63% of our total assets and 182% of our stockholders' equity. These intangible assets consist primarily of goodwill, developed technology and acquired workforce arising from our acquisitions of Star Guide, Noble-Met, UTI Pennsylvania and American Technical Molding. We expect to incur amortization expenses relating to these intangible assets of approximately $9.0 million in each of 2000 and 2001. These expenses will reduce our future earnings or increase our future losses. We may not receive the recorded value for our intangible assets if we sell or liquidate our business or assets. The material concentration of intangible assets increases the risk of a large charge to earnings in the event that the recoverability of these intangible assets are impaired, and in the event of such a charge to earnings, the market price of our common stock could be adversely affected.
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

                         RISKS RELATED TO THIS OFFERING

AN ACTIVE PUBLIC TRADING MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP AND THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE BELOW THE PRICE OF THIS OFFERING.

     Prior to this offering, you could not buy or sell our common stock publicly. Although our common stock has been approved for listing on The Nasdaq National Market, an active public market for our common stock might not develop or be sustained after this offering. Moreover, even if an active market does develop, the market price of our common stock may decline below the initial public offering price.

THE POSSIBLE VOLATILITY OF OUR STOCK PRICE COULD ADVERSELY AFFECT OUR STOCKHOLDERS.

     Securities markets worldwide have recently experienced significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response, the market price of our common stock could decrease significantly. Investors may be unable to resell their shares of our common stock at or above the initial public offering price. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were to become the object of securities class action litigation, we may face substantial costs and our management's attention and resources may be diverted, which could harm our business, financial condition and results of operations.

FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE.

     Sales of a substantial number of shares of common stock after this offering, or the perception that these sales could occur, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Immediately after this offering, affiliates and holders of "restricted securities," as defined in Rule 144 under the Securities Act, will own 7,325,223 shares, representing
approximately      %, or      % if the underwriters exercise their over-
allotment option in full, of the outstanding shares of common stock. A decision by these persons to sell shares of common stock could adversely affect the trading price of our common stock.

YOUR INTERESTS AS A HOLDER OF OUR COMMON STOCK MAY CONFLICT WITH THOSE OF OUR CONTROLLING STOCKHOLDER, KRG CAPITAL PARTNERS, L.L.C. THROUGH ITS AFFILIATED FUNDS.

     As of December 22, 2000, KRG Capital Partners, L.L.C., through its affiliated funds, owned approximately 35.6% of our outstanding shares of common
stock, and after the offering, will continue to own approximately      % of our
common stock. Following the closing of this offering, KRG will have two representatives on our board of directors. In addition, through a management agreement, KRG provides advisory services to us and is compensated for the completion of acquisitions by us. These relationships create the potential for conflicts of interest in circumstances where our interests and KRG's interests are not aligned. KRG has sufficient representation on our board of directors and votes as a stockholder to affect decisions that may adversely affect the market price of our common stock or otherwise be detrimental to us. We cannot assure you that any conflicts will be resolved in our favor.

WE HAVE VARIOUS MECHANISMS IN PLACE TO DISCOURAGE TAKEOVER ATTEMPTS, WHICH MAY REDUCE OR ELIMINATE YOUR ABILITY TO SELL YOUR SHARES FOR A PREMIUM IN A CHANGE OF CONTROL TRANSACTION.

     Various provisions of our restated articles of incorporation and bylaws and in Maryland corporate law may discourage, delay or prevent a change in control or takeover attempt of our company by a third party that our management and board of directors opposes. Public stockholders who might desire to participate in such a transaction may not have the opportunity to do so. These anti-takeover provisions could impede the ability of public stockholders to benefit from a change of control or change in our management and board of directors. These provisions include:

     - the ability of our board of directors, without stockholder approval, to issue additional shares of common stock or preferred stock and to classify or reclassify unissued common stock or preferred stock;

     - limits on who may call special meetings of our stockholders; and

     - establishing advance notice requirements for nominations of candidates for election to our board of directors or for proposing matters that can be acted upon by our stockholders at stockholder meetings.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

     The initial public offering price of our common stock will be substantially higher than the book value per share of our outstanding common stock. If you purchase common stock in this offering, you will incur immediate and substantial dilution in the net tangible book value per share of the common stock from the price you paid.

ABSENCE OF DIVIDENDS COULD REDUCE OUR ATTRACTIVENESS TO INVESTORS.

     Some investors favor companies that pay dividends, particularly in market downturns. We currently intend to retain any future earnings for funding growth, and therefore, we do not currently anticipate paying cash dividends on our common stock in the foreseeable future. Because we may not pay dividends, your return on this investment likely depends on your ability to sell our stock for a profit.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) in this document and in documents that are incorporated by reference in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Also, statements including words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about the growth of our business, our financial performance and the development of our industry. Because these statements reflect our current views concerning future events, these forward-looking statements involve risks and uncertainties. Stockholders should note that many factors, as more fully described in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the expectations reflected in the forward-looking statements in this prospectus include, among others:

     - risks relating to our business;

     - other risks and uncertainties set forth under the caption "Risk Factors" and

     - general economic, business and market conditions, changes in laws and increased competitive pressure in the medical device industry.

     We do not undertake any obligation to update our forward-looking statements after the date of this prospectus for any reason, even if new information becomes available or other events occur in the future.

     In this prospectus, we rely on and refer to information and statistics regarding the medical device industry. We obtained this information and statistics from various third party sources, discussions with our customers and our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them.

                                USE OF PROCEEDS

     We estimate our net proceeds from the sale of      shares of common stock
in this offering will be approximately $91,250,000, or approximately $105,200,000 if the underwriters exercise their over-allotment option in full,
based on an assumed initial public offering price of $     per share, the
midpoint of the offering price range set forth on the cover of this prospectus, and after deducting the underwriting discount and our estimated offering expenses.

     Currently, we plan to use the net proceeds to repay a portion of our outstanding borrowings under our credit facility as follows:

     - $     million of our revolving line of credit which bears an annual interest rate, at our option, of LIBOR plus 3.25% or prime plus 2.00% and is due and payable on June 30, 2005. As of December 22, 2000, the interest rate for our revolving line of credit was 11.50%;

     - $     million of our Term A Loan, which bears an annual interest rate, at our option, of LIBOR plus 3.25% or prime plus 2.00% and is due and payable on June 30, 2005. As of December 22, 2000, the interest rate for our Term A Loan was 9.99%; and

     - $     million of our Term B Loan which bears an annual interest rate, at our option, of LIBOR plus 3.75% or prime plus 2.50% and is due and payable on February 15, 2006. As of December 22, 2000, the interest rate for our Term B Loan was 10.49%.

     The credit facility was used to:

     - refinance our outstanding debt and debt of UTI Pennsylvania existing at the time we acquired it;

     - pay a portion of the cash portion of the purchase price we paid for UTI Pennsylvania; and

     - pay fees and expenses related to our purchase of UTI Pennsylvania.

     Concurrent with the closing of this offering and upon the repayment of a portion of the outstanding borrowings under this facility, we intend to enter into a new credit facility and draw on that facility to repay the remaining balance under our existing credit facility and to repay our 15.6% senior notes and 13.5% senior subordinated notes. We also may use the proceeds for general corporate purposes, including working capital requirements.

     The foregoing represents our current intentions based upon our present plans and business conditions. Our management will have broad discretion in the application of the net proceeds from this offering, and the occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds from this offering in a manner other than as described in this prospectus.

                                DIVIDEND POLICY

     We intend to make a one-time payment of the dividends accrued on our Class A-1 5% Convertible Preferred Stock, Class A-2 5% Convertible Preferred Stock, Class A-3 5% Convertible Preferred Stock, Class A-4 5% Convertible Preferred Stock, Class A-5 5% Convertible Preferred Stock and phantom stock issued under our phantom stock plans upon the closing of this offering. After the payment of those dividends we do not intend to pay any cash dividends with respect to our capital stock in the foreseeable future. We currently intend to retain any earnings for use in the operation of our business and to fund future growth.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents position, long-term debt including current portion and total capitalization as of September 30, 2000, presented:

     - on an actual basis;

     - on a pro forma basis giving effect to the American Technical Molding acquisition; and

     - on a pro forma as adjusted basis to give effect to the automatic conversion of all outstanding shares of our preferred stock into shares of our common stock at a conversion rate of one-to-one, as if these events had occurred as of September 30, 2000 and to the sale of shares of common stock offered by us at an assumed initial public
       offering price of $     per share, which represents the midpoint of the
       offering price range set forth on the cover of this prospectus.

                                                                   AS OF SEPTEMBER 30, 2000
                                                              -----------------------------------
                                                                                     PRO FORMA AS
                                                               ACTUAL    PRO FORMA     ADJUSTED
                                                              --------   ---------   ------------
                                                              (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                        SHARE AMOUNTS)
Cash and cash equivalents...................................  $  4,243   $  5,218      $     --
                                                              ========   ========      ========
Long-term Debt:
  Credit Facility
    Term Loans(1)...........................................  $ 89,325   $ 89,325            --
    Revolving Credit Facility...............................        --     14,250            --
  Senior Notes(2)...........................................    17,380     17,380            --
  Senior Subordinated Notes(3)..............................    19,050     19,050            --
  Other.....................................................       375        375            --
                                                              --------   --------      --------
  Total Long-term Debt......................................   126,130    140,380            --
                                                              --------   --------      --------
Accrued Dividends...........................................     2,026      2,026            --
                                                              --------   --------      --------
Redeemable Preferred Stock..................................        40         40            --
                                                              --------   --------      --------
Stockholders' equity:
Convertible preferred stock:
  Class A-1 5% Convertible Preferred Stock, par value $.01;
    2,500,000 shares authorized, 868,372 shares issued and
    outstanding (actual and pro forma); no shares
    authorized, issued and outstanding (pro forma as
    adjusted)...............................................  $      9          9      $     --
  Class A-2 5% Convertible Preferred Stock, par value $.01;
    1,400,000 shares authorized, 1,125,000 issued and
    outstanding (actual and pro forma); no shares
    authorized, issued and outstanding (pro forma as
    adjusted)...............................................        11         11            --
  Class A-3 5% Convertible Preferred Stock, par value $.01;
    26,456 shares authorized, issued and outstanding (actual
    and pro forma); no shares authorized, issued and
    outstanding (pro forma as adjusted).....................        --         --            --
  Class A-4 5% Convertible Preferred Stock, par value $.01;
    6,250,000 shares authorized, 3,437,500 shares issued and
    outstanding (actual and pro forma); no shares
    authorized, issued and outstanding (pro forma as
    adjusted)...............................................        34         34            --
  Class A-5 5% Convertible Preferred Stock, par value $.01;
    1,500,000 shares authorized, 0 shares issued and
    outstanding (actual), 995,469 shares issued and
    outstanding (pro forma); no shares authorized, issued
    and outstanding (pro forma as adjusted)(4)..............        --         10            --
  Class AA Convertible Preferred Stock, par value $.01;
    1,000,000 shares authorized, 515,882 shares issued and
    outstanding (actual and pro forma); no shares
    authorized, issued and outstanding (pro forma as
    adjusted)...............................................         5          5            --
  Common stock, par value $.01; 50,000,000 shares
    authorized; 150,000 shares of voting common stock
    authorized, issued and outstanding (actual and pro
    forma);     shares authorized,     shares issued and
    outstanding (pro forma as adjusted); 88,656 shares of
    nonvoting common stock authorized, 0 issued and
    outstanding (actual and pro forma);     shares
    authorized,     shares issued and outstanding (pro forma
    as adjusted)............................................         2          2            --
Additional paid in capital..................................    83,962     99,980            --
Cumulative translation adjustment...........................      (170)      (170)           --
Accumulated deficit.........................................    (7,292)    (7,292)           --
                                                              --------   --------      --------
        Total stockholders' equity..........................    76,561     92,489
                                                              --------   --------      --------
        Total capitalization................................  $204,757   $234,935
                                                              ========   ========      ========

---------------

(1) Term loans on an actual and pro-forma basis includes outstanding Term A Loans of $44.4 million and Term B Loans of $44.9 million. Term loans on a
    pro forma as adjusted basis includes outstanding Term A Loans of $     and
    Term B Loans of $     million.

(2) $21.5 million of proceeds from the senior notes was initially allocated between $17.3 million of senior notes and $4.2 million of Class AA Convertible Preferred Stock issued to holders of the senior notes. The difference between the principal amount of the senior notes and the amount allocated is being amortized using the effective yield method and is charged to interest expense over the term of the senior notes.

(3) $21.5 million of proceeds from the senior subordinated notes was initially allocated between $19.0 million of senior subordinated notes and $2.5 million of Class AA Convertible Preferred Stock issued to holders of the senior subordinated notes. The difference between the principal amount of the senior subordinated notes and the amount allocated is being amortized using the effective yield method and is charged to interest expense over the term of the senior subordinated notes.

(4) Class A-5 5% Convertible Preferred Stock outstanding includes 796,875 shares issued in connection with our acquisition of American Technical Molding, 7,969 shares issued to one of our directors as a fee in connection with the American Technical Molding transaction and 190,625 shares issued to fund the payment of any earn-out required under the Noble-Met earn-out.

                                    DILUTION

     As of             , 2000, our pro forma net tangible book value would have
been $     million, or $     per share of common stock. Pro forma net tangible
book value per share is equal to our total net tangible book value, which is total tangible assets less total liabilities, divided by the number of shares of
common stock outstanding on             , 2000 and the conversion of all
outstanding shares of our preferred stock. Dilution in pro forma net tangible book value per share equals the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of shares of common stock offered by us in this offering. Without taking into account any other changes in our pro forma net
tangible book value per share after             , 2000, other than to give
effect to the sale of the      shares of common stock offered by this prospectus
at an assumed initial public offering price of $     per share, which represents
the midpoint of the offering price range, set forth on the cover of this prospectus, and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of
            , 2000 would have been $     million, or $     per share. This
represents an immediate increase in pro forma as adjusted net tangible book
value to existing stockholders of $     per share, and an immediate dilution to
purchasers in this offering of $     per share. The following table illustrates
the per share dilution:

Assumed initial public offering price per share.............             $
                                                                         --------
  Pro forma net tangible book value per share as of        ,
     2000...................................................  $
                                                              --------
  Increase per share attributable to existing investors.....  $
                                                              --------
Pro forma net tangible book value per share after this
  offering..................................................             $
                                                                         --------
Pro forma dilution per share to new investors...............             $
                                                                         ========

The following table illustrates, on a pro forma basis, as of             , 2000,
the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid (1) by existing common and preferred stockholders, and (2) by the purchasers at an
assumed initial public offering price of $     per share and before deducting
the underwriting discount and estimated offering expenses payable by us.

                                              SHARES PURCHASED    TOTAL CONSIDERATION
                                             ------------------   --------------------   AVERAGE PRICE
                                              NUMBER    PERCENT    AMOUNT     PERCENT      PER SHARE
                                             --------   -------   ---------   --------   -------------
Existing stockholders......................                                                $
New investors..............................
          Total............................              100.0%

     As of December 22, 2000, there were options outstanding to purchase a total of 673,900 shares of common stock at a weighted average price of $12.41 per share. As of the same date, there were warrants to purchase a total of 88,656 shares of non-voting common stock at a weighted average exercise price of $0.01 per share. New investors will experience further dilution to the extent any of our outstanding options or warrants are exercised or if the underwriters exercise their over-allotment option.

                            SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following selected consolidated financial data as of and for the dates and periods indicated have been derived from our consolidated financial statements and the consolidated financial statements of our predecessor, UTI Corporation, referred to as UTI Pennsylvania. The selected consolidated financial data should be read in conjunction with the consolidated financial statements and the related notes of MDMI Holdings, Inc., referred to as our company, and UTI Pennsylvania and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The selected data in this section is not intended to replace the consolidated financial statements.

     Our statement of operations data for the period from July 2, 1999 (inception) through December 31, 1999 and balance sheet data as of December 31, 1999 are derived from our audited consolidated financial statements included elsewhere in this prospectus.

     The statement of operations data for UTI Pennsylvania for the three years ended December 31, 1999, 1998 and 1997 and balance sheet data as of December 31, 1999 and 1998 are derived from the consolidated financial statements of UTI Pennsylvania included elsewhere in this prospectus, which have been audited by Arthur Andersen LLP. The statement of operations data for the years ended December 31, 1996 and 1995 and balance sheet data as of December 31, 1997, 1996 and 1995 are derived from the consolidated financial statements of UTI Pennsylvania, which are not included in this prospectus.

     The statement of operations data for the period ended September 30, 1999 and the nine months ended September 30, 2000 and balance sheet data as of September 30, 2000 are derived from our unaudited consolidated financial statements. The statement of operations for the five months ended May 31, 2000 and balance sheet data for the five months ended May 31, 2000 for UTI Pennsylvania are derived from the unaudited consolidated financial statements of UTI Pennsylvania. These unaudited financial statements, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations and financial position. The historical results presented are not necessarily indicative of the results to be expected for any future fiscal year.

     Our statement of operations data includes the results of operations of Star Guide from July 6, 1999, Noble-Met Ltd. from January 11, 2000 and UTI Pennsylvania from June 1, 2000.

  Selected Financial Data ($ in 000s, except per share amounts)

OUR COMPANY

                                                               PERIOD FROM      PERIOD FROM
                                                               JULY 2, 1999     JULY 2, 1999
                                                              (INCEPTION) TO   (INCEPTION) TO   NINE MONTHS ENDED
                                                               DECEMBER 31,    SEPTEMBER 30,      SEPTEMBER 30,
                                                                   1999             1999              2000
                                                              --------------   --------------   -----------------
STATEMENT OF OPERATIONS DATA:
Net sales...................................................    $    5,739        $  2,757          $  49,209
Cost of sales(1)............................................         3,140           1,462             36,017
                                                                ----------        --------          ---------
Gross profit................................................         2,599           1,295             13,192
Selling, general and administrative expenses(2).............           839             329             13,003
Research and development expenses...........................             1               1                806
Amortization of Intangibles.................................           512             257              3,539
                                                                ----------        --------          ---------
Operating income (loss).....................................         1,247             709             (4,156)
Interest expense, net.......................................          (804)           (380)            (7,157)
Other.......................................................            23              10                109
                                                                ----------        --------          ---------
Pretax income...............................................           466             338            (11,204)
Income taxes................................................           356             218             (3,803)
                                                                ----------        --------          ---------
Net income (loss)...........................................           109             120             (7,401)
                                                                ==========        ========          =========
Preferred Stock Dividends...................................            --              --             (2,026)
                                                                ----------        --------          ---------
Net income (loss) attributable to common stockholders.......           109             120             (9,427)
                                                                ==========        ========          =========
Basic net income (loss) per share...........................    $      .11        $    .12          $   (2.31)
Diluted net income (loss) per share.........................    $      .10        $    .11          $   (2.31)
Weighted average number of shares outstanding:
  Basic.....................................................     1,018,372       1,018,372          4,089,125
  Diluted...................................................     1,103,294       1,103,294          4,089,125
OTHER FINANCIAL DATA:
EBITDA(3)(5)................................................    $    1,934        $  1,042          $   2,320
Cash provided by (used in):
  Operating activities......................................         1,092             818              3,874
  Investing activities......................................       (21,421)        (21,261)          (186,070)
  Financing activities......................................        21,173          21,757            185,595
BALANCE SHEET DATA (at period end):
  Cash and cash equivalents.................................           845           1,314              4,243
  Total assets..............................................        25,165          25,713            228,637
  Total debt................................................        16,116          16,450            126,130
  Stockholders' equity......................................         6,348           6,388             76,561

UTI PENNSYLVANIA

                                                                                                          FIVE MONTHS
                                                                   YEAR ENDED DECEMBER 31,                   ENDED
                                                       ------------------------------------------------     MAY 31,
                                                        1995      1996      1997       1998      1999        2000
                                                       -------   -------   -------   --------   -------   -----------
STATEMENT OF OPERATIONS DATA:
Net sales(4).........................................  $50,181   $56,251   $61,610   $ 73,129   $75,334    $ 35,661
Cost of sales........................................   31,913    36,020    39,503     46,696    48,012      23,567
                                                       -------   -------   -------   --------   -------    --------
Gross profit.........................................   18,268    20,231    22,107     26,433    27,322      12,094
Selling, general and administrative expenses(4)......   12,708    14,059    14,281     16,960    21,920      27,732
Research and development expenses....................    1,508     1,925     1,600      1,979     2,051         702
Amortization of Intangibles..........................       92       200       222        388       422         188
                                                       -------   -------   -------   --------   -------    --------
Operating income (loss)..............................    3,960     4,045     6,004      7,106     2,929     (16,528)
                                                       -------   -------   -------   --------   -------    --------
Interest expense, net................................      380       469       122        464       592         257
Other................................................   (2,080)   (1,623)   (1,573)       224       210          55
                                                       -------   -------   -------   --------   -------    --------
Pretax income (loss).................................    5,660     5,199     7,455      6,418     2,127     (16,840)
Income taxes.........................................      295       197       280        593       233         234
                                                       -------   -------   -------   --------   -------    --------
Net income (loss)....................................  $ 5,364   $ 5,002   $ 7,176   $  5,825   $ 1,894    $(17,074)
                                                       =======   =======   =======   ========   =======    ========
OTHER FINANCIAL DATA:
EBITDA(3)(6).........................................  $ 7,636   $ 7,524   $10,390   $ 10,464   $ 6,758    $(14,913)
Cash provided by (used in):
  Operating activities...............................    2,436     4,041     9,598     15,326    10,559       5,472
  Investing activities...............................   (7,369)   (1,960)   (6,531)    (4,541)   (9,876)      1,333
  Financing activities...............................    5,168    (2,004)   (4,403)   (11,589)     (616)     (6,580)
BALANCE SHEET DATA (at period end):
  Cash and cash equivalents..........................    1,001     4,189       481      2,049     2,117       2,341
  Total assets.......................................   40,071    45,375    53,053     51,053    58,358      55,454
  Total debt.........................................      551     7,415     7,927      8,258    10,808       5,483
  Total stockholders' equity.........................   15,857    18,368    28,234     22,931    21,136      29,492

---------------

(1) Costs of sales includes the write-off of the adjustment to fair value of inventories required in purchase accounting of $6,453 for the nine months ended September 30, 2000.

(2) SG&A expenses in 2000 include $1,500 principally related to the Noble-Met earnout and $2,300 of in-process research and development related to the Noble-Met acquisition.

(3) EBITDA represents earnings before interest, income taxes, depreciation and amortization. We have included financial information concerning EBITDA, which is not a measure of financial performance under generally accepted accounting principles, because we believe that it is used by certain investors as one measure of financial performance. EBITDA should not be construed as an alternative to operating income, as determined in accordance with generally accepted accounting principles, or as a measure of liquidity.

(4) Selling, general and administrative expenses for the five months ended May 31, 2000 includes $21.0 million related to the termination of UTI Pennsylvania's Employee Phantom Stock Program and $0.4 million of professional fees incurred in connection with our acquisition of UTI Pennsylvania. In addition, selling, general and administrative expenses included $6.0 million and $2.8 million of expenses associated with this stock program in 1999 and 1998, respectively.

(5) Excluding the inventory adjustments, Noble-Met earn-out and the in-process research and development charge, actual EBITDA would have been $12,535 for the nine months ended September 30, 2000.

(6) Excluding the phantom stock charges relating to the termination of UTI Pennsylvania's Employee Phantom Stock Program, EBITDA would have been $12,710 and $6,474 for 1999 and for the five months ended May 31, 2000, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

     We provide precision manufacturing and related services to medical device companies. Our services include the design and manufacture of custom components, subassembly of components and assembly of finished medical devices. Our manufacturing capabilities include seamless and welded tube forming and drawing, wire drawing and grinding, laser welding, traditional and non-traditional machining of precision metal components and plastic injection molding, as well as assembly of metal and plastic components into finished medical devices. Our non-medical customers use our products and services in their products that demand high quality, complex components, including high density discharge lamps, fiber optics, motion sensors and power generators.

     We believe our range of capabilities and market experience position us as an ideal strategic partner for medical device companies. By partnering with us, our customers can reduce their need for multiple suppliers, improve efficiency and enhance quality. We have over 100 engineers available to help design, prototype and test the feasibility and manufacturability of new product designs. We currently have over 549,000 square feet of manufacturing and assembly capacity at eight facilities in the United States and two in Europe. We are developing a third European facility that we expect will be operational in the first quarter of 2001.

     In June 2000, we combined our operations with UTI Corporation, our predecessor, referred to as UTI Pennsylvania. We have accounted for the combination under the purchase method of accounting. UTI Pennsylvania was established in Collegeville, Pennsylvania. We were established in Denver, Colorado in 1999. Our combination with UTI Pennsylvania provided us with increased strategic and operating resources and greater breadth of precision manufacturing capabilities. Prior to our combination with UTI Pennsylvania, in June 1999, we acquired Star Guide, a precision wire fabricator with assembly services focused on the IC and CRM markets and, in January 2000, we acquired Noble-Met, a manufacturer of precious metal tubular and wire products with raw materials conversion capabilities. Collectively, these transactions have positioned us to benefit from the trend in the medical device industry of customers seeking to outsource engineering and manufacturing functions to suppliers that provide complete manufacturing solutions.

     We seek acquisition candidates that are best in class suppliers with complementary services and manufacturing capabilities. By expanding the services and manufacturing capabilities we offer, we believe that we will be able to expand our business with existing customers and develop new opportunities with potential customers. Consistent with our past practices and ordinary course of business, we engage from time to time in discussions with potential acquisition targets that provide strategic technology or capabilities. In December 2000, we completed the acquisition of American Technical Molding, Inc. or ATM, a plastic injection molding company focused on the medical industry. We have identified several other potential acquisition opportunities, but are not currently in an advanced stage of discussions or party to any letter of intent or other contractual arrangement.

REVENUE AND EXPENSE COMPONENTS

  Revenues

     We derive revenues from the sale of precision manufacturing and related services for medical devices and non-medical products that require high quality, complex components. The majority of our customers contract with us to develop and produce custom components to fit their device specifications. Our operations are based on purchase orders that typically provide for 30 to 90 days delivery from the time the purchase order is received, but which can provide for delivery within 30 days or up to 180 days, depending on the product and the customer's ability to forecast requirements. For each of our products, we recognize revenue when the products are shipped, or, if products are shipped on consignment to a particular customer, we recognize revenue when the customer uses the product.

  Expenses

     Cost of goods sold includes raw materials, labor and other manufacturing costs associated with the products we sell. Some products incorporate precious metals, such as gold, silver and platinum. Changes in prices for those commodities are generally passed through to our customers.

     Selling, general and administrative expenses include salaries, sales commissions, and other selling and administrative costs. Selling, general and administration expenses also include incentive program payments due to employees, including payments under the following programs:

     - The 2000 Retention Plan for Employees, established at the time of our acquisition of Noble-Met, which is based on the achievement by Noble-Met of certain earnings objectives. This program ceases after 2001.

     - UTI Pennsylvania's Employee Phantom Stock Program, pursuant to which UTI Pennsylvania recognized expenses in 1997, 1998, 1999 and 2000. This program ceased with our acquisition of UTI Pennsylvania.

     - The Star Guide Phantom Stock Plan, established at the time of our acquisition of Star Guide. Star Guide employees will receive a one-time payment upon completion of this offering.

     Research and development expenses include costs associated with the design, development, testing, deployment and enhancement of our products and manufacturing capabilities. Amortization of intangible assets is primarily related to our acquisitions of Star Guide, Noble-Met, UTI Pennsylvania and ATM. Interest expense is primarily related to indebtedness incurred to finance our acquisitions.

RESULTS OF OPERATIONS

  Pro Forma Results of Operations

     The following table, and the period-to-period comparisons that follow, set forth unaudited pro forma financial data for the periods indicated. This financial data gives pro forma effect to those transactions described under the heading "Unaudited Pro Forma Financial Statements," as if those transactions had occurred at the beginning of 1999. See "Unaudited Pro Forma Financial Statements." For purposes of the discussion below, we have included unaudited pro forma financial data because we believe it provides a more meaningful basis for period-to-period comparisons than actual historical financial data. Due to the significance of the acquisitions we have made, our historical financial statements are not reflective of our ongoing operations. We have thus provided this pro forma information for informational purposes to improve the comparability of the information for the periods set forth below. This pro forma financial data should not be viewed as a substitute for our results of operations determined in accordance with generally accepted accounting principles. In addition, the following pro forma financial data does not purport to be indicative of future results of operations.

                                  OUR COMPANY

PRO FORMA RESULTS OF OPERATIONS
  ($ IN 000S)

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,        YEAR ENDED
                                                            --------------------   DECEMBER 31,
                                                              1999        2000         1999
                                                            --------    --------   ------------
Net sales.................................................  $ 83,977    $ 94,824     $113,122
Cost of sales.............................................    52,949      59,700       70,085
                                                            --------    --------     --------
Gross profit..............................................    31,028      35,124       43,037
Selling, general and administrative expenses..............    15,414      17,548       27,985
Research & development expenses...........................     1,801       1,508        2,387
Amortization of intangibles...............................     6,725       6,725        8,966
                                                            --------    --------     --------
Operating income..........................................     7,089       9,343        3,699
                                                            --------    --------     --------
Other income (expense):
  Interest expense........................................   (12,515)    (12,347)     (16,759)
  Other...................................................       (14)         19         (254)
                                                            --------    --------     --------
     Total other expense..................................   (12,530)    (12,328)     (17,013)
                                                            --------    --------     --------
Income (loss) before income taxes.........................    (5,440)     (2,985)     (13,314)
Income tax expense (benefit)..............................    (1,161)       (285)      (4,219)
                                                            --------    --------     --------
Net income (loss).........................................  $ (4,279)   $ (2,700)    $ (9,095)
                                                            ========    ========     ========

PRO FORMA NINE MONTHS OF 2000 COMPARED TO PRO FORMA NINE MONTHS OF 1999

  Pro Forma Revenues

     Total pro forma revenues for the first nine months of 2000 were $94.8 million, a $10.8 million, or 12.9%, increase from $84.0 million for the first nine months of 1999. Revenues from products used in medical markets for the first nine months of 2000 were $65.1 million, a $8.3 million, or 14.6%, increase from $56.8 million for the first nine months of 1999. This increase was principally due to higher sales to two of our IC customers that benefited from market share gains. Additionally, this growth was driven by new products manufactured for CRM devices and an increase in various orthopedic applications such as bone screws and drill sales. Our sales of components for other medical devices such as heart valves and invasive heart bypass components also increased. This increase was partially offset by a decline in sales to an IC customer due to its loss of market share. In addition, sales to a specific customer decreased due to an August 1999 FDA product recall of a finished medical device for which we supplied various subassemblies. Shipments of subassemblies to this customer re-commenced in April 2000. Revenues from products used in non-medical markets for the first nine months of 2000 were $29.7 million, a $2.5 million, or 9.2%, increase from $27.2 million for the first nine months of 1999. The increase was principally due to an increase in a customer's sales of power generators and gas turbines that incorporate our products and an increase in sales of our circuit board probes.

  Pro Forma Gross Profit

     Pro forma gross profit for the first nine months of 2000 was $35.1 million, a $4.1 million, or 13.2%, increase from $31.0 million for the first nine months of 1999. As a percentage of total revenues, gross profit for the first nine months of 2000 increased to 37.1% from 36.9% for the first nine months of 1999, due to increased volumes.

  Pro Forma Selling, General and Administrative Expenses

     Selling, general and administrative expenses for the first nine months of 2000 were $17.6 million, a $2.1 million, or 13.8%, increase from $15.4 million for the first nine months of 1999. As a percentage of total revenues, selling, general and administrative expenses for the first nine months of 2000 increased to 18.5% from 18.4% for the first nine months of 1999. This increase, as a percentage of revenues, was primarily due to expenses associated with the 2000 Retention Plan for Employees at Noble-Met of $1.3 million during the first nine months of 2000. Excluding this impact, selling, general and administrative expenses for the first nine months of 2000 would have been $16.3 million, or 17.1%, of revenues.

  Pro Forma Other Operating Expenses

     Research and development expenses for the first nine months of 2000 were $1.5 million, a $0.3 million, or 15.7%, decrease from $1.8 million for the first nine months of 1999. This decrease was due to reductions in research and development staff at acquired facilities, improvements in efficiency and the progression of a major project from development to commercial shipments. Intangible amortization expense for both the first nine months of 2000 and 1999 was $6.7 million.

  Pro Forma Other Income (Expense)

     Interest expense for the first nine months of 2000 and 1999 was $12.3 million and $12.5 million, respectively.

  Pro Forma Provision for Income Taxes

     Our effective tax rate for the first nine months of 2000 and the first nine months of 1999 are different than the United States statutory corporate tax rate due to nondeductible goodwill, principally related to our acquisitions of Star Guide and ATM, and certain non-deductible expenses at UTI Pennsylvania.

  Pro Forma Net Loss

     The net loss for the first nine months of 2000 was $2.7 million, a $1.6 million decrease from the net loss of $4.3 million for the first nine months of 1999.

PRO FORMA YEAR ENDED DECEMBER 31, 1999

     Total pro forma revenues for the year ended December 31, 1999 were $113.1 million. Revenues from products used in medical and non-medical applications were $76.5 million and $36.6 million, respectively. Pro forma gross profit for 1999 was $43.0 million, or 38.0%, of revenues. Selling, general and administrative expenses for 1999 were $28.0 million, or 24.7%, of revenues, and included $6.0 million of expenses associated with the Employee Phantom Stock Program at UTI Pennsylvania. Excluding this expense, selling, general and administrative expenses would have been $22.0 million, or 19.4%, of revenues. Research and development expenses for 1999 were $2.4 million. Intangible amortization expense for 1999 was $9.0 million. Interest expense for 1999 was $16.8 million. Our effective tax rate for 1999 was 31.4%, which is different than the United States statutory corporate tax rate due to nondeductible goodwill, principally related to our acquisitions of Star Guide and ATM, and certain non-deductible expenses at UTI Pennsylvania.

HISTORICAL RESULTS

     In connection with our acquisition of UTI Pennsylvania, we, together with our subsidiaries Star Guide and Noble-Met, acquired control of UTI Pennsylvania. Although we were the acquiring corporation, UTI Pennsylvania, which was substantially larger than us at the time of the acquisition, is viewed as the corporate predecessor for financial accounting purposes. You should read the following discussion in connection with "Our Selected Historical Financial Data" and our consolidated financial statements and the "Selected Historical Financial Data" and consolidated financial statements of UTI Pennsylvania included elsewhere in this prospectus.

OUR RESULTS OF OPERATIONS
($ IN 000S)

                                                PERIOD FROM                                  PERIOD FROM
                                               JULY 2, 1999            NINE MONTHS           JULY 2, 1999
                                              (INCEPTION) TO              ENDED             (INCEPTION) TO
                                               SEPTEMBER 30,          SEPTEMBER 30,          DECEMBER 31,
                                                   1999                   2000                   1999
                                           ---------------------   -------------------   --------------------
Net sales................................         $2,757                 $49,209                $5,739
Cost of sales............................          1,462                  36,017                 3,140
                                                  ------                 -------                ------
Gross profit.............................          1,295                  13,192                 2,599
Selling, general and administrative
  expenses...............................            329                  13,003                   839
Research & development...................              1                     806                     1
Amortization of intangibles..............            257                   3,539                   512
                                                  ------                 -------                ------
Operating Income.........................            708                  (4,156)                1,247
                                                  ------                 -------                ------
Other income (expense):
  Interest expense.......................           (380)                 (7,157)                 (804)
  Other..................................             10                     109                    23
                                                  ------                 -------                ------
     Total other expense.................           (370)                 (7,048)                 (781)
                                                  ------                 -------                ------
Income before income taxes...............            338                 (11,204)                  466
Income tax expense (benefit).............            218                  (3,803)                  356
                                                  ------                 -------                ------
Net income (loss)........................         $  120                 $(7,401)               $  109
                                                  ======                 =======                ======

NINE MONTHS OF 2000 COMPARED TO PERIOD ENDED SEPTEMBER 30, 1999

  Revenues

     Historical revenues for the first nine months of 2000 were $49.2 million. This includes revenues from Star Guide for the entire nine month period and revenues from Noble-Met and UTI Pennsylvania from the dates we acquired them, on January 11, 2000 and June 1, 2000, respectively. Revenues from July 2, 1999 through September 30, 1999 were $2.8 million and represent Star Guide only.

  Gross Profit

     Gross profit for the first nine months of 2000 was $13.2 million, or 26.8%, of revenues as compared to $1.3 million, or 46.9%, of revenues for the period from July 2, 1999 through September 30, 1999. This increase was principally due to acquisitions completed during 2000. The increase was partially offset by adjustments to the fair value of acquired inventories, as required by the purchase method of accounting, of $6.5 million for the first nine months of 2000, as compared to $0.1 million for the period from July 2, 1999 through September 30, 1999. Without these charges, gross profit would have been $19.6 million, or 39.9%, of sales for the first nine months of 2000 and $1.4 million, or 50.6%, of sales for the period from July 2, 1999 through September 30, 1999. This decrease in gross profit as a percent of revenues, is principally due to changes in our overall sales mix as a result of our acquisition of UTI Pennsylvania.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses for the first nine months of 2000 were $13.0 million, or 26.4%, of revenues as compared to $0.3 million, or 11.9%, of revenues for the period from July 2, 1999 through September 30, 1999. This increase in selling, general and administrative expenses was due to acquisitions completed during 2000. In addition, expenses of $1.3 million, associated with the 2000 Retention Plan for Employees at Noble-Met, were recognized during the first nine months of 2000 as well as a $2.3 million write-off for purchased in-process research and development related to our acquisition of Noble-Met. Excluding this impact, selling, general and administrative expenses for the first nine months of 2000 would have been $9.4 million, or 19.1%, of revenues.

  Other Operating Expenses

     Research and development expenses for the first nine months of 2000 were $0.8 million, as compared to $1,000 for the period from July 2, 1999 through September 30, 1999. Intangible amortization expense for the first nine months of 2000 was $3.5 million as compared to $0.3 million for the period from July 2, 1999 through September 30, 1999.

  Other Income (Expense)

     Interest expense for the first nine months of 2000 was $7.2 million as compared to $0.4 million for the period from July 2, 1999 through September 30, 1999, principally due to acquisitions completed during the period and related financing activities.

  Provision for Income Taxes

     Our effective tax rate for the first nine months of 2000 and the first nine months of 1999 is different than the United States statutory corporate tax rate due to non-deductible goodwill, principally related to our acquisition of Star Guide and non-deductible expense at UTI Pennsylvania.

  Net Income (Loss)

     As a result of the reasons described above, the net loss for the first nine months of 2000 was $7.4 million as compared to net income of $0.1 million for the period from July 2, 1999 through September 30, 1999.

PERIOD FROM INCEPTION TO DECEMBER 31, 1999

     The 1999 period includes the results of Star Guide only. Total revenues for 1999 were $5.7 million. Gross profit for 1999 was $2.6 million, or 45.2%, of revenues. Selling, general and administrative expenses for 1999 were $0.8 million, or 14.6%, of revenues. Research and development expenses for 1999 were $1,000. Intangible amortization expense for 1999 was $0.5 million. Interest expense for 1999 was $0.8 million. Our effective tax rate for 1999 was 76.4%, which is higher than the United States statutory corporate tax rate due primarily to non-deductible goodwill.

                      UTI PENNSYLVANIA -- OUR PREDECESSOR

RESULTS OF OPERATIONS
  ($ IN 000S)

                                                                                     FIVE MONTHS
                                                         YEAR ENDED DECEMBER 31,        ENDED
                                                       ---------------------------     MAY 31,
                                                        1997      1998      1999        2000
                                                       -------   -------   -------   -----------
Net sales............................................  $61,610   $73,129   $75,334    $ 35,661
Cost of sales........................................   39,503    46,696    48,012      23,567
                                                       -------   -------   -------    --------
Gross profit.........................................   22,107    26,433    27,322      12,094
Selling, general and administrative expenses.........   14,281    16,960    21,920      27,732
Research & development and expenses..................    1,600     1,979     2,051         702
Amortization of intangibles..........................      222       388       422         188
                                                       -------   -------   -------    --------
Operating income.....................................    6,004     7,106     2,929     (16,528)
                                                       -------   -------   -------    --------
Other income (expense):
  Interest expense...................................     (122)     (464)     (592)       (257)
  Other..............................................    1,574      (224)     (210)        (55)
                                                       -------   -------   -------    --------
     Total other income (expense)....................    1,452      (688)     (802)       (312)
                                                       -------   -------   -------    --------
Income before income taxes...........................    7,456     6,418     2,127     (16,840)
Income tax expense (benefit).........................      280       593       233         234
                                                       -------   -------   -------    --------
Net income (loss)....................................  $ 7,176   $ 5,825   $ 1,894    $(17,074)
                                                       =======   =======   =======    ========

FIVE MONTHS ENDED MAY 31, 2000

     Total revenues for the five months ended May 31, 2000 were $35.7 million. Gross profit for the period was $12.1 million, or 33.9%, of revenues. Selling, general and administrative expenses for the period were $27.7 million, or 77.8%, of revenues, and included $21.0 million of expenses associated with the 2000 Employee Phantom Stock Plan at UTI Pennsylvania. Excluding this expense, selling, general and administrative expenses would have been $6.7 million, or 18.9%, of revenues. Research and development expenses for the period were $0.7 million. Intangible amortization expense for the period was $0.2 million. Interest expense for the period was $0.3 million. Our effective tax rate for the period was different than the United States statutory corporate tax rate because the shareholders of UTI Pennsylvania elected to be treated as an S Corporation and thus received flow-through tax treatment on United States operations.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

  Revenues

     Total revenues for 1999 were $75.3 million, a $2.2 million, or 3.0%, increase from $73.1 million for 1998. The increase was principally due to our acquisition of SFM in June 1999 and an increase in our sales of an endoscopic device to a customer. In addition, sales of arthroscopic device components to several customers increased as they outsourced production to us. This increase was largely offset by decreases in sales to a customer resulting from a September 1999 FDA product warning on one of that customer's products. Sales of this product resumed in early 2000. Additionally, we had decreased sales to orthopedic customers, to a dental implant customer and to a non-medical customer.

  Gross Profit

     Gross profit for 1999 was $27.3 million, a $0.9 million, or 3.3%, increase from $26.4 million for 1998, principally related to increased sales volume. As a percentage of total revenues, gross profit for 1999 increased to 36.3% from 36.1% for 1998. This increase in volume was partially offset by temporary inefficiencies related to the mid-1999 relocation of one of our facilities and our acquisition of SFM, which sells comparatively lower margin products.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses for 1999 were $21.9 million, a $4.9 million, or 29.3%, increase, from $17.0 million for 1998. As a percentage of total revenues, selling, general and administrative expenses for 1999 increased to 29.1% from 23.2% for 1998. This increase, as a percentage of revenues, was primarily due to $6.0 million of expenses associated with UTI Pennsylvania's Employee Phantom Stock Program in 1999 compared to $2.8 million in 1998. Excluding this expense, selling, general and administrative expenses would have been $15.9 million, or 21.1%, of revenues in 1999 and $14.2 million, or 19.4%, of revenues in 1998, respectively. In addition, $0.9 million of expenses were incurred in 1999 for professional fees and expenses.

  Other Operating Expenses

     Research and development expenses for 1999 and 1998 were $2.1 million and $2.0 million, respectively. Intangible amortization expense for both 1999 and 1998 was $0.4 million.

  Other Income (Expense)

     Interest expense for 1999 and 1998 was $0.6 million and $0.5 million, respectively.

  Provision for Income Taxes

     The shareholders of UTI Pennsylvania elected to be treated as an S Corporation under the provisions of the Internal Revenue Code and thus received flow-through tax treatment on United States operations. The tax provision represents the tax due on the income of UTI Pennsylvania's international operations and Spectrum Manufacturing, Inc. or Spectrum until we acquired the remaining 15% of Spectrum.

  Net Income

     The net income for 1999 was $1.9 million, a $3.9 million decrease from the net income of $5.8 million for 1998. $3.2 million of this decrease was related to UTI Pennsylvania's Employee Phantom Stock Program, as discussed above.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

  Revenues

     Total revenues for 1998 were $73.1 million, a $11.5 million, or 18.7%, increase from $61.6 million for 1997. This increase was principally due to our acquisition of 85% of Spectrum in November 1997, which contributed $8.1 million of incremental revenues to 1998 over 1997. In addition, we commenced shipments of a new minimally invasive product to a significant customer. This increase was partially offset by an orthopedic customer moving the manufacturing and assembly of a product in-house in early 1998.

  Gross Profit

     Gross profit for 1998 was $26.4 million, a $4.3 million, or 19.6%, increase from $22.1 million for 1997. As a percentage of total revenues, gross profit for 1998 increased to 36.1% from 35.9% for 1997. This increase was principally due to an increase in sales volume.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses for 1998 were $17.0 million, a $2.7 million, or 18.9% increase, from $14.3 million for 1997. As a percentage of total revenues, selling, general and administrative expenses was 23.2% in 1998 and 1997. Selling, general and administrative expenses included $2.8 million of expenses associated with UTI Pennsylvania's Employee Phantom Stock Program in 1998 compared to $5.3 million in 1997. 1997 also included a $2.4 million benefit from a reduction in our estimated environmental liability. Excluding these events, selling, general and administrative expenses would have been $14.2 million, or 19.4%, of revenues in 1998 and $11.4 million, or 18.5%, of revenues in 1997.

  Other Operating Expenses

     Research and development expenses for 1998 and 1997 were $2.0 million and $1.6 million, respectively. Intangible amortization expense for 1998 and 1997 was $0.4 million and $.2 million, respectively.

 Other Income (Expense)

     Interest expense for 1998 and 1997 was $0.5 million and $0.1 million, respectively.

 Provision for Income Taxes

     The shareholders of UTI Pennsylvania elected to be treated as an S Corporation under the provisions of the Internal Revenue Code and thus received flow-through tax treatment on United States operations. The tax provision represents the tax due on the income of UTI Pennsylvania's international operations and Spectrum.

 Net Income

     As a result of the reasons described above, the net income for 1998 was $5.8 million, a $1.4 million decrease from the net income of $7.2 million for 1997.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have funded our operations primarily from cash generated by our operations. We have financed our acquisitions and related acquisition costs through a combination of borrowings and private sales of our stock as follows:

     - Our acquisition of Star Guide was financed by existing cash, bank debt and the issuance of $10.5 million of new preferred and common equity, including $4.4 million issued to owners and management of Star Guide.

     - Our acquisition of Noble-Met was financed by existing cash, bank debt and $13.5 million of new preferred equity, including $3.5 million issued to management of Noble-Met.

     - Our acquisition of UTI Pennsylvania was financed by existing cash, bank debt, $21.5 million of 13.5% senior subordinated notes due 2007, $21.5 million of 15.6% senior notes due 2008, and $58.2 million of new preferred equity, including $3.2 million of equity issued to UTI Pennsylvania management.

     - Our acquisition of American Technical Molding was financed by bank debt and $12.8 million of new preferred equity, including $2.5 million of equity issued to American Technical Molding management.

     In connection with our acquisition of UTI Pennsylvania, we entered into a $115.0 million credit facility that includes:

     - $25.0 million five year revolving line of credit. Borrowings under the line of credit bear interest at LIBOR plus 3.25% or prime plus 2.00% at our option. As of September 30, 2000, $0.7 million of the line was being used to support letters of credit, leaving $24.3 million available. In December 2000, in connection with our acquisition of ATM, we drew $14.3 million on our line of credit.

     - $45.0 million Term A loan due 2005. The Term A loan bears interest at LIBOR plus 3.25% or prime plus 2.00% at our option. As of September 30, 2000, the effective rate was 10.0% and $44.4 million was outstanding.

     - $45.0 million Term B loan due 2006. The Term B Loan bears interest at LIBOR plus 3.75% or prime plus 2.50% at our option. As of September 30, 2000, the effective rate was 10.5% and $44.9 million was outstanding.

     The credit facility is secured by our assets and requires us to comply with various quarterly financial covenants, including covenants related to EBITDA and ratios of leverage and fixed charges as they relate to EBITDA and levels of capital expenditures. As of September 30, 2000, we were in full compliance with our covenants.

     We intend to use the proceeds of this offering to repay a portion of the indebtedness outstanding under our credit facility. Simultaneous with this offering, we intend to enter into a new credit facility and draw upon this facility to repay the remaining balance of our credit facility and repay our $21.5 million 15.6% senior notes and $21.5 million 13.5% senior subordinated notes as well as estimated prepayments penalties of $3.1 million.

     As of September 30, 2000, we had cash and cash equivalents of $4.2 million. We have historically generated positive cash flow from operations. Cash generated by operating activities for the nine months ended September 30, 2000 was $3.9 million as compared to $0.8 million in cash generated from operations for the period from inception to September 30, 1999. This increase is due to higher earnings before amortization and depreciation from the acquisitions, offset by increased investments in accounts receivable and inventories in 2000.

     Cash used in investing activities, including the acquisitions described above, was $186.1 million and $21.3 million for the nine months ended September 30, 2000 and the period from inception to December 31, 1999, respectively.

     Net cash provided by financing activities was $185.6 million and $21.8 million for the nine months ended September 30, 2000 and the period from inception to December 31, 1999, respectively.

     We have agreed to make earn-out payments to the former owners of Noble-Met, UTI Pennsylvania and American Technical Molding. We expect that these payments could amount to approximately $9 million if expected earnings levels are achieved.

     We expect to incur capital expenditures of approximately $3.6 million in 2000. In the first nine months of 2000, we had incurred $1.5 million of capital expenditures in 2000 as compared to $0.3 million in 1999. On a pro forma basis, capital expenditures are expected to be $5.6 million in 2000.

     Although it is difficult for us to predict future liquidity requirements, we believe that our existing cash balances and cash equivalents and cash from operations will be sufficient to finance our operations and planned capital expenditures for the next two years and we believe that we will remain in compliance of the covenants of our credit facility. Thereafter, we may require additional funds to support our working capital requirements or for other purposes and may seek additional funds through public or private equity or debt financing or from other sources. There can be no assurance that additional financing will be available to us or, if available, that it can be obtained on a timely basis or on terms acceptable to us.

INFLATION

     We do not believe that inflation has had a significant effect on our operations to date.

ENVIRONMENTAL MATTERS

     In July 1988, UTI Pennsylvania received an Administrative Consent Order from the United States Environmental Protection Agency known as the EPA that required UTI Pennsylvania to test and study the groundwater and soil beneath and around its plant in Collegeville, Pennsylvania, and to provide the EPA with a proposal to remediate this groundwater and soil. In 1991, UTI Pennsylvania completed its testing and submitted a corrective measures study, known as a CMS, to the EPA. The EPA reviewed the CMS and has recommended specific measures and UTI Pennsylvania has agreed to these measures to remediate the groundwater and soil. Since 1991, UTI Pennsylvania has been negotiating with the EPA for a final CMS. In 1995, UTI Pennsylvania submitted a revised CMS for EPA approval. In addition, UTI Pennsylvania has been involved as a de minimus contributor in other environmental matters.

     In 1995, UTI Pennsylvania updated its environmental site assessment based on negotiations with the EPA, and the updated assessment indicated that additional environmental accruals were necessary. In addition, in 1995, UTI Pennsylvania entered into a Settlement Agreement and Release with UTI Pennsylvania's former insurance company which required the insurance company to pay UTI Pennsylvania a specified amount based on expenses incurred by UTI Pennsylvania for environmental matters during the period from 1964 to 1979. UTI Pennsylvania had recorded a long-term liability representing discounted future costs related to these matters of $4.5 million as of September 30, 2000. These estimates are based on facts known at the current time; however, changes in EPA standards, improvement in cleanup technology and discovery of additional information concerning other environmental matters could affect the estimated costs in the future. The discount rate used in calculating the environmental liability was 7% at September 30, 2000. The aggregate gross liability at September 30, 2000 is $10.6 million.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  Interest Rate Risk

     Our term loan facilities bear interest at a floating rate. To reduce our exposure to interest rate risk we have entered into swap agreements to hedge $36.0 million of our term loans. Under the terms of our current swap agreement, expiring on July 10, 2003, the maximum annual rate we will pay on the $36.0 million of our debt is 7.13% plus 3.25% to 3.75%. The remainder of our term loan debt of $53.3 million bears interest based on LIBOR plus 3.25% to 3.75%. At September 30, 2000, the rate on this debt averaged 10.25%. If this rate increased by 100 basis points, our interest expense would increase by approximately $0.5 million in 2000.

     The revolving line of credit facility bears interest at a spread to LIBOR or prime, at our option. We did not have an outstanding balance on this facility at September 30, 2000. However, in December 2000, we drew $14.3 million on this facility in connection with our acquisition of ATM.

  Foreign Currency Exchange Risk

     Most of our sales and purchases are denominated in United States dollars and as a result, we have relatively little exposure to foreign currency exchange risk with respect to sales made. We have facilities in Germany and the United Kingdom, representing less than 10% of our total revenues, which are subject to foreign currency fluctuations. As currency rates change, translation of income statements of these subsidiaries, from local currencies to U.S. dollars, affects year-over-year comparability of our operating results. Gains and losses on translation are recorded as a separate component of stockholders' equity.

     We do not use forward exchange contracts to hedge exposures denominated in foreign currencies or any other derivative financial instrument for trading or speculative purposes. Therefore, the effect of a 10.0% change in exchange rates as of September 30, 2000, would not have a material impact on our operating results for the year ending December 31, 2000.

  New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Financial Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and hedging, requiring recognition of all derivatives as either assets or liabilities in the statement of financial position measured at fair value, as well as identifying the conditions for which a derivative may be specifically designed as a hedge. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of Effective Date of SFAS No. 133," deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000, which is fiscal year 2001 for us. The effects on our financial condition, results of operations or cash flows of adopting SFAS No. 133 are not expected to be significant.

                                    BUSINESS

OVERVIEW

     We provide precision manufacturing and related services to medical device companies. Our services include the design and manufacture of custom components, subassembly of components and assembly of finished medical devices. Our objective is to provide medical device companies with a comprehensive outsourcing solution that includes designing, engineering and manufacturing of their specialized, high precision medical devices. We work with our customers in the design and development of their medical devices using our proprietary manufacturing processes and technologies. Our manufacturing capabilities have been developed through our extensive experience with complex medical device components that use a variety of metals and metal alloys. Our key products are used in devices in such fields as interventional cardiology or IC, endoscopy, orthopedics and cardiac rhythm management or CRM. Currently, we manufacture over 20,000 custom products and components for our medical device customers.

     Our customers include many of the world's leading medical device companies such as Boston Scientific Corporation, Guidant Corporation, Johnson & Johnson, Medtronic, Inc., Smith & Nephew plc and Stryker Corporation. Our engineers work closely with our customers in the design phase of their products. As a result, our components and technologies are used extensively in our customers' medical devices. Through our strong customer relationships and reputation for quality, we often become our customers' primary supplier for the highly customized products and related services we provide.

     Our customers also include non-medical companies such as Dover Corporation, General Electric Company and Metem Corporation. Our non-medical customers use our products and related engineering services in their products that demand high quality, complex components including high density discharge lamps, fiber optics, motion sensors and power generators.

     We operate eight facilities in the United States and two in Europe, with a third expected to be operational in the first quarter of 2001. Our facilities represent over 549,000 square feet of engineering, manufacturing and assembly space. All of our established facilities are either ISO 9001 or ISO 9002 registered and two maintain assembly areas registered and in compliance with the Good Manufacturing Practices or GMP standards established by the United States Food and Drug Administration or FDA. We operate two Class 10,000 clean rooms and one Class 100,000 clean room in which we provide cleaning, assembly and customized packaging of medical products. We are also developing another Class 100,000 clean room.

     Our continued investment in our manufacturing technology, facilities and personnel, as well as selective acquisitions, enable us to offer what we believe is the most comprehensive range of component manufacturing capabilities and related services available to medical device companies. We currently provide our customers with design, testing, prototyping, production and assembly services on a wide array of projects. We believe our capabilities enable our customers to accelerate their devices' time to market in a cost-effective manner while maintaining the highest precision and quality standards.

INDUSTRY BACKGROUND

  Medical Devices Market Overview

     Frost & Sullivan estimates the United States market for medical devices is $43 billion. Complex medical devices are used extensively in several large segments of the medical device industry, including interventional cardiology and neurology, cardiac rhythm management, endoscopy and orthopedics. Growth in these market segments is being driven by an increase in selected medical conditions related to aging as well as significant technological innovation.

     The following table highlights market size according to Frost & Sullivan and Millennium Research Group and market growth drivers for selected segments of the medical device industry.

                              MARKET SIZE
MARKET                      ($ IN BILLIONS)      DEVICES/PRODUCTS             INDICATIONS             GROWTH DRIVERS
------                      ---------------   -----------------------   -----------------------   -----------------------
INTERVENTIONAL CARDIOLOGY        $ 2.3        Stents                    Arterial blockages;       Newer devices such as
                                              Rotational artherectomy     improperly                peripheral stents
                                                devices                   functioning heart
                                                                          valves
CARDIAC RHYTHM MANAGEMENT          3.0        Pacemakers                Irregular heart rate      Use of pacing devices
                                              Implantable                                           to treat congestive
                                                cardioverter                                        heart failure; new
                                                defibrillators                                      treatment for atrial
                                                                                                    fibrillation
ENDOSCOPY                          2.7        Scopes                    Conditions affecting      Advances in minimally
                                              Trocars                     respiration and the       invasive techniques;
- Arthroscopy                                 Shaver blades               digestive tract;          shortened recovery
                                                                          tumors; breast tissue     time
- Laparoscopy                                                             abnormalities
ORTHOPEDICS                        4.0        Fixation plates and       Deterioration of, or      New procedures and
                                              screws Orthopedic           trauma to, the human      technologies for
                                              implants Joint              skeletal system           spinal implants
                                              replacement systems
                                              Burr assembly blanks
                                              Drills

  MEDICAL DEVICE DESIGN AND PRODUCTION

     Engineering, designing, developing and manufacturing complex medical devices and components involves a significant number of steps and challenges that vary depending on the development stage of a particular product. Many of these tasks are common to a large number of medical devices and include:

     DESIGN & PRODUCT DEFINITION. Product design begins with the process of understanding a device's critical functions and desirable features. Product engineers develop multiple design concepts that satisfy those requirements, while optimizing functionality, ease of use and safety. These proposed designs are evaluated to select the best design concepts to be detailed in engineering drawings and specifications. The specifications established include material and manufacturing process requirements. Material selection is critical to compatibility, manufacturability, assembly, reliability, corrosion, wear, safety and regulatory compliance of the device.

     PROTOTYPING AND TESTING. Once a design is selected, it must be analyzed, prototyped and tested. Assessment begins with computer simulation and failure analysis. Based on successful computer simulations, prototypes of the design are built and tested to understand mechanical issues over the life-cycle of the device. The device and design are evaluated for compatibility with living tissue, tested for safety and effectiveness prior to use in humans and assessed based on human clinical trials.

     REGULATORY APPROVAL AND PRODUCT LAUNCH. Following successful clinical testing, the selected design moves to production. This includes obtaining regulatory approval for device distribution, establishing production processes and organizing procurement of raw materials. The devices must be produced in accordance with regulatory standards using fully tested manufacturing processes.

     FULL-SCALE PRODUCTION. Once a device gains market acceptance, a medical device company must meet customer expectations with respect to quality, quantity, price and timing. This requires understanding the anticipated demand for the device and meeting requirements to stock finished product in the distribution chain, while strictly adhering to the procedures established during product development.

  OUTSOURCING TREND

     Over 3,000 companies provide manufacturing and design services to medical device companies. Most of these companies are focused on a particular niche and offer only limited capabilities. Over the past several years, medical device companies have been increasingly using these third party suppliers as they face multiple challenges in bringing medical devices to market in a cost-effective and timely manner. In particular, medical device companies must respond to the following pressures:

     NEED TO ACCELERATE NEW PRODUCT INNOVATION. Competitive pressures in the medical device industry are causing increasingly shorter product life-cycles. As a result, medical device companies must reduce the time required to bring new products to market in order to maximize the economic return achieved on any particular device.

     INCREASED COMPLEXITY HAS LED TO MORE STRINGENT MANUFACTURING REQUIREMENTS. As medical device companies seek to provide additional functionality in products that are easier to implant and less intrusive to patients, finished medical devices are becoming smaller and more complex. Consequently, the components of finished medical devices have become more difficult to manufacture. Precision and tolerance have become increasingly important and more sophisticated and diverse materials are being used.

     HIGH COST OF MAINTAINING MANUFACTURING, DESIGN AND ENGINEERING EXPERTISE. The complexity of the technologies and processes involved in producing finished medical devices requires a broad range of manufacturing, design and engineering expertise. Medical device companies face significant difficulties and costs in assembling and maintaining state of the art facilities and experienced personnel.

     PRESSURE TO MANAGE SUPPLY CHAIN. In order to remain competitive, medical device companies are continually seeking to reduce the number of third party suppliers they use. Additionally, medical device companies desire to maintain fewer devices in inventory while having ready access to commercial production and distribution of their devices.

     EMERGING DEVICE MANUFACTURERS DO NOT HAVE RESOURCES TO ESTABLISH IN-HOUSE MANUFACTURING INFRASTRUCTURES. The medical device industry includes many companies that develop new technologies for medical devices but do not have sufficient infrastructure to manufacture them efficiently in-house.

     To meet these challenges, medical device companies are increasingly seeking to reduce the number of third parties that they use and to concentrate their manufacturing work with a limited number of third parties that offer a comprehensive range of capabilities including design and engineering services and manufacturing expertise. Working with a supplier that can offer a complete manufacturing solution gives medical device companies the ability to achieve the following economies and efficiencies in their business:

     - significant improvement in product development cycles and shortening time to introduce new products to market;

     - relief from the burden and cost of investing in, maintaining and updating the specialized equipment and facilities necessary to meet stringent manufacturing requirements; and

     - access to manufacturing, design and engineering expertise that would be difficult and expensive to achieve in-house or with a fragmented group of suppliers or component manufacturers.

THE UTI APPROACH

     We believe our range of capabilities and market experience position us as an ideal strategic partner for medical device companies. By partnering with us, our customers can reduce their need for multiple suppliers, improve efficiency and enhance quality.

     Our manufacturing capabilities include seamless and welded tube forming and drawing, wire drawing and grinding, laser welding, traditional and non-traditional machining of precision metal components and plastic injection molding, as well as assembly of metal and plastic components into finished medical devices. We hold our processes to extreme standards and achieve tolerances within 0.0001". We currently have over 549,000 square feet of manufacturing and assembly capacity at eight facilities in the United States and two in Europe. We have over 100 engineers available to help design, prototype and test the feasibility and manufacturability of each design. These capabilities and resources enable us to work with medical device companies from the early design phases of a new device project and ultimately to commercial scale production, while eliminating unnecessary trial and error in the manufacturing and assembly process. In addition, they position us to work in almost any medical device market.

     Because of our engineering and manufacturing expertise, adherence to strict quality standards and ability to provide a comprehensive solution to our customers, we serve as a "Preferred" or "Qualified" supplier of the components we produce to a majority of our customers.

     Examples of our full service capabilities include:

     - our ability to provide the complete manufacturing solution to the end customer of a medical device used simultaneously to tie and cut the saphenous vein located in the leg for grafting purposes. We assisted the customer in the initial design of the device, including prototyping and testing. The device contains in excess of 30 formed and machined components, all of which we produce and then build into subassemblies. We then laser weld, electropolish, laser mark and assemble the subassemblies into finished devices; and

     - our role in developing and manufacturing a single-use, disposable cutting device for cataract removal and lens replacement. We assisted the customer in developing a design that would meet stringent functional requirements while being producible at the target cost mandated by a disposable device. This instrument contains a subassembly of two miniature, complex, formed and machined metal components both of which we produce and then build into subassemblies. Our customer completes the final assembly into a plastic hand piece.

OUR BUSINESS STRATEGY

     Our objective is to provide medical device companies with a comprehensive outsourcing solution that includes designing, engineering and manufacturing their specialized, high precision medical devices. Our strategy to achieve this objective includes the following key elements:

     TARGET NEW OPPORTUNITIES IN HIGH GROWTH, HIGH TECHNOLOGY MEDICAL DEVICE MARKETS. We believe that medical device markets that are experiencing the most growth also often experience the shortest product life-cycles and require the most technical innovation. In addition, a significant portion of innovation in high growth medical device markets occurs in smaller or start-up companies. We believe the capabilities and personnel we have assembled, combined with our experience working with a wide variety of raw materials and complex technologies position us well to respond effectively to these companies' stringent design and manufacturing scale-up time frames. In particular, we are targeting new device opportunities in the high-growth fields of brachyatherapy, congestive heart failure, spinal trauma and urology, and as new device markets emerge, we will determine and pursue our optimal level of involvement.

     ENHANCE EXISTING AND DEVELOP NEW PROPRIETARY MANUFACTURING
CAPABILITIES. We believe that an additional key component of developing full service manufacturing relationships is investing significant personnel and financial resources to enhance our design and manufacturing technologies, manufacturing processes and raw materials expertise. We employ over 100 engineers, whose focus includes metallurgy, design, process engineering and quality assurance.

     INCREASE OUR INVOLVEMENT IN THE INITIAL DESIGN OF NEW MEDICAL DEVICES. We believe that being involved in the initial design and prototyping of medical devices enables us to effectively develop and scale up the manufacturing process to commercially viable production levels. In addition to improving the efficiencies of our customers' design and manufacturing processes, our early involvement also positions our components to be designed into their new medical devices. To maximize this opportunity, we intend to add new resources and expand our product engineering capabilities.

     EXPAND PORTFOLIO CAPABILITIES THROUGH STRATEGIC ACQUISITIONS AND
ALLIANCES. We intend to pursue strategic acquisitions and alliances that offer complementary manufacturing capabilities and expanded service offerings. We believe these activities will enhance our opportunity to capture more revenue by reducing our use of subcontractors. We believe this will enable us to manufacture a diverse range of components and assemble finished medical devices for an expanded group of customers. We believe that our leadership standing in a fragmented industry positions us well to consolidate smaller competitors and to acquire selected assets from leading manufacturers that they no longer consider core to their business strategy. In particular, we intend to pursue targets that provide plastic molding, metal molding, design and clean room assembly capabilities. While we are currently in discussions with several potential acquisition candidates, we do not have any agreement or understanding with respect to any of them.

OUR CAPABILITIES AND SERVICES

     We have used our combined manufacturing and engineering capabilities to manufacture over 20,000 custom components and medical device products for our customers. The following table illustrates several of the components we produce the finished devices that use our components, and their target markets:

MARKET                           FINISHED MEDICAL DEVICES/PRODUCTS   OUR REPRESENTATIVE COMPONENTS
------                           ---------------------------------   -----------------------------
INTERVENTIONAL TECHNOLOGIES
- Cardiology                     Angioplasty catheters               Marker bands and guidewires
                                 Artherectomy devices                Rotational coupling assemblies
                                 Cardiopulmonary bypass components   Venous tips
                                 Heart valves                        Valve subassemblies
                                 Stent delivery systems              Coronary and peripheral stents
- Peripheral neurology           Neuro-stimulators                   Electrode sheaths
CRM
                                 Pacemakers                          Coils and leads
                                 Implantable cardiac                 Electrode rings
                                 defibrillators
ENDOSCOPY
- Arthroscopy                    Shaver blades                       Cutter tips
- Laparoscopy                    Laparoscopic surgical tools         Tubular components and complete
                                                                       instrument assemblies
ORTHOPEDICS
                                 Reconstructive implants             Fixation plates and screws
                                 Orthopedic implants                 Femoral nails, hip screws and
                                                                       suture anchors
                                 Orthopedic joint replacement        Hip and knee prosthetics
                                 systems
OTHER
- Dentistry                      Orthodontics                        Dental implants
- Drug delivery                  Safe needle syringe assembly        Cutter tips
- Opthamology                    Cataract removal device             Cutter tip assemblies
- Oncology                       Radioactive seeds                   Titanium cases
                                 Minimally invasive breast biopsy    Tissue sampling devices
                                 kit

     Our products draw on and integrate our core capabilities, including:

     DESIGN, ENGINEERING AND PROTOTYPING. We offer a broad range of design, engineering and prototyping capabilities to assist our customers in bringing new products to market in a cost-effective and timely manner. Our team of over 100 engineers works with our customers in the design phase of a new product during which we focus on optimizing the manufacturability of our customers' devices. These efforts reduce both the products' time to market and associated research and development expense by significantly shortening the prototyping and re-design phase of development. At our Collegeville, Pennsylvania facility, we are developing a dedicated prototyping center for our customers. In addition to providing a valuable service to our clients, the involvement of our engineers in the development cycle also facilitates our products being designed into our customers' devices. We believe our breadth of engineering expertise focused on early supplier involvement is a significant competitive advantage.

     PRECISION MANUFACTURING. As medical device companies seek to provide greater functionality in increasingly smaller and more complex devices, they require advanced manufacturing technologies. We have developed several proprietary processes that are flexible enough to work with over 100 different metals and metal alloys while achieving tolerances of up to 0.0001". We use highly sophisticated machining and forming equipment, many pieces of which we designed and built in-house. We are a recognized industry leader in nearly all precision metal applications based on our materials, cold forming and machining expertise. Our capabilities include:

     - PRECISION GRINDING -- Grinding of components using computer controlled grinding machines is done to produce a desired shape or profile on the surface of metal tubes or rods. Components or instruments produced by grinding can be sharp, as in the case of cutting tools such as medical drills, trocars, or burrs, or blunt as in the distal ends of guide wires or catheters.

     - ADVANCED MACHINING TECHNOLOGIES -- Ultra-precise cylindrical machining of tubing or bar stock using computer controlled turning and milling machines. Cylindrical machining produces components that are primarily circular in cross-sections such as fixation screws and dental and surgical implants.

     - LASER CUTTING AND WELDING -- Cutting or welding of metal from tubes, bar or strip stock using a laser beam as the energy source. Laser cutting is used to cut intricate patterns in tubing or sheet stock using lasers focused to a cutting width of less than 0.002" for such products as stents and sutures. Laser welding is used to join metal components together to form subassemblies.

     - ELECTRIC DISCHARGE MACHINING OR EDM -- Using a high energy electrical spark to disintegrate material in the cutting path. EDM, like grinding, is used to produce a desired shape or profile on or within a metal component. Because EDM cuts metal without physical contact, very small and delicate parts may be machined without the deformation which occurs from the pressure exerted by conventional cutting tools.

     - PLASTIC INJECTION MOLDING -- Achieving a desired shape by injecting heated plastic material into a customized mold.

     We offer our customers manufacturing runs that are both small and large. This flexibility allows us to meet the evolving needs of our customers over the life of a device. For example, we perform short runs during the clinical testing phase and then longer runs as the device achieves widespread commercial use.

     We operate two facilities registered in accordance with FDA Good Manufacturing Practices in which we manufacture components for Class III medical devices. Class III medical devices are those that support or sustain human life, are of substantial importance in preventing injury to human health or that present a potential, unreasonable risk of illness or injury, such as artificial joints for orthopedic procedures and heart valves.

     SUBASSEMBLY, ASSEMBLY AND PACKAGING. We have increased the range of services we provide to our customers to include certain finishing operations. We perform assembly operations on medical components such as metering and aspiration probes, heat exchangers, and surgical instruments. We also perform sub-assembly operations such as press fitting, brazing, soldering, welding, and mechanical joining. We operate two Class 10,000 clean rooms and one Class 100,000 clean room in which we provide cleaning, final assembly and customized packaging of medical products. We are also developing an additional Class 100,000 clean room.

     Other capabilities include:

     SUPPLY CHAIN MANAGEMENT. We manage the supply chain by obtaining supplies of raw material and subcontract services from suppliers and subcontractors that we have evaluated and determined provide materials and services of sufficient quality to meet our stringent requirements. In managing the supply chain, we work with our customers, suppliers and subcontractors to establish orders and forecasts of requirements for materials, services, subassemblies and finished items. Close customer contacts ensure that their product demand requirements are accurately reflected in our planning systems. Our software systems provide both time-phased raw material and capacity requirements. Forecasts are monitored and compared with actual orders, which enables us to make the adjustments necessary to meet customer delivery dates.

     RAW MATERIALS CONVERSION. We convert precious metals and high strength alloys used in medical devices by extruding and cold working tubes or rods. Precious metals include platinum, silver and gold and high strength alloys include Elgiloy and nitinol. The ability to convert these materials is crucial to our business since it is often difficult to obtain these materials economically or within the lead-times required by our customers. Implantable alloys such as high-grade stainless steel or titanium are purchased as strips or seamless tubing and are converted to finished parts in our manufacturing facilities.

SALES & MARKETING

     We market and sell most of our products directly to medical device companies through our sales team of over 30 engineers, approximately 80% of which is based in the United States and 20% of which is based in Europe. We also use sales agents in select international markets. The engineering expertise of our sales force allows us to provide technical expertise and advice to our customers in the field. Our sales engineers work closely with our customers beginning in the design phase of product development. As a result, we have established close working relationships between our sales personnel and our customers. To align the expertise of our sales personnel with our customers' needs, our sales force is segmented into three areas of focus:

     - orthopedic, arthroscopic, laparoscopic and endoscopic;

     - IC, peripheral vascular, CRM and other medical; and

     - non-medical.

     Further, our executive staff plays an integral role in the marketing of our products and technologies at industry meetings and trade shows, including: the Medical Design and Manufacturing Show in Anaheim, California; the Medical Design and Manufacturing Show in New York, New York; and the Medical Design and Manufacturing Show in Minneapolis, Minnesota. In support of our non-medical market segment, we attend the Engineering Design Show in Chicago, Illinois. We also advertise in industry and trade journals and other print and electronic media.

CUSTOMERS

     We have built strong relationships with our customers by delivering highly customized and engineered components for their finished medical devices. We have customer relationships with over 200 medical device manufacturers. Our customers are leaders in their respective medical markets. Our major customers include Abbott Laboratories, Boston Scientific Corporation, Guidant Corporation, Johnson & Johnson, Medtronic Inc., Smith & Nephew plc and Stryker Corporation. We also have relationships with many emerging medical device companies. Our relationships with these customers provide us with extensive knowledge of emerging trends and position us to serve the next generation of medical device companies.

     We also have established customer relationships with companies outside of the medical device market, including Dover Corporation, General Electric Company and Metem Corporation. Our non-medical customers use our products and services in their products that demand high quality, complex components including high density discharge lamps, fiber optics, motion sensors and power generators.

     We work with our customers on a product by product basis. The components we manufacture are made to order based on the customer's specifications. In addition, most of our new sales are made to existing customers that typically order new products from us based upon their previous satisfactory experiences.

     On a pro forma basis, no one customer of ours represented more than 10% of our revenue in 1999.

MANUFACTURING AND QUALITY ASSURANCE

     We have eight manufacturing facilities in the United States and two in Europe. Our facility in Collegeville, Pennsylvania also serves as our corporate headquarters. Our other facilities in the United States are located in Arvada, Colorado; Miramar, Florida; Salem, Virginia; South Plainfield, New Jersey; Upland, California; Watertown, Connecticut; and Wheeling, Illinois. Our facilities in Europe are located in Aura, Germany and Manchester, England. We are developing a third European facility in Galway, Ireland that we expect will be operational in the first quarter of 2001.

     As we manufacture components for implantable medical devices, it is imperative that we hold our processes to extreme performance standards. For example, our proprietary manufacturing processes enable us to manufacture components to tolerances within 0.0001". Each of our facilities has incorporated stringent, company-wide policies designed to monitor the quality and reliability of its products. We will integrate these same policies with those existing at our Upland, California facility, which we recently acquired in our acquisition of American Technical Molding. Final inspection sampling procedures use a stringent defect acceptance criteria. Our internal tracking system allows us to trace our materials and components through the manufacturing and assembly process both during and after their completion. Our quality system is based on ISO standards and requires rigorous testing and validation of all new processes or process changes. All of our facilities are either ISO 9001 or ISO 9002 registered in accordance with the standards established by the International Organization for Standardization. ISO 9001 contains requirements for quality assurance in design, development, production, installation and servicing. ISO 9002 contains quality assurance in production, installation and servicing. ISO certification can only be achieved after completion of an audit conducted by an independent auditor. Furthermore, to maintain certification, all facilities are periodically audited by their respective certifying bodies. A full recertification process is required every three years. In addition, two of our facilities (Miramar, Florida and Wheeling, Illinois) in which we manufacture components for Class III medical devices, are registered in accordance with Good Manufacturing Practices or GMP regulations established by the FDA. At our Collegeville, Pennsylvania facility we have a Class 10,000 clean room. At our Upland, California facility we have both a Class 10,000 clean room and a Class 100,000 clean room. At our Arvada, Colorado facility we are developing a Class 100,000 clean room. At our Collegeville, Pennsylvania facility, we are developing a dedicated prototyping center for our customers.

PROPERTY & FACILITIES

     Certain information about our facilities as of December 22, 2000 is set forth below:

                                     APPROXIMATE     OWN/
LOCATION                            SQUARE FOOTAGE   LEASE          PRIMARY CAPABILITIES
--------                            --------------   -----          --------------------
Arvada, Colorado..................       45,000      Lease   Precision wire grinding and
                                                               forming and assembly for
                                                               guidewires, pacemaker and
                                                               catheter components
Collegeville, Pennsylvania........      180,000      Own     Corporate offices; metal tube
                                                               drawing, fabrication and assembly
Miramar, Florida..................       37,000      Lease   Machining and assembly of
                                                               consumable and implantable
                                                               orthopedic devices
Salem, Virginia...................       48,000      Lease   Manufacturing metal tubing and
                                                               wire products for medical devices,
                                                               primarily marker bands and
                                                               electrode rings
South Plainfield, New Jersey......       30,000      Own     Shear cutting
Upland, California................       50,000      Lease   Plastic injection molding
Watertown, Connecticut............       44,000      Lease   Transfer and progressive deep
                                                               drawing
Wheeling, Illinois................       55,000      Own     Laser cutting, EDM and assembly of
                                                               endoscopic devices
Aura, Germany.....................       50,000      Lease   Manufacturing small diameter metal
                                                               tubing
Galway, Ireland*..................       11,000      Lease   Precision grinding and forming of
                                                               guidewires and catheter
                                                               components
Manchester, England...............       10,000      Lease   Metal cutting and fabrication

---------------

* This facility is in the process of being developed. We expect it will be operational in the first quarter of 2001.

We believe these facilities are adequate for our current and foreseeable purposes and that additional space will be available when needed.

COMPETITION

     Our existing or potential competitors in both the medical and non-medical markets include suppliers with different subsets of our manufacturing capabilities, suppliers that concentrate on niche markets, and suppliers that have, are developing or may in the future develop broad manufacturing capabilities and related services. We principally compete for new business both at the beginning of development of new products and upon the redesign of existing products by our customers. Competition is generally based on quality, timeliness of delivery, price, design and engineering support, and increasingly, an ability to deliver bulk packaged assemblies and completed devices rather than individual components.

     Estimates indicate that there are over 3,000 suppliers that provide components to the medical device industry. Most of these suppliers offer limited products, expertise and capabilities. This fragmentation and specialization presents significant opportunities for suppliers that offer broad manufacturing capabilities and related services. We believe very few companies offer the scope of manufacturing capabilities and services that we provide, however, we may compete in the future against companies that assemble broad manufacturing capabilities and related services.

     To an extent, we also compete with our medical device company customers because they can produce their own components and assemblies if they so choose. Over the past several years, however, medical device companies have been increasingly outsourcing manufacturing functions.

RAW MATERIALS, SUPPLIERS AND SUB-CONTRACTORS

     Generally, our raw material consists of traditional materials such as stainless steel and plastic resin and some exotic materials such as Elgiloy, tantalum, nitinol, columbium, titanium, zirconium, gold, silver and platinum. In the past we have not experienced any significant interruptions or delays in obtaining raw materials. Furthermore, we have the ability to manufacture precious metal wire and tubing from raw stock and are currently developing the capability to manufacture both tube and wire from raw stock using stainless steel. High-grade implantable stainless steel is a material standard to many medical devices, and we purchase it on blanket orders from qualified suppliers. In the case of this raw material, the risk of excessive inventory is minimal because of the broad applicability of the material across customers and components. Because we are able to manufacture precious metal tubing from raw stock, we are able to purchase these materials in relatively small quantities. In addition, we generally have pass-through pricing arrangements with our customers that purchase precious metal components. This allows us to charge our customers for material on the day of sale, thereby reducing exposure. We have some protection from precious metal price fluctuations through leasing arrangements.

     We have reduced risk of inventory obsolescence because we manufacture strictly on a made-to-order basis and rarely consign or stock inventory for our customers. If we consign or stock inventory for our customers, we typically require a customer order or a letter of intent to purchase the materials.

     When manufacturing subassemblies and assembled finished medical devices, we may subcontract certain manufacturing services. We expect that our use of manufacturing subcontractors will continue to decline as we increase the breadth of our plastics manufacturing capabilities both internally and through acquisition. We have not experienced any difficulty obtaining necessary raw materials or subcontractor services.

GOVERNMENT REGULATION

     Our business is subject to governmental requirements, including those federal, state and local environmental laws and regulations governing the emission, discharge, use, storage and disposal of hazardous materials and the remediation of contamination associated with the release of these materials at or from our facilities or off-site disposal locations. Many of our manufacturing processes involve the use and subsequent regulated disposal of hazardous materials. Liabilities associated with hazardous material releases arise principally under the Comprehensive Environmental Response, Compensation and Liability Act and analogous state laws which impose strict, joint and several liability on owners and operators of contaminated facilities and parties that arrange for the off-site disposal or treatment of hazardous materials. We are not aware of any material noncompliance with the environmental laws currently applicable to our business and we are not subject to any material claim for liability with respect to contamination at any company facility or any off-site location. We cannot assure you, however, that we will not be subject to such environmental liabilities in the future as a result of historic or current operations.

     We have paid civil penalties for past violations of environmental laws. In addition, we may have continuing liabilities with respect to potential contamination at our current and former properties.

     As a component manufacturer, the products we produce are not subject to FDA approval. However, the FDA and related state and foreign governmental agencies regulate many of our customers' products as medical devices. The FDA must approve those products prior to commercialization. Although not required, because we manufacture components for Class III medical devices at two of our facilities, we have chosen to maintain and register those facilities in compliance with the GMP regulations established by the FDA. Those facilities are subject to FDA inspection and assessment at any time.

EMPLOYEES

     As of September 30, 2000, we had 1,026 employees, including 104 engineers, 767 manufacturing and manufacturing support personnel and 155 administrative and sales support personnel. We also employ a number of temporary employees to assist with various projects. Other than some employees at our facility in Aura, Germany, our employees are not represented by any union. Except for certain executive officers, our employees are retained on an "at-will" employment basis. We have never experienced a work stoppage or strike and believe that we have good relationships with our employees.

COMPANY HISTORY

     What is now the Uniform Tubes division of UTI Pennsylvania was founded in the 1940s and primarily operated in the metal tubing fabrication business. In the early 1990s, the management team of UTI Pennsylvania recognized the trend toward outsourced contract manufacturing and the need to provide a comprehensive solution to its customers. As such, UTI Pennsylvania embarked on a strategy to build a company, internally and through strategic acquisitions, that could provide a comprehensive solution to medical device and other companies. In July 1999, KRG Capital Partners, L.L.C. formed our company under the name Medical Device Manufacturing, Inc. to complete the acquisition of Star Guide. In January 2000, we acquired Noble-Met, Ltd., and in May 2000, we acquired Medical Engineering Resources, Ltd. In June 2000, we combined our operations with UTI Pennsylvania. In December 2000, we acquired American Technical Molding.

LEGAL PROCEEDINGS

     From time to time we are involved in various lawsuits and claims incidental to our business. In the opinion of our management, the ultimate liabilities, if any, resulting from these lawsuits and claims will not materially affect our financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Shown below are the names, ages and positions of our executive officers and directors as of December 22, 2000:

NAME                                    AGE                  POSITION
----                                    ---                  --------
Andrew D. Freed.......................  39    President, Chief Executive Officer and
                                                Director
Barry Aiken...........................  52    Chief Operating Officer
Jeffrey M. Farina.....................  44    Vice President Engineering
Frank J. Cornwell.....................  56    Vice President Quality &
                                              Organizational Development
William M. Gaffney....................  50    Vice President International Sales &
                                                Marketing
Paul L. Ashby.........................  57    Vice President U.S. Sales
Thomas F. Lemker......................  52    Vice President of Finance
Ira Brind*............................  49    Director
H. Stephen Cookston...................  52    Director
John R. Freeland+.....................  42    Director
Charles A. Hamilton+..................  52    Director
Mark M. King..........................  40    Director
Douglas M. Ladden+....................  33    Director
Steven D. Neumann+....................  33    Director
David B. Pinkerton*...................  39    Director
Eric M. Pollock.......................  37    Director
Bruce L. Rogers.......................  38    Director

---------------

* Member of the audit and compensation committees of our board of directors.

+ These directors have tendered their resignations from our board of directors to be effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part.

     ANDREW D. FREED has served as our President and Chief Executive Officer since June 1, 2000. He served as the President and Chief Executive Officer of UTI Pennsylvania since 1997. Mr. Freed joined UTI Pennsylvania in 1989 as Vice President and General Manager of UTI Pennsylvania's Kleiner Metal Specialties Division. In 1994 Mr. Freed became the President of the Uniform Tubes division. Mr. Freed has a B.S. degree in metallurgical engineering from Lehigh University and an M.B.A. degree from Carnegie Mellon University. Upon the effectiveness of this registration statement, Mr. Freed will become our Chairman.

     BARRY AIKEN has served as our Chief Operating Officer since October 2000. Mr. Aiken joined UTI Pennsylvania in 1972, serving as accounting manager and controller for its Uniform Tubes division and then its corporate controller and vice president of finance. Mr. Aiken has a B.S. degree in accounting from Temple University and an M.B.A. degree from St. Joseph's University.

     JEFFREY M. FARINA has served as our Vice President of Engineering since June 1, 2000. Mr. Farina joined UTI Pennsylvania in 1989, serving as a Project Manager and Engineering Manager in its Uniform Tubes division and then as its Vice President of Engineering. Mr. Farina has B.S. and M.S. degrees in mechanical engineering from Drexel University.

     FRANK J. CORNWELL became our Vice President of Quality and Organizational Development in October 2000. Prior to that time, Mr. Cornwell served as an Executive Vice President of our Uniform Tubes division and the same division of UTI Pennsylvania. In 1981, Mr. Cornwell joined UTI Pennsylvania, serving as the vice president of operations of the Uniform Tubes division. Mr. Cornwell has B.S. and PhD degrees in metallurgical engineering from Manchester University.

     WILLIAM F. GAFFNEY became our Vice President of International Sales and Marketing in October 2000. Prior to that time, he served as the Manager of Marketing Services and International Sales for us and UTI Pennsylvania. Mr. Gaffney joined UTI Pennsylvania in 1980, serving five years as a Field Sales Representative for its Uniform Tubes division and then nine years as a sales manager for its Kleiner Metals Specialities division. Mr. Gaffney has a B.S. degree in management from Waynesberg University.

     PAUL L. ASHBY became our Vice President of U.S. Sales in October 2000. Prior to that time, he served as General Sales Manager for us and for UTI Pennsylvania. Mr. Ashby joined UTI Pennsylvania in 1984, serving five years as a Sales Engineer and seven years as the Eastern District Manager. Mr. Ashby has a B.S. degree in mechanical engineering from Bradley University.

     THOMAS F. LEMKER became our Vice President of Finance in May 2000. In 1997, Mr. Lemker joined Noble-Met, which we acquired in January 2000, and served as its Chief Financial Officer and Treasurer. Prior to joining Noble-Met from 1993 to 1997, Mr. Lemker served as Vice President, Chief Financial Officer and Treasurer of RBX Holdings, a manufacturer of rubber and plastic products. Mr. Lemker has a B.B.A. from the University of Notre Dame and an M.B.A. from Shippensberg University. He is also a certified public accountant.

     IRA BRIND has served as a director since September 2000. Since 1987 Mr. Brind has served as the managing director of Private Equity for Brind-Lindsay & Co., Inc., a management and consulting firm in Philadelphia, and since 1988 as the Chairman of the Board of Trustees of Thomas Jefferson University Hospital. Mr. Brind serves as a director of several private companies.

     H. STEPHEN COOKSTON has served as a director since September 1999. Since 1987, Mr. Cookston has served as Chief Executive Officer of Hemaedics, Inc., a private medical device and design company, and since 1985 he has served as President of Cookston Cardiovascular, Inc., a private consulting company focused on the medical device industry.

     JOHN R. FREELAND has served as a director since January 2000. In 1989, Mr. Freeland co-founded Noble-Met, which became our subsidiary in January 2000, and served as its President. Mr. Freeland has tendered his resignation from our board of directors to be effective immediately prior to the effectiveness of this registration statement.

     CHARLES A. HAMILTON has served as a director since August 1999. In 1999, Mr. Hamilton joined KRG Capital Partners, L.L.C. and serves as a managing director. Mr. Hamilton also serves as a Managing Director of First Analysis Corporation, an investment and consulting firm, a position he has held since 1999. Prior to joining KRG and First Analysis, Mr. Hamilton served for eighteen years as a Partner and Managing Director of Robertson Stephens. Mr. Hamilton serves on the board of Modtech Holdings, Inc. and several private companies. Mr. Hamilton has tendered his resignation from our board of directors to be effective immediately prior to the effectiveness of this registration statement.

     MARK M. KING has served as a director since July 1999. In 1996, Mr. King co-founded KRG Capital Partners, L.L.C. of which he serves as a managing director. From September 1994 to January 1996, Mr. King served as Vice President of LM Capital Corporation, a registered investment advisor specializing in private and public equity investments and strategic acquisitions. Mr. King serves as a director of several private companies.

     DOUGLAS M. LADDEN has served as a director since May 2000. Mr. Ladden joined Donaldson, Lufkin & Jenrette in 1988, and joined DLJ's Merchant Banking Group in 1995 as one of the founding members of DLJ Investment Partners. Mr. Ladden serves on the Investment Committee of DLJ Investment Partners II and serves as a director of several private companies. Mr. Ladden has tendered his resignation from our board of directors to be effective immediately prior to the effectiveness of this registration statement.

     STEVEN D. NEUMANN has served as a director since July 1999. In 1998, Mr. Neumann joined KRG Capital Partners, L.L.C. as a Senior Associate and became a Partner in 1999. Prior to joining KRG, from 1996 to 1998 Mr. Neumann served as a vice president for JD Ford & Company, a regional investment banking firm. From 1992 to 1996, Mr. Neumann served as a manager in the Corporate Finance Services Group with the San Francisco office of Coopers & Lybrand. Mr. Neumann is a director of several private companies. Mr. Neumann has tendered his resignation from our board of directors to be effective immediately prior to the effectiveness of this registration statement.

     DAVID B. PINKERTON has served as a director since May 2000. Mr. Pinkerton has managed AIG's Alternative Investment Portfolios, including the U.S. Private Equity portfolio, since 1988. Mr. Pinkerton joined AIG in 1985 and is a general partner of AIG Horizon Partners and the AIG Private Equity Portfolio L.P. and is a special advisor to the AIG Highstar Fund, L.P. He serves on several private equity advisory boards including Berkshire Partners, The Sprout Group Venture Funds and Questor Partners Funds. Mr. Pinkerton also serves on a number of private investment advisory boards and has served as a director on several private and public company boards including, Savoy Pictures and Sports Holding Corp.

     ERIC M. POLLOCK has served as a director since July 1999. From July 1999 through May 2000, Mr. Pollock served as our Chief Executive Officer and President. Since that time, he has served as our Chairman of the Board. From 1989 until he joined our company, Mr. Pollock served as Vice President of Star Guide. Mr. Pollock will become the Vice-Chairman of our board of directors immediately prior to the effectiveness of the registration statement.

     BRUCE L. ROGERS has served as a director since July 1999. In 1996, Mr. Rogers co-founded KRG Capital Partners, L.L.C. of which he serves as a managing director. Prior to forming KRG, from 1995 to 1996, Mr. Rogers was a partner and counsel with the law firm of Hogan & Hartson L.L.P. From 1993 to 1994, Mr. Rogers was a partner with the law firm of Kirkland & Ellis. Mr. Rogers serves as a director of several private companies.

BOARD COMPOSITION

     Our board of directors currently consists of eleven directors. Upon the closing of this offering, our board of directors will consist of seven directors. We intend to elect an additional independent director to our board of directors. Each director shall be elected annually and shall hold office until the next annual meeting of stockholders or until his successor is duly elected and qualified.

BOARD COMMITTEES

     Our board of directors has established an audit committee and a compensation committee.

     The audit committee consists of Messrs. Brind and Pinkerton. The additional independent director we elect to our board of directors will also be appointed to the audit committee. The audit committee meets periodically with management and our independent accountants to review their work and confirm that they are properly discharging their respective responsibilities. The audit committee also:

     - recommends the appointment of independent accountants to audit our financial statements and perform services related to the audit;

     - reviews the scope and results of the audit with the independent accountants;

     - reviews with management and the independent accountants our annual operating results;

     - considers the adequacy of the internal accounting control procedures; and

     - considers the independence of our accountants.

     The compensation committee consists of Messrs. Brind and Pinkerton. The compensation committee determines the salary and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The compensation committee also administers our stock option plan and employee stock purchase plan, including reviewing management recommendations with respect to option grants and taking other actions as may be required in connection with our compensation and incentive plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

DIRECTOR COMPENSATION

     We reimburse our directors for reasonable out-of-pocket expenses related to attending board or committee meetings. We intend to pay cash compensation in an amount to be determined by our board of directors to non-employee directors for serving on our board of directors and who are not serving on behalf of a principal stockholder. We intend to grant non-employee directors non-qualified stock options to purchase shares of our common stock on a yearly basis in an amount and with a vesting schedule to be determined by our board of directors.

     In conjunction with Mr. Cookston becoming one of our directors, we entered into an arrangement under which we agreed to pay Mr. Cookston an annual director's fee of $10,000, and we granted him a non-qualified stock option to purchase 10,000 shares of our common stock at an exercise price of $10.94 per share. We also entered into an indemnification agreement with respect to his role as a director. In addition, our arrangement with Mr. Cookston entitles him to fees in connection with the completion of acquisitions of targets identified by Mr. Cookston. Under this transaction fee arrangement, we issued Mr. Cookston 7,969 shares of our Class A-5 5% Convertible Preferred Stock. Upon the closing of this offering, this agreement will be amended to provide for a reduced annual directors fee to be determined by our board of directors and for fees to Mr. Cookston upon the completion of four previously identified acquisition targets.

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning the compensation we paid during 1999 to our chief executive officer for the calendar year ended December 31, 1999. We refer to this individual as our named executive officer.

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL
                                                              COMPENSATION         OTHER
NAME AND PRINCIPAL POSITION                                      SALARY         COMPENSATION
---------------------------                                   ------------   ------------------
Eric M. Pollock
Former President & Chief Executive Officer..................    $74,330(a)        $   323(b)

---------------

(a) Mr. Pollock became our Chief Executive Officer following our acquisition of Star Guide on July 6, 1999. The salary reported for Mr. Pollock is the salary paid for the period from July 6, 1999 through December 31, 1999. On June 1, 2000 Mr. Pollock became and currently serves as our Chairman. Upon completion of this offering, Mr. Pollock will become our Vice-Chairman.

(b)  Our contribution for Mr. Pollock to his 401(k)account.

                             OPTION GRANTS IN 1999

     We did not make any grants of stock options to our named executive officer for the calendar year ended December 31, 1999.

                               OPTIONS EXERCISED

     Our named executive officer did not hold options during the calendar year ended December 31, 1999.

                             EMPLOYMENT AGREEMENTS

     On May 31, 2000 we entered into an employment agreement with Mr. Freed to serve as our president and chief executive officer. The term of the agreement is five years. Under the agreement, Mr. Freed will be paid an annual salary of $244,555, subject to subsequent annual adjustment. In addition, we granted Mr. Freed an option to purchase 23,000 shares of our common stock, which option vests over a five-year term and has an exercise price of $16.00 per share. Mr. Freed is also eligible to receive a cash bonus each year based on our performance and attainment of earnings objectives. The employment agreement provides Mr. Freed with an automobile allowance and reimbursement for association dues. If Mr. Freed is terminated without cause or decides to leave his employment for good reason after the first year of employment, he is entitled to a severance payment equal to his base salary then in effect through the earlier of the date that Mr. Freed obtains other full-time employment or twelve months from the date of termination of employment. Under those circumstances, he is also entitled to receive, pro-rated to the date of termination, any bonus he would have received for that year. If Mr. Freed terminates his employment for good reason during the first year of his employment, he is entitled to a severance payment equal to his base salary then in effect for twenty-four months from the date of his termination. Mr. Freed is also subject to a noncompete agreement under which he agrees not to compete with us for the longer of the period beginning June 1, 2000 and ending on May 31, 2005 or one year after the termination of his employment.

     Effective July 6, 1999, we entered into an employment agreement with Mr. Pollock to serve as our chief executive officer. The term of the agreement was for three years. Effective May 31, 2000 that agreement was terminated and we entered into a new employment agreement with Mr. Pollock to serve as our chairman of the board. The term of the existing agreement is five years. Under the agreement, Mr. Pollock will be paid an annual salary of $300,000, subject to subsequent annual adjustment. In addition we granted Mr. Pollock an option to purchase 23,000 shares of our common stock which option vests over a five-year term and has an exercise price of $16.00 per share. We also agreed to provide Mr. Pollock with an automobile allowance, an office allowance and reimbursement for association dues. If Mr. Pollock is terminated without cause or decides to leave his employment for good reason, he is entitled to a severance payment equal to his base salary then in effect for the longer of three years from the date of the agreement or six months from the date of termination. Mr. Pollock is also subject to a noncompete agreement under which he agrees not to compete with us for the period beginning July 6, 1999 and ending July 6, 2004. Upon the closing of this offering, Mr. Pollock's employment agreement will be terminated in exchange for a cash payment by us of $750,000. Mr. Pollock will resign as Chairman of our board of directors and as an employee and will become Vice-Chairman of our board of directors.

                             EMPLOYEE BENEFIT PLANS

2000 STOCK OPTION AND INCENTIVE PLAN

     The following is a summary description of our 2000 Stock Option and Incentive Plan, which is referred to in this prospectus as the stock option plan. The stock option plan was adopted by our board of directors on February 3, 2000 and will be submitted to by our stockholders for consideration on or prior to February 2, 2000. The stock option plan was amended and restated by our board
of directors on             , 2001 to be effective upon the initial public
offering. The amendment and restatement of the stock option plan was approved by
our stockholders on             , 2001 . You may refer to the exhibits that are
part of the registration statement of which this prospectus is a part for a copy of the stock option plan.

     TYPES OF AWARDS. The stock option plan provides for grants of incentive stock options, which are intended to qualify for favorable federal tax treatment under Section 422 of the Internal Revenue Code of 1986, and nonqualified stock options, which do not so qualify. The stock option plan also provides for grants of restricted stock that are subject to restrictions and risks of forfeiture and restricted stock units that represent the conditional right of the holder to receive stock in the future and which are subject to restrictions and risks of forfeiture.

     SHARES SUBJECT TO THE STOCK OPTION PLAN.  As of             , 2000, the
total number of shares of common stock authorized for issuance under the stock
option plan was      shares. These shares may be authorized but unissued common stock. If an option grant expires or for any reason is terminated or unexercised, the shares of common stock relating to that grant again become available for issuance under the stock option plan. As of December 22, 2000, there were nonqualified stock options to purchase 246,654 shares outstanding and incentive stock options to purchase 427,246 shares outstanding.

     MERGERS AND OTHER SIMILAR TRANSACTIONS. In the event of a merger, consolidation, reorganization, stock dividend, stock split, or other similar change affecting our capital structure, we have the authority to make appropriate adjustments to the total number of shares available for issuance under the stock option plan, the number of shares that may be purchased and the exercise price applicable to outstanding stock options.

     ELIGIBILITY. Grants may be made to any of our or any of our affiliates' employees, officers, directors, consultants or to any consultant, independent contractor or other person providing services to us or our affiliates', in each case as determined by our board of directors.

     ADMINISTRATION. Currently, our board of directors administers the stock option plan. Upon completion of this public offering, our compensation committee will administer the stock option plan.

     SECTION 162(M). Section 162(m) of the Internal Revenue Code limits publicly-held companies to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their chief executive officer and the four highest compensated executive officers (other than the chief executive officer) determined at the end of each year. However, performance-based compensation is excluded from this limitation. The stock option plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) at such time as the stock option plan becomes subject to Section 162(m).

     ADDITIONAL LIMITATIONS. When we have any equity securities registered under Section 12 of the Securities Exchange Act of 1934, the maximum number of shares of stock subject to a stock option under the plan that we can awarded to
any eligible person is      shares per year.

EMPLOYEE STOCK PURCHASE PLAN

     We intend to adopt an Employee Stock Purchase Plan to be effective upon our initial public offering. The following is a summary description of our proposed Employee Stock Purchase Plan.

     The purpose of the Employee Stock Purchase Plan is to permit eligible employees to purchase at a discount shares of common stock of our company. The Employee Stock Purchase Plan is administered by our compensation committee. All of our employees who are employed by us or any of our domestic subsidiaries and whose customary employment is more than 20 hours per week and for more at least five months in any calendar year will be eligible to participate in this plan. However, any employee who would own five percent or more of the total combined voting power or value of our common stock immediately after any grant is not eligible to participate.

     We intend to reserve        shares of common stock for issuance under the
Employee Stock Purchase Plan. We also intend that the Employee Stock Purchase Plan meet the requirements for an "employee stock purchase plan" under Section 423 of the Code. The Employee Stock Purchase Plan was adopted by the board of
directors on                , 200 and was approved by our stockholders on
               , 200 , but will only become effective upon the occurrence of our initial public offering.

     The first offering period under the Employee Stock Purchase Plan will commence on the date of the initial public offering. An offering period will consist of one or more purchase periods. The duration of each offering and purchase period will be determined by the compensation committee.

     During a purchase period, we will withhold amounts through payroll deductions for eligible employees who elect to participate in the Employee Stock Purchase Plan. At the end of each purchase period, we will use the employee contributions to the plan to purchase, on behalf of eligible employees who are participating in the Employee Stock Purchase Plan, stock at a price equal to the lesser of 85% of the market price of the common stock at either the beginning of the offering period or the end of the purchase period.

STAR GUIDE PHANTOM STOCK PLAN

     The following is a summary description of our Star Guide Phantom Stock Plan, which is referred to as the Star Guide phantom stock plan in this prospectus. This plan will be of no further effect after the closing of this offering. Our board of directors approved this plan effective January 1, 2000. You may refer to the exhibits that are part of the registration statement of which this prospectus is a part for a copy of the Star Guide Phantom Stock Plan.

     The Star Guide phantom stock plan provides for grants of up to 29,708 shares of phantom stock to eligible employees of Star Guide Corporation based on our Class A-1 5% Convertible Preferred Stock. All 29,708 shares of phantom stock have been granted. These shares are fully vested. Holders of phantom stock under this plan have no voting rights, no stockholder rights and no employment rights.

     Upon the closing of this offering, the holders of the phantom stock will be entitled to receive payment for their phantom stock and dividends accrued and paid to holders of shares of our Class A-1 5% Convertible Preferred Stock. Payment for each share of phantom stock may be made in cash in an amount equal to the fair market value of one share of our common stock, as determined based on the offering price as set forth on this prospectus. We have the option to make the payment for a holder's phantom stock in any combination of cash and discounted options to purchase our common stock. If we elect to pay a portion of the phantom stock payment due to a holder in discounted options, the exercise price for those options cannot be less than 25% of the fair market value of our common stock, as determined based on the offering price as set forth on this prospectus.

2000 EMPLOYEE PHANTOM STOCK PLAN

     The following is a summary description of our 2000 Employee Phantom Stock Plan. Our board of directors approved this plan effective January 1, 2000. You may refer to the exhibits that are part of the registration statement of which this prospectus is a part for a copy of the 2000 Employee Phantom Stock Plan.

     The 2000 Employee Phantom Stock Plan provides for grants of up to 229,167 shares of phantom stock to eligible employees of ours. When granted, all shares of phantom stock will be fully vested. Holders of phantom stock under this plan have no voting rights, no stockholder rights and no employment rights.

     Upon the closing of this offering, the holders of the phantom stock will be entitled to receive payment for their phantom stock and dividends accrued and paid to holders of shares of our Class A-2 5% Convertible Preferred Stock. Payment for each share of phantom stock may be made in cash in an amount equal to the fair market value of one share of our common stock, as determined based on the offering price of our common stock as set forth on this cover of this prospectus. We have the option to make the payment for a holder's phantom stock in any combination of cash, our common stock and discounted options to purchase our common stock. If we elect to pay a portion of the phantom stock payment due to a holder in discounted options, the exercise price for those options cannot be less than 25% of the fair market value of our common stock. Phantom stock that is issued after the closing of this offering also may be redeemed for cash, our common stock or discounted options to purchase our common stock.

2000 RETENTION PLAN FOR EMPLOYEES

     The following is a summary description of our 2000 Retention Plan for Employees. The plan became effective on January 12, 2000. You may refer to the exhibits that are part of the registration statement of which this prospectus is a part for a copy of the 2000 Retention Plan for Employees.

     In conjunction with our purchase of Noble-Met, Ltd. and as part of the calculation of the purchase price, we established a bonus plan for employees of Noble-Met to motivate and reward the future efforts of those employees. The maximum amount of the deferred purchase price and therefore the maximum amount of benefits that may be paid under the plan is $10,000,000. Benefits under the plan are calculated based on the achievement by Noble-Met of certain earnings objectives in the year 2000 as compared to the year 1999 and in the year 2001 as compared to the year 2000. Payments have been made for the year 2000 equal to
$     and           phantom shares under the 2000 Employee Phantom Stock Plan.

     For plan year 2001, each eligible employee may decide whether to receive all of that employee's benefits, if any, under the plan in a cash payment or in a combination of cash and up to 25% in phantom stock pursuant to the 2000 Employee Phantom Stock Plan. The number of shares of phantom stock an employee is entitled to receive is determined by dividing the dollar amount of phantom stock to be received by 12.

     In order to receive payment under the plan, an eligible employee must be employed by Noble-Met or an affiliate of Noble-Met on the payment date. Payments under the plan are due on the earlier of 30 days after the delivery of our audited financial statements for the fiscal year 2001 or April 15, 2002.

2000 RETENTION PLAN FOR MER CONSULTANTS AND EMPLOYEES

     The following is a summary description of our 2000 Retention Plan for MER Consultants and Employees. The plan became effective on May 12, 2000. You may refer to the exhibits that are part of the registration statement of which this prospectus is a part for a copy of the 2000 Retention Plan for MER Consultants and Employees.

     Prior to our acquisition of Noble-Met, Ltd., Noble-Met engaged the services of a company known as Medical Engineering Resources, Ltd. for certain sales and marketing services. In conjunction with our purchase of Noble-Met, we determined that it was in our best interest and the best interest of Noble-Met to retain, on an exclusive basis, the services of Medical Engineering Resources. We purchased Medical Engineering Resources and entered into employment and consulting arrangements with certain individuals affiliated with Medical Engineering Resources. As part of the calculation of the purchase price for Noble-Met and Medical Engineering Resources, we established a bonus plan for employees of Medical Engineering Resources to motivate and reward the future efforts of those employees. The maximum amount of the deferred purchase price and therefore the maximum amount of benefits that may be paid under the plan is $1,000,000. Benefits under the plan are calculated based on the achievement by Noble-Met of certain earnings objectives in the year 2000 as compared to the year 1999 and in the year 2001 as compared to the year 2000. Payments have been
made for the year 2000 equal to $       and        phantom shares under the 2000
Employee Phantom Stock Plan.

     For plan year 2001, each eligible employee may decide whether to receive all of that employee's benefits, if any, under the plan in a cash payment or in a combination of cash and up to 25% in phantom stock pursuant to the 2000 Employee Phantom Stock Plan. The number of shares of phantom stock an employee is entitled to receive is determined by dividing the dollar amount of phantom stock to be received by 12.

     In order to receive payment under the plan, an eligible employee must be employed by Noble-Met or an affiliate of Noble-Met on the payment date. Payments under the plan are due on the earlier of 30 days after the delivery of our audited financial statements for the fiscal year 2001 or April 15, 2002.

DEFINED CONTRIBUTION RETIREMENT PLANS

     Four of our subsidiaries, Spectrum Manufacturing, Inc., UTI Pennsylvania, Noble-Met, and Star Guide Corporation, maintain for the benefit of their eligible employees defined contribution plans intended to qualify under Section 401 of the Internal Revenue Code. Employees who participate in the plans may make elective deferrals of a portion of their salary. In addition each year we may make discretionary profit sharing or employer matching contributions to the plans. These employer contributions become vested over time based on the employee's continued employment with us. Our contributions, if any, are generally deductible when made. All contributions are held in trust as required by law.

     Two of our subsidiaries, UTI Pennsylvania and Star Guide, maintain profit sharing plans for the benefit of their eligible employees. These profit sharing plans are defined contribution plans intended to qualify under Section 401 of the Internal Revenue Code. Each year we may make discretionary profit sharing contributions to the plans. These employer contributions become vested over time based on the employee's continued employment with us. Our contribution, if any, are generally deductible when made.

DEFINED BENEFIT RETIREMENT PLANS

     Two of our divisions maintain defined benefit pension plans for the benefit of their eligible employees. The two plans are the Pension Plan for Employees of Uniform Tubes, Inc., and the Pension Plan for Employees of UTITEC, Inc. The plans are noncontributory defined benefit pension plans which provide eligible employees with retirement income, generally payable as annuity, for life.

                           RELATED PARTY TRANSACTIONS

     Since our inception, we have issued shares of common and preferred stock in private placement transactions as follows:

     - On July 6, 1999, we issued and sold 150,000 shares of our voting common stock at a purchase price of $0.01 per share, 868,372 shares of our Class A-1 5% Convertible Preferred Stock at a purchase price of $10.94 per share and 300,000 shares of our Class B-1 Convertible Preferred Stock at $0.10 per share.

     - On January 11, 2000, we issued and sold 1,125,000 shares of our Class A-2 5% Convertible Preferred Stock at a purchase price of $12.00 per share.

     - On May 12, 2000, we issued and sold 26,456 shares of our Class A-3 5% Convertible Preferred Stock at a purchase price of $18.90 per share.

     - On May 31, 2000, we issued and sold 3,437,500 shares of our Class A-4 5% Convertible Preferred Stock at $16.00 per share and 515,882 shares of our Class AA Convertible Preferred Stock at $13.00 per share.

     - On June 1, 2000 we issued and sold 100,000 shares of our Class B-2 Convertible Preferred Stock at $0.10 per share.

     - On December 21 and December 22, 2000 we issued and sold 995,469 shares of our Class A-5 5% Convertible Preferred Stock at $16.00 per share.

Each share of Class A-1 5% Convertible Preferred Stock, Class A-2 5% Convertible Preferred Stock, Class A-3 5% Convertible Preferred Stock, Class A-4 5% Convertible Preferred Stock, Class A-5 5% Convertible Preferred Stock, Class AA Convertible Preferred Stock, Class B-1 Convertible Preferred Stock and Class B-2 Convertible Preferred Stock currently converts into one share of voting common stock, which conversion will occur upon the closing of this offering.

     The following table identifies our executive officers, directors and five percent stock holders who have made equity investments in our company, excluding the exercise of options to purchase shares of our common stock. See "Principal and Selling Stockholders" for additional information about the beneficial ownership of shares of our preferred and common stock held by these holders.

                                      SHARES OF      SHARES OF      SHARES OF      SHARES OF      SHARES OF     SHARES OF
                         SHARES OF   CLASS A-1 5%   CLASS A-2 5%   CLASS A-4 5%   CLASS A-5 5%    CLASS AA      CLASS B-1
                          VOTING     CONVERTIBLE    CONVERTIBLE    CONVERTIBLE    CONVERTIBLE    CONVERTIBLE   CONVERTIBLE
                          COMMON      PREFERRED      PREFERRED      PREFERRED      PREFERRED      PREFERRED     PREFERRED
NAME                       STOCK        STOCK          STOCK          STOCK          STOCK          STOCK         STOCK
----                     ---------   ------------   ------------   ------------   ------------   -----------   -----------
EXECUTIVE OFFICERS
Andrew D. Freed(a).....       --            --             --              --            --             --           --
Barry Aiken............       --            --             --              --        10,706             --           --
Jeffrey M. Farina......       --            --             --              --        12,057             --           --
Thomas F. Lemker.......                     --            531              --            --             --           --
DIRECTORS
Ira Brind..............    1,875         4,571             --              --         3,125             --        1,250
H. Stephen Cookston....       --            --             --              --         7,969             --           --
John R. Freeland.......       --            --        146,615              --            --             --           --
Charles A.
  Hamilton(b),(c)......   75,000       301,645        591,667       1,468,750       366,357             --       50,000
Mark M. King(b)........   75,000       210,237        550,000       1,375,000       338,486             --       50,000
Douglas M. Ladden(d)...       --            --             --              --        57,522        479,890           --
David Pinkerton(e).....       --            --             --         625,000        90,590             --           --
Eric M. Pollock(f).....       --       367,915        210,416              --        73,500             --        5,000
Bruce L. Rogers(b).....   75,000       210,237        550,000       1,375,000       338,486             --       50,000

                          SHARES OF
                          CLASS B-2
                         CONVERTIBLE
                          PREFERRED
NAME                        STOCK
----                     -----------
EXECUTIVE OFFICERS
Andrew D. Freed(a).....    50,000
Barry Aiken............    25,000
Jeffrey M. Farina......    25,000
Thomas F. Lemker.......        --
DIRECTORS
Ira Brind..............        --
H. Stephen Cookston....        --
John R. Freeland.......        --
Charles A.
  Hamilton(b),(c)......        --
Mark M. King(b)........        --
Douglas M. Ladden(d)...        --
David Pinkerton(e).....        --
Eric M. Pollock(f).....        --
Bruce L. Rogers(b).....        --

                                      SHARES OF      SHARES OF      SHARES OF      SHARES OF      SHARES OF     SHARES OF
                         SHARES OF   CLASS A-1 5%   CLASS A-2 5%   CLASS A-4 5%   CLASS A-5 5%    CLASS AA      CLASS B-1
                          VOTING     CONVERTIBLE    CONVERTIBLE    CONVERTIBLE    CONVERTIBLE    CONVERTIBLE   CONVERTIBLE
                          COMMON      PREFERRED      PREFERRED      PREFERRED      PREFERRED      PREFERRED     PREFERRED
NAME                       STOCK        STOCK          STOCK          STOCK          STOCK          STOCK         STOCK
----                     ---------   ------------   ------------   ------------   ------------   -----------   -----------
FIVE PERCENT
  STOCKHOLDERS
7:22 Investors LLC.....       --       367,915        210,416              --        73,500             --           --
Entities affiliated
  with American
  International Group,
  Inc.(g)..............       --            --             --         625,000        90,590             --           --
Entities affiliated
  with KRG Capital
  Partners,
  L.L.C.(h)............   75,000       210,237        550,000       1,375,000       338,486             --       50,000
Entities affiliated
  with CMS
  Companies(i).........   71,250       173,673             --         500,000        87,088             --       47,500
Entities affiliated
  with Credit Suisse
  First Boston
  Corporation(j).......       --            --             --              --        57,522        479,890           --

                          SHARES OF
                          CLASS B-2
                         CONVERTIBLE
                          PREFERRED
NAME                        STOCK
----                     -----------
FIVE PERCENT
  STOCKHOLDERS
7:22 Investors LLC.....        --
Entities affiliated
  with American
  International Group,
  Inc.(g)..............        --
Entities affiliated
  with KRG Capital
  Partners,
  L.L.C.(h)............        --
Entities affiliated
  with CMS
  Companies(i).........        --
Entities affiliated
  with Credit Suisse
  First Boston
  Corporation(j).......        --

---------------

(a)  Mr. Freed also serves as a member of our board of directors.

(b) Includes shares purchased by or attributable to the KRG entities described in note (h) below. Each of Messrs. Hamilton, King and Rogers disclaims beneficial ownership in the shares held by the KRG entities except to the extent of his respective pecuniary interest in such shares.

(c) Includes shares purchased by Infrastructure & Environmental Private Equity Fund III, LP and Environmental & Information Technology Private Equity Fund III, LP. First Analysis Corporation is a member of the general partner of both funds and Mr. Hamilton serves as a managing director of First Analysis Corporation. Mr. Hamilton disclaims beneficial ownership in the shares held by the First Analysis entities except to the extent of his pecuniary interest in such shares.

(d) Includes shares purchased by the Credit Suisse First Boston Corporation entities described in note (j) below. Mr. Ladden disclaims beneficial ownership in the shares held by the DLJ entities except to the extent of his pecuniary interest in such shares.

(e) Includes shares purchased by the AIG entities described in note (g) below. Mr. Pinkerton disclaims beneficial ownership in the shares held by the AIG entities except to the extent of his pecuniary interest in such shares.

(f) Includes shares purchased by 7:22 Investors, LLC, of which Mr. Pollock is a manager. Mr. Pollock disclaims beneficial ownership of the shares held by 7:22 Investors LLC except to the extent of his pecuniary interest in such shares.

(g) Includes purchases by the following affiliates of American International Group, Inc.: with respect to Class A-4 5% Convertible Preferred Stock:
     531,250 shares purchased by Birmingham Fire Insurance Company of Pennsylvania and 93,750 shares purchased by AIG Private Equity (Bermuda), Ltd; and with respect to Class A-5 5% Convertible Preferred Stock: 77,002 purchased by Birmingham Fire Insurance Company and 13,558 shares purchased by AIG Private Equity (Bermuda), Ltd.

(h)  Includes purchases by the following affiliates of KRG Capital Partners,
     L.L.C.: with respect to voting common stock 75,000 shares purchased by KRG Capital Partners, L.L.C.; with respect to Class A-1 5% Convertible Preferred Stock: 182,815 shares purchased by KRG Capital Partners, L.L.C., 15,817 shares purchased by KRG Capital Fund I, L.P., 10,554 shares purchased by KRG Capital Fund I (FF), L.P. and 1,051 shares purchased by KRG Coinvestment, LLC; with respect to Class A-2 5% Convertible Preferred
     Stock: 330,642 shares purchased by KRG Capital Fund I, L.P., 143,812 shares purchased by KRG Capital Fund I (PA), L.P., 71,452 shares purchased by KRG Capital Fund I (FF), L.P. and 4,094 shares purchased by KRG Coinvestment, LLC; with respect to Class A-4 5% Convertible Preferred Stock: 803,815 shares purchased by KRG Capital Fund I, L.P., 355,671 shares purchased by KRG Capital Fund I (PA), L.P., 169,711 shares purchased by KRG Capital Fund I (FF), L.P., 35,567 shares purchased by KRG Capital Fund I (GER) and

     10,236 shares purchased by KRG Coinvestment, LLC; with respect to Class A-5 5% Convertible Preferred Stock: 197,970 shares of shares purchased by KRG Capital Fund I, L.P., 41,798 shares purchased by KRG Capital Fund I (PA), L.P., 87,598 shares purchased by KRG Capital Fund I (FF), L.P., 8,760 shares purchased by KRG Capital Fund I (GER) and 2,360 shares purchased by KRG Coinvestment, LLC; and with respect to Class B-1 Convertible Preferred
     Stock: 50,000 shares purchased by KRG Capital Partners, L.L.C. Subsequent to the above-described purchase of our shares, the various KRG funds effected various transfers of the shares among the funds.

(i) Includes purchases by the following affiliates of CMS Companies: with respect to voting common stock 2,250 shares purchased by CMS Diversified Partner, L.P. and 69,000 shares purchased by CMS Co-Investment Subpartnership; with respect to Class A-1 5% Convertible Preferred Stock:
     5,484 shares purchased by CMS Diversified Partner, L.P. and 168,189 shares purchased by CMS Co-Investment Subpartnership; with respect to Class A-4 5% Convertible Preferred Stock: 375,000 shares purchased by CMS Co-Investment Subpartnership and 125,000 shares purchased by CMS PEP XIV Co-Investment Subpartnership; with respect to Class A-5 5% Convertible Preferred Stock:
     1,006 shares purchased by CMS Diversified Partner, L.P., 86,026 shares purchased by CMS Co-Investment Subpartnership and 1,062 shares purchased by CMS PEP XIV Co-Investment; and with respect to Class B-1 Convertible Preferred Stock: 1,500 shares purchased by CMS Diversified Partner, L.P. and 46,000 shares purchased by CMS Co-Investment Subpartnership.

(j) Includes purchases by the following affiliates of Credit Suisse First Boston Corporation: with respect to Class AA Convertible Preferred Stock:
     272,722 shares purchased by DLJ Investment Partners II, L.P., 51,588 shares purchased by DLJ Investment Funding II, Inc., 34,384 shares purchased by DLJ ESC II, L.P. and 121,196 shares purchased by DLJ Investment Partners, L.P.; and with respect to Class A-5 5% Convertible Preferred Stock: 50,308 shares purchased by DLJ Investment Funding II, Inc. and 7,214 shares purchased by DLJ ESC II L.P.

     We believe that the terms of all of the above-described transactions were no less favorable than we could have obtained from unaffiliated third parties.

     In connection with the above-described transactions, we entered into an agreement with the investors providing for registration rights with respect to the shares of common stock, including those issuable upon conversion of each class of preferred stock. For more information, please see "Description of Capital Stock -- Registration Rights."

     In addition, we have employment agreements with some of our executive officers, which are discussed under "Management -- Employment Agreements."

     We have no outstanding loans to, or guarantees on behalf of, any of our directors or executive officers.

SECURITIES PURCHASE AGREEMENT

     On May 31, 2000, we and our wholly-owned subsidiary, Medical Device Manufacturing, Inc., a Colorado corporation, entered into a securities purchase agreement with DLJ Investment Partners II, L.P., DLJ Investment Funding II, Inc., DLJ ESC II L.P., DLJ Investment Partners, L.P., all of which are affiliates of Credit Suisse First Boston Corporation, and Reliastar Financial Corp. In accordance with the agreement, we issued and sold 515,882 shares of Class AA Convertible Preferred Stock which at the time of issuance represented approximately 7.9% of our outstanding common stock on a fully-diluted basis. At the same time as the share issuance, Medical Device Manufacturing, Inc. issued to these entities 13.5% senior subordinated notes in an aggregate principal amount of $21.5 million, which notes mature June 1, 2007, and we issued to these entities senior notes in an aggregate principal amount of $21.5 million, which notes mature June 1, 2008. The senior subordinated notes accrue interest at a rate of 13.5% per annum. Our senior notes accrue interest at a rate of 15.563% per annum prior to June 1, 2005, which interest may be paid by the issuance of additional notes, and 16.101% per annum thereafter. The senior subordinated notes are subject to a prepayment penalty of 106.75% of the face amount of these notes and the senior notes are subject to a prepayment penalty of 107.50% of the face amount of these notes. We intend to repay the senior subordinated notes and the senior notes by drawing upon a new credit facility to be entered into concurrently with the closing of this offering. If we redeem the senior notes and the senior subordinated notes, we may redeem 37.5% or 193,456 of the 515,882 shares of Class AA Convertible Preferred Stock issued and sold under the Securities Purchase Agreement for $.01 per share. We intend to redeem those shares upon the closing of this offering.

     Holders of the senior subordinated notes and senior notes have registration rights with respect to the notes. After the six-month period following this offering, holders of at least 25% of the principal amount of the senior subordinated notes may require us to register those notes and holders of at least 25% of the principal amount of the senior notes may require us to register those notes. Generally, the holders of the senior subordinated notes and the holders of the senior notes may each request a maximum of two registrations. In addition, if we register debt securities other than the senior subordinated notes or the senior notes, the holders of those notes can request that we include the senior subordinated notes and senior notes in the registration statement for the other debt securities to be registered. Because we intend to repay the senior subordinated notes and the senior notes immediately following the closing of this offering, we do not anticipate that any registration rights associated with the notes will be available or exercised.

SHAREHOLDERS' AGREEMENT

     We have entered into an agreement with our stockholders providing for certain rights among the stockholders, including a voting agreement with respect to our directors. Pursuant to this agreement, certain stockholders have the right to designate members of our board of directors, which rights exist only so long as those holders hold at least 3.5% of our outstanding common stock on an as converted basis as follows: the KRG entities have the right to designate three members; 7:22 Investors LLC, Eric Pollock and certain other holders together have the right to designate one member; the AIG entities that are party to the shareholders' agreement have the right to designate one member; and the DLJ entities that are party to the shareholders' agreement have the right to designate one member, which right exists only so long as the DLJ entities hold at least 25% of the aggregate principal amount of the senior subordinated notes and the senior notes or own at least 3.5% of our outstanding common stock on an as converted basis. In addition, the shareholders agreement provides that we will offer to sell a portion of any new securities issued by us, other than shares issued in our initial public offering, to the stockholders in an amount determined in accordance with their existing holdings. This shareholders' agreement will terminate upon the effectiveness of this offering.

KRG MANAGEMENT AGREEMENT

     On July 6, 1999, we entered into a management agreement with KRG Capital Partners, L.L.C. We amended that agreement on May 31, 2000, and we intend to further amend it upon the closing of this offering. Under the agreement, KRG Capital Partners, L.L.C. assists us with financial and management consulting and transaction advisory services, and we pay KRG an annual management fee and a fee based on the value of acquisitions by us in which KRG was involved. In 1999 we paid KRG an aggregate of approximately $96,774 in annual management fees, and in 2000 we paid KRG an aggregate of approximately $288,979 in annual management fees. In addition, we paid transaction fees in conjunction with the closing of acquisitions by us as follows: on July 14, 1999, in conjunction with the acquisition of Star Guide we paid $300,000; on January 12, 2000, in conjunction with the acquisition of Noble-Met we paid $400,000; on June 1, 2000, in conjunction with the acquisition of UTI Pennsylvania we paid $1,500,000; and on July 6, 2000, in conjunction with the acquisition of Medical Engineering Resources, Ltd. we paid $50,000. In January 2001, we will pay KRG $255,000 in conjunction with the acquisition of American Technical Molding. Upon the closing of this offering, we will enter into an amended management agreement with KRG. The new agreement with KRG will have a term of five years from the date of effectiveness of this registration statement. KRG will receive base transaction fees equal to 1% of the amount paid to the sellers of the company or business we acquire. In addition, for transactions in which the amount we pay to the sellers of the company or business exceeds $200 million, our fee will be reduced to .5% of such amount if we also engage an investment banking firm to represent us in a transaction. For each transaction we will also pay KRG a transaction bonus fee equal to the greater of 1% of the amount paid to the sellers of the company or business we acquire or $250,000, with aggregate transaction bonuses in any one year not to exceed $500,000.

STAR GUIDE ACQUISITION

     In conjunction with our acquisition on July 6, 1999 of 100% of the capital stock of Star Guide, we paid an aggregate of $19,255,000 in cash, subject to post-closing adjustments, and issued shares of our Class A-1 5% Convertible Preferred Stock and shares of our Class B-1 Convertible Preferred Stock. Of that cash payment, Mr. Pollock received 23.7%. Mr. Pollock also received 237,659 shares of Class A-1 5% Convertible Preferred Stock and 190,000 shares of Class B-1 Convertible Preferred Stock. Mr. Pollock received an additional purchase price payment of $425,949 based on the performance of Star Guide during fiscal year 1999.

NOBLE-MET ACQUISITION

     In conjunction with our acquisition on January 11, 2000 of 100% of the capital stock of Noble-Met, we paid an aggregate of $21,243,082.24 in cash and issued shares of our Class A-2 5% Convertible Preferred Stock. Messrs. Freeland and Lemker received 50.17% and 0.18%, respectively, of that total cash consideration. We also issued Mr. Freeland 146,615 shares of our Class A-2 5% Convertible Preferred Stock and Mr. Lemker 531 shares of our Class A-2 5% Convertible Preferred Stock. Messrs. Freeland and Lemker are also entitled to a portion of the deferred purchase price calculated based on the achievement by Noble-Met of certain earnings objectives in the year 2000 as compared to the year 1999 and in the year 2001 as compared to the year 2000. If the deferred purchase price is earned, Messrs. Freeland and Lemker may each elect to receive his portion all in cash or up to 25% in non-cash consideration and the remainder in cash. The non-cash portion of the deferred purchase price will be paid in common stock with the number of shares determined by dividing the non-cash amount of each of Messrs. Freeland's and Lemker's deferred purchase price by 12.

UTI PENNSYLVANIA ACQUISITION

     In conjunction with our acquisition on June 1, 2000 of 100% of the capital stock of UTI Pennsylvania, we paid an aggregate of $139,203,537 and issued shares of our Class B-2 Convertible Preferred Stock. The two principal stockholders of UTI Pennsylvania received an aggregate of 70.2% of the total cash amount. Messrs. Freed, Aiken, Farina, Cornwell, Gaffney and Ashby received 14.11%, 2.30%, 3.14%, 1.85%, 0.51% and 0.51% respectively of the total cash amount. In addition, we issued shares of our Class B-2 Convertible Preferred Stock as follows: 50,000 shares to Mr. Freed, 25,000 shares to Mr. Aiken and 25,000 shares to Mr. Farina. In addition, we granted discounted options to purchase shares of our common stock at an exercise price of $4.00 per share as follows: 156,250 shares to Mr. Freed, 25,368 shares to Mr. Aiken, 34,688 shares to Mr. Farina and 20,348 shares to Mr. Cornwell. Messrs. Freed, Aiken, Farina, Cornwell, Gaffney and Ashby are eligible to receive a portion of the deferred cash purchase price of up to $10,000,000 calculated based on by UTI Pennsylvania's attainment of certain earnings objectives in the year 2000. We do not believe that those earnings objectives will be met, thus no payment will be made. Pursuant to a bonus arrangement contained in the share purchase agreement between us and UTI Pennsylvania dated May 31, 2000, employees of UTI Pennsylvania, including Messrs. Freed, Aiken, Farina, Cornwell and Gaffney, are eligible for bonuses based on the performance of UTI Pennsylvania. The bonuses are to be paid from a discretionary bonus pool consisting of 2% of UTI Pennsylvania's earnings before interest, taxes, depreciation and amortization, or EBITDA. There is also a variable portion of the bonus arrangement which is based on an EBITDA budget of $18.5 million for 2000. For each 1% that the actual EBITDA is above 95% of the budgeted EBITDA (after giving effect to bonuses paid under the bonus arrangement), the variable bonus plan pool will be funded with $70,000 (after giving effect to bonuses paid under the bonus plan). We plan to replace this bonus arrangement with a formal bonus plan in 2001.

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

STAR GUIDE LEASE

     In conjunction with our acquisition on July 6, 1999 of Star Guide we entered into a lease agreement with 5000 Independence Street LLC for the approximately 45,000 square foot facility in which Star Guide is located. 5000 Independence Street LLC, the owner of the facility, is a limited liability company whose members include Mr. Pollock. Mr. Pollock was among the sellers in our acquisition of Star Guide, and Mr. Pollock is a member of our board of directors. The lease term is eight years and is subject to one four year renewal period at our option. The base rent for the first two years is $300,000 per year. This lease provides that in 2001, the third year of the lease term, the base rent shall adjust to a mutually acceptable base rent.

NOBLE-MET LEASE

     In conjunction with our acquisition of Noble-Met on January 11, 2000, we entered into a lease agreement with Image, L.C. for the approximately 48,000 square foot facility in which Noble-Met is located. Image, L.C., the owner of the facility, is a limited liability company whose members include John R. Freeland. Mr. Freeland was among the sellers in our acquisition of Noble-Met, and he is a member of our board of directors. The lease term is six years and is subject to two three year renewal periods at our option. The base rent for the initial five year term is $324,996 per year. This lease provides that in 2004, the fifth year of the initial term, the base rent shall adjust to a mutually acceptable base rent.

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

                             PRINCIPAL STOCKHOLDERS

     The following table shows information with respect to beneficial ownership of our common stock, as of December 22, 2000, after giving pro forma effect to the conversion of all of our outstanding shares of preferred stock into common stock on a one-to-one basis, and as adjusted to reflect the sale of the common stock offered by us in this offering, for:

     - each of our directors and named executive officers;

     - all of our directors and executive officers as a group; and

     - each person known by us to beneficially own more than 5% of our common stock.

     We have calculated the percentage of beneficial ownership based on 7,518,679 shares of common stock outstanding as of December 22, 2000, after giving effect to the conversion of our convertible preferred stock, and shares of common stock outstanding after completion of this offering.

                                                                                 PERCENTAGE OF SHARES
                                                                                 BENEFICIALLY OWNED(A)
                                                                                 ---------------------
                                                             NUMBER OF SHARES     BEFORE       AFTER
NAME OF BENEFICIAL OWNER                                    BENEFICIALLY OWNED   OFFERING    OFFERING
------------------------                                    ------------------   ---------   ---------
DIRECTORS AND EXECUTIVE OFFICERS
Ira Brind(b)..............................................          10,821         *
H. Stephen Cookston(c)....................................           9,969         *
John R. Freeland..........................................         146,615          2.0
Andrew D. Freed(d)........................................         206,250          2.7
Charles A. Hamilton(e),(f)................................       2,953,783         39.1
Mark M. King(e)...........................................       2,693,388         35.6
Douglas M. Ladden(g)......................................         537,412          7.1
Steven D. Neumann.........................................              --
David B. Pinkerton(h).....................................         715,590          9.5
Eric M. Pollock(i)........................................         685,882          9.1
Bruce L. Rogers(e)........................................       2,693,388         35.6
All directors and executive officers as a group (17
  persons)(b),(c),(d),(e),(f),(g),(h),(i).................       5,421,020         68.7
FIVE PERCENT STOCKHOLDERS
7:22 Investors LLC(j).....................................         676,599          9.0
Entities affiliated with American International Group,
  Inc.(k).................................................         715,590          9.5
Entities affiliated with KRG Capital Partners,
  L.L.C.(l)...............................................       2,693,388         35.6
Entities affiliated with CMS Companies(m).................         833,973         11.1
Entities affiliated with Credit Suisse First Boston
  Corporation(n)..........................................         537,412          7.1

---------------
 *  Less than 1% beneficial ownership.

(a) Beneficial ownership is determined under the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying warrants or options held by that person that are currently exercisable or are exercisable within 60 days of December 22, 2000 but excludes shares of common stock underlying warrants or options held by any other person. Unless indicated by footnote, the address for each listed director and executive officer is 200 W. 7th Avenue, Collegeville, Pennsylvania 19426-2470.

(b) Consists of 1,875 shares of common stock, 4,571 shares of Class A-1 5% Convertible Preferred Stock, 3,125 shares of Class A-5 5% Convertible Preferred Stock and 1,250 shares of Class B-1 Convertible Preferred Stock. Mr. Brind's address is 1926 Arch Street, Philadelphia, PA 19103.

(c) Includes 7,969 shares of Class A-5 5% Convertible Preferred Stock and 2,000 shares Mr. Cookston has a right to acquire pursuant to an option which is currently exercisable. Mr. Cookston's address is 3411 Mandeville Canyon Road, Brentwood, CA 90049.

(d) Includes 156,150 shares Mr. Freed has the right to acquire pursuant to an option which is currently exercisable.

(e) Includes those shares described in note (l) below. Charles A. Hamilton, Mark M. King and Bruce L. Rogers are managing directors of KRG Capital Partners, L.L.C. and members of KRG Coinvestment, LLC. Messrs. Hamilton, King and Rogers share voting and dispositive power in such shares. Each of Messrs. Hamilton, King and Rogers disclaims beneficial ownership in these shares except to the extent of his respective pecuniary interest in such shares.

(f) Includes 73,126 shares of Class A-1 5% Convertible Preferred Stock, 33,333 shares of Class A-2 5% Convertible Preferred Stock, 75,000 shares of Class A-4 5% Convertible Preferred Stock, 22,297 shares of Class A-5 5% Convertible Preferred Stock and 4,559 shares represented by a warrant to acquire non-voting common stock which is currently exercisable, held by Infrastructure & Environmental Private Equity Fund III, LP, and 18,282 shares of Class A-1 5% Convertible Preferred Stock, 8,334 shares of Class A-2 5% Convertible Preferred Stock, 18,750 shares of Class A-4 5% Convertible Preferred Stock and 5,574 shares of Class A-5 5% Convertible Preferred Stock and 1,140 shares represented by a warrant to acquire non-voting common stock which is currently exercisable held by Environmental & Information Technology Private Equity Fund III, LP. First Analysis Corporation is a member of the member of the general partner of each of these funds. Mr. Hamilton serves as a managing director of First Analysis Corporation. Mr. Hamilton disclaims beneficial ownership in these shares except to the extent of his pecuniary interest in such shares.

(g) Consists of 272,722 shares of Class AA Convertible Preferred Stock held by DLJ Investment Partners II, L.P., 51,588 shares of Class AA Convertible Preferred Stock and 50,308 shares of Class A-5 5% Convertible Preferred Stock held by DLJ Investment Funding II, Inc., 34,384 shares of Class AA Convertible Preferred Stock and 7,214 shares of Class A-5 5% Convertible Preferred Stock held by DLJ ESC II, L.P. and 121,196 shares of Class AA Convertible Preferred Stock held by DLJ Investment Partners, L.P. The DLJ entities described above are affiliates of Credit Suisse First Boston Corporation. Mr. Ladden is a principal of DLJ. Mr. Ladden disclaims beneficial ownership in these shares except to the extent of his pecuniary interest in such shares.

(h) Consists of 531,250 shares of Class A-4 5% Convertible Preferred Stock and 77,002 shares of Class A-5 5% Convertible Preferred Stock held by Birmingham Fire Insurance Company of Pennsylvania and 93,750 shares of Class A-4 5% Convertible Preferred Stock and 13,588 shares of Class A-5 5% Convertible Preferred Stock held by AIG Private Equity Fund (Bermuda) Ltd. Mr. Pinkerton is a general partner of AIG Horizon Partners, The AIG Private Equity Portfolio, L.P. and a special advisor to the AIG Highstar Fund L.P. Mr. Pinkerton disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in such shares.

(i) Includes 5,000 shares of Class B-1 Convertible Preferred Stock and 4,283 shares represented by a warrant to acquire non-voting common stock, which is currently exercisable, held by Mr. Pollock and 367,915 shares of Class A-1 5% Convertible Preferred Stock, 210,416 shares of Class A-2 5% Convertible Preferred Stock, 73,500 shares of Class A-5 5% Convertible Preferred Stock and 24,768 shares represented by a warrant to acquire non-voting common stock, which is currently exerciseable, held by 7:22 Investors LLC. Mr. Pollock is a manager of 7:22 Investors LLC. Mr. Pollock disclaims beneficial ownership of the shares held by 7:22 Investors LLC except to the extent of his pecuniary interest in such shares.

(j) Includes 367,915 shares of Class A-1 5% Convertible Preferred Stock, 210,416 shares of Class A-2 5% Convertible Preferred Stock, 73,500 shares of Class A-5 5% Convertible Preferred Stock and 24,768 shares represented by a warrant to acquire non-voting common stock, which is currently exercisable. The business address of 7:22 Investors LLC is 5000 Independence Street, Arvada, Colorado 80002.

(k) Consists of 531,250 shares of Class A-4 5% Convertible Preferred Stock and 77,002 shares of Class A-5 5% Convertible Preferred Stock held by Birmingham Fire Insurance Company of Pennsylvania and 93,750 shares of Class A-4 5% Convertible Preferred Stock and 13,588 shares of Class A-5 5% Convertible Preferred Stock held by AIG Private Equity Fund (Bermuda) Ltd. The business address of AIG is AIG Global Investment Corp., 175 Water Street, 26th Floor, New York, NY 10038.

(l)  Consists of

     - 171,369 shares of Class A-1 5% Convertible Preferred Stock, 245,508 shares of Class A-2 5% Convertible Preferred Stock, 836,958 shares of Class A-4 5% Convertible Preferred Stock, 189,967 shares of Class A-5 5% Convertible Preferred Stock, 43,522 shares of Class B-1 Convertible Preferred Stock, 65,283 shares of common stock and 21,929 shares represented by a warrant to acquire non-voting common stock, which is currently exercisable, held by KRG Capital Fund I, L.P.,

     - 75,827 shares of Class A-1 5% Convertible Preferred Stock, 108,632 shares of Class A-2 5% Convertible Preferred Stock, 370,335 shares of Class A-4 5% Convertible Preferred Stock, 84,056 shares of Class A-5 5% Convertible Preferred Stock, 19,257 shares of Class B-1 Convertible Preferred Stock, 28,886 shares of common stock and 9,703 shares represented by a warrant to acquire non-voting common stock, which is currently exercisable, held by KRG Capital Fund I (FF), L.P.,

     - 36,181 shares of Class A-1 5% Convertible Preferred Stock, 51,834 shares of Class A-2 5% Convertible Preferred Stock, 176,708 shares of Class A-4 5% Convertible Preferred Stock, 40,108 shares of Class A-5 5% Convertible Preferred Stock, 9,189 shares of Class B-1 Convertible Preferred Stock, 13,783 shares of common stock and 4,630 shares represented by a warrant to acquire non-voting common stock, which is currently exercisable, held by KRG Capital Fund I (PA), L.P.,

     - 7,583 shares of Class A-1 5% Convertible Preferred Stock, 10,863 shares of Class A-2 5% Convertible Preferred Stock, 37,034 shares of Class A-4 5% Convertible Preferred Stock, 8,406 shares of Class A-5 5% Convertible Preferred Stock, 1,926 shares of Class B-1 Convertible Preferred Stock, 2,889 shares of common stock and 970 shares represented by a warrant to acquire non-voting common stock, which is currently exercisable, held by KRG Capital Fund I (GER).

     - 2,182 shares of Class A-1 5% Convertible Preferred Stock, 3,127 shares of Class A-2 5% Convertible Preferred Stock, 10,659 shares of Class A-4 5% Convertible Preferred Stock, 2,419 shares of Class A-5 5% Convertible Preferred Stock, 554 shares of Class B-1 Convertible Preferred Stock, 831 shares of common stock and 280 shares represented by a warrant to acquire non-voting common stock, which is currently exercisable, held by KRG Coinvestment, LLC,

       KRG Capital Partners, L.L.C. is the general partner of the foregoing entities other than for KRG Coinvestment, LLC for which King Consulting Corporation serves as manager. The foregoing shares have been contributed to a limited partnership and such share amounts reflect such party's allocable share of the shares over which it has voting and dispositive power. The business address of KRG Capital Partners, L.L.C. is 1515 Arapahoe Street, Tower One, Suite 1500, Denver, Colorado 80202.

(m) Consists of 908 shares of Class A-1 5% Convertible Preferred Stock, 1,300 shares of Class A-2 5% Convertible Preferred Stock, 4,433 shares of Class A-4 5% Convertible Preferred Stock, 1,006 shares of Class A-5 5% Convertible Preferred Stock, 231 shares of Class B-1 Convertible Preferred Stock, 346 shares of common stock and 116 shares represented by a warrant to acquire non-voting common stock, which is currently exercisable held by CMS Diversified Partner L.P., 74,611 shares of Class A-1 5% Convertible Preferred Stock, 106,890 shares of Class A-2 5% Convertible Preferred Stock, 364,398 shares of Class A-4 5% Convertible Preferred Stock, 82,708 shares of Class A-5 5% Convertible Preferred Stock, 18,949 shares of Class B-1 Convertible Preferred Stock, 28,423 shares of common stock and 9,548 shares represented by a warrant to acquire non-voting common stock, which is currently exercisable held by CMS Co-Investment Subpartnership, and 15,249 shares of Class A-1 5% Convertible Preferred Stock, 21,846 shares of Class A-2 5% Convertible Preferred Stock, 74,475 shares of Class A-4 5% Convertible Preferred Stock, 16,904 shares of Class A-5 5% Convertible Preferred Stock, 3,872 shares of Class B-1 Convertible Preferred Stock, 5,809 shares of common stock and 1,951 shares represented by a warrant to acquire non-voting common stock, which is currently exercisable held by CMS PEP XIV Co-Investment Subpartnership. The foregoing shares have been contributed to a limited partnership and such share amounts reflect such party's allocable share of the shares over which it has voting and dispositive power. The business address of CMS is 1926 Arch Street, Philadelphia, Pennsylvania 19103.

(n) Consists of 272,722 shares of Class AA Convertible Preferred Stock held by DLJ Investment Partners II, L.P., 51,588 shares of Class AA Convertible Preferred Stock and 50,308 shares of Class A-5 5% Convertible Preferred Stock held by DLJ Investment Funding II, Inc., 34,384 shares of Class AA Convertible Preferred Stock and 7,214 shares of Class A-5 5% Convertible Preferred Stock held by DLJ ESC II, L.P. and 121,196 shares of Class AA Convertible Preferred Stock held by DLJ Investment Partners, L.P. The DLJ entities described above are affiliates of Credit Suisse First Boston Corporation. The business address of Credit Suisse First Boston Corporation is 277 Park Avenue, New York, New York 10172.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock and the material provisions of our articles of incorporation and bylaws, which will become effective upon the closing of this offering, is only a summary. You should refer to the complete terms of our capital stock contained in our charter and bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

GENERAL

     Upon the closing of this offering, our authorized capital stock will consist of shares of common stock, par value $0.01 per share, 88,656 shares of which will be designated as non-voting. Our board of directors is authorized, without a vote of stockholders, to classify or reclassify any unissued shares of capital stock and to establish the preferences and rights of any class or series of stock to be issued. Our charter also permits our board of directors, without approval of the stockholders, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

COMMON STOCK

     Each holder of common stock, other than holders of non-voting common stock, is entitled to one vote for each share on all matters to be voted upon by the stockholders. Holder of non-voting common stock are not entitled to vote. Holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, which means that the holders of a majority of the outstanding common stock can elect all of the directors then standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share ratably in all assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

     Upon the closing of this offering, our charter will not provide for the authorization of any shares of preferred stock. However, our board of directors is authorized, without a vote of stockholders, to classify or reclassify any unissued shares of capital stock as preferred stock in one or more series. Prior to the issuance of any preferred stock, our board of directors is required to set the rights, preferences and privileges and any qualifications, limitations or restrictions for each class or series. At present, we have no plans to issue any shares of preferred stock.

WARRANTS AND OPTIONS

     Upon the closing of this offering, we will have outstanding options to purchase a total of 673,900 shares of common stock under our Amended and Restated 2000 Stock Option and Incentive Plan with exercise prices ranging from $4.00 to $17.60 per share. In addition, we have issued warrants to purchase a total of 88,656 shares of non-voting common stock outstanding at $.01 per share which expire on January 11, 2010.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services, (2) acts committed in bad faith or active and deliberate dishonesty established by a final judgment as being material to the cause of action, or (3) in the case of any criminal proceeding, acts or omissions that the person had reasonable cause to believe were unlawful. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     In accordance with the Maryland General Corporation Law or MGCL, our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of ours and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceedings to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceedings and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation unless a court orders indemnification, and then only for expenses. In accordance with the MGCL and our bylaws, as a condition to advancing expenses, we are required to obtain (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by our bylaws and (2) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

ADDITIONAL CHARTER AND BYLAW PROVISIONS

     GENERAL. Upon the closing of this offering, our charter and bylaws will contain the following additional provisions, some of which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, some provisions of the MGCL, if applicable to us, may hinder or delay an attempted takeover without prior approval of our board of directors. These provisions could discourage attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action is in their best interest. These provisions could, therefore, prevent stockholders from receiving a premium over the market price for the shares of common stock they hold.

     BOARD OF DIRECTORS. Our charter provides that our board of directors consist of six members and that it may be increased or decreased in accordance with the bylaws. However, the total number of directors may not be fewer than three nor more than twelve. Pursuant to our bylaws, the number of directors is fixed by our board of directors within the limits set forth in the charter. Because stockholders have no right to cumulative voting for the election of directors, at each annual meeting of stockholders a majority of the outstanding common stock is able to elect the class of directors then standing for election.

     Our board of directors is not currently divided into classes, but it is permissible under the MGCL under certain circumstances for our board of directors to become classified without stockholder approval. Establishing a classified board could have the effect of delaying or preventing a change in control or make a removal of management more difficult.

     FILLING OF BOARD VACANCIES; REMOVAL. Vacancies on our board of directors for any cause except an increase in the number of directors may be filled by the concurring vote of a majority of the remaining directors and, in the case of a vacancy resulting from the removal of a director by the stockholders, by the stockholders holding a majority of all the votes entitled to be cast in the election of directors. Under Maryland law, directors may fill any vacancy only until the next annual meeting of stockholders. Our charter provides that, except for any directors who may be elected by holders of a class or series of stock other than the common stock, directors may be removed with or without cause by the affirmative vote of stockholders holding a majority of all the votes entitled to be cast for the election of directors.

     POWER TO ISSUE ADDITIONAL SHARES OF STOCK. We believe that the power of our board of directors to issue additional shares of common stock or preferred stock and to issue such shares of stock in one or more classes or series will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no intention of doing so, we could issue a class or series of stock that could have the effect of delaying or preventing a change in control or making removal of management more difficult.

     POWER TO RECLASSIFY SHARES OF OUR STOCK. Our charter authorizes our board of directors to classify and reclassify any unissued shares of our stock into other classes or series of stock and permits our board of directors, without stockholder approval, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Prior to issuance of any shares of each class or series, our board of directors is required to set the rights, preferences and privileges and any qualifications, limitations or restrictions for each class or series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms or conditions that could have the effect of delaying or preventing a change in control or making removal of management more difficult. Additionally, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. The issuance of preferred stock could also cause the market price of our common stock to decline.

     STOCKHOLDER ACTION BY UNANIMOUS WRITTEN CONSENT. Pursuant to the MGCL and our bylaws, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of such holders, and may not be effected by any consent in writing by such holders, unless such consent is unanimous.

     CALL OF SPECIAL MEETINGS. Our bylaws provide that special meetings of the stockholders may be called by the President, our board of directors or any other person specified in our bylaws. Our bylaws further provide that the Secretary also is required to call a special meeting of the stockholders on the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

     ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS. Our bylaws provide that:

          (1) with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

        (a) pursuant to the notice of meeting,

        (b) by our board of directors, or

        (c) by a stockholder that is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws; and

          (2) with respect to special meetings of the stockholders, only the business specified in the notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to our board of directors may be made only:

        (a) pursuant to the notice of the meeting,

        (b) by our board of directors, or

        (c) provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder that is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The advance notice provisions contained in the bylaws generally require nominations and new business proposals by stockholders to be delivered to our Secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting.

     MERGER, CONSOLIDATION, SHARE EXCHANGE AND TRANSFER OF ASSETS. Under our charter, subject to the terms of any class or series of stock at the time outstanding, we may merge with or into another entity, may consolidate with one or more other entities, may participate in a share exchange or may transfer our assets within the meaning of the MGCL, but any such merger, consolidation, share exchange or transfer of assets must be approved (1) by our board of directors in the manner provided in the MGCL and (2) by the stockholders by the affirmative vote of not less than a majority of all votes entitled to be cast thereon to the extent a stockholder vote is required under the MGCL to effect any such transaction. In general, such transactions by us must first be approved by a majority of our entire board of directors and thereafter approved by stockholders by the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter. Under the MGCL, certain mergers may be accomplished without a vote of stockholders. For example, no stockholder vote is typically required for a merger of a subsidiary of a Maryland corporation into its parent, provided the parent owns at least 90% of the subsidiary. In addition, a merger need not be approved by stockholders of a Maryland successor corporation if the merger does not reclassify or change the outstanding shares or otherwise amend the charter, and the number of shares to be issued or delivered in the merger is not more than 20% of the number of its shares of the same class or series outstanding immediately before the merger becomes effective. A share exchange need be approved by a Maryland successor only by its board of directors.

     Under the MGCL, a "transfer of assets" is defined to mean any sale, lease, exchange or other transfer of all or substantially all of the assets of the corporation. However, the approval of stockholders is not required for (1) a transfer of assets by a corporation in the ordinary course of business actually conducted by it, (2) a mortgage, pledge or creation of any other security interest in any or all of the assets of the corporation, whether or not in the ordinary course of its business, (3) an exchange of shares of stock through voluntary action under any agreement with the stockholders or (4) a transfer of assets to one or more persons if all the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Pursuant to the MGCL, our voluntary dissolution also would require the affirmative vote not less than a majority of all the votes entitled to be cast on the matter.

     AMENDMENTS TO OUR CHARTER AND BYLAWS. Under the MGCL and our charter, in order to amend our charter, our board of directors first must adopt a resolution setting forth the proposed amendment and declaring its advisability. Except under limited circumstances, the board must direct that the proposed amendment be submitted to stockholders for their consideration either at an annual or special meeting of stockholders. Thereafter, a proposed amendment which needs stockholder approval must be approved by the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter. As permitted under the MGCL, our bylaws provide that directors have the exclusive right to amend the bylaws. Amendment of this provision of the charter also would require board action and approval by stockholders by not less than two-thirds of all votes entitled to be cast on the matter.

     MARYLAND BUSINESS COMBINATION LAW. Our charter contains a provision in which we elect not to be subject to Maryland's Business Combination Act. However, this provision could be amended or eliminated in the future.

     Under the MGCL, unless an exemption is available, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any "Interested Stockholder" or an affiliate of the Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of all the votes entitled to be cast by holders of the outstanding shares of voting stock and (2) two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the Interested Stockholder who will (or whose affiliate will) be a party to the business combination or any affiliate or associate of the Interested Stockholder, voting together as a single voting group, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. A business combination that is approved by the board of directors of a Maryland corporation at any time before an Interested Stockholder first becomes an Interested Stockholder is not subject to the special voting requirements.

     MARYLAND CONTROL SHARE ACQUISITION LAW. Our bylaws contain a provision exempting from Maryland's Control Share Acquisition Statute any and all acquisitions by any person of shares of our stock. However, this provision could be amended or eliminated in the future.

     Under the MGCL, "control shares" acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:
(1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisitions of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions exempted by the charter or bylaws of the corporation.

REGISTRATION RIGHTS

     After the six-month period following this offering, the holders of up to 7,010,151 shares of our common stock will be entitled to registration rights. These rights include rights to require us to include the holders' common stock in future registration statements we file with the SEC subject to certain limitations and, in some cases, demand registration rights. So long as holders of at least 20% of the total number of shares eligible for registration by us seek registration of the shares of common stock held by them, those holders may require us to file a registration statement under the Securities Act on Form S-1 or, if available, a registration statement under the Securities Act on Form S-2 or S-3. Generally, the holders may request a maximum of two registrations. In addition to the two registrations that may be requested by the holders generally, the DLJ entities that hold our stock have the right to request one additional registration of their shares, provided that the request is made by DLJ entities that hold at least 50% of the total number of shares held by all of those entities.

     In addition, if at any time after the date of this offering, we prepare to register any of our securities under the Securities Act, for our account or for the account of our other holders, we must send notice of the registration to all holders with registration rights. Subject to certain conditions and limitations, these holders may elect to register their eligible shares.

     Registration of shares of common stock upon the exercise of demand registration rights would result in the covered shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement. We will pay the expenses incurred in connection with such registrations, including the fees and expenses of one counsel chosen by holders of a majority of the shares being registered on a particular registration statement. These sales could reduce the trading price of our common stock.

TRANSFER AGENT AND REGISTRAR

     We will retain a transfer agent and registrar for our common stock prior to the closing of this offering.

LISTING

     We intend to apply to have our common stock approved for quotation on the Nasdaq National Market under the trading symbol "UTIC."

                        SHARES ELIGIBLE FOR FUTURE SALE

     If our stockholders sell substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future and at a time and price that we deem appropriate.

     Upon the closing of this offering, we will have outstanding an aggregate of shares of our common stock, assuming no exercise of the underwriters'
over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. This leaves 7,325,223 shares eligible for sale in the public market as follows:

NUMBER OF SHARES                                                    DATE
----------------                                                    ----
            .................................   After 180 days from the date of this
                                                prospectus (subject, in some cases, to volume
                                                limitations).
            .................................   At various times after 180 days from the date
                                                of this prospectus (subject, in some cases,
                                                to volume limitations).

LOCK-UP AGREEMENTS

     All of our officers and directors and stockholders holding all of the common stock outstanding before closing of this offering have signed lock-up agreements with our underwriters under which they agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of our common stock then outstanding, which
       will equal approximately      shares immediately after this offering; or

     - the average weekly trading volume of our common stock on The Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, shares eligible for resale under Rule 144(k) may be sold immediately upon the closing of this offering.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchased shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. As of December 22, 2000, no options had been exercised.

REGISTRATION RIGHTS

     Some of our stockholders have registration rights for shares of our capital stock they hold. See "Description of Capital Stock -- Registration Rights."

STOCK OPTIONS

     As soon as practicable after the closing of this offering, we intend to file a registration statement on Form S-8 covering the shares of common stock reserved for issuance under our stock option plan and our employee stock purchase plan. As of December 22, 2000, options to purchase 673,900 shares of common stock were outstanding. The registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Shares of common stock registered under any registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless the shares are subject to vesting restrictions or the lock-up agreements described above.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                     , we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Banc of America Securities LLC, Lehman Brothers Inc. and Salomon Smith Barney Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                               NUMBER OF
UNDERWRITER                                                     SHARES
-----------                                                    ---------
Credit Suisse First Boston Corporation......................
Banc of America Securities LLC..............................
Lehman Brothers Inc. .......................................
Salomon Smith Barney Inc. ..................................
                                                               --------
          Total.............................................
                                                               ========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to           additional shares at the initial public offering
price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments in the sale of the common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay.

                                                     PER SHARE                           TOTAL
                                          -------------------------------   -------------------------------
                                             WITHOUT            WITH           WITHOUT            WITH
                                          OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                          --------------   --------------   --------------   --------------
Underwriting Discounts and Commissions
  paid by us...........................      $                $                $                $
Expenses payable by us.................      $                $                $                $

     We intend to use more than 10% of the net proceeds from the sale of the common stock to repay indebtedness owed by us to Bank of America, N.A., an affiliate of Banc of America Securities LLC. Accordingly, the offering is being made in compliance with the requirements of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. This rule provides generally that if more than 10% of the net proceeds from the sale of stock, not including underwriting compensation, is paid to the underwriters of such stock or their affiliates, the initial public offering price may not be lower than that recommended by a "qualified independent underwriter" meeting certain
standards. Accordingly,                                              is assuming
the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. As compensation for serving
as the qualified independent underwriter, we have agreed to pay           .

     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the share of common stock being offered.

     Our officers, directors and substantially all of our stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     At our request, the underwriters have reserved for sale, up to 5% of the shares of our common stock offered by this prospectus at the initial public offering price for employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in this offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     We intend to apply to have our common stock approved for quotation on The Nasdaq National Market under the symbol "UTIC."

     Prior to this offering, there has been no public market for our common stock. The initial public offering price for the common stock will be negotiated among us and the representatives. Among the principal factors to be considered in determining the initial public offering price will be:

     - market conditions for initial public offerings;

     - the history of and prospects for our business;

     - our past and present operations;

     - our past and present earnings and current financial position

     - an assessment of our management;

     - the market of securities of companies in businesses similar to ours; and

     - the general condition of the securities markets.

     There can be no assurance that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market will develop and continue after the offering.

     Affiliates of Credit Suisse First Boston Corporation invested in our senior notes and senior subordinated notes. Banc of America Securities LLC and its affiliates provided commercial and investment banking services related to our credit facility. Credit Suisse First Boston Corporation, Banc of America Securities LLC, Lehman Brothers Inc. and Salomon Smith Barney Inc. and their respective affiliates may perform financial advisory and investment and commercial banking services for us in the future. In addition, DLJ Investment Partners II, L.P., DLJ Investment Funding II, Inc., DLJ ESC II, L.P. and DLJ Investment Partners, L.P., affiliates of Credit Suisse First Boston Corporation, collectively own 479,890 shares of our Class AA Preferred Stock and 57,522 shares of our A-5 5% Convertible Preferred Stock, Banc of America Management Corporation, an affiliate of Banc of America Securities LLC, owns 25,000 shares of our Class A-2 5% Convertible Preferred Stock and The Travelers Indemnity Company and The Phoenix Insurance Company, affiliates of Salomon Smith Barney Inc., collectively own 312,500 shares of our Class A-4 5% Convertible Preferred Stock and 45,296 shares of our A-5 5% Convertible Preferred Stock. These shares will be converted on a one-to-one basis into shares of our common stock upon completion of this offering.

     We intend to use proceeds from the offering to repay a portion of the indebtedness outstanding under our credit facility. Simultaneous with this offering, we intend to enter into a new credit facility and draw upon this facility to repay the remaining balance of our credit facility and repay our $21.5 million 15.6% senior notes and $21.5 million 13.5% senior subordinated notes as well as estimated prepayment penalties of $3.1 million. Affiliates of certain of the underwriters are lenders under our existing credit facility and our senior notes and senior subordinated notes and are expected to be lenders under our new credit facility.

     We are currently in compliance with the terms of our existing credit facility and our senior notes and senior subordinated notes. The decision of underwriters to distribute our common stock was made independent of the banking affiliates of certain of the underwriters who are lenders under our existing credit facility and our senior notes and senior subordinated notes, which entities had no involvement in determining whether or when to distribute our common stock under this offering or the terms of this offering. The underwriters will not receive any benefit from this offering other than their respective portion of the underwriting fee as paid by us.

     In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, referred to as the Exchange Act.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an on-line distribution through its affiliate, DLJdirect Inc., an on-line broker dealer, as a selling group member.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

     - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

     - where required by law, that the purchaser is purchasing as principal and not as agent, and

     - the purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered in this prospectus will be passed upon for us by Hogan & Hartson L.L.P., Denver, Colorado. Legal matters relating to the sale of common stock in this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

     The audited consolidated financial statements of UTI Corporation as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Medical Device Manufacturing, Inc. (d/b/a Rivo Technologies) as of December 31, 1999, and for the period from July 2, 1999 (date of inception) through December 31, 1999, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of G&D, Inc. (d/b/a Star Guide Corporation) as of December 31, 1998 and 1997, and for each of the two years in the period ended December 31, 1998, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Noble-Met, Ltd. and Subsidiary as of December 31, 1999, and for the year ended December 31, 1999, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Noble-Met, Ltd. and Subsidiary as of December 31, 1998 and for the years ended December 31, 1998 and 1997 included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by KPMG LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The audited combined financial statements of American Technical Molding, Inc. as of September 30, 2000 and December 31, 1999 and for each of the periods then ended, included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

     In October, 2000, we dismissed Deloitte & Touche LLP as our independent accountants. The decision to change independent accountants was approved by our board of directors. Deloitte & Touche LLP reported on our consolidated financial statements as of December 31, 1999 and for the period from July 2, 1999 (date of inception) through December 31, 1999. The report of Deloitte & Touche LLP on those financial statements did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with their audit, we did not have any disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference thereto in connection with their report on the financial statements for such period.

     On November 13, 2000 we engaged Arthur Andersen LLP. Since the 1970's Arthur Andersen LLP had served as independent accountants for UTI Pennsylvania, our predecessor.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1, including amendments to it, relating to the common stock offered by us. This prospectus does not contain all of the information in the registration statement and its exhibits and schedules. For further information with respect to our company and our common stock, you should review the registration statement and its exhibits and schedules. You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the SEC's principal office in Washington, D.C. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at Seven World Trade Center, New York, New York 10048, and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The address of the SEC's Web site is www.sec.gov.

     We intend to furnish our stockholders with annual reports containing audited financial statements certified by our independent auditors.

                               TABLE OF CONTENTS

                                  DESCRIPTION

                                                              PAGE
                                                              -----
MDMI HOLDINGS, INC. (OUR COMPANY)
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
Pro Forma Balance Sheet, September 30, 2000.................    F-4
For Forma Income Statement year ended December 31, 1999.....    F-6
Pro Forma Income Statement nine months ended September 30,
  2000......................................................    F-8
MDMI HOLDINGS, INC. CONSOLIDATED FINANCIAL STATEMENTS AS OF
  SEPTEMBER 30, 2000
Consolidated Balance Sheets as of December 31, 1999 and
  September 30, 2000........................................   F-10
Consolidated Statements of Operations for the period from
  July 2, 1999 (date of inception) through September 30,
  1999 and the nine months ended September 30, 2000.........   F-11
Consolidated Statements of Stockholders' Equity for the
  period from July 2, 1999 (date of inception) through
  September 30, 1999 and the nine months ended September 30,
  2000......................................................   F-12
Consolidated Statements of Cash Flows for the period from
  July 2, 1999 (date of inception) through September 30,
  1999 and the nine months ended September 30, 2000.........   F-15
Notes to Financial Statements...............................   F-16
MEDICAL DEVICE MANUFACTURING, INC. (D/B/A RIVO TECHNOLOGIES)
  (NOW KNOWN AS MDMI HOLDINGS, INC.)
CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1999
  AND FOR THE PERIOD FROM JULY 2, 1999 (DATE OF INCEPTION)
  THROUGH DECEMBER 31, 1999
Independent Auditors' Report................................   F-36
Consolidated Balance Sheet, December 31, 1999...............   F-37
Consolidated Statement of Operations for the period from
  July 2, 1999 (date of inception) through December 31,
  1999......................................................   F-38
Consolidated Statement of Stockholders' Equity from July 2,
  1999 (date of inception) through December 31, 1999........   F-39
Consolidated Statement of Cash Flows for the period from
  July 2, 1999 (date of inception) through December 31,
  1999......................................................   F-40
Notes to Consolidated Financial Statements for the period
  from July 2, 1999 (date of inception) through December 31,
  1999......................................................   F-41
G&D, INC., D/B/A STAR GUIDE CORPORATION
FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1998
  AND 1997
Independent Auditors' Report................................   F-51
Balance Sheets as December 31, 1998 and 1997................   F-52
Statements of Earnings and Retained Earnings for the years
  ended December 31, 1998 and 1997..........................   F-53
Statements of Cash Flows for the years ended December 31,
  1998 and 1997.............................................   F-54
Notes to Financial Statements for the years ended December
  31, 1998 and 1997.........................................   F-55
G&D, INC., D/B/A STAR GUIDE CORPORATION
FINANCIAL STATEMENTS FOR THE SIX-MONTHS ENDED JUNE 30, 1999
  AND 1998
Balance Sheets as of June 30, 1999 and 1998.................   F-58
Statements of Operations for the six-months ended June 30,
  1999 and 1998.............................................   F-59
Statements of Cash Flows for the six-months ended June 30,
  1999 and 1998.............................................   F-60
Consolidated Statements of Stockholders' Equity for the
  six-months ended June 30, 1999 and 1998...................   F-61
Notes to Financial Statements for the six-months ended June
  30, 1999 and 1998.........................................   F-62

                                                              PAGE
                                                              -----
NOBLE-MET, LTD. AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1999 AND DECEMBER 31, 1998
Independent Auditors' Report................................   F-63
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................   F-65
Consolidated Statements of Income for the years ended
  December 31, 1999, 1998 and 1997..........................   F-66
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1999, 1998 and 1997..............   F-67
Consolidated Statements of Cash Flows for the years ended
  December 31, 1999, 1998 and 1997..........................   F-68
Notes to Consolidated Financial Statements for the years
  ended December 31, 1999, 1998 and 1997....................   F-69
UTI CORPORATION (OUR PREDECESSOR AND REFERRED TO IN THIS
  PROSPECTUS AS UTI PENNSYLVANIA)
CONSOLIDATED FINANCIAL STATEMENTS AS OF MAY 31, 2000
Report of Independent Public Accountants....................   F-76
Consolidated Balance Sheets as of May 31, 2000, December 31,
  1999 and 1998.............................................   F-77
Consolidated Statements of Operations for the five months
  ending May 31, 2000, and the years ending December 31,
  1999, 1998 and 1997.......................................   F-79
Consolidated Statements of Equity for the years ending
  December 31, 1999, 1998 and 1997..........................   F-80
Consolidated Statements of Cash Flows for the five months
  ending May 31, 2000, and the years ending December 31,
  1999, 1998 and 1997.......................................   F-82
Notes to Consolidated Financial Statements, for the five
  months ended May 31, 2000 and for the years ended December
  31, 1999, 1998 and 1997...................................   F-83
AMERICAN TECHNICAL MOLDING GROUP
FINANCIAL STATEMENTS FOR THE PERIOD ENDED SEPTEMBER 30, 2000
  AND YEAR ENDED DECEMBER 31, 1999
Report of Independent Public Accountants....................   F-95
Combined Balance Sheets as of September 30, 2000 and
  December 31, 1999.........................................   F-96
Combined Statements of Income for the period ended September
  30, 2000 and year ended December 31, 1999.................   F-97
Combined Statements of Stockholders' Equity and Partners'
  Capital for the period ended September 30, 2000 and year
  ended December 31, 1999...................................   F-98
Combined Statements of Cash Flows for the period ended
  September 30, 2000 and year ended December 31, 1999.......   F-99
Notes to Financial Statements for the period ended September
  30, 2000 and the year ended December 31, 1999.............  F-100

                              MDMI HOLDINGS, INC.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The unaudited pro forma consolidated statements of operations give pro forma effect to our acquisition of all of the issued and outstanding shares of Star Guide Corporation in July 1999, Noble-Met, Ltd. in January 2000, Medical Engineering Resources, Ltd. in May 2000, UTI Pennsylvania in May 2000 and American Technical Molding Group (ATM) in December 2000 (the "Acquired Companies") as if each acquisition had occurred on January 1, 1999.

     The unaudited pro forma consolidated balance sheet gives pro forma effect to the acquisition of ATM as if it had occurred on September 30, 2000. The allocation of the purchase price of American Technical Molding, including the revaluation of its tangible and intangible assets and liabilities, will be dependent on the results of a final appraisal, which has not yet been received. The allocation of the UTI Pennsylvania and Noble-Met purchase price is based upon a preliminary appraisal. Accordingly, the initial purchase price allocation is preliminary and may be adjusted upon completion of the final appraisals.

     The unaudited pro forma adjusted consolidated statements of operations give pro forma effect to the Acquired Companies, and also give pro forma effect to the receipt of net proceeds from the sale of shares offered by us at an assumed
initial offering price of $          per share and the application of the net
proceeds of the offering as if these transactions had occurred on January 1, 1999.

     The unaudited pro forma adjusted consolidated balance sheet gives effect to the acquisition of ATM and this offering as if they occurred on September 30, 2000.

     The accounting policies used in preparing the unaudited pro forma consolidated financial statements are those disclosed in our consolidated financial statements included in this prospectus.

     The unaudited pro forma consolidated financial information has been provided for informational purposes only and is not necessarily indicative of the results of operations or financial condition that actually would have been achieved if the acquisition and other transactions had been completed on the date indicated, or that may be reported in the future. The unaudited pro forma financial information does not reflect expenses expected to be incurred to finalize the integration of the combined or acquired operations, or potential cost savings or improvements in revenue that we believe can be realized as a result of the acquisitions.

     The unaudited pro forma consolidated financial information is based upon assumptions that we believe are reasonable and should be read in conjunction with the separate audited historical consolidated financial statements of Star Guide Corporation, Noble-Met, Ltd. and UTI Corporation, our predecessor. The assumptions underlying the offering and reclassification adjustments are subject to change when the initial offering price, gross proceeds and closing date are finalized.

                              MDMI HOLDINGS, INC.

                            PRO FORMA BALANCE SHEET
                               SEPTEMBER 30, 2000
                                   UNAUDITED
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                       PRO FORMA     PRO FORMA    OFFERING       PRO FORMA
                                               AS REPORTED    ATM     ADJUSTMENTS    COMBINED    ADJUSTMENTS    AS ADJUSTED
                                               -----------   ------   -----------    ---------   -----------    -----------
ASSETS
Current assets:
  Cash and equivalents.......................   $  4,243     $  975                  $  5,218     $              $  5,218
  Trade receivables, less allowance for
    doubtful accounts........................     17,150      1,077                    18,227            --        18,227
  Inventories................................     26,074        840                    26,914            --        26,914
  Prepaid expenses and other.................        377        193                       570            --           570
  Deferred income taxes......................      7,339         --                     7,339           719(f)      8,058
                                                --------     ------     -------      --------     ---------      --------
        Total current assets.................     55,184      3,085                    58,269           719        58,987
                                                --------     ------     -------      --------     ---------      --------
Property and equipment, net..................     34,010      1,885                    35,895                      35,895
Other assets
  Goodwill, net of accumulated
    amortization.............................     55,984         --     $22,709(a)     78,693            --        78,693
  Other intangible assets....................     80,754         --                    80,754            --        80,754
  Deferred financing costs and other.........      2,705         --                     2,705        (1,829)(f)       877
                                                --------     ------     -------      --------     ---------      --------
                                                 139,443         --      22,709       162,152        (1,829)      160,324
                                                --------     ------     -------      --------     ---------      --------
        Total assets.........................   $228,637     $4,970      22,709      $256,316     $   1,110      $255,206
                                                ========     ======     =======      ========     =========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...........................   $  2,285     $  341                  $  2,626                    $  2,626
  Accrued payroll and related taxes..........        254         --                       254                         254
  Notes payable..............................        175         --                       175                         175
  Current portion of long-term debt..........      3,263        362     $  (362)(b)     3,263                       3,263
                                                                             --            --            --(e)
  Accrued expenses...........................     15,091        338                    15,429     $        (d)     15,429
                                                --------     ------     -------      --------     ---------      --------
        Total current liabilities............     21,068      1,041        (362)       21,747                      21,747
Deferred compensation and other..............      1,186         --                     1,186                       1,186
Accrued environmental........................      4,538         --                     4,538                       4,538
Deferred income taxes........................         82         --          --            82            --            82
Long-term debt...............................    122,693        700        (700)(b)   136,943       (91,250)(e)    45,693
                                                                         14,250(c)         --            --            --
Long-term pension liability..................      2,469         --          --         2,469            --         2,469
                                                --------     ------     -------      --------     ---------      --------
        Total liabilities....................    152,036      1,741      13,188       166,965       (91,250)       75,715
                                                --------     ------     -------      --------     ---------      --------
Redeemable preferred stock...................         40         --          --            40           (40)(e)        --
                                                --------     ------     -------      --------     ---------      --------
Shareholders' equity:
  Preferred stock............................         60         --           8(d)         68           (68)(e)        --
  Common stock, $.01 par -- shares
    authorized, 50,000,000; 150,000 shares
    issued and outstanding...................          2         50         (50)(b)         2             7             8
  Foreign currency translation...............       (171)        --                      (171)           --          (171)
  Partners capital...........................         --         21         (21)(b)        --            --            --
  Capital in excess of par value.............     83,962         --      12,742(d)     96,704        91,244(e)    187,948
  Retained earnings..........................     (7,292)     3,158      (3,158)(b)    (7,292)       (1,002)(f)    (8,294)
                                                --------     ------     -------      --------     ---------      --------
        Total shareholders' equity...........     76,561      3,229       9,521        89,311        90,180       179,491
                                                --------     ------     -------      --------     ---------      --------
        Total liabilities & shareholders'
          equity.............................   $228,637     $4,970     $22,709      $256,316     $  (1,110)     $255,206
                                                ========     ======     =======      ========     =========      ========

---------------

BALANCE SHEET

  ATM acquisition adjustments

(a) The excess of the purchase price for ATM over the estimated fair values of the net assets acquired.

(b)  The paydown of existing debt and the elimination of ATM equity accounts.

(c) The financing of the transactions with proceeds from the revolving credit facility.

(d) Reflects the issuance of 796,875 shares of class A-5 5% convertible preferred stock.

OFFERING ADJUSTMENTS

(e) Reflects our sale of shares of common stock generating gross proceeds of $100 million and the use of the estimated net proceeds of $91.3 million, net of underwriting discounts and commissions and the estimated offering expenses totaling $8.7 million, to repay the outstanding balance of the term loans. The adjustment assumes the underwriters' over-allotment option is not exercised. See "Use of Proceeds."

(f) Reflects the write-off of capitalized debt issuance costs, in connection with the paydown of outstanding debt.

                              MDMI HOLDINGS, INC.

                           PRO FORMA INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1999
                                   UNAUDITED
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     STAR GUIDE                               PRO FORMA
                                                                    PERIOD ENDED              ACQUISITION        AS
                                    MDMI        UTI     NOBLE-MET   JULY 2, 1999     ATM      ADJUSTMENTS     REPORTED
                                  ---------   -------   ---------   ------------   --------   -----------     ---------
Sales...........................  $   5,739   $75,334    $13,110       $5,817      $ 13,122           --      $113,122
Cost of sales...................      3,140    48,012      6,743        3,052         9,798    $    (100)(a)    70,085
                                                                                                    (560)(b)
                                  ---------   -------    -------       ------      --------    ---------      --------
 Gross profit...................      2,599    27,322      6,367        2,765         3,324          660        43,037
Selling, general, and
 administrative expenses........        839    21,920      2,378        1,114         1,595          (95)(e)    27,985
                                                                                                    (228)(b)
                                                                                                     462(d)
R&D expenses....................          1     2,051        334            1            --           --         2,387
Amortization of intangibles.....        513       422                       6            --        8,025(c)      8,966
                                  ---------   -------    -------       ------      --------    ---------      --------
 Operating income (loss)........      1,246     2,929      3,655        1,644         1,729       (7,504)        3,699
                                  ---------   -------    -------       ------      --------    ---------      --------
Other income (expense):
 Interest expense...............       (804)     (592)      (412)        (107)          (46)     (14,798)(g)   (16,759)
 Other..........................         23      (210)       (31)         (36)           --           --          (254)
                                  ---------   -------    -------       ------      --------    ---------      --------
       Total other expenses.....       (781)     (802)      (443)        (143)          (46)     (14,798)      (17,013)
                                  ---------   -------    -------       ------      --------    ---------      --------
Pretax income...................        465     2,127      3,212        1,501         1,683      (22,302)      (13,314)
Income tax expense..............        356       233         30                          2       (7,984)(h)    (4,219)
                                                                                                   3,144(i)
                                  ---------   -------    -------       ------      --------    ---------      --------
Net income (loss)...............  $     109   $ 1,894    $ 3,182       $1,501      $  1,681    $ (17,462)     $ (9,095)
                                  =========   =======    =======       ======      ========    =========      ========
 Basic net income
   per share....................  $     .11        --         --           --            --           --      $  (1.24)
 Diluted net income per share...  $     .10        --         --           --            --           --      $  (1.24)
 Shares used in computing basic
   net income per share.........  1,018,372        --         --           --            --           --      7,408,741
 Shares used in computing
   diluted net income per
   share........................  1,103,294        --         --           --            --           --      7,408,741


                                   OFFERING      PRO FORMA
                                  ADJUSTMENTS   AS ADJUSTED
                                  -----------   -----------
Sales...........................         --      $113,122
Cost of sales...................         --        70,085
                                    -------      --------
 Gross profit...................    $    --        43,037
Selling, general, and
 administrative expenses........         --        27,985
R&D expenses....................         --         2,387
Amortization of intangibles.....         --         8,966
                                    -------      --------
 Operating income (loss)........         --         3,699
                                    -------      --------
Other income (expense):
 Interest expense...............      9,123(j)     (7,636)
 Other..........................         --          (254)
                                    -------      --------
       Total other expenses.....      9,123        (7,890)
                                    -------      --------
Pretax income...................      9,123        (4,191)
Income tax expense..............      3,585(k)       (634)
                                    -------      --------
Net income (loss)...............    $ 5,538      $ (3,557)
                                    =======      ========
 Basic net income
   per share....................         --      $   (.48)
 Diluted net income per share...         --      $   (.48)
 Shares used in computing basic
   net income per share.........         --     7,408,741
 Shares used in computing
   diluted net income per
   share........................                7,408,741

---------------

INCOME STATEMENT

  Acquisition adjustments

(a) Represents the reversal of one-time expenses related to the write-up of inventory to fair value.

(b) Reflects the change in depreciation expense based on the fair value assigned to property, plant & equipment upon the acquisitions.

(c) Reflects the additional amortization expense related to the allocation of the purchase price to goodwill for the acquisitions. The amortization is based on the following estimated useful lives:

Goodwill....................................................     20 years
Developed technology & know-how.............................  15-20 years
Workforce...................................................    5-7 years
Customer base...............................................     20 years

(d) Reflects the increase in amortization of debt issuance costs as a result of the additional financing associated with the acquisitions.

(e)  Represents the reversal of one-time expenses related to professional fees.

(g) Reflects the additional interest expense related to the borrowings required by us to complete the acquisitions, based on our current incremental borrowing rate of approximately 11.54%. An increase in interest rates of 1/8 of one percent would increase the interest expense reported by $111,234.

(h)  Reflects the income tax effect of adjustments.

(i) Reflects the income tax effect of treating UTI, Noble-Met, Star Guide and ATM as taxable entities effective January 1, 1999. Prior to their acquisition by MDMI, UTI, Noble-Met, Star Guide and ATM held subchapter "S" or partnership status for federal and state income tax purposes, and did not recognize income taxes in their financial statements.

OFFERING ADJUSTMENTS

(j) Reflects the decrease in interest expense in connection with the use of net proceeds from the offering to repay outstanding debt.

(k)  Reflects the income tax effect of adjustments.

                              MDMI HOLDINGS, INC.

                           PRO FORMA INCOME STATEMENT
                      NINE MONTHS ENDED SEPTEMBER 30, 2000
                                   UNAUDITED
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                        UTI
                                                    PERIOD ENDED
                                                      MAY 31,               ACQUISITION    PRO FORMA     OFFERING      PRO FORMA
                                        MDMI(1)         2000        ATM     ADJUSTMENTS   AS REPORTED   ADJUSTMENTS   AS ADJUSTED
                                       ----------   ------------   ------   -----------   -----------   -----------   -----------
Sales................................  $  49,209      $ 35,661     $9,954                 $   94,824                    $94,824
Cost of sales........................     36,017        23,567      6,889    $ (6,438)(b)     59,700                     59,700
                                                                                 (335)(c)
                                       ----------     --------     ------    --------     ----------    ----------      -------
Gross profit.........................     13,192        12,094      3,065       6,773         35,124    $       --       35,124
Selling, general, and administrative
 expenses............................     13,003        27,732      1,182        (503)(f)     17,548                     17,548
                                                                                 (229)(c)
                                                                               (2,300)(a)
                                                                              (20,950)(j)
                                                                                 (387)(e)
R&D Expenses.........................        806           702                                 1,508                      1,508
Amortization of intangibles..........      3,539           188                  2,998(d)       6,725                      6,725
                                       ----------     --------     ------    --------     ----------    ----------      -------
Operating income (loss)..............     (4,156)      (16,528)     1,883      28,144          9,343                      9,343
                                       ----------     --------     ------    --------     ----------    ----------      -------
Other income (expense):
 Interest expense....................     (7,157)         (257)       (50)     (4,883)(g)    (12,347)        6,699(k)    (5,648)
 Other...............................        109           (55)       (35)                        19                         19
                                       ----------     --------     ------    --------     ----------    ----------      -------
       Total other expenses..........     (7,048)         (312)       (85)     (4,883)       (12,328)        6,699       (5,629)
                                       ----------     --------     ------    --------     ----------    ----------      -------
Pretax income (loss).................    (11,204)      (16,840)     1,798      23,261         (2,985)        6,699        3,714
Income tax expense (benefit).........     (3,803)          234         14       9,535(h)        (285)        2,633(l)     2,348
                                                                               (6,265)(i)                       --
                                       ----------     --------     ------    --------     ----------    ----------      -------
Net income (loss)....................  $  (7,401)     $(17,074)    $1,784    $ 19,991     $   (2,700)   $    4,066      $ 1,366
Preferred Stock Dividends............     (2,026)           --         --          --         (2,026)        2,026(m)        --
                                       ----------     --------     ------    --------     ----------    ----------      -------
Net Income (Loss) Available to Common
 Stockholders........................     (9,427)           --         --          --         (4,724)           --        1,366
                                       ==========     ========     ======    ========     ==========    ==========      =======
Basic net income per share...........  $   (2.31)           --         --          --     $     (.64)           --      $  (.18)
Diluted net income per share.........  $   (2.31)           --         --          --     $     (.64)           --      $  (.17)
Shares used in computing basic net
 income per share....................  4,089,125            --         --          --      7,408,741            --    7,408,741
Shares used in computing diluted net
 income per share....................  4,089,125            --         --          --      7,408,741            --    7,676,915

---------------

(1) Includes UTI operations subsequent to June 1, 2000 and Noble-Met operations subsequent to January 11, 2000. Noble-Met operations for the eleven-day period ending January 11, 2000 included sales of $394, cost of sales of $200, SG&A expenses of $47 and other expenses of $495, primarily related to the value of options paid out prior to acquisition.
---------------

INCOME STATEMENT

  Acquisition adjustments

(a) Reflects the reversal of the in-process R&D write-off incurred in connection with the acquisitions.

(b) Represents the reversal of one-time expenses related to the write-up of inventory to fair value.

(c) Reflects the change in depreciation expense based on the fair value assigned to property, plant & equipment upon the acquisitions.

(d) Reflects the additional amortization expense related to the allocation of the purchase price to goodwill for the acquisitions. The amortization is based on the following estimated useful lives:

   Goodwill....................................................     20 years
   Developed technology & know-how.............................  15-20 years
   Workforce...................................................    5-7 years
   Customer base...............................................     20 years

(e) Reflects the increase in amortization of debt issuance costs as a result of the additional financing associated with the acquisitions, net of the reversal of the write-off off debt issuance cost on previously existing debt that was refinanced in connection with the Acquisitions.

(f)  Represents the reversal of one-time expenses related to professional fees.

(g) Reflects the additional interest expense related to the borrowings required by us to complete the acquisitions, based on our current incremental borrowing rate of approximately 11.54%.

     An increase in interest rates of 1/8 of one percent would increase the interest expense reported by $81,633.

(h)  Reflects the income tax effect of adjustments.

(i) Reflects the income tax effect of treating UTI, Noble-Met and Star Guide as taxable entities effective January 1, 1999.

     Prior to its acquisition by MDMI, UTI, Noble-Met and Star Guide held subchapter "S" status for federal and state income tax purposes, and did not recognize income taxes in their financial statements.

(j) Reflects the reversal of compensation expense incurred in connection with the acquisition.

OFFERING ADJUSTMENTS

(k) Reflects the decrease in interest expense in connection with the use of net proceeds from the offering to repay outstanding debt.

(l)  Reflects the income tax effect of adjustments.

(m) Represents the elimination of dividends upon conversion of the convertible preferred stock upon the closing of this offering.

                              MDMI HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                 AS OF DECEMBER 31, 1999 AND SEPTEMBER 30, 2000

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1999           2000
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................  $   844,705    $  4,243,185
  Receivables --
    Trade, net of allowance for doubtful accounts of $95,000
     and $437,000, respectively.............................    1,319,342      17,103,288
    Other...................................................       35,744          46,974
  Inventories (note 3)......................................    1,215,299      26,073,914
  Prepaid expenses and other................................       87,182         377,490
  Income taxes receivable...................................      149,959              --
  Deferred income taxes.....................................       72,735       7,339,008
                                                              -----------    ------------
        Total current assets................................    3,724,966      55,183,859
Property, plant and equipment, net..........................    1,521,699      34,009,724
Deferred financing costs, net of accumulated amortization of
  $30,208 and $164,451, respectively........................      335,886       2,692,883
Goodwill, net of accumulated amortization of $492,781 and
  $2,024,652, respectively..................................   19,279,082      55,984,843
Other intangible assets, net of accumulated amortization of
  $20,000 and $2,071,304, respectively......................      180,000      80,753,696
Deferred acquisition costs..................................      123,306          12,291
                                                              -----------    ------------
                                                              $25,164,939    $228,637,296
                                                              ===========    ============

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   220,976    $  2,285,387
  Accrued payroll and related taxes.........................      123,064         254,378
  Accrued expenses..........................................      476,878      15,091,456
  Purchase price consideration due to related parties.......    1,793,469              --
  Current portion of long-term debt (note 4)................    1,587,500       3,262,500
  Notes payable.............................................           --         175,000
                                                              -----------    ------------
        Total current liabilities...........................    4,201,887      21,068,721
Note payable and long-term debt (note 4)....................   14,528,125     122,692,500
Deferred income taxes.......................................       57,217          82,242
Deferred compensation and other.............................           --       1,185,852
Accrued environmental (note 9)..............................           --       4,537,546
Pension liability...........................................           --       2,469,292
                                                              -----------    ------------
        Total liabilities...................................   18,787,229     152,036,153
                                                              -----------    ------------
Commitments and contingencies (note 11)
Redeemable preferred stock (note 15)........................       30,000          40,000
                                                              -----------    ------------
Stockholders' equity (note 14):
  Capital stock --
    Class A-1 5% convertible preferred stock, par value $.01
     per share, 2,500,000 shares authorized and 868,372
     shares issued and outstanding (liquidation preference
     of $9,500,000).........................................        8,318           8,684
    Class A-2 5% convertible preferred stock, par value $.01
     per share, 1,400,000 shares authorized and 1,125,000
     shares issued and outstanding..........................           --          11,250
    Class A-3 5% convertible preferred stock, par value $.01
     per share, 26,456 shares authorized and 26,456 shares
     issued and outstanding.................................           --             264
    Class A-4 5% convertible preferred stock, par value $.01
     per share, 6,250,000 shares authorized and 3,437,500
     shares issued and outstanding..........................           --          34,375
    Class AA convertible preferred stock, par value $.01 per
     share, 1,000,000 shares authorized and 515,882 shares
     issued and outstanding.................................           --           5,159
    Voting common stock, par value $.01 per share, 150,000
     shares authorized, issued and outstanding..............        1,500           1,500
    Non-voting common stock, par value $.01 per share,
     88,656 shares authorized and no shares outstanding.....           --              --
    Foreign currency translation............................           --        (170,711)
    Additional paid-in capital..............................    6,228,511      83,962,384
    Retained earnings (deficit).............................      109,381      (7,291,762)
                                                              -----------    ------------
        Total stockholders' equity..........................    6,347,710      76,561,143
                                                              -----------    ------------
                                                              $25,164,939    $228,637,296
                                                              ===========    ============

 The accompanying footnotes are an integral part of these financial statements.

                              MDMI HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           PERIOD FROM JULY 2, 1999 (INCEPTION) TO SEPTEMBER 30, 1999
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                                      SEPTEMBER 30,
                                                              -----------------------------
                                                                  1999            2000
                                                              -------------   -------------
                                                                       (UNAUDITED)
Net sales...................................................   $2,757,282     $ 49,209,254
Cost of sales...............................................    1,461,848       36,016,580
                                                               ----------     ------------
Gross profit................................................    1,295,434       13,192,674
Selling, general and administrative expenses................      328,697       13,002,574
Research and development expenses...........................          943          806,401
Amortization of intangibles.................................      257,147        3,539,435
                                                               ----------     ------------
Income from operations......................................      708,647       (4,155,736)
                                                               ----------     ------------
Other income (expense):
  Interest expense..........................................     (379,837)      (7,157,264)
  Other.....................................................        9,636          109,254
                                                               ----------     ------------
          Total other expense...............................     (370,201)      (7,048,010)
                                                               ----------     ------------
Income before income taxes..................................      338,446      (11,203,746)
Income tax expense (benefit) (note 7).......................      218,427       (3,802,603)
                                                               ----------     ------------
Net income (loss)...........................................      120,019       (7,401,143)
                                                               ----------     ------------
Preferred stock dividends...................................           --       (2,026,042)
                                                               ----------     ------------
Net loss attributable to common stockholders................   $  120,019     $ (9,427,185)
                                                               ==========     ============
Basic net income (loss) per share...........................   $     0.12     $      (2.31)
                                                               ==========     ============
Diluted net income (loss) per share.........................   $     0.11     $      (2.31)
                                                               ==========     ============
Shares used in calculating basic net income (loss) per
  share.....................................................    1,018,372        4,089,125
                                                               ==========     ============
Shares used in calculating diluted net income (loss) per
  share.....................................................    1,103,294        4,089,125
                                                               ==========     ============

      The accompanying footnotes are an integral part of these statements.

                              MDMI HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           PERIOD FROM JULY 2, 1999 (INCEPTION) TO DECEMBER 31, 1999
            AND THE NINE MONTHS ENDED SEPTEMBER 30, 2000 (UNAUDITED)

                                                                         CONVERTIBLE PREFERRED STOCK
                                                ------------------------------------------------------------------------------
                                                   CLASS A-1            CLASS A-2           CLASS A-3           CLASS A-4
                                                ----------------   -------------------   ---------------   -------------------
                                                SHARES    AMOUNT    SHARES     AMOUNT    SHARES   AMOUNT    SHARES     AMOUNT
                                                -------   ------   ---------   -------   ------   ------   ---------   -------
Initial capitalization........................  484,460   $4,845          --        --       --      --           --        --
  Issuance of capital stock --
    Star Guide acquisition (note 2)...........  347,349   3,473           --        --       --      --           --        --
  Net income (loss)...........................                            --        --       --      --           --        --
                                                -------   ------   ---------   -------   ------    ----    ---------   -------
Balance, December 31, 1999....................  831,809   $8,318          --        --       --      --           --        --
                                                -------   ------   ---------   -------   ------    ----    ---------   -------
Comprehensive income (loss)...................       --      --           --        --       --      --           --        --
  Cumulative translation adjustment...........       --      --           --        --       --      --           --        --
  Net income (loss)...........................       --      --           --        --       --      --           --        --
  Total comprehensive income (loss)...........       --      --           --        --       --      --           --        --
  Issuance of capital stock (note 2) --
    Star Guide acquisition....................   36,563   $ 366           --        --       --      --           --        --
    Noble-Met acquisition.....................       --      --    1,125,000   $11,250       --      --           --        --
    MER acquisition...........................       --      --           --        --   26,456    $264           --        --
    UTI acquisition...........................       --      --           --        --       --      --    3,437,500   $34,375
  Appreciation in value of Star Guide stock
    appreciation rights.......................       --      --           --        --       --      --           --        --
  Accrual for cumulative preferred
    dividends.................................       --      --           --        --       --      --           --        --
                                                -------   ------   ---------   -------   ------    ----    ---------   -------
Balance, September 30, 2000...................  868,372   $8,684   1,125,000   $11,250   26,456    $264    3,437,500   $34,375
                                                =======   ======   =========   =======   ======    ====    =========   =======

                              MDMI HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           PERIOD FROM JULY 2, 1999 (INCEPTION) TO DECEMBER 31, 1999
            AND THE NINE MONTHS ENDED SEPTEMBER 30, 2000 (UNAUDITED)

                                                                CONVERTIBLE
                                                              PREFERRED STOCK
                                                              ----------------
                                                                  CLASS AA
                                                              ----------------
                                                              SHARES    AMOUNT
                                                              -------   ------
Initial capitalization......................................       --       --
                                                              -------   ------
  Issuance of capital stock --
     Star Guide acquisition (Note 2)........................       --       --
  Net income................................................       --       --
                                                              -------   ------
Balance, December 31, 1999..................................       --       --
                                                              -------   ------
Comprehensive income (loss).................................       --       --
  Cumulative translation adjustment.........................       --       --
                                                              -------   ------
  Net income (loss).........................................       --       --
                                                              -------   ------
  Total comprehensive income (loss).........................       --       --
  Issuance of capital stock (note 2) --
     Star Guide acquisition.................................       --       --
     Noble-Met acquisition..................................       --       --
     MER acquisition........................................       --       --
     UTI acquisition........................................  515,882   $5,159
  Appreciation in value of Star Guide stock appreciation
     rights.................................................       --       --
  Accrual for cumulative preferred dividends................       --       --
                                                              -------   ------
Balance, September 30, 2000.................................  515,882   $5,159
                                                              =======   ======

                              MDMI HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           PERIOD FROM JULY 2, 1999 (INCEPTION) TO DECEMBER 31, 1999
            AND THE NINE MONTHS ENDED SEPTEMBER 30, 2000 (UNAUDITED)

                                              COMMON STOCK
                                  ------------------------------------
                                       VOTING           NON-VOTING       ADDITIONAL    CUMULATIVE
                                  ----------------   -----------------     PAID-IN     TRANSLATION    RETAINED
                                  SHARES    AMOUNT    SHARES    AMOUNT     CAPITAL     ADJUSTMENT     EARNINGS        TOTAL
                                  -------   ------   --------   ------   -----------   -----------   -----------   -----------
Initial capitalization..........  150,000   $1,500         --      --    $ 5,291,103           --             --   $ 5,297,448
  Issuance of capital
    stock --
    Star Guide acquisition (note
      2)........................       --      --          --      --        937,408           --             --       940,881
  Net income....................       --      --          --      --             --           --        109,381       109,381
                                  -------   ------   --------   ------   -----------    ---------    -----------   -----------
Balance, December 31,
  1999..........................  150,000   $1,500         --      --    $ 6,228,511           --    $   109,381     6,347,710
                                  -------   ------   --------   ------   -----------    ---------    -----------   -----------
Comprehensive income (loss).....
  Cumulative translation
    adjustment..................       --      --          --      --             --    $(170,711)            --   $  (170,711)
  Net income (loss).............       --      --          --      --             --           --    $(7,401,143)   (7,401,143)
  Total comprehensive income
    (loss)......................       --      --          --      --             --           --             --    (7,571,854)
                                                                                                                   -----------
  Issuance of capital stock
    (note 2) --
    Star Guide..................       --      --          --      --    $   584,642           --             --       585,008
    Noble-Met...................       --      --          --      --     13,488,750           --             --    13,500,000
    MER acquisition.............       --      --          --      --        499,735           --             --       499,999
    UTI acquisition.............       --      --          --      --     65,036,466           --             --    65,076,000
  Appreciation in value of Star
    Guide stock appreciation
    rights......................       --      --          --      --        150,322           --             --       150,322
  Accrual for convertible
    preferred dividends.........       --      --          --      --     (2,026,042)          --             --    (2,026,042)
                                  -------   ------   --------   ------   -----------    ---------    -----------   -----------
Balance, September 30, 2000.....  150,000   $1,500         --      --    $83,962,384    $(170,711)   $(7,291,762)  $76,561,143
                                  =======   ======   ========   ======   ===========    =========    ===========   ===========

                              MDMI HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           PERIOD FROM JULY 2, 1999 (INCEPTION) TO SEPTEMBER 30, 1999
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                                     SEPTEMBER 30,
                                                              ----------------------------
                                                                  1999           2000
                                                              ------------   -------------
Cash flows from operating activities:
Net (loss) income...........................................  $    120,019   $  (7,401,143)
Adjustments to reconcile net income to net cash flows from
  operating activities --
     Depreciation and amortization..........................       324,144       6,367,166
     Write off of in-process research & development acquired
       as part of acquisition...............................            --       2,300,000
     Write up of acquired inventory and sale thereof........       100,000       6,452,799
     Changes in operating assets and liabilities --
       Receivables..........................................       (39,691)     (1,347,000)
       Inventories..........................................         3,346      (2,257,336)
       Prepaid expenses and other...........................         4,787        (196,910)
       Payable..............................................        59,620              --
       Income taxes receivable..............................            --               0
       Accounts payable and accrued expenses................       245,947         (43,163)
                                                              ------------   -------------
Net cash provided by operating activities...................       818,172       3,874,413
                                                              ------------   -------------
Cash flows from investing activities:
Capital expenditures........................................      (192,368)     (1,507,650)
Acquisitions, net of cash acquired..........................   (21,032,962)   (184,562,843)
Other noncurrent assets.....................................       (35,546)              0
                                                              ------------   -------------
Net cash used in investing activities.......................   (21,260,876)   (186,070,493)
                                                              ------------   -------------
Cash flows from financing activities:
Proceeds from new debt......................................    16,492,982              --
Payments on revolver........................................       (42,982)             --
Indebtedness --
     Borrowings (including deferred financing costs)........                   152,878,936
     Repayments.............................................                   (39,409,375)
Proceeds from issuance of capital stock.....................     5,307,448      72,124,999
                                                              ------------   -------------
Net cash provided by financing activities...................    21,757,448     185,594,560
                                                              ------------   -------------
Net increase in cash and cash equivalents...................     1,314,744       3,398,480
Cash and cash equivalents...................................            --         844,705
                                                              ------------   -------------
July 2, 1999 (date of inception), beginning of period
Cash and cash equivalents, end of period....................  $  1,314,744   $   4,243,185
                                                              ============   =============
Supplemental disclosure, including non-cash investing and
  financing transactions
Cash paid for interest......................................  $    290,449   $   2,091,795
Cash paid for income taxes..................................             0         206,723
Capital stock issued for the acquisition of Star Guide
  Corporation, net of basis reduction ($2,609,118) and note
  payable ($250,000) issued to a Star Guide Corporation
  selling stockholder (note 2)..............................       960,881               0
Purchase price earn out accrued (note 2)....................       896,734               0

      The accompanying footnotes are an integral part of these statements.

                              MDMI HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of consolidation

     The consolidated financial statements include the accounts of MDMI Holdings, Inc. and its wholly owned subsidiaries (collectively "MDMI" or the "Company"). All significant intercompany transactions have been eliminated. During 2000, the Company changed its name from Medical Device Manufacturing, Inc. d/b/a Rivo Technologies to MDMI Holdings, Inc.

  Nature of operations

     The Company is engaged in providing custom manufacturing services to companies operating in the medical device industry, including the design and manufacture of custom components, subassembly of components and assembly of finished medical devices. The Company also serves non-medical customers in industries that require high quality, complex components and related engineering services including the fiber optic, motion sensor and power generation industries and other technology oriented industries. Sales are focused in both domestic and European markets.

     The Company was formed July 2, 1999 and acquired Star Guide Corporation (Star Guide) July 6, 1999, Noble-Met, Ltd. (Noble-Met) January 11, 2000 and UTI Corporation (referred to as UTI Pennsylvania) June 1, 2000. Information presented for period ended September 30, 1999 relates to the period from July 2, 1999 through September 30, 1999. See Note 2 for a discussion of the Company's acquisition of Noble-Met and UTI Pennsylvania.

  Major customers and concentration of credit

     Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. A significant portion of the Company's customer base is comprised of companies within the medical industry. The Company does not require collateral from its customers. No single customer accounted for more than 10% of consolidated net sales during any of the periods presented. The Company does not believe that a material part of its business is dependent upon a single customer, the loss of which would have a material long-term impact on the business of the Company. However, the loss of one or more of the Company's largest customers would most likely have a negative short-term impact on the Company's results of operations.

  Unaudited financial information

     The consolidated financial statements as of September 30, 2000 and for the periods ending September 30, 1999 and 2000, included herein were prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the audited financial statements and footnotes which are included herein.

  Foreign currency translation

     The Company has established manufacturing facilities in Europe. The functional currency of each of these facilities is the respective local currency. Assets and liabilities of the Company's foreign facilities are translated into U.S. dollars using the current rate of exchange existing at period-end, while revenues and expenses are translated at average monthly exchange rates. Translation gains and losses are recorded as a

                              MDMI HOLDINGS, INC.

component of other comprehensive income within stockholders' equity. Transaction gains and losses are included in other income (expense), net. Currency transaction gains and losses included in operating results for the period and nine months ended September 30, 1999 and 2000, were not significant.

  Cash equivalents

     Cash and cash equivalents include all short-term investments purchased with an original maturity of three months or less.

  Inventories

     Inventories are stated at the lower of cost or market and include the cost of materials, labor and manufacturing overhead. Scrap resulting from the manufacturing process is valued in inventory at the estimated price which will be received from the refinery.

  Property, plant and equipment

     Property, plant and equipment consists of:

                                                             DECEMBER 31,   SEPTEMBER 30,
                                                                 1999           2000
                                                             ------------   -------------
                                                                             (UNAUDITED)
Land.......................................................   $       --     $ 1,775,000
Buildings and improvements.................................           --       7,348,731
Machinery and equipment....................................    1,641,721      26,646,317
Construction in progress...................................           --         316,539
                                                              ----------     -----------
                                                               1,641,721      36,086,587
Less -- Accumulated depreciation...........................     (120,022)     (2,076,863)
                                                              ----------     -----------
Property, plant and equipment, net.........................   $1,521,699     $34,009,724
                                                              ==========     ===========

     Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures, which significantly increase value or extend useful lives are capitalized and replaced properties are retired. Depreciation is calculated principally by the straight-line method over the estimated useful lives of depreciable assets. Accelerated methods are used for tax purposes.

     Amortization of leasehold improvements is calculated by use of the straight-line method over the shorter of the lease terms, including renewal options expected to be exercised, or estimated useful lives of the equipment. Useful lives of depreciable assets, by class, are as follows:

Buildings and improvements.................       20 years
Machinery and equipment....................  3 to 10 years
Leasehold improvements.....................  5 to 15 years
Software...................................      3-5 years

     Cost and accumulated depreciation for property retired or disposed of are removed from the accounts, and any gain or loss on disposal is credited or charged to earnings. Capitalized interest in connection with constructing property and equipment for the period and nine months ended September 30, 1999 and 2000, were not significant. Depreciation expense was $53,977 and $1,719,838 for the period and nine months ended September 30, 1999 and 2000, respectively.

                              MDMI HOLDINGS, INC.

  Goodwill

     Goodwill, which represents the excess of cost over fair value of the net assets of acquired businesses, is amortized over 20 years on a straight-line basis. Accumulated amortization as of December 31, 1999 and September 30, 2000, was $492,781 and $2,024,652, respectively. It is the Company's policy to review for possible impairment of goodwill (and other long-lived assets), when an indication of impairment exists, by developing operating income projections for each of its lines of business and evaluating the recoverability and amortization period using these projections. If such a review would indicate that the carrying amount of goodwill and/or other long-lived assets is not recoverable the Company would then reduce the carrying amount of such assets to fair value. Based upon management's current assessment, the estimated remaining amortization period of goodwill is appropriate and the remaining balance is fully recoverable.

  Other intangible assets

     Other intangible assets include primarily developed technology and know how, assembled workforce and customer base obtained in connection with the acquisitions of Noble-Met and UTI Pennsylvania (see Note 2).

     Amortization periods and net book value as of September 30, 2000 for the above are as follows:

                                          AMORTIZATION     NET BOOK VALUE
                                             PERIOD      SEPTEMBER 30, 2000
                                          ------------   ------------------
Developed technology and know how.......  15-20 years       $57,723,000
Assembled workforce.....................    5-7 years         5,357,000
Customer base...........................     20 years        17,416,000

  Research and development costs

     Research and development costs are expensed as incurred.

  Hedging agreements

     The Company entered into an interest rate swap agreement to manage interest costs associated with long-term debt. The differential to be paid or received on this agreement is accrued as interest rates change and is recognized monthly over the life of the agreements (See Note 4).

  Income taxes

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes," which requires the use of the liability method in accounting for deferred taxes. If it is more likely than not that some portion, or all, of a deferred tax asset will not be realized, a valuation allowance is recognized.

  Other assets

     The cost of obtaining financing has been deferred and is being amortized on a straight-line basis over the life of the associated obligations. Additionally, the Company capitalizes and defers direct and incremental costs associated with proposed business combinations, primarily consisting of fees paid to outside legal counsel and accounting advisors and incremental internal costs, related to due diligence performed on the target companies. Upon the successful closure of an acquisition, the Company includes capitalized costs as part of the overall purchase price. Deferred acquisition costs where the Company has determined that it is unlikely that the business combination will be completed are written off when such determination is made.

                              MDMI HOLDINGS, INC.

  Stock-based compensation

     The Company accounts for stock options issued to employees using the intrinsic value method of Accounting Principles Board Opinion No. 25. Compensation expense is recorded on the date stock options are granted only if the current fair value of the underlying stock exceeds the exercise price. The Company has provided the pro forma disclosures required by Statement of Financial Accounting Standards No. 123 in Note 6.

  Earnings per share

     Basic earnings per share ("EPS") is computed using the weighted average number of common shares outstanding for the period while diluted EPS is computed assuming conversion of all dilutive securities such as options. Included below is a reconciliation of shares for the basic and diluted EPS computations.

                                                                1999        2000
                                                              ---------   ---------
Basic EPS Shares............................................  1,018,372   4,089,125
Effect of Dilutive Securities...............................     84,922          --
                                                              ---------   ---------
Diluted EPS Shares..........................................  1,103,294   4,089,125
                                                              =========   =========

     There is no difference between basic and diluted EPS regarding the amount of income (loss) used for the computations. The effect of dilutive securities in fiscal 1999 is comprised of warrants.

     No options were outstanding at December 31, 1999. All options outstanding at September 30, 2000 were not included in the computation of diluted EPS because of the Company's fiscal 2000 loss position. These options expire in the year 2010.

  Revenue recognition

     The Company records sales upon product shipment, when title passes to the customer.

  Comprehensive income

     For the periods presented, the Company's comprehensive income (loss), as defined by SFAS No. 130, "Reporting Comprehensive Income" includes the change in foreign currency translation adjustments.

  Use of estimates in the preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Risks associated with international operations and currency risk

     The Company's international operations are subject to risks normally associated with foreign operations, including, but not limited to, the disruption of markets, changes in export or import laws, restrictions on currency exchanges and the modification or introduction of other government policies with potentially adverse effects.

                              MDMI HOLDINGS, INC.

  Recently issued accounting standards

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Financial Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and hedging, requiring recognition of all derivatives as either assets or liabilities in the statement of financial position measured at fair value, as well as identifying the conditions for which a derivative may be specifically designed as a hedge. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of Effective Date of SFAS No. 133," deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000, which is fiscal year 2001 for us. The effects on our financial condition, results of operations or cash flows of adopting SFAS No. 133 are not expected to be significant.

     In December 1999 the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) 101, "Revenue Recognition in Financial Statements," providing guidance with respect to revenue recognition issues and disclosures. As amended by SAB 101B, the Company is not required to implement SAB 101 until the fourth quarter of Calendar 2000. The Company believes that the implementation of SAB 101 will not have a significant impact on its financial statements.

2. ACQUISITIONS AND DIVESTITURES:

     On June 1, 2000, the Company purchased UTI Pennsylvania for a purchase price of $150.8 million. The acquisition has been accounted for using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed were recorded in the financial statements at their estimated fair market values and the results of operations of UTI Pennsylvania are included in the consolidated statement of operations subsequent to the purchase date. The acquisition was financed with existing cash, bank debt of approximately $53.0 million, sub debt of $43.0 million, the sale of 3,437,500 shares of Series A-4 5% Convertible Preferred Stock for $55.0 million, and the issuance of 100,000 shares of class B-2 convertible preferred stock valued at $10,000. In addition, UTI Pennsylvania's management team was issued 236,654 options with an exercise price of $4/share, which have a fair market value of $3.2 million. As part of the purchase, the Company paid off UTI Pennsylvania's debt which amounted to $5.5 million.

     The fair value of assets acquired and liabilities assumed follows (in
000s):

Inventories..............................................   $ 23,250
Other current assets.....................................     15,321
Property and equipment...................................     29,114
Goodwill.................................................     32,317
Other intangible assets..................................     68,800
Accrued expenses.........................................     (8,617)
Accrued income taxes.....................................     (2,300)
Environmental liability..................................     (4,601)
Long-term pension liability..............................     (2,495)
                                                            --------
                                                            $150,789
                                                            ========

     On January 11, 2000, the Company purchased Noble-Met, Ltd. and Subsidiary ("Noble-Met"). Consideration paid to Noble-Met stockholders included $33.6 million in cash and securities issued by the Company, as well as the repayment by the Company of all of Noble-Met's current and long-term debt on the date of sale. The Share Purchase Agreement also provides for certain earnout provisions during 2000 and 2001 which could result in additional consideration of $21,000,000. One half of amounts paid under these earnout provisions will be paid to Noble-Met employees (see Note 5). Noble-Met signed the Share Purchase Agreement on December 22, 1999, and in anticipation of the January 2000 closing of the sales

                              MDMI HOLDINGS, INC.

transaction, Noble-Met on December 26, 1999 amended and authorized termination of the incentive stock option plan and ESOP. In January 2000, all option holders executed Option Cancellation Agreements in exchange for the right to receive cash payment from Noble-Met equal to the value of the Company's common stock on the sale date. Noble-Met repurchased all outstanding options and recorded compensation expense for the difference between the exercise price and fair value of the options equal to $380,785. In addition, Noble-Met repurchased and retired Noble-Met stock owned by the ESOP at fair value equal to $256,918. The acquisition has been accounted for as a purchase, and as of the date of the acquisition, the assets acquired and liabilities assumed were recorded in the financial statements at their estimated fair market values. Results of operations of Noble-Met are included in the consolidated statement of operations subsequent to the purchase date. The acquisition was funded with existing cash, bank debt of $20.5 million and the issuance of 833,333 shares of class A-2 5% convertible preferred stock valued at $10.0 million. In connection with the acquisition, Noble-Met selling shareholders purchased 291,667 shares of the Company's class A-2 5% convertible preferred stock valued at $3.5 million.

     The purchase price was allocated as follows (in 000s):

Inventories...............................................   $ 5,972
Other current assets......................................     1,847
Property and equipment....................................     3,651
Other intangible Assets...................................    13,700
In-process research & development.........................     2,300
Goodwill..................................................     7,359
Current liabilities.......................................    (1,193)
                                                             -------
                                                             $33,636
                                                             =======

     The allocation of the purchase price for UTI Pennsylvania and Noble-Met, including the revaluation of its tangible and intangible assets and liabilities are based upon a preliminary appraisal. Accordingly, the initial purchase price allocation is preliminary and may be adjusted upon completion of the final appraisal.

     On May 12, 2000, the Company acquired all of the outstanding capital stock of Medical Engineering Resources, Ltd. (MER) for approximately $1.2 million. The acquisition has been accounted for using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed were recorded in the financial statements at their estimated fair market values and the results of operations of MER are included in the consolidated statement of operations subsequent to the purchase date. The acquisition was financed by cash, the issuance of 26,456 shares of class A-3 5% convertible preferred stock valued at $500,000, and the issuance of a note payable in the amount of $375,000. The purchase price was allocated primarily to goodwill.

     On July 6, 1999 the Company acquired all of the outstanding capital stock of Star Guide Corporation located in Arvada, Colorado for approximately $26,867,000, including transaction and deferred financing costs of approximately $808,500 and additional purchase price consideration related to Star Guide's 1999 results equal to $1,793,469. The acquisition was funded with existing cash, bank debt, and the issuance of 347,349 shares of class A-1 convertible preferred stock valued $3,800,000 and 200,000 shares of class B-1 convertible preferred stock valued at $20,000. The purchase price consideration was subject to the issuance of an additional 36,563 shares of class A-1 convertible preferred stock valued at $400,000 if specified earnings were met by Star Guide for the twelve months ended December 31, 2000, calculated without giving consideration to purchase accounting adjustments pushed-down to Star Guide. On May 31, 2000, the Company released those shares, increasing the consideration by $585,008.

     Certain members of Star Guide's executive management assumed management level positions in the Company. As of the acquisition date, the aggregate ownership in the Company by these members of

                              MDMI HOLDINGS, INC.

management exceeded 20%. Accordingly, the Company has recorded the issuance of Class A-1 convertible preferred stock at the applicable Star Guide carryover basis pursuant to Emerging Issues Task Force Issue No. 88-16, "Basis in Leveraged Buyout Transactions."

     The acquisition was accounted for using the purchase method of accounting and, accordingly, Star Guide's operating results are reflected in the accompanying consolidated financial statements since the date of acquisition, which approximates the Company's date of inception. The purchase price, including related transaction costs and adjusted for the carryover basis reduction equal to $2,609,118, has been allocated to assets acquired and liabilities assumed based on fair market values at the date of acquisition. The fair value of assets acquired and liabilities assumed is summarized as follows:

Current assets.........................................   $ 3,485,558
Property and equipment.................................     1,377,143
Goodwill...............................................    19,771,863
Other intangible assets................................       566,421
Liabilities............................................      (942,604)
                                                          -----------
                                                          $24,258,381
                                                          ===========

     The following unaudited pro forma consolidated financial information reflects the impact of the purchase of Noble-Met and UTI Pennsylvania, assuming the acquisitions had occurred at the beginning of the periods presented. The pro forma impact of the other acquisition is not significant. This unaudited pro forma consolidated financial information has been provided for information purposes only and is not necessarily indicative of the results of operations or financial condition that actually would have been achieved if the acquisitions had been on the date indicated, or that may be reported in the future (in 000's):

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1999           2000
                                                              ------------   -------------
                                                                              (UNAUDITED)
Revenues....................................................    $100,001        $84,921
Net loss....................................................      (8,154)        (2,326)
Preferred stock dividends...................................          --         (2,026)
                                                                --------        -------
Net loss available for common stockholders..................      (8,154)        (4,352)
Basic loss per share........................................    $  (1.23)       $  (.66)

     The pro forma results do not give effect to any contingent payments that may be made in connection with the acquisition of Noble-Met.

3. INVENTORIES:

     Inventories consisted of the following at December 31, 1999 and September 30, 2000:

                                                             DECEMBER 31,   SEPTEMBER 30,
                                                                 1999           2000
                                                             ------------   -------------
Raw materials..............................................   $  641,744     $ 4,023,586
Intermediate stock.........................................            0       4,582,746
Work-in-process............................................      673,555       8,668,102
Finished goods.............................................            0       9,892,530
                                                              ----------     -----------
                                                               1,315,299      27,166,964
Reserve for surplus and obsolete inventories...............     (100,000)     (1,093,050)
                                                              ----------     -----------
                                                              $1,215,299     $26,073,914
                                                              ==========     ===========

                              MDMI HOLDINGS, INC.

     In connection with the purchase of certain precious metals for anticipated manufacturing requirements, the Company enters into consignment agreements with a third party, whereby the Company purchases the precious metal from the consignor at the time when an external sale is made at the prevailing market price. The prevailing price at the time of sale is passed through to the customer. These contracts are used as a hedging strategy to help protect against volatility in certain precious metals prices.

4. SHORT-TERM AND LONG-TERM BORROWINGS:

     Long-term debt at September 30, 2000 and December 31, 1999 consisted of the following:

                                                            DECEMBER 31,   SEPTEMBER 30,
                                                                1999           2000
                                                            ------------   -------------
Senior notes subject to mandatory redemption on June 1,
  2006, interest at 15.563% through June 1, 2005, 16.101%
  thereafter less unamortized discount of $4,120,000......  $        --    $ 17,380,000
Senior subordinated notes maturing June 1, 2007, interest
  at 13.5% less unamortized discount of $2,450,000........           --      19,050,000
Notes payable, 6.0%, and 10% at December 31, 1999, and
  September 30, 2000 respectively.........................      250,000         375,000
Term loan A with a bank, 9.6% and 9.99% at December 31,
  1999 and September 31, 2000, respectively...............   10,365,625      44,437,500
Term loan B with a bank, 11.6% and 10.49% at December 31,
  1999 and September 30, 2000, respectively...............    5,500,000      44,887,500
                                                            -----------    ------------
Total long-term debt......................................  $16,115,625    $126,130,000
                                                            -----------    ------------
Less current portion......................................   (1,587,500)     (3,437,500)
                                                            -----------    ------------
Long-term debt, excluding current portion.................  $14,528,125    $122,692,500
                                                            ===========    ============

     Annual principal repayments are as follows:

FISCAL YEAR                                                 AMOUNT
-----------                                              ------------
2001..................................................   $  3,437,500
2002..................................................      6,556,250
2003..................................................     10,996,875
2004..................................................     12,262,500
2005..................................................     13,809,375
2006 and thereafter...................................     85,637,500
                                                         ------------
                                                         $132,700,000
                                                         ============

     On May 31, 2000 the Company entered into a Credit Agreement with several financial institutions that provides for a revolving credit facility of up to $25,000,000, including revolving loans, a swing-line loan facility and a letter of credit facility. Additionally, the agreement provides for two term loan facilities (Term A and Term B), each totaling $45,000,000. Borrowings under the agreement were $89,325,000 at September 30, 2000. Term A repayments are quarterly through June 30, 2005 at an interest rate of LIBOR plus 3.25, while Term B repayments are quarterly through February 15, 2006 at an interest rate of LIBOR plus 3.75. At September 30, 2000, $675,000 of the available credit facility was being used to support letters of credit, leaving $24,325,000 available for use. Commitment fees on unused portions of the line-of-credit are 0.50%.

     On May 31, 2000 the Company entered into a Securities Purchase Agreement whereby they issued $21.5 million principal amount of 15.563% Senior Notes due 2008 ("Senior Notes") and $21.5 million principal amount of 13.5% Senior Subordinate Notes due 2007 ("Senior Subordinated Notes"). Interest

                              MDMI HOLDINGS, INC.

on the Senior Notes is payable-in-kind at 15.563% through June 1, 2005, and payable at 16.101% thereafter until maturity. The Senior Notes are redeemable at the Company's option at a premium of up to 7.5% of the principal, based on the redemption date, and are subject to a mandatory redemption of $33 million, including principal of $24,487,708, interest of $7,134,858 and premium of $1,377,434, on June 1, 2006. The Senior Subordinated Notes are redeemable at the Company's option at a premium of up to 6.75% of the principal, based on the redemption date. The notes are collateralized by the Company's assets.

     In connection with the Securities Purchase Agreement, the Company issued an aggregate of 515,882 shares of Class AA Convertible Preferred Stock. The series AA Preferred Stock has been valued at $6,870,000 and the senior and subordinated notes have been discounted for the amount attributed to the stock.

     There were no short-term borrowings outstanding at September 30, 2000.

     All previous debt instruments were repaid in connection with the issuance of the Securities Purchase Agreement and Credit Agreement.

     The Company's debt agreements contain various covenants, including minimum cash flow (as defined), debt-service coverage ratios and maximum capital spending limits. The Company was in compliance with these covenants at September 30, 2000.

     In connection with the Credit Agreement, the Company entered into a swap agreement with a minimum term of 3 years in an aggregate notional amount equal to not less than 40% of the term loan facilities and not more than the term loan commitment. At September 30, 2000, $36,000,000 of the term loans were effective at the fixed rate of 7.13 plus 3.25%-3.75%.

5. EMPLOYEE BENEFIT PLANS:

  Pension plans

     UTI Pennsylvania has pension plans covering certain of its employees. Benefits are provided at a fixed rate for each month of service. UTI Pennsylvania's funding policy is consistent with the funding requirements of federal law and regulations. Plan assets consist of cash equivalents, bonds and certain equity securities.

     Pension cost was $15,000 for the nine months ending September 30, 2000. The accumulated benefit obligation and fair value of the plan assets at June 1, 2000 were $583,000 and $581,000 respectively.

     In connection with the purchase of UTI Pennsylvania as of June 1, 2000, the Company terminated one of UTI Pennsylvania's previously existing pension plans. As a result of this termination, the Company recorded a termination charge of $1,881,000 which has been included in the allocation of the purchase price.

     The Company also has a frozen pension plan covering certain employees at their UTI SFM location. At September 30, 2000, the plan's liability is $477,692.

     The Company has 401(k) plans available for most employees. An employee may contribute up to 10%-14% of gross salary to the 401(k) plan, depending upon the specific plan. The Company's Board of Directors determines annually what contribution, if any, the Company shall make to the 401(k) plan. The employees' contributions vest immediately, while the Company's contributions vest over an immediate to six-year period. The Company matched 25%-50% of the employee's contributions to this plan for the period and nine months ending September 1999 and 2000, depending upon the specific plan. The Company's contributions for matching totaled approximately $5,930 and $200,892 for the period and nine months ending September 1999 and 2000.

                              MDMI HOLDINGS, INC.

     The Company has profit sharing plans available to employees at several of its locations. The Company's Board of Directors determines annually what contribution, if any, the Company shall make to the profit sharing plan. The Company's contributions vest over an immediate to six-year period. The Company expensed $30,000 and $1,744,128 to this plan for the period and nine months ending September 1999 and 2000.

  1999 employee retention plan

     With the acquisition of Star Guide, the Company established a stock based plan to retain Star Guide's key employees. The plan provides for the issuance of stock appreciation rights ("SARs") with various terms. The stock based awards are made at the Company's discretion and payment of the related benefits requires continuous employment from the date of the award through the designated vesting date. Certain awards become 100% vested one year from the date of grant while other awards vest 20% on each of the first, second and third anniversary dates from the date of grant and an additional 40% on the fourth anniversary date from the date of issuance. The Company records compensation expense related to these awards based on the difference between the exercise price and the estimated market appreciation of the underlying stock over the related vesting period. The Company did not issue any SAR's related to this plan during the period ended December 31, 1999 or nine months ending September 30, 2000.

  2000 retention plan for employees

     In conjunction with the Company's purchase of Noble-Met and as part of the calculation of the purchase price, the Company established a bonus plan for employees of Noble-Met to motivate and reward the future efforts of those employees. The maximum amount of the deferred purchase price and therefore the maximum amount of benefits that may be paid under the plan is $10,000,000. Benefits under the plan are calculated based on the achievement by Noble-Met of certain earnings objectives in the year 2000 as compared to the year 1999 and in the year 2001 as compared to the year 2000. For each year of the plan, each eligible employees may determine whether to receive all of that employee's benefits under the plan in cash or in a combination of cash and up to 25% in phantom stock. Phantom stock provided in this retention plan will be granted under and in accordance with the Company's 2000 Employee Phantom Stock Plan. In order to receive payment under the plan, an eligible employee must be continuously employed by Noble-Met or an affiliate of Noble-Met from the period beginning on January 12, 2000 through the payment date.

  2000 retention plan for MER consultants and employees

     In conjunction with the Company's purchase of MER and part of the calculation of the purchase price, the Company established a bonus plan for employees of MER to motivate and reward the future efforts of those employees on behalf of the Company. The maximum amount of the deferred purchase price and therefore the maximum amount of benefits that may be paid under the plan is $1,000,000. Benefits under the plan are calculated based on the achievement by Noble-Met of certain earnings objectives in the year 2000 as compared to the year 1999 and in the year 2001 as compared to the year 2000. For each year of the plan, each eligible participant may determine whether to receive all of that participant's benefits under the plan in cash or in a combination of cash and up to 25% in phantom stock. Phantom stock provided in this retention plan will be granted under and in accordance with the Company's 2000 Employee Phantom Stock Plan. In order to receive payment under the plan, an eligible participant must, subject to certain exceptions, be continuously employed by or provide services to the Company or its affiliates from the period beginning on May 12, 2000 through the payment date.

     At September 30, 2000, $1.3 million has been accrued for the 2000 retention plans discussed above, which includes $95,000 for the 2000 Employee Phantom Stock Plan.

                              MDMI HOLDINGS, INC.

6. STOCK GRANTS AND OPTIONS:

     The Company's shareholders approved the MDMI Holdings Inc 2000 Stock Option and Incentive Plan, which provides for grants of incentive stock options, nonqualified stock options, restricted stock and restricted stock units. The total number of shares authorized under the plan is 800,000 at September 30, 2000.

     The Company's shareholders approved the MDMI Key Executive Deferred Comp Plan 1999 Stock Incentive Plan effective May 31, 2000 under which certain employees of the Company are eligible to be granted a total of 236,654 awards in the form of incentive stock options. All of the 236,654 stock options were granted on June 1, 2000 to former UTI Pennsylvania management, at a price of $4, with immediate vesting. The fair value of these options, $3,115,000 has been accounted for as additional consideration for the acquisition of UTI Pennsylvania (see Note 2).

  Star Guide phantom stock plan

     The Star Guide phantom stock plan provides grants to eligible employees of Star Guide Corporation of phantom stock based on Class A-1 5% Convertible Preferred Stock of MDMI. Up to a total of 29,708 shares may be granted. All shares of phantom stock granted under the plan are immediately and fully vested. Holders of phantom stock under this plan have no voting rights, no stockholder rights and no employment rights. They are, however, entitled to receive dividends on phantom stock in the event dividends are accrued and paid to holders of shares of the Company's Class A-1 5% Convertible Preferred Stock. A holder of phantom stock may not transfer or assign phantom stock, other than by will or the laws of descent and distribution. All such shares were issued, and expense of $150,000 was recognized related to this plan for the nine months ended September 30, 2000.

  2000 employee phantom stock plan

     The 2000 Employee Phantom Stock Plan provides grants to eligible employees of the Company as determined by the board of directors. Phantom stock granted under the plan is based on Class A-2 5% Convertible Preferred Stock of MDMI. Up to a total of 229,167 shares may be granted. All shares of phantom stock granted under the plan are immediately and fully vested. Holders of phantom stock under this plan have no voting rights, no stockholder rights and no employment rights. They are, however, entitled to receive dividends on phantom stock in the event dividends are accrued and paid to holders of shares of the Company's Class A-2 5% Convertible Preferred Stock. A holder of phantom stock may not transfer or assign phantom stock, other than by will or the laws of descent and distribution.

                              MDMI HOLDINGS, INC.

     Stock grant and option transactions are summarized as follows:

                                                             NUMBER OF   WEIGHTED AVERAGE
                                                              SHARES      EXERCISE PRICE
                                                             ---------   ----------------
Shares under option
  Outstanding at July 6, 1999..............................        --         $   --
     Granted...............................................        --             --
     Exercised.............................................        --             --
     Forfeited.............................................        --             --
                                                             --------         ------
  Outstanding at December 31, 1999.........................        --             --
     Granted...............................................   641,700          12.15
     Exercised.............................................        --             --
     Forfeited.............................................        --             --
                                                             --------         ------
  Outstanding at September 30, 2000........................   641,700         $12.15
                                                             ========         ======
Options exercisable at:
  September 30, 2000.......................................   238,654         $ 4.06
  December 31, 1999........................................        --             --

     The grant-date market value of all outstanding options, with the exception of those granted at $4 per share, is equal to their respective exercise prices. Outstanding stock options have an average remaining contractual life of 10 years at September 30, 2000 with the exercise prices for these options ranging from $4.00 to $17.60.

     As provided for in SFAS No. 123, "Accounting for Stock-Based Compensation," the Company utilizes the intrinsic value method of expense recognition under APB Opinion No. 25. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation expense for the stock option plans been determined consistently with the provisions of SFAS No. 123, the Company's net income (loss) and net income (loss) per share would have been the pro forma amounts indicated below:

                                                                   NINE MONTHS ENDED
                                                             -----------------------------
                                                             SEPTEMBER 30,   SEPTEMBER 30,
                                                                 1999            2000
                                                             -------------   -------------
Net income (loss)
  As reported..............................................    $120,019       $(7,401,143)
  Pro forma................................................    $120,019       $(7,525,522)
Basic net income per share
  As reported..............................................    $    .12       $     (2.31)
  Pro forma................................................    $    .12       $     (2.34)
Diluted net income per share
  As reported..............................................    $    .11       $     (2.31)
  Pro forma................................................    $    .11       $     (2.34)

                              MDMI HOLDINGS, INC.

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following range of assumptions used for the option grants which occurred during the period and nine months ended December 31, 1999 and September 30, 2000:

                                                                   NINE MONTHS ENDED
                                                             -----------------------------
                                                             SEPTEMBER 30,   SEPTEMBER 30,
                                                                 1999            2000
                                                             -------------   -------------
Volatility.................................................         --        28.37%
Risk-free interest rate....................................         --         5.80%
Expected life in years.....................................         --             8
Dividend yield.............................................         --             0

7. INCOME TAXES:

     The provision for income taxes includes federal, state and foreign taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. The components of the provision for income taxes for the period and nine months ended September 30, 1999 and 2000, are as follows:

                                                                1999        2000
                                                              --------   -----------
Current
  Federal...................................................  $205,397   $        --
  State.....................................................    22,821       214,483
  Foreign...................................................        --        67,735
  FSC.......................................................        --        43,053
Deferred
  Federal...................................................    (6,151)   (3,743,069)
  State.....................................................    (3,640)     (317,070)
  Foreign...................................................        --       (67,735)
                                                              --------   -----------
          Total provision...................................  $218,427   $(3,802,603)
                                                              ========   ===========

     Major differences between the federal statutory rate and the effective tax rate for the period and nine months ended September 30, 1999 and 2000 are as follows:

                                                              1999    2000
                                                              ----    -----
Federal statutory rate......................................  34.0%   (35.0)%
State taxes, net of federal benefit.........................   3.1%    (1.6)%
Nondeductible goodwill......................................  24.9%     2.8%
FSC.........................................................           (0.7)%
Other, net..................................................   2.5%     0.6%
  Effective tax rate........................................  64.5%   (33.9)%

                              MDMI HOLDINGS, INC.

     The following is a summary of the significant components of the Company's deferred tax assets and liabilities as of December 31, 1999 and September 30, 2000:

                                                               1999        2000
                                                              -------   ----------
Deferred tax assets
  Operating loss and tax credit carryforwards...............       --   $2,084,873
  Compensation reserves.....................................       --    1,892,084
  Environmental reserves....................................       --    1,808,329
  Bad debt reserves.........................................  $35,435      171,714
  Amortization of intangible assets.........................       --      845,347
  Asset and other realization reserves......................   37,300      485,866
  Other.....................................................       --       50,795
Deferred tax liabilities
  Depreciation/property basis...............................   57,217       82,242
                                                              -------   ----------
Net deferred tax assets.....................................  $15,518   $7,256,766
                                                              =======   ==========

     As of September 30, 2000, the Company has net operating loss carryforwards for U.S. income tax purposes of approximately $5,541,740 which expire in the year 2020. For financial reporting purposes, a valuation allowance has not been recognized to reduce the deferred tax assets for which it is more likely than not that the benefits will not be realized.

     The Company's net deferred tax assets include certain amounts of net operating loss carryforwards, principally in the U.S., which management believes are realizable through a combination of anticipated tax planning strategies and forecasted future taxable income. Failure to achieve forecasted future taxable income might affect the ultimate realization of any remaining recorded net deferred tax assets.

     As of September 30, 2000, the Company has not provided for withholding or U.S. Federal income taxes on undistributed earnings of foreign subsidiaries since such earnings are expected to be reinvested indefinitely or substantially offset by available foreign tax credits.

8. RELATED-PARTY TRANSACTIONS:

     During 1999, Star Guide expensed and paid a management fee to KRG Capital Partners, LLC, (KRG), majority shareholders of MDMI, equal to $96,744. During the nine months ended September 30, 2000, expenses paid to KRG totaled $289,000.

9. ENVIRONMENTAL MATTERS:

     In July 1988, UTI Pennsylvania received an Administrative Consent Order from the United States Environmental Protection Agency known as the EPA that required UTI Pennsylvania to test and study the groundwater and soil beneath and around its plant in Collegeville, Pennsylvania, and to provide the EPA with a proposal to remediate this groundwater and soil. In 1991, UTI Pennsylvania completed its testing and submitted a corrective measures study, known as a CMS, to the EPA. The EPA reviewed the CMS and has recommended specific measures and UTI Pennsylvania has agreed to these to remediate the groundwater and soil. Since 1991, UTI Pennsylvania has been negotiating with the EPA for a final CMS. In 1995, UTI Pennsylvania submitted a revised CMS for EPA approval. In addition, UTI Pennsylvania has been involved as a de minimus contributor in other environmental matters.

     In 1995, UTI Pennsylvania updated its environmental site assessment based on negotiations with the EPA, and the updated assessment indicated that additional environmental accruals were necessary. In addition, in 1995, UTI Pennsylvania entered into a Settlement Agreement and Release with UTI Pennsylvania's former insurance company which required the insurance company to pay UTI Pennsylvania

                              MDMI HOLDINGS, INC.

a specified amount based on expenses incurred by UTI Pennsylvania for environmental matters during the period from 1964 to 1979. UTI Pennsylvania had recorded a long-term liability representing discounted future costs related to these matters of $4.5 million as of September 30, 2000. These estimates are based on facts known at the current time; however, changes in EPA standards, improvement in cleanup technology and discovery of additional information concerning other environmental matters could affect the estimated costs in the future. The discount rate used in calculating the environmental liability was 7% at September 30, 2000. The aggregate gross liability at September 30, 2000 is $10.6 million. The expected payments for the following five years are as follows:

2001....................................................  $ 1,282,209
2002....................................................      359,645
2003....................................................      319,076
2004....................................................      216,098
2005....................................................      222,581
2006 and thereafter.....................................    8,167,226
                                                          -----------
                                                          $10,556,835
                                                          ===========

     In the opinion of management, after consultation with legal counsel, the outcome of these environmental matters will not have a materially adverse effect on the Company's financial position or results of operations.

     The Company monitors its compliance with all federal and state environmental regulations. Certain proposed regulations will require changes in the Company's manufacturing process.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate methodologies; however, considerable judgment is required in interpreting market data to develop these estimates. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. Certain of these financial instruments are with major financial institutions and expose the Company to market and credit risks and may at times be concentrated with certain counterparties or groups of counterparties. The creditworthiness of counterparties is continually reviewed, and full performance is anticipated.

     The methods and assumptions used to estimate the fair value of each class of financial instruments are set forth below:

     - Cash and cash equivalents, accounts receivable and accounts payable -- The carrying amounts of these items are a reasonable estimate of their fair values.

     - Short-term borrowings -- Borrowings under the line of credit arrangements have variable rates that reflect currently available terms and conditions for similar debt. The carrying amount of this debt is a reasonable estimate of its fair value.

     - Long-term debt -- Borrowings under the Term Loan Facilities have variable rates that reflect currently available terms and conditions for similar debt. The carrying amount of this debt is a reasonable estimate of its fair value.

     - Interest rate protection agreements and bond swap agreements have no carrying value; however, if the Company were to terminate these agreements at September 30, 2000, the Company would have collected $558,040 based on quotes from financial institutions.

                              MDMI HOLDINGS, INC.

11. COMMITMENTS AND CONTINGENCIES:

     The Company is obligated on various lease agreements for office space, automobiles and manufacturing equipment, expiring through 2112, which are accounted for as operating leases.

     The Company leases Star Guide's office and manufacturing facility from certain of its former stockholders. The lease requires payments that were established at prevailing market rates at the inception of the lease.

     The Company leases Noble-Met's facilities in Salem, Virginia from certain of its former stockholders, under a 15-year operating lease through December 2011, requiring monthly payments of $27,083. The lease provides for an adjustment of annual rental payments at the end of each five-year term. The adjustment will be limited to any increase in the landlord's mortgage payments plus 25 percent of the base rent of the prior term. There was no such adjustment during 2000.

     Most of the leases contain purchase and/or various term renewal options at fair market and fair rental values, respectively. In most cases, management expects that, in the normal course of business, leases will be renewed or replaced by other leases.

     Aggregate rental expense for the period and nine months ending September 30, 1999 and 2000 was $75,000 and $756,225, respectively. The future minimum rental commitments under all operating leases are as follows:

YEAR
----
2001.....................................................  $1,464,400
2002.....................................................   1,408,122
2003.....................................................   1,142,013
2004.....................................................   1,080,336
2005.....................................................     977,360

     During 1997, UTI Pennsylvania entered into a 15-year lease for a facility on behalf of Micro-Coax, Inc ("MC"), a related party with annual rental payments of approximately $551,000. During July 1998, MC took occupancy of the facility and began making lease payments in accordance with the agreement. UTI Pennsylvania is a guarantor for this lease. Certain former UTI Pennsylvania shareholders have provided a letter of credit to UTI Pennsylvania in the amount of $3.5 million related to the lease guarantee.

     The Company is involved in various legal proceedings in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the outcome of such proceedings will not have a materially adverse effect on the Company's financial position or results of operations.

     The Company has various purchase commitments for materials, supplies, machinery and equipment incident to the ordinary conduct of business. Such commitments are not at prices in excess of current market prices.

12. BUSINESS SEGMENTS:

     The Company operates its business as one reportable segment, providing custom manufacturing services to companies operating principally in the medical device industry.

                              MDMI HOLDINGS, INC.

     The following table presents net revenues by country based on the location of the customer:

                                                              FOR THE NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 1999           2000
                                                              -----------   ------------
Net Sales
United States...............................................  $1,739,888    $36,060,725
Ireland.....................................................     705,157      3,295,186
France......................................................     110,444        844,376
UK..........................................................           0      1,484,870
Netherlands.................................................      94,602      1,786,000
Germany.....................................................      10,527      2,582,585
Other.......................................................      96,664      3,155,512
                                                              ----------    -----------
          Total.............................................  $2,757,282    $49,209,254
                                                              ==========    ===========

     The following table presents long-lived assets based on the location of the asset:

                                                            DECEMBER 31,   SEPTEMBER 30,
                                                                1999           2000
                                                            ------------   -------------
Long-lived assets
U.S. .....................................................  $21,439,973    $170,840,946
UK........................................................            0       1,490,817
Germany...................................................            0       1,121,674
Other.....................................................            0               0
                                                            -----------    ------------
          Total...........................................  $21,439,973    $173,453,437
                                                            ===========    ============

13. CAPITAL STOCK:

     The Company's Board of Directors has authorized an aggregate number of common shares for issuance equal to 50 million, $.01 par value per share and 50 million of preferred stock, .01 par value per share. As of December 31, 1999, the Company's Board of Directors limited the issuance of voting and non-voting common stock to 150,000 shares and 88,656 shares, respectively.

Common stock

     Common stock is divided into two classes, voting and non-voting convertible. The non-voting convertible common stock is convertible one for one into voting common stock at the option of the holder. The common stock, whether voting or non-voting, is subject to all of the rights, privileges, preference and priorities of the Company's preferred stock.

Series A-1 5% convertible preferred

     Series A-1 convertible preferred stock ("Series A-1") has a liquidation value equal to the original per share issue price of $10.94 and the holders are entitled to receive cumulative dividends at the rate of 5% of liquidation value in preference to the payment of dividends to the Company's common stockholders, as, and if declared by the Board of Directors. The holders of Series A-1 are entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Company's voting common stock and the Class B-1 convertible preferred stock. Holders of Series A-1 may convert all or any portion of the shares held into one share of voting common stock per each share of Series A-1 held. The Company may at any time require the conversion of all of the outstanding Series A-1 shares upon the closing of a firmly underwritten public offering of the Company's common stock. Series A-1 shares are not redeemable at the

                              MDMI HOLDINGS, INC.

holders' option. The carrying value of Series A-1 differs from its original issuance value by $2,609,118 due to valuing certain shares issued to the selling Star Guide stockholder's at their carryover basis. There were no dividends declared by the Company's Board of Directors during the period ended December 31, 1999.

  Series A-2 5% convertible preferred stock

     On December 22, 1999, the Company entered into a Share Purchase Agreement with Noble-Met, Ltd. and the Shareholders of Noble-Met, Ltd. whereby upon the closing under the Share Purchase Agreement on January 11, 2000 the shareholders of Noble-Met received an aggregate of 291,667 shares of Class A-2 5% Convertible Preferred Stock (see Note 2). On January 11, 2000, Registrant entered into subscription agreements with certain accredited investors for the issuance of an aggregate of 833,333 shares of Class A-2 5% Convertible Preferred Stock for an aggregate purchase price of $10,000,000 (see Note 2).

  Series A-3 5% convertible preferred stock

     On May 12, 2000, the Company entered into an Agreement and Plan of Merger with Medical Engineering Resources, Ltd., the shareholders of Medical Engineering Resources, Ltd. and MER Acquisition Corporation, a wholly-owned subsidiary of Registrant. Medical Engineering Resources, Ltd. merged into MER Acquisition Corporation and the shareholders of Medical Engineering Resources, Ltd. received an aggregate of 26,456 shares of Class A-3 5% Convertible Preferred Stock as partial merger consideration in an aggregate of $500,000 (see
Note 2).

  Series A-4 5% convertible preferred stock

     On May 31, 2000 the Company entered into subscription agreements with certain accredited investors for the issuance of an aggregate of 3,437,500 shares of Class A-4 5% Convertible Preferred Stock for an aggregate purchase price of $55,000,000.

     In the third quarter of 2000, the Company determined that the cumulative dividends on the Series A Convertible Preferred Stock will be paid. Accordingly, a dividend of $2.0 million was accrued at September 30, 2000 and is reflected in other current liabilities on the Consolidated Balance Sheet.

  Series AA convertible preferred stock

     On May 31, 2000, the Company entered into a Securities Purchase Agreement with certain investors for the issuance of an aggregate of 515,882 shares of Class AA Convertible Preferred Stock in connection with the issuance of the senior and senior subordinated notes. No separate consideration was received. The series AA Preferred Stock has been valued at $6.8 million and the senior and subordinated notes have been discounted for the amount attributed to the stock.

     Shareholder's Agreement -- The Company has entered into a shareholders' agreement with each holder of common and preferred stock. The agreement prohibits the sale, assignment, transfer, pledge, hypothecate, mortgage, encumbrance or other form of disposal except for as provided in the agreement. Other than for permitted transfers, the Company has right of first refusal to repurchase the outstanding shares.

     Stock Purchase Warrants -- On July 6, 1999, the Company entered into a credit agreement with a bank and issued 85,000 stock purchase warrants to the bank. The stock purchase warrants entitled the bank to purchase up to an aggregate of 85,000 shares of the company's non-voting common stock at an exercise price of $.01 per share. No value was recorded for the warrants because the value was insignificant. The stock purchase warrants are exercisable subsequent to July 6, 2005 or at any time after the repayment in full of all principal and accrued interest evidenced by the notes issued under the credit agreement with the bank. The warrants expire on July 1, 2009.

                              MDMI HOLDINGS, INC.

     In connection with entering into an amended credit agreement dated January 11, 2000, the Company issued warrants to acquire an additional 3,656 shares of the Company's non-voting common stock to bring the total numbers of warrants issued to the bank equal to 88,656. The warrants have an exercise price of $.01 per share, are fully vested, and expire in January 2010. The value assigned to the incremental warrants, approximating $20,000, was recorded as debt discount, which is being amortized to interest expense over the term of the amended credit agreement. The fair value was determined using a Black-Scholes method and was calculated using a risk free interest rate of 5.3%, no volatility and a term of 6 years.

     The warrants were sold to existing shareholders in connection with the acquisition of UTI Pennsylvania (see Note 2).

     Initial public offering:

     In December 2000, the Company filed a registration on Form S-1 with the U.S. Securities and Exchange Commission in connection with an initial public offering of common stock of the Company. The completion of this offering is subject to certain conditions. If successful, the estimated net proceeds of this offering of approximately $91.3 million will be used by the Company to repay its indebtedness under the term loans issued in May, 2000 and the remainder will be used to reduce the revolving credit facility. The Company will record an after-tax charge on repayment of the indebtedness amounting to approximately $1.1 million for the write-off of unamortized deferred financing costs. The charge will be recorded as an extraordinary loss.

     The assumptions underlying the offering are subject to change when the initial offering price, gross proceeds and closing date are finalized.

     In connection with offering, all outstanding shares of Class A and Class B Convertible Preferred Stock will be exchanged for Voting Common Stock on a one for one basis. In addition, the Company will establish and merge into a new Company in Maryland, with this new company being the surviving corporation. The Company will then change its name to UTI Corporation prior to the closing of the offering.

14. REDEEMABLE PREFERRED STOCK

  Series B-1 redeemable and convertible preferred stock

     Series B-1 convertible preferred stock (Series B-1) has a liquidation value equal to $.10 per share, is subordinate to all classes of A Convertible Preferred Stock, and is not entitled to receive dividends. The holders of Series B-1 are entitled to participate, on an as converted basis, with the holders of the Company's common stock as to any dividends declared and paid on common stock. Series B-1 is convertible into voting common stock based on a conversion formula, as defined; however, all Series B-1 shares will be redeemed by the Company at liquidation value, if no previously converted into the Company's voting common stock, on July 1, 2004. The Company may at any time require the conversion of all of the outstanding Series B-1 shares upon the closing of a firmly underwritten public offering of the Company's common stock.

  Series B-2 redeemable and convertible preferred stock

     On May 31, 2000, UTI Acquisition Corp., a wholly-owned subsidiary of the Company, entered into a Share Purchase Agreement with UTI Pennsylvania and the shareholders of UTI Pennsylvania, whereby upon the closing thereunder on June 1, 2000 certain shareholders of UTI Pennsylvania received an aggregate of 100,000 shares of Class B-1 Convertible Preferred Stock for an aggregate price of $10,000.

                              MDMI HOLDINGS, INC.

15. SUBSEQUENT EVENTS

  Acquisition

     On December 22, 2000 the Company acquired all of the capital stock of American Technical Molding, Inc. (ATM) located in Upland, California for approximately $27.0 million including transaction costs of approximately $1.5 million. The purchase price was paid in cash of $24.5 million and 157,884 shares of Class A-5 5% Convertible Preferred Stock. ATM and its affiliate Kelley, Morrison, Kelley Partners provide a custom plastic injection molding specializing in medical, high precision, tight tolerance and clean molding. The share purchase agreement also provides for certain earnout provisions during 2001 which could increase the sales price by an additional $3.0 million. The acquisition was funded with proceeds from the revolving line of credit of $14.3 million and from the issuance of 638,991 shares of Class A-5 5% Convertible Preferred Stock valued at $10.2 million. In connection with the acquisition, ATM selling shareholders received 157,884 shares of the Company's Class A-5 5% Convertible Preferred Stock valued at $2.5 million. Additionally, 32,200 options to acquire our Common Stock were issued in connection with the ATM acquisition, at an exercise price of $17.60.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders of
  Medical Device Manufacturing, Inc.
  (d/b/a Rivo Technologies)
Arvada, Colorado

     We have audited the accompanying consolidated balance sheet of Medical Device Manufacturing, Inc. (d/b/a Rivo Technologies) as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from July 2, 1999 (date of inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Medical Device Manufacturing, Inc. (d/b/a Rivo Technologies) as of December 31, 1999, and the results of its operations and its cash flows for the period then ended, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 1 to the consolidated financial statements, the Company reclassified its Class B-1 redeemable preferred stock from stockholders' equity in anticipation of an initial public offering.

DELOITTE & TOUCHE LLP

Denver, Colorado
March 20, 2000, except for Note 1, as to which the date is December 22, 2000

                       MEDICAL DEVICE MANUFACTURING, INC.
                            d/b/a RIVO TECHNOLOGIES

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1999

                                 ASSETS

Current assets:
  Cash and cash equivalents.................................  $   844,705
  Receivables --
     Trade, net of allowance for doubtful accounts of
      $95,000...............................................    1,319,342
     Other..................................................       35,744
  Inventories (note 3)......................................    1,215,299
  Prepaid expenses and other................................       87,182
  Income taxes receivable...................................      149,959
  Deferred income taxes.....................................       72,735
                                                              -----------
          Total current assets..............................    3,724,966
Property and equipment, net (note 4)........................    1,521,699
Deferred financing costs, net of accumulated amortization of
  $30,208...................................................      335,886
Goodwill, net of accumulated amortization of $492,781.......   19,279,082
Non-competition agreements, net of accumulated amortization
  of $20,000................................................      180,000
Deferred acquisition costs (note 1).........................      123,306
                                                              -----------
                                                              $25,164,939
                                                              ===========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $   220,976
  Accrued payroll and related taxes.........................      123,064
  Accrued expenses..........................................      476,878
  Purchase price consideration due to related parties (note
     2).....................................................    1,793,469
  Current portion of long-term debt (note 5)................    1,587,500
                                                              -----------
          Total current liabilities.........................    4,201,887
Note payable and long-term debt (note 5)....................   14,528,125
Deferred income taxes.......................................       57,217
                                                              -----------
          Total liabilities.................................   18,787,229
                                                              -----------
Commitments and contingencies (note 6)
  Redeemable preferred stock................................       30,000
                                                              -----------
Stockholders' equity (note 7):
  Capital stock --
     Class A-1 5% convertible preferred stock, par value
      $.01 per share, 841,030 shares authorized and 831,809
      shares issued and outstanding (liquidation preference
      of $9,100,000)........................................        8,318
     Voting common stock, par value $.01 per share, 150,000
      shares authorized, issued and outstanding.............        1,500
     Non-voting common stock, par value $.01 per share,
      85,000 shares authorized and no shares outstanding....           --
     Additional paid-in capital.............................    6,228,511
     Retained earnings......................................      109,381
                                                              -----------
          Total stockholders' equity........................    6,347,710
                                                              -----------
                                                              $25,164,939
                                                              ===========

          See accompanying notes to consolidated financial statements.

                       MEDICAL DEVICE MANUFACTURING, INC.
                            d/b/a RIVO TECHNOLOGIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
 FOR THE PERIOD FROM JULY 2, 1999 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1999

Net sales...................................................   $5,738,853
Cost of sales...............................................    3,140,635
                                                               ----------
Gross profit................................................    2,598,218
Selling, general and administrative expenses................    1,351,394
                                                               ----------
Income from operations......................................    1,246,824
                                                               ----------
Other income (expense):
  Interest expense..........................................     (804,382)
  Other.....................................................       23,062
                                                               ----------
Total other expense.........................................     (781,320)
                                                               ----------
Income before income taxes..................................      465,504
Income tax expense (Note 8).................................      356,123
                                                               ----------
          Net income........................................   $  109,381
                                                               ==========
Basic net income per share..................................   $      .11
                                                               ==========
Diluted net income per share................................   $      .10
                                                               ==========
Shares used in calculating basic net income per share.......    1,018,372
                                                               ==========
Shares used in calculating diluted net income per share.....    1,103,294
                                                               ==========

          See accompanying notes to consolidated financial statements.

                       MEDICAL DEVICE MANUFACTURING, INC.
                            d/b/a RIVO TECHNOLOGIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
        FROM JULY 2, 1999 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1999

                                                 CONVERTIBLE
                                                  PREFERRED
                                                    STOCK                    COMMON STOCK
                                               ----------------   ----------------------------------
                                                  CLASS A-1            VOTING          NON-VOTING      ADDITIONAL
                                               ----------------   ----------------   ---------------    PAID-IN     RETAINED
                                               SHARES    AMOUNT   SHARES    AMOUNT   SHARES   AMOUNT    CAPITAL     EARNINGS
                                               -------   ------   -------   ------   ------   ------   ----------   --------
Initial capitalization.......................  484,460   $4,845   150,000   $1,500     --      $--     $5,291,103   $     --
Issuance of capital stock --
  Star Guide acquisition (note 2)............  347,349   3,473         --      --      --       --        937,408         --
Net income...................................       --      --         --      --      --       --             --    109,381
                                               -------   ------   -------   ------     --      ---     ----------   --------
Balance, December 31, 1999...................  831,809   $8,318   150,000   $1,500     --      $--     $6,228,511   $109,381
                                               =======   ======   =======   ======     ==      ===     ==========   ========

          See accompanying notes to consolidated financial statements.

                       MEDICAL DEVICE MANUFACTURING, INC.
                            d/b/a RIVO TECHNOLOGIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
 FOR THE PERIOD FROM JULY 2, 1999 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1999

Cash flows from operating activities:
Net income..................................................   $    109,381
Adjustments to reconcile net income to net cash flows from
  operating activities --
  Depreciation and amortization.............................        663,011
  Gain on disposition of property and equipment.............           (652)
  Deferred income taxes.....................................         16,082
  Changes in operating assets and liabilities --
     Receivables............................................         67,716
     Inventories............................................        125,429
     Prepaid expenses and other.............................        (34,833)
                                                               ------------
     Income taxes receivable................................       (149,959)
                                                               ------------
     Accounts payable and accrued expenses..................        296,303
                                                               ------------
Net cash provided by operating activities...................      1,092,478
                                                               ------------
Cash flows from investing activities:
Capital expenditures........................................       (264,578)
Acquisition of Star Guide, net of $413,522 in cash acquired
  (note 2)..................................................    (21,032,962)
Other noncurrent assets.....................................       (123,306)
                                                               ------------
Net cash used in investing activities.......................    (21,420,846)
                                                               ------------
Cash flows from financing activities:
Indebtedness --
  Borrowings (including deferred financing costs)...........     16,242,982
  Repayments................................................       (377,357)
Proceeds from issuance of capital stock.....................      5,307,448
                                                               ------------
Net cash provided by financing activities...................     21,173,073
Net increase in cash and cash equivalents...................        844,705
Cash and cash equivalents -- July 2, 1999 (date of
  inception)................................................             --
                                                               ------------
Cash and cash equivalents, end of period....................   $    844,705
                                                               ============
Supplemental disclosure, including non-cash investing and
  financing transactions....................................
Cash paid for interest......................................   $    647,659
Cash paid for income taxes..................................        490,000
Capital stock issued for the acquisition of Star Guide
  Corporation, net of basis reduction ($2,609,118) and note
  payable ($250,000) issued to a Star Guide Corporation
  selling stockholder (note 2)..............................        960,881
     Purchase price earnout accrued (note 2)................      1,793,469

          See accompanying notes to consolidated financial statements.

                       MEDICAL DEVICE MANUFACTURING, INC.
                            d/b/a RIVO TECHNOLOGIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE PERIOD FROM JULY 2, 1999 (DATE OF INCEPTION)
                           THROUGH DECEMBER 31, 1999

1. SUMMARY OF ACCOUNTING POLICIES:

  Nature of the organization

     Medical Device Manufacturing, Inc. (d/b/a Rivo Technologies), a Colorado corporation (MDM) was formed on July 2, 1999 and is principally a holding company with operations conducted through its wholly-owned subsidiary, Star Guide Corporation (Star Guide). MDM and Star Guide (collectively referred to as the Company) is headquartered in Arvada, Colorado and at December 31, 1999 its principal shareholders include KRG Capital Partners, LLC and certain Star Guide selling shareholders (see Note 2). The Company manufactures precision wire parts used primarily in medical devices.

  Principles of consolidation

     The consolidated financial statements include the MDM's and Star Guide's accounts. All significant intercompany transactions and balances have been eliminated in consolidation.

  Earnings per share

     Basic earnings per share ("EPS") is computed using the weighted average number of common shares outstanding for the period while diluted EPS is computed assuming exercise of all warrants. Included below is a reconciliation of shares for the basic and diluted EPS computations.

                                                              1999
                                                            ---------
Basic EPS Shares..........................................  1,018,372
Effect of Dilutive Securities.............................     84,922
                                                            ---------
Diluted EPS Shares........................................  1,103,294

     There is no difference between basic and diluted EPS regarding the amount of income (loss) used for the computations. The effect of dilutive securities in fiscal 1999 is comprised of warrants.

  Revenue recognition

     Revenue is recognized upon shipment of products, when title passes to the customer. The Company sells its products in North America, Europe and the Far East. Foreign sales represented approximately 33.5 percent of the Company's sales for the period ended December 31, 1999. Corresponding foreign receivables represented approximately 31.0 percent of the Company's trade receivables at December 31, 1999. All foreign sales are billed and paid in U.S. currency.

  Research and development

     Costs incurred in connection with research and development activities are expensed as incurred.

  Fair value of financial instruments

     The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and the current portion of long-term obligations. The carrying amounts of these financial instruments approximate fair value due to their short maturities. The carrying value of long-term obligations is considered to be equal to their fair value due to the rates being variable rates equivalent to market rates for the relative risks of the debt.

                       MEDICAL DEVICE MANUFACTURING, INC.
                            d/b/a RIVO TECHNOLOGIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Cash and cash equivalents

     For purposes of the statement of cash flows, cash and cash equivalents include cash and all highly liquid instruments with original maturities of three months or less.

  Inventories

     Inventories are value at the lower of cost, determined on a first-in, first-out method, or market and include the cost of materials, labor and manufacturing overhead.

  Property and equipment

     Property and equipment are recorded at cost. Maintenance, repairs and minor renewals are expensed as incurred. Expenditures, which significantly increase value or extend useful lives are capitalized and replaced properties are retired.

     Depreciation for financial reporting purposes is calculated using the straight-line method over the shorter of the estimated useful lives or the lease term of the respective assets, as follows:

                                                              YEARS
                                                              -----
Machinery and equipment.....................................     7
Office furniture and equipment..............................   5-7
Vehicles....................................................     5
Software....................................................     3

     Depreciation for income tax purposes is calculated using accelerated methods. Upon retirement or disposition of assets, cost and accumulated depreciation are removed from the related accounts any gain or loss is included in income.

  Intangible assets

     In connection with the issuance of bank debt as well as in connection with the acquisition of Star Guide (Note 2), the Company recorded certain intangible assets. The following schedule summarizes the amortization periods and amortization expense recorded for the period ended December 31, 1999:

                                                               USEFUL    AMORTIZATION
                                                                LIFE       EXPENSE
                                                               ------    ------------
Amortization of:
Deferred financing costs....................................   5 years     $ 30,208
Goodwill....................................................  20 years      492,781
Non-competition agreements..................................   5 years       20,000
                                                                           --------
                                                                           $542,989
                                                                           ========

  Deferred acquisition costs

     The Company capitalizes and defers direct and incremental costs associated with proposed business combinations, primarily consisting of fees paid to outside legal and accounting advisors and incremental internal costs, related to due diligence performed on the target companies. Upon the successful closure of an acquisition, the Company includes capitalized costs as part of the overall purchase price. Deferred acquisition costs where the Company has determined that it is unlikely that the business combination will be completed are written off when such determination is made.

                       MEDICAL DEVICE MANUFACTURING, INC.
                            d/b/a RIVO TECHNOLOGIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Impairment of long-lived assets

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is based on estimated undiscounted future net cash flows from the use and ultimate disposition of the asset. The Company recorded no adjustment for impairment of long-lived assets for the period ended December 31, 1999.

  Income taxes

     The Company accounts for income taxes in accordance with the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards
(SFAS) No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement basis and the income tax basis of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax computations are based on enacted laws and rates applicable to the years in which the differences are expected to affect taxable income.

  Redeemable preferred stock

     The Company accounts for Series B-1 redeemable and convertible stock in accordance with Regulation S-X, Rule 5-02 issued by the Securities and Exchange Commission (Note 7).

  Accounting estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates included in the accompanying consolidated financial statements relate to reserves for surplus and obsolete inventories, uncollectible accounts receivable and estimated useful lives for intangible assets. Actual results could differ significantly from those estimates.

  Comprehensive income

     For the period presented, the Company's comprehensive income as defined by SFAS No. 130, "Reporting Comprehensive Income," is equal to its net income.

  Stock-based compensation

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plan (Note 7).

  New accounting pronouncement

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The accounting provisions for qualifying hedges allow gains and losses recognized related to a hedged item in the income statement to be offset by related derivative's gain and losses and requires the Company to formally document, designate, and assess the effectiveness of transactions that qualify for

                       MEDICAL DEVICE MANUFACTURING, INC.
                            d/b/a RIVO TECHNOLOGIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

hedge accounting. The Company is not required to adopt this statement until January 1, 2001. The Company has not determined its method or timing of adopting this statement or the impact on its financial statements. However, when adopted this statement could increase volatility in reported earnings and other comprehensive income of the Company.

     In December 1999 the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) 101, "Revenue Recognition in Financial Statements," providing guidance with respect to revenue recognition issues and disclosures. As amended by SAB 101B, the Company is not required to implement SAB 101 until the fourth quarter of Calendar 2000. The Company believes that the implementation of SAB 101 will not have a significant impact on its financial statements.

2. ACQUISITION OF STAR GUIDE CORPORATION:

     On July 6, 1999, the Company acquired all of the outstanding capital stock of Star Guide Corporation located in Arvada, Colorado for approximately $26,867,000 including transaction and deferred financing costs of approximately $808,500 and additional purchase price consideration related to Star Guide's 1999 results equal to $1,793,469. The acquisition was funded with existing cash, bank debt, and the issuance of 347,349 shares of class A-1 convertible preferred stock valued at $3,800,000 and 200,000 shares of class B-1 convertible preferred stock valued at $20,000. The purchase price consideration is subject to the issuance of an additional 36,563 shares of class A-1 convertible preferred stock valued at $400,000 as of the date of the acquisition if specified earnings are met by Star Guide for the twelve months ended December 31, 2000, calculated without giving consideration to purchase accounting adjustments pushed-down to Star Guide.

     Certain members of Star Guide's executive management assumed management level positions in the Company. As of the acquisition date, the aggregate ownership in the Company by these members of management exceeded 20 percent. Accordingly, the Company has recorded the issuance of Class A-1 convertible preferred stock at the applicable Star Guide carryover basis pursuant to Emerging Issues Task Force Issue No. 88-16, "Basis in Leveraged Buyout Transactions."

     The acquisition was accounted for using the purchase method of accounting and, accordingly, Star Guide's operating results are reflected in the accompanying financial statements since the date of the acquisition, which approximates the Company's date of inception. Accordingly, pro forma results of operations from the Company's date of inception are not presented. The purchase price, including related transaction costs and adjusted for the carryover basis reduction equal to $2,609,118, has been allocated to assets acquired and liabilities assumed based on fair market values at the date of acquisition. The fair value of assets acquired and liabilities assumed is summarized as follows:

FINANCIAL STATEMENT CATEGORY
Current assets.........................................   $ 3,485,558
Property and equipment.................................     1,377,143
Goodwill...............................................    19,771,863
Other intangible assets................................       566,421
Liabilities............................................      (942,604)
                                                          -----------
                                                          $24,258,381
                                                          ===========

                       MEDICAL DEVICE MANUFACTURING, INC.
                            d/b/a RIVO TECHNOLOGIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. INVENTORIES:

     Inventories consist of the following at December 31, 1999:

Raw materials...........................................   $  641,744
Work-in-process and manufactured parts..................      673,555
                                                           ----------
                                                            1,315,299
Reserve for surplus and obsolete inventories............     (100,000)
                                                           ----------
                                                           $1,215,299
                                                           ==========

4. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following at December 31, 1999:

Machinery and equipment.................................   $1,480,975
Office, furniture, equipment and software...............      149,417
Vehicles................................................       11,329
                                                           ----------
                                                            1,641,721
Less accumulated depreciation...........................     (120,022)
                                                           ----------
                                                           $1,521,699
                                                           ==========

5. NOTE PAYABLE AND LONG-TERM DEBT:

     Note payable and long-term debt consist of the following as of December 31, 1999:

                                                            INTEREST RATE AT
                                                              DECEMBER 31,
                                                                  1999
                                                            ----------------
Note payable -- related party (Note 2)....................         6.0%        $   250,000
Long-term debt:
  Revolving credit facility with a bank...................         9.8%                 --
  Term Loan A with a bank.................................         9.6%         10,365,625
  Term Loan B with a bank.................................        11.6%          5,500,000
                                                                               -----------
                                                                                16,115,625
Less current maturities...................................                      (1,587,500)
                                                                               -----------
Long-term debt............................................                     $14,528,125
                                                                               ===========

     The note payable to a related party was entered into in connection with the acquisition of Star Guide and principal and accrued interest thereon was paid in full in January 2000.

     On July 6, 1999, the Company entered into a credit agreement with a bank providing for aggregate maximum borrowings equal to $25,000,000 (Credit Agreement). The Credit Agreement includes Term Loan A with an original principal equal to $10,700,000, Term Loan B with an original principal equal to $5,500,000 and a revolving credit facility to fund the Company's working capital, capital expenditure and acquisition requirements. Interest is payable monthly and accrues at LIBOR plus 3.75 percent on Term Loan A, LIBOR plus 5.75 percent on Term Loan B, LIBOR plus 3.50 percent on working capital and capital expenditure borrowings and LIBOR plus 3.75 percent on acquisition borrowings.

     The Credit Agreement matures on June 30, 2005. Term Loan A has mandatory quarterly principal payments. Outstanding borrowings on Term Loan B and the revolving credit facility are payable in full on

                       MEDICAL DEVICE MANUFACTURING, INC.
                            d/b/a RIVO TECHNOLOGIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

June 30, 2005 subject to mandatory incremental payments during the term of the Credit Agreement, as defined, and are collateralized by substantially all of the Company's assets. The Credit Agreement prohibits the payment of dividends, limits additional indebtedness and transactions with related parties, requires the maintenance of certain financial ratios and contains other covenants customary in transactions of this type. At December 31, 1999, the Company had approximately $1,368,412 of unused borrowing availability under the Credit Agreement and the Company was in compliance with all covenants.

     Aggregate annual maturities for notes payable and long-term debt obligations subsequent to December 31, 1999 is as follows:

2000...................................................   $ 1,587,500
2001...................................................     1,404,375
2002...................................................     1,671,875
2003...................................................     1,939,375
2004...................................................     2,206,875
2005...................................................     7,305,625
                                                          -----------
                                                          $16,115,625
                                                          ===========

     The Credit Agreement was amended in January 2000 to increase maximum borrowings to $40,000,000 in connection with the acquisition of Noble-Met, Ltd. (see Note 12).

6. COMMITMENTS, CONTINGENCIES AND RELATED-PARTY TRANSACTIONS:

     The Company's 401(k) plan is available for all employees who have been employed by the Company for a period of one year with a minimum of 1,000 hours worked. An employee may contribute up to 10 percent of gross salary to the 401(k) plan. The Company's Board of Directors determines annually what contribution, if any, the Company shall make to the 401(k) plan. The employees' contributions vest immediately, while the Company's contributions vest over a six-year period. The Company matched 25 percent of the employees' contributions to this plan for the period ended December 31, 1999 and the Company's contributions for matching totaled approximately $21,173 for the period ended December 31, 1999.

     The Company's profit sharing plan is available for all employees who have been employed by the Company for a period of one year with a minimum of 1,000 hours worked. The Company's Board of Directors determines annually what contribution, if any, the Company shall make to the profit sharing plan. The Company's contributions vest over a six-year period. The Company contributed $120,000 to this plan for the period ended December 31, 1999.

     In addition to operating leases entered into for office and manufacturing equipment, the Company leases "Star Guide" office and manufacturing facility from certain of its stockholders. The lease requires payments that were established at prevailing market rates at the inception of the lease. Most of the leases contain purchase and/or various term renewal options at fair market and fair rental values, respectively. In most cases management expects that, in the normal course of business, leases will be renewed or replaced

                       MEDICAL DEVICE MANUFACTURING, INC.
                            d/b/a RIVO TECHNOLOGIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

by other leases. At December 31, 1999, future minimum payments under noncancellable operating leases having an initial or remaining term in excess of one year were as follows:

2000.....................................................  $  300,000
2001.....................................................     300,000
2002.....................................................     300,000
2003.....................................................     300,000
2004.....................................................     300,000
2005 and thereafter......................................     750,000
                                                           ----------
                                                           $2,250,000
                                                           ==========

     Lease expense for the period ended December 31, 1999 was $145,968.

7. STOCKHOLDERS' EQUITY:

     The Company's Board of Directors has authorized an aggregate number of common shares of issuance equal to 30 million, $.01 par value per share and 20 million shares of preferred stock, $.01 par value per share. As of December 31, 1999, the Company's Board of Directors limited the issuance of voting and non-voting convertible common stock to 150,000 shares and 85,000 shares, respectively.

  Common stock

     Common stock is divided into two classes, voting and nonvoting convertible. The nonvoting convertible common stock is convertible one for one into voting common stock at the option of the holder. The common stock, whether voting or nonvoting, is subject to all of the rights, privileges, preference and priorities of the Company's preferred stock.

  Series A-1 5 percent convertible preferred stock

     Series A-1 convertible preferred stock (Series A-1) has a liquidation value equal to the original per share issue price of $10.94 and the holders are entitled to receive cumulative dividends at the rate of 5 percent of liquidation value in preference to the payment of dividends to the "Company" common stockholders, as, and if declared by the Board of Directors. The holders of Series A-1 are entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Company's voting common stock and the Class B-1 convertible preferred stock. Holders of Series A-1 may convert all or any portion of the shares held into one share of voting common stock per each share of Series A-1 held. The Company may at any time require the conversion of all of the outstanding Series A-1 shares upon the closing of a firmly underwritten public offering of the Company's common stock. Series A-1 shares are not redeemable at the holders' option. The carrying value of Series A-1 differs from its original issuance value by $2,609,118 due to valuing certain shares issued to the selling Star Guide stockholders at their carryover basis (see Note 2). There were no dividends declared by the Company's Board of Directors during the period ended December 31, 1999.

  Shareholders' agreement

     The Company has entered into a shareholders' agreement with each holder of common and preferred stock. The agreement prohibits the sale, assignment, transfer, pledge, hypothecate, mortgage, encumbrance or other form of disposal except for as provided for in the agreement. Other than for permitted transfers, the Company has right of first refusal to repurchase the outstanding shares.

                       MEDICAL DEVICE MANUFACTURING, INC.
                            d/b/a RIVO TECHNOLOGIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Stock purchase warrants

     On July 6, 1999, the Company entered into a credit agreement with a bank and issued 85,000 stock purchase warrants to the bank. The stock purchase warrants entitle the bank to purchase up to an aggregate of 85,000 shares of the Company's nonvoting common stock at an exercise price equal to $.01 per share. No value was recorded for the warrants because the value was insignificant. The stock purchase warrants are exercisable subsequent to July 6, 2005 or at any time after the repayment in full of all principal and accrued interest evidenced by the notes issued under the credit agreement with the bank. The warrants expire on July 1, 2009.

  1999 Star Guide employee retention plan

     With the acquisition of Star Guide, the Company established a stock based plan to retain Star Guide's key employees. The plan provides for the issuance of stock appreciation rights (SARs) with various terms. The stock based awards are made at the Company's discretion and payment of the related benefits requires continuous employment from the date of the award through the designated vesting date. Certain awards become 100 percent vested one year from the date of grant while other awards vest 20 percent on each of the first, second and third anniversary dates from the date of grant and an additional 40 percent on the fourth anniversary date from the date of issuance. The company records compensation expense related to these awards based on the difference between the exercise price and the estimated market appreciation of the underlying stock over the related vesting period. The Company did not issue any SARs during the period ended December 31, 1999.

8. INCOME TAXES:

     The following is a summary of the income tax provision for the period ended December 31, 1999:

Current expense:
  Federal.................................................  $308,151
  State...................................................    31,890
                                                            --------
                                                             340,041
                                                            --------
Deferred expense:
  Federal.................................................    14,145
  State...................................................     1,937
                                                            --------
                                                              16,082
                                                            --------
          Total income tax expense........................  $356,123
                                                            ========

     Temporary differences, which give rise to the net deferred tax asset as of December 31, 1999, are as follows:

Current deferred tax assets:
  Accounts receivable......................................  $35,435
  Inventories..............................................   37,300
                                                             -------
Total current deferred tax assets..........................  $72,735
                                                             =======
Noncurrent deferred tax liability -- property and
  equipment................................................  $57,217
                                                             =======

                       MEDICAL DEVICE MANUFACTURING, INC.
                            d/b/a RIVO TECHNOLOGIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The difference between the statutory federal income tax rate and the Company's effective income tax rate for the period ended December 31 1999 is summarized as follows:

Statutory federal income tax rate...........................  34.0%
State income tax, net of federal benefit....................   3.3
Nondeductible goodwill amortization.........................  36.0
Other.......................................................   3.2
                                                              ----
Effective income tax rate...................................  76.5%
                                                              ====

9. CONCENTRATION OF CREDIT RISKS:

  Concentrations of credit risk

     Financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. The Company provides credit, in the normal course of business, to various commercial enterprises. The Company does not require collateral or other security on these accounts receivable. The Company manages exposure to credit risk through credit approvals, credits limits and monitoring procedures. Management believes that credit risks at December 31, 1999 have been adequately provided for in the financial statements. For the period ended December 31, 1999, the Company had the following three customers that individually accounted for at least 10 percent of the Company's net sales.

A...........................................................  $1,664,267      29%
B...........................................................  $1,319,936      23%
C...........................................................  $  688,662      12%

10. REDEEMABLE PREFERRED STOCK:

  Series B-1 convertible preferred stock

     Series B-1 convertible preferred stock (Series B-1) has a liquidation value equal to $.10 per share, is subordinate to Class A-1 and any other series of Series A preferred stock, and is not entitled to receive dividends. The holders of Series B-1 are entitled to participate, on an as converted basis, with the holders of the Company's common stock as to any dividends declared and paid on common stock. Series B-1 is convertible into voting common stock based on a conversion formula, as defined; however, all Series B-1 shares will be redeemed by the Company at liquidation value, if not previously converted into the Company's voting common stock, on July 1, 2004. The Company may at any time require the conversion of all of the outstanding Series B-1 shares upon the closing of a firmly underwritten public offering of the Company's common stock.

11. SEGMENT INFORMATION:

     The Company operates as one segment, the manufacturing of precision wire parts used primarily in medical devices.

     Management evaluates the segment based on operating income, defined as gross margin less selling, general and administrative expenses. The accounting policies for segment reporting are the same as those described in Note 1 of Notes to Consolidated Financial Statements.

                       MEDICAL DEVICE MANUFACTURING, INC.
                            d/b/a RIVO TECHNOLOGIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table presents net revenues by country based on the location of the customer for the period ended December 31, 1999:

Operations by geographic area
Net sales
  United States.........................................   $3,537,091
  Ireland...............................................    1,480,407
  France................................................      311,405
  Netherlands...........................................      222,016
  All other.............................................      187,934
                                                           ----------
          Total.........................................   $5,738,853
                                                           ==========

12. SUBSEQUENT EVENTS:

     On January 11, 2000, the Company amended its credit agreement with a bank to increase its borrowing availability to $40,000,000. The amended credit agreement includes Term Loan A with an original principal equal to $26,000,000, Term Loan B with an original principal equal to $10,000,000 and a $4,000,000 (subject to borrowing base limitations) revolving credit facility to fund the Company's working capital, capital expenditure and acquisition requirements. Interest is payable monthly and accrues at LIBOR plus 3.75 percent on Term Loan A, LIBOR plus 5.00 percent on Term Loan B, LIBOR plus 3.25 percent on working capital and capital expenditure borrowings and LIBOR plus 3.75 percent on acquisition borrowings. The Company borrowed an additional $17,659,000 under the amended credit agreement.

     The amended credit agreement matures on January 10, 2006. Term Loan A has mandatory quarterly principal payments. Outstanding borrowings on Term Loan B and the revolving credit facility are payable in full on January 10, 2006, subject to mandatory incremental payments during the term of the credit agreement, as defined, and are collateralized by substantially all of the Company's assets. The amended credit agreement prohibits the payment of dividends, limits additional indebtedness and transactions with related parties, requires the maintenance of certain financial ratios and contains other covenants customary in transactions of this type.

     In connection with entering into the amended credit agreement, the Company issued warrants to acquire additional 3,656 shares of the company's nonvoting common stock to bring the total number of warrants issued to the bank equal to 88,656. The warrants have an exercise price of $.01 per share, are fully vested and expire in January 2010. The value assigned to the incremental warrants, approximating $20,000, was recorded as debt discount, which is being amortized to interest expense over the term of the amended credit agreement. The fair value was determined using a Black-Scholes model and was calculated using a risk free interest rate of 5.3 percent, no volatility and a term of 6 years.

     On January 11, 2000, the Company acquired all of the outstanding capital stock of Noble-Met Ltd., a manufacturer of specialty wire and tubular products used in the biomedical and electrical industries located in Salem, Virginia. The Company paid approximately $25,000,000 for the acquisition, including issuance of Series A-1 convertible preferred stock valued at $3,500,000 and assumed $5,600,000 in debt. The purchase agreement provides for an adjustment based on Noble-Met Ltd.'s audited 1999 results and management has estimated additional consideration related to this calculation, as defined, approximately $2,533,000. In addition, the purchase agreement includes certain earnout provisions during calendar years 2000 and 2001 which could result in additional consideration of $21,000,000, if certain performance thresholds are attained. Noble-Met Ltd. has total assets of approximately $11,100,000 and its net sales for calendar 1999 approximated $13.1 million. The acquisition will be accounted for using the purchase method of accounting.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders of
  G&D, Inc., d/b/a Star Guide Corporation
Arvada, Colorado

     We have audited the accompanying balance sheets of G&D, Inc., d/b/a Star Guide Corporation as of December 31, 1998 and 1997, and the related statements of earnings and retained earnings and of cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of G&D, Inc., d/b/a Star Guide Corporation as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Denver, Colorado
April 16, 1999

                                   G&D, INC.
                          d/b/a STAR GUIDE CORPORATION

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                                 1997         1998
                                                              ----------   ----------
                                   ASSETS (NOTE 4)

Current assets:
Cash and equivalents........................................  $  617,927   $1,288,674
Receivables:
  Trade, (less allowance for doubtful accounts of $15,000
     and $0,
     respectively)..........................................   1,132,047    1,254,310
  Other (note 7)............................................      85,580       33,625
Inventories (note 2)........................................     890,705    1,061,181
Prepaid expenses and other..................................       8,658       10,074
                                                              ----------   ----------
          Total current assets..............................   2,734,917    3,647,864
Property, plant and equipment, net (note 3).................   6,359,439    5,951,600
Goodwill, (net of accumulated amortization of $253,900 and
  $242,532).................................................     212,215      200,848
Note receivable -- related party (note 7)...................     113,940       91,152
Other assets................................................      55,915       59,785
                                                              ----------   ----------
          Total.............................................  $9,476,426   $9,951,249
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Payables:
  Trade.....................................................  $  286,949   $  182,663
  Other.....................................................     111,731       68,987
Distributions payable.......................................      39,781      366,421
Accrued expenses............................................     265,474      258,883
Current portion of notes payable and long-term debt (note
  4)........................................................     317,765      150,000
                                                              ----------   ----------
          Total current liabilities.........................   1,021,700    1,026,954
Notes payable and long-term debt (note 4)...................   3,231,580    2,750,000
                                                              ----------   ----------
          Total liabilities.................................   4,253,280    3,776,954
                                                              ----------   ----------
Commitments and contingencies (note 5)
Stockholders' equity:
Common stock, no par value; 20,000,000 shares authorized,
  10,000,000 shares issued and outstanding..................     277,517      277,517
Retained earnings...........................................   4,945,629    5,896,778
                                                              ----------   ----------
          Total stockholders' equity........................   5,223,146    6,174,295
                                                              ----------   ----------
          Total.............................................  $9,476,426   $9,951,249
                                                              ==========   ==========

                       See notes to financial statements.

                                   G&D, INC.
                          d/b/a STAR GUIDE CORPORATION

                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                 1997          1998
                                                              -----------   -----------
Net sales...................................................  $ 9,764,806   $ 9,769,049
Cost of sales...............................................    4,915,158     5,837,521
                                                              -----------   -----------
Gross profit................................................    4,849,648     3,931,528
Operating expenses:
  Salaries and wages (notes 5)..............................      357,939       433,492
  Benefits..................................................       84,153       120,915
  Depreciation and amortization.............................       77,384        91,231
  Selling, general and administrative expenses..............      975,408       638,714
  (Gain) loss on disposal of assets.........................      558,182          (432)
                                                              -----------   -----------
Income from operations......................................    2,796,582     2,647,608
Other income (expense):
  Interest expense..........................................     (288,800)     (218,811)
  Other.....................................................       52,194        51,144
                                                              -----------   -----------
          Total other income (expense)......................     (236,606)     (167,667)
                                                              -----------   -----------
Net income..................................................    2,559,976     2,479,941
                                                              -----------   -----------
Retained earnings -- beginning of year......................    4,672,366     4,945,629
Stockholders' distributions.................................   (2,286,713)   (1,528,792)
                                                              -----------   -----------
Retained earnings -- end of year............................  $ 4,945,629   $ 5,896,778
                                                              ===========   ===========

                       See notes to financial statements.

                                   G&D, INC.
                          d/b/a STAR GUIDE CORPORATION

                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                 1997          1998
                                                              -----------   -----------
Cash flow from operating activities:
Net income..................................................  $ 2,559,976   $ 2,479,941
Adjustments to reconcile net income to net cash flows
  provided by operating activities:
  Depreciation and amortization.............................      755,389       761,233
  Provision for losses on accounts receivable...............           --        15,000
  Loss (gain) on disposal of assets.........................      558,182          (585)
Changes in assets and liabilities:
  Receivables...............................................     (295,629)      (92,548)
  Inventories...............................................     (120,986)     (170,476)
  Prepaid expenses and other................................       25,954        (1,416)
  Other long term assets....................................           --        (9,025)
  Payables..................................................      (58,041)     (147,030)
  Accrued expenses..........................................     (515,102)       (6,591)
                                                              -----------   -----------
          Net cash provided by operating activities.........    2,909,743     2,828,503
                                                              -----------   -----------
Cash flows from investing activities:
  Capital expenditures......................................   (3,294,645)     (336,284)
  Repayment of note receivable-related party................       22,789        30,025
                                                              -----------   -----------
          Net cash used in investing activities.............   (3,271,856)     (306,259)
Cash flows from financing activities:
  Stockholders' distributions...............................   (2,286,713)   (1,202,152)
  Borrowings under line of credit...........................      725,000            --
  Repayments of notes payable, long-term debt and line of
     credit.................................................   (1,116,303)     (649,345)
                                                              -----------   -----------
          Net cash used in financing activities.............   (2,678,016)   (1,851,497)
Net increase (decrease) in cash and cash equivalents........  $(3,040,129)  $   670,747
Cash and cash equivalents -- beginning of year..............    3,658,056       617,927
                                                              -----------   -----------
Cash and cash equivalents -- end of year....................  $   617,927   $ 1,288,674
                                                              ===========   ===========
Supplemental cash flow information:
  Cash paid during the year:
     Interest...............................................  $   274,312   $   226,148
                                                              ===========   ===========

                       See notes to financial statements.

                                   G&D, INC.
                          d/b/a STAR GUIDE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1998

1. SUMMARY OF ACCOUNTING POLICIES

     Nature of the Organization -- Star Guide Corporation (the Company), a Colorado corporation, was formed in 1967. The Company manufactures precision wire parts used primarily in medical devices.

     Revenue Recognition -- Revenue is recognized upon shipment of products, when title passes to the customer. The company sells its products in North America, Europe and the Far East. Foreign sales represented approximately 28% and 32% of the Company's sales in 1998 and 1997, respectively. Corresponding foreign receivables represented approximately 40% and 30% of the Company's trade receivables at December 31, 1998 and 1997, respectively. All foreign sales are billed and paid in U.S. currency.

     Cash and Cash Equivalents -- For purposes of the statements of cash flows, cash and cash equivalents include cash and all highly liquid instruments with maturities of three months or less at the time of purchase.

     Inventories -- Inventories are stated at the lower of cost, determined on a first-in, first-out method, or market.

     Property, Plant and Equipment -- Property, plant and equipment is stated at cost and depreciated over estimated useful lives using accelerated and straight-line methods. Maintenance and repairs are expensed as incurred. Expenditures, which significantly increase value or extend useful lives are capitalized.

     Goodwill -- Goodwill is related to the original purchase of the Company. Excess acquisition cost of the Company over the fair market value of the underlying net tangible assets is being amortized by the straight-line method over 40 years.

     Income Taxes -- The Company is organized as a Subchapter S Corporation. Accordingly, any income tax liability is the responsibility of the individual stockholders, and no provision for income taxes has been made in the Company's financial statements.

     Accounting Estimates -- The preparation of financial statements in conformity with generally accepted accounting principle requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

     Impairment of Long Lived Assets -- Long lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on future net cash flows from the use and ultimate disposition of the asset. As of December 31, 1998 the Company has not recognized any impairment losses.

     Comprehensive Income -- For the periods presented, the Company's comprehensive income as defined by SFAS No. 130, "Reporting Comprehensive Income," is equal to its Net Income.

     New Accounting Pronouncement -- In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments embedded in other contracts) to be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The accounting provisions for qualifying hedges allow gains and losses recognized related to a hedged item in the income statement to be offset by related derivative's gain and losses, and requires the Company to formally document, designate, and assess the

                                   G&D, INC.
                          d/b/a STAR GUIDE CORPORATION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

effectiveness of transactions that qualify for hedge accounting. The Company is not required to adopt this statement until January 1, 2001. The Company has not determined its method or timing of adopting this statement or the impact on its financial statements. However, when adopted this statement could increase volatility in reported earnings and other comprehensive income of the Company.

     Reclassifications -- Certain prior year amounts reported in the accompanying financial statements have been reclassified to conform with the year ended December 31, 1998 presentation.

2. INVENTORIES

     Inventories consist of the following at December 31, 1997 and 1998:

                                                                1997        1998
                                                              --------   ----------
Raw materials...............................................  $456,609   $  502,299
Work in process and manufactured parts......................   434,096      558,882
                                                              --------   ----------
          Total.............................................  $890,705   $1,061,181
                                                              ========   ==========

3. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following at December 31, 1997 and 1998:

                                                 USEFUL LIFE      1997          1998
                                                 -----------   -----------   -----------
Land...........................................                $   447,706   $   447,706
Building and improvements......................  5-40 years      4,035,352     4,070,519
Machinery and equipment........................   7 years        3,408,266     3,611,883
Office furniture and equipment and software....  3-7 years         322,184       386,231
Vehicles.......................................   5 years          121,937       151,987
                                                               -----------   -----------
  Subtotal.....................................                  8,335,445     8,668,326
Less accumulated depreciation..................                 (1,976,006)   (2,716,726)
                                                               -----------   -----------
          Total................................                $ 6,359,439   $ 5,951,600
                                                               ===========   ===========

4. LONG-TERM DEBT AND LINE OF CREDIT

     In November 1996, the Company entered into a $3,500,000 financing agreement with Jefferson County (the County) and a bank for the construction of a new manufacturing and administrative facility located in Arvada, Colorado. The County issued a Jefferson County, Colorado Industrial Development Revenue Bond (Star Guide Corporation Project) Series 1996 to the bank on the behalf of the Company. The bank provided the proceeds of the financing to the Company and the Company makes principal and interest payments on this bond directly to the bank. The interest rate associated with this debt varies between 5.5% and 7.25%, the outstanding principal is $2,900,000 and $3,250,000 at December 31, 1998 and 1997, respectively, and the debt is collateralized by all of the Company's assets.

     As of December 31, 1997 and 1998, the Company has notes payable outstanding of $299,345 and $0, respectively, with and average interest rate of 8.27%.

                                   G&D, INC.
                          d/b/a STAR GUIDE CORPORATION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The aggregate annual maturities of long-term debt for years subsequent to December 31, 1998 are as follow:

1999.....................................................  $  150,000
2000.....................................................     200,000
2001.....................................................     200,000
2002.....................................................     200,000
2003.....................................................     250,000
Thereafter...............................................   1,900,000
                                                           ----------
                                                           $2,900,000
                                                           ==========

     The Company had a revolving line of credit with a bank, which expired March 16, 1998. The line of credit had a maximum borrowing capacity of $500,000 bearing interest at the bank's prime rate plus 1%, payable monthly. As of December 31, 1998 and 1997, the Company had no borrowings outstanding under this line.

5. COMMITMENTS AND CONTINGENCIES

     The Company's 401(k) plan is available for all employees who have been employed by the Company for a period of one year with a minimum of 1,000 hours worked. An employee may contribute up to 10% of gross salary to the 401(k) plan. The Company's Board of Directors determines annually what contribution, if any, the Company shall make to the 401(k) plan. The employees' contributions vest immediately, while the Company's contributions vest over a six-year period. The Company matched 25% of the employees' contributions to this plan for each of the years ended December 31, 1998 and 1997. The Company's contributions for matching totaled approximately $24,600 and $19,000 for the years ended December 31, 1998 and 1997, respectively.

     The Company's profit sharing plan is available for all employees who have been employed by the Company for a period of one year with a minimum of 1,000 hours worked. The Company's Board of Directors determines annually what contribution, if any, the Company shall make to the profit sharing plan. The Company's contributions vest over a six-year period. The Company contributed $120,000 to this plan for each of the years ended December 31, 1998 and 1997.

     The Company is involved in various litigation matters in the normal course of its operations. Management does not believe that the ultimate outcome of these matters will have material adverse effect on the financial statements of the Company.

6. STOCKHOLDERS' EQUITY

     In January 1998, the Company amended its Articles of Incorporation to increase the number of shares authorized from 500,000 to 20,000,000 of which 200,000 shares are Class A Common Stock and the remaining 19,800,000 are Class B Non-Voting Common Stock. The two classes of stock are otherwise identical. All 103,184 previous outstanding shares of common stock were exchanged for 100,000 shares of Class A Common Stock and 9,900,000 shares of Class B Common Stock.

7. RELATED PARTY

     The Company had a note receivable from a related party of $113,940 and $136,729 as of December 31, 1998 and 1997, respectively. This note requires annual principal payments of $22,789, plus interest at a rate of 5.75%. The current portion of this note is included in other receivables in the balance sheet.

                                   G&D, INC.
                          d/b/a STAR GUIDE CORPORATION

                                 BALANCE SHEETS
                      JUNE 30, 1999 AND DECEMBER 31, 1998

                                                                 1999          1998
                                                              -----------   ----------
                                                              (UNAUDITED)
                                        ASSETS

Current assets:
Cash and equivalents........................................  $  278,114     1,288,674
Receivables
  Trade, less allowance for doubtful accounts...............   1,492,190     1,254,310
  Other.....................................................      10,612        33,625
Inventories.................................................   1,340,728     1,061,181
Prepaid expenses and other..................................      52,348        10,074
                                                              ----------    ----------
          Total current assets..............................   3,173,992     3,647,864
Related party receivable....................................       1,529            --
Property and equipment, net.................................   1,377,143     5,951,600
Goodwill, net...............................................     195,162       200,848
Note receivable-related party...............................          --        91,152
Other assets................................................          --        59,785
                                                              ----------    ----------
          Total assets......................................  $4,747,826     9,951,249
                                                              ==========    ==========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Payables-trade............................................  $  347,582       182,663
  Accrued payroll and related taxes.........................     151,412        68,987
Short term borrowings-revolver..............................   3,000,000            --
Accrued expenses and other..................................     210,715       625,304
Current portion of notes payable and long-term debt.........          --       150,000
                                                              ----------    ----------
          Total current liabilities.........................   3,709,709     1,026,954
          Note payable and long-term debt...................          --     2,750,000
                                                              ----------    ----------
          Total liabilities.................................   3,709,709     3,776,954
                                                              ----------    ----------
Commitments and contingencies
Stockholders' equity:
  Class A common stock, $.01 par; 200,000 shares authorized;
     100,000 shares issued and outstanding..................       1,000         1,000
  Class B common stock, $.01 par; 19,800,000 shares
     authorized; 9,900,000 shares issued and outstanding....      99,000        99,000
Additional paid-in capital..................................     518,194       177,517
Retained earnings...........................................     419,923     5,896,778
                                                              ----------    ----------
          Total stockholders' equity........................   1,038,117     6,174,295
                                                              ----------    ----------
          Total liabilities and stockholders' equity........  $4,747,826     9,951,249
                                                              ==========    ==========

 The accompanying footnotes are an integral part of these financial statements.

                                   G&D, INC.
                          d/b/a STAR GUIDE CORPORATION

                            STATEMENTS OF OPERATIONS
                    SIX-MONTHS ENDED JUNE 30, 1998 AND 1999

                                                                 1998         1999
                                                              ----------   ----------
                                                                    (UNAUDITED)
Net sales...................................................  $4,753,524   $5,817,232
Cost of sales...............................................   2,991,974    3,052,827
                                                              ----------   ----------
Gross profit................................................   1,761,550    2,764,405
Selling, general and administrative expenses................     454,330    1,119,693
                                                              ----------   ----------
Income from operations......................................   1,307,220    1,644,712
Other income (expense):
  Interest expense..........................................    (124,952)    (106,580)
  Other.....................................................      17,605      (35,685)
                                                              ----------   ----------
          Total other expense...............................    (107,347)    (142,265)
                                                              ----------   ----------
Income before income tax....................................   1,199,873    1,502,447
Income tax expense..........................................          --           --
                                                              ----------   ----------
Net income..................................................  $1,199,873   $1,502,447
                                                              ==========   ==========

 The accompanying footnotes are an integral part of these financial statements.

                                   G&D, INC.
                          d/b/a STAR GUIDE CORPORATION

                            STATEMENTS OF CASH FLOWS
                    SIX-MONTHS ENDED JUNE 30, 1998 AND 1999

                                                                 1998          1999
                                                              -----------   -----------
                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net income................................................  $ 1,199,873   $ 1,502,447
  Adjustments to reconcile net income to net cash flows
     provided by operating activities:
     Depreciation and amortization..........................      371,316       317,583
     Loss (gain) on disposal of assets......................           --        30,077
     Write-off of deferred financing costs..................           --        46,947
     Stock-based compensation expense.......................           --       340,677
  Changes in assets and liabilities:
     Receivables............................................      (23,757)     (237,880)
     Inventories............................................      (83,852)     (279,547)
     Prepaid expenses and other.............................       23,699       (42,049)
     Payables...............................................      (57,187)      247,344
     Accrued expenses and other current liabilities.........       89,269      (414,585)
                                                              -----------   -----------
          Net cash provided by operating activities.........    1,519,361     1,511,014
                                                              -----------   -----------
Cash flows from investing activities:
  Capital expenditures......................................     (123,576)      (64,644)
  Other non-current assets..................................           --        (1,529)
  Repayment of note receivable-related party................       22,788       113,940
                                                              -----------   -----------
          Net cash used in investing activities.............     (100,788)       47,767
Cash flows from financing activities:
  Stockholders' distributions...............................     (758,370)   (5,569,341)
  Borrowings under line of credit...........................           --     3,000,000
  Repayments of notes payable, long-term debt and line of
     credit.................................................     (299,345)           --
                                                              -----------   -----------
          Net cash used in financing activities.............   (1,057,715)   (2,569,341)
Net increase (decrease) in cash and cash equivalents........      360,858    (1,010,560)
Cash and cash equivalents -- beginning of period............      617,927     1,288,674
                                                              -----------   -----------
          Cash and cash equivalents -- end of period........  $   978,785   $   278,114
                                                              ===========   ===========
Supplemental cash flow information:
  Cash paid during the period:
     Interest...............................................  $     4,137   $   135,408
                                                              ===========   ===========
     Income taxes...........................................           --            --
                                                              ===========   ===========
Supplemental schedule of non-cash investing and financing
  activities:
     Distribution of land, building and equipment to
      stockholders..........................................           --     4,309,963
                                                              ===========   ===========
     Assumption of debt by stockholders.....................           --     2,900,000
                                                              ===========   ===========

 The accompanying footnotes are an integral part of these financial statements.

                                   G&D, INC.
                          d/b/a STAR GUIDE CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
 FOR THE YEAR ENDED DECEMBER 31, 1998 AND SIX MONTH PERIOD ENDING JUNE 30, 1999

                                                       COMMON STOCK
                                          --------------------------------------
                                              CLASS A              CLASS B         ADDITIONAL
                                          ----------------   -------------------    PAID-IN      RETAINED
                                          SHARES    AMOUNT    SHARES     AMOUNT     CAPITAL      EARNINGS        TOTAL
                                          -------   ------   ---------   -------   ----------   -----------   -----------
Balance, January 1, 1998................  100,000   $1,000   9,900,000   $99,000    $177,517    $ 4,945,629   $ 5,223,146
Cash distributions to stockholders......                                                         (1,528,792)   (1,528,792)
Net income..............................       --      --           --        --          --      2,479,941     2,479,941
                                                                                                -----------   -----------
Balance, December 31, 1998..............  100,000   1,000    9,900,000    99,000     177,517      5,896,778     6,174,295
                                          -------   ------   ---------   -------    --------    -----------   -----------
Cash distribution to stockholders.......                                                         (6,979,302)   (6,979,302)
Net income..............................                                                          1,502,447     1,502,447
Stock-based compensation................                                             340,677                      340,677
                                          -------   ------   ---------   -------    --------    -----------   -----------
Balance, June 30, 1999..................  100,000   $1,000   9,900,000   $99,000    $518,194    $   419,923   $ 1,038,117
                                          =======   ======   =========   =======    ========    ===========   ===========

 The accompanying footnotes are an integral part of these financial statements.

                                   G&D, INC.
                          d/b/a STAR GUIDE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1999

1. UNAUDITED FINANCIAL INFORMATION

     The condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed financial statements be read in conjunction with the financial statements and the notes thereto included herein.

     The information furnished reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods.

2. INVENTORIES

     Inventories consist of the following at June 30, 1998 and 1999:

                                                                1998        1999
                                                              --------   ----------
                                                                   (UNAUDITED)
Raw materials...............................................  $541,533   $  559,738
Work in process and manufactured parts......................   433,024      780,990
                                                              --------   ----------
          Total.............................................  $974,557   $1,340,728
                                                              ========   ==========

3. STOCKHOLDERS' EQUITY

     In January 1998, the Company amended its Articles of Incorporation to increase the number of shares authorized from 500,000 to 20,000,000 of which 200,000 shares are Class A Common Stock and the remaining 19,800,000 are Class B Non-Voting Common Stock. The two classes of stock are otherwise identical. All 103,184 previous outstanding shares of common stock were exchanged for 100,000 shares of Class A Common Stock and 9,900,000 shares of Class B Common Stock (see
Note 1).

3. SUBSEQUENT EVENT

     On July 6, 1999, the Company's stockholders sold all of the Company's outstanding capital stock to Medical Device Manufacturing, Inc. ("MDM"), a holding company with operations conducted through its wholly-owned subsidiary, Star Guide Corporation. Prior to the sale of the Company to MDM, the Company was organized as a Subchapter S Corporation. Accordingly, any income tax liability was the responsibility of the individual stockholders, and no provision for income taxes has been made in the Company's financial statements for the six-month period ended June 30, 1998 and 1999.

                          INDEPENDENT AUDITORS' REPORT

To Board of Directors and Stockholders of
Noble-Met, Ltd. and Subsidiary:

     We have audited the accompanying consolidated balance sheet of Noble-Met, LTD. and subsidiary (the "Company") as of December 31, 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements taken as a whole.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such 1999 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Noble-Met, Ltd. and subsidiary as of December 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 1 to the consolidated financial statements, the Company reclassified certain shares of its common stock subject to a put option in anticipation of an initial public offering.

DELOITTE & TOUCHE LLP
Denver, Colorado
March 17, 2000, except for Note 1, as to which the date is December 22, 2000

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Noble-Met, Ltd. and Subsidiary:

     We have audited the accompanying consolidated balance sheet of Noble-Met, Ltd. and Subsidiary (the "Company") as of December 31, 1998, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1997 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Noble-Met, Ltd. and Subsidiary as of December 31, 1998, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

KPMG LLP
March 25, 1999

                         NOBLE-MET, LTD. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999

                                                                 1998         1999
                                                              ----------   -----------
                                        ASSETS

Current assets:
  Cash......................................................  $   33,505   $    55,336
  Accounts receivable, less allowance for doubtful accounts
     of $15,000.............................................   1,424,502     1,227,537
  Inventory.................................................   3,127,286     4,812,276
  Income taxes refundable...................................       8,300            --
  Prepaid expenses..........................................      28,652        47,290
                                                              ----------   -----------
          Total current assets..............................   4,622,245     6,142,439
                                                              ----------   -----------
Property and equipment:
  Machinery and equipment...................................   4,445,796     5,769,900
  Office equipment..........................................     596,299       703,642
  Vehicles..................................................      14,442        14,442
  Leasehold improvements....................................     181,438       195,213
                                                              ----------   -----------
                                                               5,237,975     6,683,197
Less accumulated amortization and depreciation..............   1,149,759     1,737,955
                                                              ----------   -----------
Property and equipment, net.................................   4,088,216     4,945,242
Deferred financing costs, net of accumulated amortization of
  $1,376 and $4,378 respectively............................      13,635        10,633
                                                              ----------   -----------
          Total assets......................................  $8,724,096   $11,098,314
                                                              ==========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Cash overdraft............................................  $2,411,992   $   226,389
  Line of credit............................................          --     1,876,000
  Current portion of long-term debt.........................     721,433       854,600
  Accounts payable..........................................     206,546       345,835
  Income taxes payable......................................          --        13,220
  Accrued expenses..........................................     276,560       325,570
                                                              ----------   -----------
          Total current liabilities.........................   3,616,531     3,641,614
Long-term debt, excluding current portion...................   2,670,967     2,248,617
                                                              ----------   -----------
          Total liabilities.................................   6,287,498     5,890,231
                                                              ----------   -----------
Common stock subject to put option..........................          --       212,760
                                                              ----------   -----------
Stockholders' equity:
  Common stock, no par value, 5,000,000 shares authorized;
     issued and Outstanding 4,065,782 and 4,113,282 shares
     respectively...........................................       1,000         1,000
  Additional paid-in capital................................      10,788       287,714
  Retained earnings.........................................   2,424,810     4,706,609
                                                              ----------   -----------
          Total stockholders' equity........................   2,436,598     4,995,323
                                                              ----------   -----------
          Total liabilities and stockholders' equity........  $8,724,096   $11,098,314
                                                              ==========   ===========

                See notes to consolidated financial statements.

                         NOBLE-MET, LTD. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                           1997          1998          1999
                                                        -----------   -----------   -----------
Net sales.............................................  $11,109,016   $13,033,149   $13,110,318
Cost of sales.........................................    5,244,766     6,809,486     7,076,628
                                                        -----------   -----------   -----------
Gross profit..........................................    5,864,250     6,223,663     6,033,690
Selling, general and administrative expenses..........    3,277,691     3,977,718     2,377,774
                                                        -----------   -----------   -----------
Income from operations................................    2,586,559     2,245,945     3,655,916
                                                        -----------   -----------   -----------
Other income (expense):
  Interest expense....................................      (41,964)     (193,254)     (412,227)
  Interest income.....................................        5,506           265            --
  Other, net..........................................        2,062        (3,247)      (30,856)
                                                        -----------   -----------   -----------
Other income (expense), net...........................      (34,396)     (196,236)     (443,083)
                                                        -----------   -----------   -----------
Income before income tax expense......................    2,552,163     2,049,709     3,212,833
Income tax expense....................................           --        22,600        30,470
                                                        -----------   -----------   -----------
          Net income..................................  $ 2,552,163   $ 2,027,109   $ 3,182,363
                                                        ===========   ===========   ===========

                See notes to consolidated financial statements.

                         NOBLE-MET, LTD. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                          COMMON STOCK      ADDITIONAL
                                       ------------------    PAID-IN      RETAINED
                                        SHARES     AMOUNT    CAPITAL      EARNINGS        TOTAL
                                       ---------   ------   ----------   -----------   -----------
Balances, December 31, 1996..........  4,749,998   $1,000    $ 10,788    $ 3,384,401   $ 3,396,189
Distributions to stockholders........         --       --          --     (1,442,984)   (1,442,984)
Net income...........................         --       --          --      2,552,163     2,552,163
                                       ---------   ------    --------    -----------   -----------
Balances, December 31, 1997..........  4,749,998   $1,000    $ 10,788    $ 4,493,580   $ 4,505,368
Repurchase of common stock at $5.07
  per share..........................   (591,716)      --          --     (3,000,000)   (3,000,000)
Repurchase of common stock at $5.83
  per share..........................    (92,500)      --          --       (539,275)     (539,275)
Distributions to stockholders........                                       (556,604)     (556,604)
Net income...........................         --       --          --      2,027,109     2,027,109
                                       ---------   ------    --------    -----------   -----------
Balances, December 31, 1998..........  4,065,782    1,000      10,788      2,424,810     2,436,598
Sale of common stock at $5.83 per
  share..............................     47,500       --     276,926             --       276,926
Distributions to stockholders........                                       (900,564)     (900,564)
Net income...........................         --       --          --      3,182,363     3,182,363
                                       ---------   ------    --------    -----------   -----------
Balances, December 31, 1999..........  4,113,282   $1,000    $287,714    $ 4,706,609   $ 4,995,323
                                       =========   ======    ========    ===========   ===========

                See notes to consolidated financial statements.

                         NOBLE-MET, LTD. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                           1997          1998          1999
                                                        -----------   -----------   -----------
Cash flows from operating activities:
  Net income..........................................  $ 2,552,163   $ 2,027,109   $ 3,182,363
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization....................      315,704       449,037       634,169
     Loss/(gain) on disposal of property and
       equipment......................................       (1,828)        3,823        31,491
(Increase)/decrease in:
     Accounts receivable..............................     (281,252)     (382,333)      196,965
     Inventory........................................     (672,244)     (650,754)   (1,684,990)
     Income taxes refundable..........................           --        (8,300)        8,300
     Prepaid expenses.................................      (14,472)       (5,905)      (18,638)
Increase in:
     Accounts payable.................................       45,782        33,597       139,289
     Accrued expenses.................................      189,515         7,459        62,230
                                                        -----------   -----------   -----------
          Net cash provided by operating activities...    2,133,368     1,473,733     2,551,179
                                                        -----------   -----------   -----------

Cash flows from investing activities:
  Purchases of property and equipment.................   (1,445,748)   (1,403,511)   (1,525,679)
  Proceeds from sale of property and equipment........        9,120            --         5,995
                                                        -----------   -----------   -----------
          Net cash used in investing activities.......   (1,436,628)   (1,403,511)   (1,519,684)
                                                        -----------   -----------   -----------

Cash flows from financing activities:
  Increase (decrease) in cash overdraft...............     (205,293)    2,138,708    (2,185,603)
  Proceeds from line of credit........................    3,771,000     7,172,591    11,000,000
  Payments on line of credit..........................   (2,647,000)   (8,296,591)   (9,124,000)
  Proceeds from long-term debt........................           --     3,774,250       498,750
  Principal payments on long-term debt................     (172,463)     (714,785)     (787,933)
  Deferred financing costs............................           --       (15,011)           --
  Proceeds from sale of common stock..................           --            --       489,686
  Repurchase of common stock..........................           --    (3,539,275)           --
  Distributions to stockholders.......................   (1,442,984)     (556,604)     (900,564)
                                                        -----------   -----------   -----------
          Net cash used in financing activities.......     (696,740)      (36,717)   (1,009,664)
                                                        -----------   -----------   -----------
Net increase in cash..................................           --        33,505        21,831
                                                        -----------   -----------   -----------
Cash at beginning of year.............................           --            --        33,505
                                                        -----------   -----------   -----------
Cash at end of year...................................  $        --   $    33,505   $    55,336
                                                        ===========   ===========   ===========
Supplemental disclosure of cash flow information:
  Cash paid for interest..............................  $    41,964   $   170,474   $   388,604
                                                        ===========   ===========   ===========
  Income taxes paid...................................  $        --   $    30,900   $     8,950
                                                        ===========   ===========   ===========

                See notes to consolidated financial statements.

                         NOBLE-MET, LTD. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation and Business -- During 1998, Noble-Met. Ltd. formed a wholly-owned subsidiary, NMET Corporation (NMET Corp), which, in turn, owns 100 percent of Noble-Met Foreign Sales Corporation (Nmet FSC).

     Noble-Met, Ltd. and its subsidiary (Company) are engaged in the manufacture of specialty wire and tubular products for use in the biomedical and electrical industries. Sales are focused in both domestic and European markets.

     Principles of Consolidation -- The consolidated financial statements include the accounts of Noble-Met, Ltd. and its wholly-owned subsidiary. All significant intercompany accounts have been eliminated.

     Cash and cash equivalents -- For purposes of the statement of cash flows, cash and cash equivalents include cash and all highly liquid instruments with original maturities of three months or less at the time of purchase.

     Inventory -- Raw materials, work-in-process and finished goods inventories are stated at the lower of cost or market, with cost being determined on the specific identification basis. Scrap resulting from the manufacturing process is valued in inventory at the estimated price which will be received from the refinery.

     Property and Equipment -- Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is calculated by use of the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is calculated by use of the straight-line method over the shorter of the lease terms, including renewal options expected to be exercised, or estimated useful lives of the improvements. The useful lives of property and equipment are as follows:

                                                              YEARS
                                                              -----
Machinery and equipment.....................................  5-10
Office equipment............................................  3-10
Vehicles....................................................     5
Leasehold improvements......................................  5-15

     Impairment of Long-Lived Assets -- Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is based on future net cash flows from the use and ultimate disposition of the asset. The Company recorded no adjustment for impairment of long-lived assets for the years ended December 31, 1997, 1998 and 1999.

     Deferred Financing Costs -- The cost of obtaining financing has been deferred and is being amortized on a straight-line basis over the life of the notes payable.

     Income Taxes -- Effective January 1, 1993, Noble-Met, Ltd. elected by unanimous consent of its stockholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, Noble-Met, Ltd. does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual federal income taxes on their respective share of the Company's taxable income. Nmet Corp and Nmet FSC are taxable corporations.

     Income taxes for Nmet Corp and Nmet FSC are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax

                         NOBLE-MET, LTD. AND SUBSIDIARY
bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the change in net assets in the period that includes the enactment date. There were no deferred tax assets or liabilities at December 31, 1998 and 1999.

     Common Stock Subject to Put Option -- In anticipation of the inclusion of the Company's consolidated financial statements in a registration statement to be filed with the Securities and Exchange Commission by UTI Corporation, the Company reclassified certain shares of its common stock held by its Employees' Stock Ownership Plan with a put option to the Company (Note 7).

     Stock Option Plan -- The Company accounts for its stock option plan using the intrinsic value method. As such, compensation expense is recorded on the date of grant only if the fair value of the underlying stock exceeds the exercise price.

     Research and Development -- The cost of research and development is expensed as incurred and included in cost of sales within the accompanying income statement. Total research and development expenses for the years ended December 31, 1997, 1998 and 1999 were approximately $263,000, $310,000 and
$334,000 respectively.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. INVENTORY

     Inventory at December 31, 1998 and 1999 consisted of the following:

                                                                 1998         1999
                                                              ----------   ----------
Raw materials...............................................  $1,434,841   $1,886,396
Work in process.............................................     618,584    1,197,721
Finished goods..............................................     863,996    1,420,743
Scrap.......................................................     209,865      307,416
                                                              ----------   ----------
          Total.............................................  $3,127,286   $4,812,276
                                                              ==========   ==========

3. LINE OF CREDIT AND LONG-TERM DEBT

     The Company had a line of credit with First Union National Bank totaling $3,000,000 on December 31, 1998 and 1999 (see Note 8). The line of credit included $2,000,000 for working capital purposes and $1,000,000 for purchase of machinery and equipment. The line of credit matures May 31, 2000, at which time any amount outstanding is due. The line of credit bears interest at the 30-day LIBOR rate plus 1.45 percent (6.514 and 7.2725 percent at December 31, 1998 and 1999, respectively) payable monthly. Assets pledged as collateral include accounts receivable, inventory, equipment and general intangibles. At December 31, 1999, $1,876,000 was outstanding under the line of credit, in addition, $500,000 of the line was being utilized to support a letter of credit in connection with an inventory consignment agreement. Accordingly, the available balance under the line of credit at December 31, 1999 was $624,000.

     At December 31, 1998 and 1999, the Company had a commitment for the financing of expenditures for new machinery and equipment which bears interest at the 30-day LIBOR rate plus 1.45 percent (6.514

                         NOBLE-MET, LTD. AND SUBSIDIARY
and 7.273 percent at December 31, 1998 and 1999, respectively). Equipment financed was to be pledged as collateral. At December 31, 1998, there was $501,250 outstanding under this commitment. In 1999, the Company borrowed the remaining amount available under this commitment and at December 31, 1999, $866,667 was outstanding on this credit facility.

     Long-term debt at December 31, 1998 and 1999 consisted of the following:

                                                                 1998         1999
                                                              ----------   ----------
Note payable to First Union National Bank, due May 31, 2003, payable in monthly installments of $54,550 plus interest
  at the 30-day LIBOR rate plus 1.45% (6.514% and 7.2725% at
  December 31, 1998 and 1999, respectively), secured by the
  assets of the Company.....................................  $2,891,150   $2,236,550
Note payable to First Union National Bank, due April 1,
  2004, payable in equal monthly payments of $16,667
  beginning May 1, 1999, plus interest at the 30-day LIBOR
  rate plus 1.45% (6.514% and 7.2725% at December 31, 1998
  and 1999, respectively), secured by certain machinery and
  equipment.................................................     501,250      866,667
                                                              ----------   ----------
          Total long-term debt..............................   3,392,400    3,103,217
Less current portion........................................     721,433      854,600
                                                              ----------   ----------
          Long-term debt, excluding current portion.........  $2,670,967   $2,248,617
                                                              ==========   ==========

     The aggregate principal maturities of long-term debt are as follows:

YEARS ENDING DECEMBER 31,
-------------------------
2000.....................................................  $  854,600
2001.....................................................     854,600
2002.....................................................     854,600
2003.....................................................     472,750
2004.....................................................      66,667
Thereafter...............................................          --
                                                           ----------
          Total..........................................  $3,103,217
                                                           ==========

     The Company's debt agreements include various covenants, including minimum working capital, debt-to-net-worth and debt-service coverage ratios. The Company was in compliance with these covenants at December 31, 1999.

4. OPERATING LEASES

     The Company leases, from the majority stockholders of the Company, its facilities in Salem, Virginia under a 15-year operating lease through December 2011, requiring monthly lease payments of $27,083. The lease provides for an adjustment of annual rental payments at the end of each five-year term. The adjustment will be limited to any increase in the landlord's mortgage payments plus 25 percent of the base rent of the prior term. There was no such adjustment during 1997, 1998 or 1999. Total rental expense was $324,996 for each of the years ended December 31, 1997, 1998 and 1999.

                         NOBLE-MET, LTD. AND SUBSIDIARY

     The future minimum lease payments required under the facilities lease with stockholders are as follows:

YEARS ENDING DECEMBER 31,                                    AMOUNT
-------------------------                                  ----------
2000.....................................................  $  324,996
2001.....................................................     324,996
2002.....................................................     324,996
2003.....................................................     324,996
2004.....................................................     324,996
Thereafter...............................................   2,274,972
                                                           ----------
          Total..........................................  $3,899,952
                                                           ==========

5. INCOME TAXES

     As discussed in Note 1, Nmet Corp and Nmet FSC are subject to corporate income taxes. Income tax expense for the years ended December 31, 1998 and 1999 consist of:

YEAR ENDED DECEMBER 31, 1998                               CURRENT   DEFERRED    TOTAL
----------------------------                               -------   --------   -------
U.S. Federal.............................................  $19,600     $--      $19,600
State....................................................    3,000      --        3,000
                                                           -------     ---      -------
Totals...................................................  $22,600     $--      $22,600
                                                           =======     ===      =======
YEAR ENDED DECEMBER 31, 1999
----------------------------
U.S. Federal.............................................  $28,300     $--      $28,300
State....................................................    2,170      --        2,170
                                                           -------     ---      -------
Totals...................................................  $30,470     $--      $30,470
                                                           =======     ===      =======

     Reported income tax expense differed from the amount computed by applying the U.S. Federal income tax rate of 34 percent to the combined income before income taxes of Nmet Corp and Nmet FSC primarily as a result of state income taxes, the foreign sales corporation benefit, and the difference between 34 percent and the statutory tax rates.

6. STOCK OPTIONS

     On January 1, 1997, the Company adopted an incentive stock option plan (the "Plan") covering substantially all of its employees. Under the Plan, 250,000 shares of unissued common stock are reserved in connection with stock options outstanding or to be granted. The Plan provides for the issuance of stock options at a price not less than the fair value of the shares on the date of grant.

                         NOBLE-MET, LTD. AND SUBSIDIARY

     The following is a summary of stock option activity for the years ended December 31, 1997, 1998 and 1999:

                                                             NUMBER OF   WEIGHTED AVERAGE
                                                              SHARES      EXERCISE PRICE
                                                             ---------   ----------------
Outstanding at December 31, 1996...........................        --            --
Granted on January 1, 1997.................................    69,925         $2.78
Granted on November 19, 1997...............................    44,250         $4.82
Forfeited in 1997..........................................      (200)        $4.82
                                                              -------         -----
Outstanding at December 31, 1997...........................   113,975         $3.57
Granted on May 27, 1998....................................    36,500         $5.07
Granted on November 11, 1998...............................    17,600         $5.83
Forfeited in 1998..........................................   (31,300)        $4.95
                                                              -------         -----
Outstanding at December 31, 1998...........................   136,775         $3.94
                                                              -------         -----
Granted in 1999............................................    15,000         $5.83
Forfeited in 1999..........................................   (10,000)        $5.35
                                                              -------         -----
Outstanding at December 31, 1999...........................   141,775         $4.19
                                                              =======
Available for grant at December 31, 1999...................   108,225
                                                              =======

     The options are exercisable six months after the date of grant. No options are exercisable later than the earlier of five years from the date upon which the Company first issues shares of its common stock pursuant to a registered initial public offering (Public Offering Date) or ten years from the grant date of the option. However, no options shall be exercisable before the Public Offering Date. Therefore, no options were exercisable at December 31, 1998 and 1999.

     The Company uses the intrinsic value method, in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value of its stock options at the grant date, there would have been no material impact on the Company's net income. See
Note 9.

7. EMPLOYEE BENEFITS

     Effective January 1, 1999, the Company's 401(k) Retirement Plan was restated to form the Employees' Stock Ownership and Retirement Savings Plan of Noble-Met, LTD. (the "ESOP"). The ESOP covers substantially all employees and is designed to broaden the ownership of the Company. Employees become participants in the ESOP following the date on which they complete one year of service and attain age 21. The retirement savings plan portion of the ESOP allows participants to contribute through salary reduction up to 7 percent of their annual compensation with the Company matching at its discretion 200 percent of the employees' contribution. The Company also has the option to make qualified non-elective contributions to the ESOP. The Company's contributions may be made in the form of cash or common stock of the Company or a combination thereof. The Company's matching contributions to the ESOP were equal to $256,366 for the year ended December 31, 1999.

     The ESOP contains a put option which allows participants who are withdrawing from the ESOP to require the Company to repurchase the stock in their accounts at fair market value, as defined, during the put option period, as defined. The ESOP has the option of assuming the Company's repurchase obligations resulting from the put option. See Note 9.

     Prior to January 1, 1999, the Company had a 401(k) Retirement Plan which covered substantially all employees who met eligibility requirements and provided an opportunity for employees to make tax

                         NOBLE-MET, LTD. AND SUBSIDIARY
deferred contributions of up to 7 percent of annual compensation with the Company matching at its discretion 200 percent of the employees' contribution. The Company also had the option to make an additional profit sharing contribution to the plan. The Company's matching contributions to the plan amounted to $130,242 and $204,269 for the years ended December 31, 1997 and 1998. No additional profit sharing contribution was made for 1997 or 1998.

8. CONCENTRATIONS OF CREDIT RISK AND FINANCIAL INSTRUMENTS

     The Company provides credit, in the normal course of business, to various commercial enterprises. The Company does not require collateral or other security on these accounts receivable. The Company manages exposure to credit risk through credit approvals, credit limits and monitoring procedures. Management believes that credit risks at December 31, 1998 and 1999, have been adequately provided for in the consolidated financial statements.

     For the years ended December 31, 1997, 1998 and 1999, approximately 77 percent, 79 percent and 69 percent, respectively, of net sales were to customers located in the United States, while approximately 23 percent, 21 percent and 31 percent, respectively, were to international customers. The majority of international sales were to customers located in Europe. Sales to customers in Ireland accounted for approximately 15% of the Company's net sales for 1999. No other individual foreign country accounted for more than 10 percent of the Company's net sales in 1997, 1998 and 1999.

     For the year ended December 31, 1997, the Company had net sales from five customers, each of which accounted for more than 5 percent of net sales, aggregating approximately $7,964,000 or 72 percent of net sales. The related trade accounts receivable balances for these five customers at December 31, 1997 totaled approximately $583,000. As of December 31, 1997, one customer had an accounts receivable balance in excess of 5 percent of total stockholders' equity. The accounts receivable balance of this customer was approximately $290,000 as of December 31, 1997.

     For the year ended December 31, 1998, the Company had net sales to six customers, each of which accounted for more than 5 percent of net sales, aggregating approximately $8,820,000 or 68 percent of net sales. The related trade accounts receivable balances for these six customers at December 31, 1998 totaled approximately $870,000. In addition, two customers had outstanding accounts receivable balances in excess of 5 percent of total stockholders' equity. These customers owed the Company approximately $349,000 and $267,000 as of December 31, 1998.

     For the year ended December 31, 1999, the Company had net sales to four customers, each of which accounted for more than 5 percent of net sales, aggregating approximately $8,134,000 or 62 percent of net sales. The related trade accounts receivable balances for these four customers at December 31, 1999 totaled approximately $745,800. In addition, one customer had outstanding accounts receivable balance in excess of 5 percent of total stockholders' equity. This customer owed the Company approximately $340,000 as of December 31, 1999.

9. SUBSEQUENT EVENTS

     On January 11, 2000 the Company was sold to Medical Device Manufacturing, Inc. (d/b/a Rivo Technologies) ("Rivo"). The Company and its stockholders received consideration equal to $25,000,000 in cash and securities issued by Rivo, and Rivo assumed and paid off all of the Company's current and long-term debt on the date of sale. An adjustment to the sales price of $2,533,464, based on the final 1999 audited results will be paid 45 days after delivery of the audited financial statements. The Shares Purchase Agreement entered into with Rivo also provides for certain earnout provisions during calendar years 2000 and 2001 which would result in additional consideration of approximately $21,000,000.

                         NOBLE-MET, LTD. AND SUBSIDIARY

     The Company signed the Share Purchase Agreement on December 22, 1999 and in anticipation of the January 2000 closing of the sale transaction, the Company on December 26, 1999 amended and authorized termination of the incentive stock option plan and ESOP. In January 2000, all option holders executed Option Cancellation Agreements in exchange for the right to receive cash payments from the Company equal to the value of the Company's common stock on the sale date. The Company repurchased all outstanding options and recorded compensation expense for the difference between the exercise price and the fair value of the options equal to $380,785. In addition, the Company repurchased and retired Company stock owned by the ESOP at fair value equal to $256,918.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of UTI Corporation:

     We have audited the accompanying consolidated balance sheets of UTI Corporation (a Pennsylvania corporation), as of December 31, 1998 and 1999, and the related consolidated statements of operations, statements of equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UTI Corporation as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

Philadelphia, Pennsylvania
February 4, 2000

                                UTI CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                            DECEMBER 31,
                                                     ---------------------------     MAY 31,
                                                         1998           1999           2000
                                                     ------------   ------------   ------------
                                                                                   (UNAUDITED)
                                            ASSETS

Current assets:
  Cash and cash equivalents........................  $  2,049,305   $  2,116,817   $  2,341,142
                                                     ------------   ------------   ------------
  Accounts receivable --
     Trade, less allowance for doubtful accounts of
       $376,989 in 1998, $318,017 in 1999 and
       $332,057 in 2000............................    10,016,462     11,801,929     12,783,015
                                                     ------------   ------------   ------------
  Due from related party...........................     2,012,049             --             --
                                                     ------------   ------------   ------------
  Inventories --
     Raw materials.................................     2,369,497      2,298,761      2,363,983
     Intermediate stock............................     2,049,343      1,305,006      1,617,896
     Work-in-process...............................     2,795,421      4,363,691      4,185,087
     Finished products.............................     3,820,310      5,140,482      4,462,053
                                                     ------------   ------------   ------------
                                                       11,034,571     13,107,940     12,629,019
                                                     ------------   ------------   ------------
Prepaid expenses...................................     1,022,402        502,067        196,859
                                                     ------------   ------------   ------------
Other..............................................       243,559             --             --
                                                     ------------   ------------   ------------
          Total current assets.....................    26,378,348     27,528,753     27,950,035
                                                     ------------   ------------   ------------

Property and Equipment, at cost:
  Land.............................................       312,536        605,324        505,971
  Machinery and equipment..........................    40,805,949     44,935,777     46,144,640
  Building and leasehold improvements..............     8,761,170     11,474,883     11,554,958
                                                     ------------   ------------   ------------
                                                       49,879,655     57,015,984     58,205,569
Less -- accumulated depreciation...................   (32,429,865)   (34,225,551)   (35,596,391)
                                                     ------------   ------------   ------------
                                                       17,449,790     22,790,433     22,609,178
                                                     ------------   ------------   ------------

Other assets:
Intangible pension asset...........................        25,807             --             --
Goodwill, net of accumulated amortization of
  $852,825 in 1998, $1,260,084 in 1999 and
  $1,442,393 in 2000...............................     4,638,082      4,882,566      4,864,538
Cash surrender value (face amount of $17,382,840 at
  December 31, 1999)...............................     2,510,586      3,024,409             --
Other..............................................        50,484        131,509         30,254
                                                     ------------   ------------   ------------
                                                        7,224,959      8,038,484      4,894,792
                                                     ------------   ------------   ------------
Total Assets.......................................  $ 51,053,097   $ 58,357,670   $ 55,454,005
                                                     ============   ============   ============

        The accompanying notes are an integral part of these statements.

                                UTI CORPORATION

                                                            DECEMBER 31,
                                                     ---------------------------     MAY 31,
                                                         1998           1999           2000
                                                     ------------   ------------   ------------
                                                                                   (UNAUDITED)
                             LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Short-term borrowings............................  $  2,067,965   $  2,775,682   $         --
  Current portion of long-term debt................       397,509        343,126        320,417
  Accounts payable.................................     1,650,292      2,198,608      2,652,764
  Accrued expenses.................................     4,167,745      3,992,814      4,449,340
  Accrued profit sharing...........................     2,020,212      1,753,973        890,614
  Deferred compensation -- current.................            --      1,779,000      2,305,000
                                                     ------------   ------------   ------------
          Total current liabilities................    10,303,723     12,843,203     10,618,135
Deferred compensation..............................     5,327,625      5,327,625
Deferred compensation -- options...................     1,670,705      5,807,655      3,786,463
Deferred compensation -- other.....................       974,417      1,342,105      2,089,444
Accrued environmental..............................     3,566,083      3,555,928      3,690,949
Long-term pension liability........................        52,560        655,504        614,396
Long-term debt.....................................     5,792,425      7,689,413      5,162,943
                                                     ------------   ------------   ------------
          Total liabilities........................    27,687,538     37,221,433     25,962,330
                                                     ------------   ------------   ------------
Minority interest..................................       434,219             --             --
                                                     ------------   ------------   ------------

Commitments and contingencies (note 10)
Shareholders' equity:
  Common stock --
     Class A voting, par value $.10 per share;
       authorized, 40,250 shares; issued, 13,163
       shares......................................         1,195          1,316          1,316
     Class B nonvoting, par value $.10 per share;
       authorized, 3,984,750 shares; issued,
       1,300,675 shares............................       118,382        130,067        154,926
  Capital in excess of par value...................       595,278      6,069,256     27,621,599
  Retained earnings................................    22,202,496     20,322,340      1,992,539
  Other comprehensive income.......................        13,989        (58,922)      (278,510)
Less -- 1,952 shares of common stock held in
  treasury.........................................            --           (195)          (195)
                                                     ------------   ------------   ------------
                                                       22,931,340     26,463,862     29,491,675
Notes receivable from shareholders.................            --     (5,327,625)            --
                                                     ------------   ------------   ------------
          Total shareholders' equity...............    22,931,340     21,136,237     29,491,675
                                                     ------------   ------------   ------------
                                                     $ 51,053,097   $ 58,357,670   $ 55,454,005
                                                     ============   ============   ============

        The accompanying notes are an integral part of these statements.

                                UTI CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  YEAR ENDED DECEMBER 31,
                                          ---------------------------------------
                                             1997          1998          1999       MAY 31, 2000
                                          -----------   -----------   -----------   ------------
                                                                                    (UNAUDITED)
Sales...................................  $61,609,760   $73,128,739   $75,334,431   $ 35,660,779
Cost of sales...........................   39,502,663    46,695,630    48,011,852     23,566,459
                                          -----------   -----------   -----------   ------------
     Gross profit.......................   22,107,097    26,433,109    27,322,579     12,094,320
Selling, general and administrative
  expenses..............................   14,502,913    17,347,867    22,342,846     27,920,056
Research and development expense........    1,600,377     1,979,110     2,051,116        702,122
                                          -----------   -----------   -----------   ------------
          Operating income..............    6,003,807     7,106,132     2,928,617    (16,527,858)
                                          -----------   -----------   -----------   ------------
Other (income) expenses:
  Interest expense, net.................      122,274       463,591       592,486        257,203
  Other.................................   (1,587,995)      165,152       184,551         54,694
                                          -----------   -----------   -----------   ------------
          Total other expenses
            (income)....................   (1,465,721)      628,743       777,037        311,897
                                          -----------   -----------   -----------   ------------
Minority interest expense...............       14,047        59,339        24,637             --
                                          -----------   -----------   -----------   ------------
Income (loss) before income taxes.......    7,455,481     6,418,050     2,126,943    (16,839,755)
Income tax expense......................      279,669       592,891       233,304        234,498
                                          -----------   -----------   -----------   ------------
Net income (loss).......................  $ 7,175,812   $ 5,825,159   $ 1,893,639   $(17,074,253)
                                          ===========   ===========   ===========   ============

        The accompanying notes are an integral part of these statements.

                                UTI CORPORATION

                       CONSOLIDATED STATEMENTS OF EQUITY

                                       COMMON STOCK             CLASS A               CLASS B          CAPITAL IN
                                  ----------------------   ------------------   --------------------    EXCESS OF     TREASURY
                                    SHARES      AMOUNT     SHARES   PAR VALUE    SHARES      AMOUNT     PAR VALUE       STOCK
                                  ----------   ---------   ------   ---------   ---------   --------   -----------   -----------
Balance, December 31, 1996......   1,263,349   $ 126,336       --    $   --            --   $     --   $ 2,379,289   $(1,364,310)
Comprehensive income............          --          --       --        --            --         --            --            --
  Net income....................          --          --       --        --            --         --            --            --
  Cumulative translation
    adjustment..................          --          --       --        --            --         --            --            --
  Minimum pension liability.....          --          --       --        --            --         --            --            --
        Total comprehensive
          income................          --          --       --        --            --         --            --            --
Dividends from related party
  Distributions.................          --          --       --        --            --         --            --            --
Assumption of liabilities (Note
  4)............................          --          --       --        --            --         --            --            --
Treasury stock..................          --          --       --        --            --         --            --       (69,000)
                                  ----------   ---------   ------    ------     ---------   --------   -----------   -----------
Balance, December 31, 1997......   1,263,349     126,336       --        --            --         --     2,379,289    (1,433,310)
Comprehensive income............          --          --       --        --            --         --            --            --
  Net income....................          --          --       --        --            --         --            --            --
  Cumulative translation
    adjustment..................          --          --       --        --            --         --            --            --
  Minimum pension liability.....          --          --       --        --            --         --            --            --
        Total comprehensive
          income................          --          --       --        --            --         --            --            --
Dividends from related party
  Distributions.................          --          --       --        --            --         --            --            --
Treasury stock..................          --          --       --        --            --         --            --      (357,460)
Conversion of common stock......  (1,236,349)   (126,336)  11,951     1,195     1,183,818    118,382    (1,784,011)    1,790,770
                                  ----------   ---------   ------    ------     ---------   --------   -----------   -----------
Balance, December 31, 1998......          --          --   11,951     1,195     1,183,818    118,382       595,278            --
Comprehensive income............          --          --       --        --            --         --            --            --
  Net income....................          --          --       --        --            --         --            --            --
  Cumulative translation
    adjustment..................          --          --       --        --            --         --            --            --
  Minimum pension liability.....          --          --       --        --            --         --            --            --
        Total comprehensive
          income................          --          --       --        --            --         --            --            --
Distributions...................          --          --       --        --            --         --            --            --
Distribution to MCC.............
Shares issued in connection with
  the merger with Stent
  Technologies (note 3).........          --          --      231        23        19,146      1,915       156,026            --
Shares issued in connection with
  the deferred compensation plan
  (note 8)......................          --          --      905        90        89,773      8,977     5,318,558            --
Exchange of MCC shares..........          --          --       76         8         7,938        793          (606)         (195)
                                  ----------   ---------   ------    ------     ---------   --------   -----------   -----------
Balance, December 31, 1999......               $           13,163    $1,316     1,300,675   $130,067   $ 6,069,256   $      (195)
Comprehensive income............          --          --       --        --            --         --            --            --
  Net income....................          --          --       --        --            --         --            --            --
  Cumulative translation
    Adjustment..................          --          --       --        --            --         --            --            --
        Total comprehensive
          income (loss).........          --          --       --        --            --         --            --            --
Collection of receivable in
  connection with deferred
  compensation plan.............          --          --       --        --            --         --            --            --
Shares issued in connection with
  phantom plans.................          --          --       --        --       248,590     24,859    21,552,343            --
Distributions...................
                                  ----------   ---------   ------    ------     ---------   --------   -----------   -----------
Balance, May 31, 2000...........          --   $      --   13,163    $1,316     1,549,265   $154,926   $27,621,599   $      (195)
                                  ==========   =========   ======    ======     =========   ========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                                UTI CORPORATION

                                                 NOTES
                                               RECEIVABLE                   CUMULATIVE     MINIMUM
                                                  FROM         RETAINED     TRANSLATION    PENSION
                                              SHAREHOLDERS     EARNINGS     ADJUSTMENT    LIABILITY      TOTAL
                                              ------------   ------------   -----------   ---------   -----------
Balance, December 31, 1996..................  $        --    $ 17,474,310    $  65,675    $(313,027)  $18,368,273
Comprehensive income........................
  Net income................................           --       7,175,812           --           --     7,175,812
  Cumulative translation adjustment.........           --              --        3,735           --         3,735
  Minimum pension liability.................           --              --           --      298,154       298,154
                                                                                                      -----------
         Total comprehensive income.........                                                            7,477,701
Micro-Coax equity transaction...............                    6,487,400                               6,487,400
Distributions...............................           --      (4,030,118)          --           --    (4,030,118)
Treasury stock..............................                                                              (69,000)
                                              -----------    ------------    ---------    ---------   -----------
Balance, December 31, 1997..................           --      27,107,404       69,410      (14,873)   28,234,256
Comprehensive income........................
  Net income................................           --       5,825,159           --           --     5,825,159
  Cumulative translation adjustment.........           --              --      (28,668)          --       (28,668)
  Minimum pension liability.................           --              --           --      (11,880)      (11,880)
                                                                                                      -----------
         Total comprehensive income.........                                                            5,784,611
Micro-Coax equity transaction...............                   (5,890,235)                             (5,890,235)
Distributions...............................           --      (4,839,832)          --           --    (4,839,832)
Treasury stock..............................                                                             (357,460)
Conversion of common stock..................
                                              -----------    ------------    ---------    ---------   -----------
Balance, December 31, 1998..................           --      22,202,496       40,742      (26,753)   22,931,340
Comprehensive income........................
  Net income................................           --       1,893,639           --           --     1,893,639
  Cumulative translation adjustment.........           --              --      (99,664)          --       (99,664)
  Minimum pension liability.................           --              --           --       26,753        26,753
                                                                                                      -----------
         Total comprehensive income.........                                                            1,820,728
Distributions...............................           --      (3,773,795)          --           --    (3,773,795)
Distribution to MCC.........................
Shares issued in connection with the merger
  with Stent Technologies (note 3)..........           --              --           --           --       157,964
Shares issued in connection with the
  deferred compensation plan (note 8).......   (5,327,625)             --           --           --            --
Exchange of MCC shares......................
                                              -----------    ------------    ---------    ---------   -----------
Balance, December 31, 1999..................   (5,327,625)     20,322,340      (58,922)          --    21,136,237
Comprehensive income........................
  Net income................................           --     (17,074,263)          --           --   (17,074,263)
  Cumulative translation adjustment.........           --              --     (219,588)          --      (219,588)
                                                                                                      -----------
         Total compensation income (loss)...           --              --           --           --   (17,293,851)
Collection of receivable in connection with
  deferred compensation plan................    5,327,625              --           --           --     5,327,625
Shares issued in connection with phantom
  plans.....................................           --              --           --           --    21,577,202
Distributions...............................           --      (1,255,538)          --           --    (1,255,538)
                                              -----------    ------------    ---------    ---------   -----------
Balance, May 31, 2000.......................  $        --    $  1,992,539    $(278,510)   $      --   $29,491,675
                                              ===========    ============    =========    =========   ===========

        The accompanying notes are an integral part of these statements.

                                UTI CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              FIVE MONTHS
                                                           YEAR ENDED DECEMBER 31,               ENDED
                                                   ----------------------------------------     MAY 31,
                                                      1997           1998          1999           2000
                                                   -----------   ------------   -----------   ------------
                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income.....................................  $ 7,175,812   $  5,825,159   $ 1,893,639   $(17,074,263)
  Adjustments to reconcile net income to net cash
    provided by operating activities --
    Depreciation and amortization................    2,812,413      3,581,882     4,038,400      1,670,967
    Deferred compensation........................    1,937,643      3,429,986     6,283,638       (747,853)
    Loss (gain) on disposal of assets............      (13,454)       (89,142)        1,891             --
    Minority interest............................       14,047         59,339        24,637             --
    Exercise of phantom options..................           --             --            --     21,577,202
    Changes in assets and liabilities, net of
      effects of acquisition --
      Accounts receivable, net...................   (2,372,216)     5,038,658    (1,673,184)      (981,086)
      Inventories................................     (146,975)    (1,893,613)     (341,718)       478,921
      Prepaid expenses...........................     (220,433)       305,858       562,695        305,208
      Other assets...............................     (420,813)      (268,396)     (365,569)       101,255
      Accounts payable...........................     (520,588)       174,303       496,431        454,156
      Accrued expenses...........................      838,627       (282,666)     (128,182)       456,526
      Accrued pension and profit sharing.........      590,084         18,728      (266,239)      (863,359)
      Other long-term liabilities................      (75,768)      (574,342)       32,601         93,913
                                                   -----------   ------------   -----------   ------------
         Net cash provided (used in) by operating
           activities............................    9,598,379     15,325,754    10,559,040      5,471,587
                                                   -----------   ------------   -----------   ------------
Cash flows from investing activities:
  Capital expenditures...........................   (2,582,650)    (4,299,312)   (7,518,354)    (1,526,993)
  Proceeds from disposals of assets..............      123,674        214,226        72,605             --
  Acquisition of business, net of cash
    acquired.....................................   (4,071,695)      (455,725)   (2,429,820)            --
  Cash surrender value of life insurance.........           --             --            --      3,024,409
  Additions to goodwill..........................           --             --            --       (164,279)
                                                   -----------   ------------   -----------   ------------
         Net cash provided by (used in) investing
           activities............................   (6,530,671)    (4,540,811)   (9,875,569)     1,333,137
                                                   -----------   ------------   -----------   ------------
Cash flows from financing activities:
  Proceeds from debt obligations.................      421,573             --    12,493,799
  Payments on debt obligations...................     (725,698)      (859,177)   (9,335,963)    (5,324,861)
  Purchase of treasury stock.....................      (69,000)            --            --             --
  Micro-Coax equity transaction..................           --     (5,890,235)           --             --
  Distributions..................................   (4,030,118)    (4,839,832)   (3,773,795)    (1,255,538)
                                                   -----------   ------------   -----------   ------------
         Net cash used in financing activities...   (4,403,243)   (11,589,244)     (615,959)    (6,580,399)
                                                   -----------   ------------   -----------   ------------
         Net increase (decrease) in cash and cash
           equivalents...........................   (1,335,535)      (804,301)       67,512        224,325
Cash and cash equivalents, beginning of year.....    4,189,141      2,853,606     2,049,305      2,116,817
                                                   -----------   ------------   -----------   ------------
Cash and cash equivalents, end of year...........  $ 2,853,606   $  2,049,305   $ 2,116,817   $  2,341,142
                                                   -----------   ------------   -----------   ------------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest.........  $   460,669   $    647,219   $   687,304   $    489,092
                                                   ===========   ============   ===========   ============

        The accompanying notes are an integral part of these statements.

                                UTI CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE FIVE MONTHS ENDED MAY 31, 2000, AND THE YEARS ENDED DECEMBER 31, 1999,
                                 1998 AND 1997

1. BACKGROUND:

     UTI Corporation and its divisions, ("UTI" or the "Company") (a Pennsylvania corporation) is engaged in various lines of business, including the manufacturing of precision metal tubing, metal tubular components and precision metal components throughout the United States and in Germany.

2. ACCOUNTING POLICIES:

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

  Principle of consolidation

     The accompanying Consolidated Financial Statements are those of UTI Corporation and its divisions, Uniform Tubes, Micro Med Machining, and Spectrum Manufacturing (collectively "UT") and Utitec. The Micro-Coax Components ("MCC") division was spun-off by the Company effective September 30, 1999. All prior periods have been restated to reflect the spin-off. All significant intercompany balances and transactions have been eliminated.

  Cash and cash equivalents

     Cash and cash equivalents include all short-term investments purchased with an original maturity of three months or less.

  Inventories

     As of January 1, 1974, the Company adopted the last-in, first-out ("LIFO") method of determining inventory values. If all inventories had been valued by the FIFO method, they would have been $15,455,217 at December 31, 1998, $17,603,977 at December 31, 1999, and $17,200,696 at May 31, 2000.

  Property and depreciation

     Depreciation for financial reporting purposes is provided over the estimated useful lives of the applicable assets using principally the straight-line method. The estimated useful lives for machinery and equipment range from 3 to 10 years. The estimated useful lives for buildings range from 30 to 39 years. Leasehold improvements are depreciated over 15 years. Accelerated depreciation methods are used for income tax purposes.

  Goodwill

     Goodwill, which represents the excess of cost over fair value of the net assets of acquired businesses, is being amortized on a straight-line basis over 15 years. The Company develops operating income projections for each of its lines of business and evaluates the recoverability and amortization period of goodwill using these projections. Based upon management's current assessment, the estimated remaining amortization period of goodwill is appropriate and the remaining balance is fully recoverable.

                                UTI CORPORATION

  Revenue recognition

     The Company records sales upon product shipment, when title passes to the customer.

  Research and development costs

     Research and development costs are expensed as incurred.

  Cumulative translation adjustment

     The financial statements have been prepared from records maintained in the U.S., the country in which the Company is located. The value of the U.S. dollar rises and falls day to day on foreign currencies exchanges. The Company has established manufacturing facilities in Europe. The functional currency of these businesses is their local currency. These fluctuations affect the Company's Consolidated Statements of Equity.

     Generally, foreign subsidiaries translate their assets and liabilities into U.S. dollars at the current exchange rate -- that is, the rate in effect at the end of the fiscal period. The gains or losses that result from this process are shown in the Cumulative Translation Adjustment account in the Shareholders' Equity section of the Balance Sheet.

     The revenue and expense accounts of foreign subsidiaries are made in currencies different from their own. Gains and losses from these foreign currency transactions are generally included in income as they occur.

  Income taxes

     Effective January 1, 1987, the Company elected by unanimous consent of its stockholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income.

  Concentration of credit risk

     Financial instruments that potentially subject the Company to concentration of credit risk are accounts receivable. The Company's customer base is comprised principally of companies within the medical industry. The Company does not require collateral from its customers.

3. BUSINESS ACQUISITIONS:

     On November 7, 1997, the Company acquired 85% of the common stock of Spectrum for a purchase price of $4,295,505 including transaction costs. Spectrum is a machine shop specializing in wire cut and plunge-type electric discharge machining and laser cutting. Their primary markets include the medical, automotive, and electronic industries. The acquisition has been accounted for as a purchase, and as of the date of acquisition, the assets acquired and liabilities assumed were recorded in the financial statements at their estimated fair market values.

                                UTI CORPORATION

     The purchase price was allocated as follows:

Accounts receivable.....................................   $  849,868
Inventories.............................................      173,415
Other current assets....................................      215,499
Property and equipment, including capitalized leases....    2,570,995
Goodwill................................................    2,250,781
Investment in real estate partnership...................      207,025
Current debt............................................     (894,541)
Other current liabilities...............................     (695,279)
Deferred tax liability..................................      (91,460)
Long-term debt..........................................     (290,798)
                                                           ----------
                                                           $4,295,505
                                                           ==========

     The net sales included in the 1997 statement of income related to Spectrum are $1,287,568, which represent the sales of Spectrum from the acquisition date through December 31, 1997.

     On March 31, 1999, the Company acquired the remaining 15% of the Common stock of Spectrum for a purchase price of $1,000,000, which was given in the form of a note payable. The purchase resulted in an additional $542,000 of goodwill.

     On June 14, 1999, the Company's newly created entity UTI SFM Feinmechanik GmbH acquired 100% of SFM Feinmechanik GmbH for a purchase price of $2,429,820 including transaction costs. UTI SFM is a specialty small diameter tubing producer, with particular expertise in stainless steel alloys. Their primary market is in the medical industry. The acquisition has been accounted for as a purchase, and as of the date of acquisition, the assets acquired and liabilities assumed were recorded in the financial statements at their estimated fair market values.

     The purchase price was allocated as follows:

Inventories.............................................   $1,860,124
Other current assets....................................       42,320
Property and equipment..................................    1,110,396
Goodwill................................................      110,600
Accrued expenses........................................      (80,872)
Long-term pension liability.............................     (612,748)
                                                           ----------
                                                           $2,429,820
                                                           ==========

     The net sales included in the 1999 statement of income related to UTI SFM are $3,007,737 which represent the sales of UTI SFM from the acquisition date through December 31, 1999.

     Effective November 1, 1999, Stent Technologies ("Stent") merged into UTI. Stent manufactures tubing used in medical technology. Stent was owned by shareholders of the Company so the assets and liabilities were recorded at book value with no step-up in basis due to the related party nature of the transaction. All shares of Stent common stock were exchanged for UTI shares based on the enterprise value of each entity as determined by a third-party appraiser. The net book value of Stent at the time of the transaction was $157,964.

     The net sales included in the 1999 statement of income related to Stent are $6,200 which represent the sales of Stent from the merger date through December 31, 1999.

                                UTI CORPORATION

4. RELATED PARTY TRANSACTIONS:

  Receivable from Related Party

     During 1999, the Company transferred certain shareholders' property and cash valued at $396,324, which is recorded in accounts receivable-trade at December 31, 1999.

     At December 31, 1998, Due from MCC represents amounts payable from MCC, a related party which was spun-off from the Company effective September 30, 1999 (See Note 2).

5. SHORT-TERM BORROWINGS:

     The Company has available two $4,000,000 demand lines of credit which bear interest at LIBOR plus 1.10%. As of May 31, 2000, the Company has outstanding total borrowings under these two lines of $0.

     The Company also has a $300,000 demand line of credit which bears interest at LIBOR plus 1.50%. At May 31, 2000 the Company has $0 outstanding under this line.

     During 1999, the Company entered into two Euros 1,275,000 lines of credit, payable in Euros, both bearing interest at E-LIBOR plus 1.50%. One line of credit expires on June 30, 2000, while the other is due on demand. At May 31, 2000, the Company has total borrowings under these two lines of $0.

6. LONG-TERM DEBT:

     The Company is party to various debt instruments which are summarized as follows:

                                                        DECEMBER 31,
                                                   -----------------------    MAY 31,
                                                      1998         1999         2000
                                                   ----------   ----------   ----------
Life insurance policy loans, interest at 5%......  $1,788,637   $2,148,807   $       --
Loan payable to bank, provided through the
  Montgomery County Industrial Development
  Authority, due December 31, 2004,
  collateralized by assets financed with the
  proceeds of the loan, interest at 85% of bank's
  prime rate.....................................     960,250      960,250      960,250
Loan payable to bank, provided through the
  Montgomery County Industrial Development
  Authority, payable in quarterly principal
  installments of $62,500, collateralized by
  assets financed with the proceeds of the loan,
  interest at 76% of bank's prime rate or LIBOR
  minus .125%, as defined........................   1,531,049    1,281,250    1,218,750
Capital lease obligations........................     159,998           --           --
Mortgage payable -- Spectrum building............          --    2,342,232    2,304,360
Note payable.....................................          --    1,000,000    1,000,000
Line of credit...................................   1,750,000      300,000           --
                                                   ----------   ----------   ----------
                                                    6,189,934    8,032,539    5,483,360
Less -- current portion..........................    (397,509)    (343,126)    (320,417)
                                                   ----------   ----------   ----------
                                                   $5,792,425   $7,689,413   $5,162,943
                                                   ==========   ==========   ==========

                                UTI CORPORATION

     Annual principal payments required are as follows:

June 1, 2000 to May 31, 2001............................   $  320,417
June 1, 2001 to May 31, 2002............................      353,917
June 1, 2002 to May 31, 2003............................    1,361,965
June 1, 2003 to May 31, 2004............................      370,736
June 1, 2004 and thereafter.............................    3,076,325
                                                           ----------
                                                           $5,483,360

     The Company has a $6,000,000 revolving credit and term loan agreement which expires in September 2001. Interest is at prime less 0.25% or LIBOR plus 1.10%. The Company is charged a commitment fee of 0.25% of $4,000,000, payable each quarter. The Company has outstanding total borrowings of $0 as of May 31, 2000. The agreement includes certain restrictions and covenants that must be met, the most restrictive of which concerns tangible net worth.

     In September 1995, the Company entered into a Loan Agreement with a bank which provided for Industrial Revenue Bond financing up to a maximum of $3,000,000 through the Montgomery County Industrial Development Authority. As of May 31, 2000, $1,218,750 is outstanding under this Loan Agreement.

     The company entered into a mortgage with a bank, which is payable in monthly installments of $22,085 plus interest at a rate of 7.38%; final payment of monthly installments is due March 1, 2009. A $1,149,510 balloon payment of the remaining principal is due on April 1, 2009. The mortgage is collateralized by certain land, building and improvements owned by the Company. The mortgage contains certain restrictions and covenants that must be met, among other restrictions, the most restrictive of which concerns the achievement of certain coverage and leverage ratios.

     The Company entered into a $1,000,000 note payable, which accrues interest at 6.00%, with a former owner of Spectrum for the purchase of the owner's remaining 15% stock in Spectrum (see Note 3). Payment of the note and accrued interest is due during 2003.

     The Company is in compliance with all of its debt covenants as of May 31, 2000.

7. INCOME TAXES:

     Effective January 1, 1987, the shareholders of UTI elected to be treated as an S Corporation under the provisions of the Internal Revenue Code. Under this election, income of Uniform Tubes, Inc., Micro Med Machining and Utitec, Inc. is passed through to the shareholders of UTI and taxed at the individual level. Effective April 1, 1999, the shareholders of UTI elected to change the status of Spectrum from a C Corporation to that of an S Corporation under the provisions of the Internal Revenue Code. The deferred tax liability of $248,898 is no longer required as a result of the effect of this change in tax status and is included in income tax expense in the consolidated statements of income.

     The income of Spectrum Manufacturing, Inc., through March 31, 1999, and the Company's UK branch is subject to income taxes.

     The income tax expense of $55,000, $592,891 and $482,202 in 1997, 1998 and
1999, respectively and $234,498 for the five-month period ended May 31, 2000, represents the tax due on the income of Spectrum and the UK branch as well as state income taxes due on income not subject to S Corporation rules. The effective tax rate is lower than the expected rate due to the benefit associated with the S Corporation status.

                                UTI CORPORATION

     The Company reports certain income and expense items for tax purposes on a basis different from that reflected in the accompanying financial statements. The principal differences relate to the use of accelerated methods of depreciation for income tax purposes. In the event that the S Corporation is terminated, deferred income taxes applicable to these differences would be reflected in the accompanying financial statements.

     Major differences between the federal statutory rate and the effective tax rate for the years ending December 31, 1997, 1998 and 1999 and the five month period ending May 31, 2000 are as follows:

                                 1997       1998       1999      2000
                                 -----     ------     ------     -----
Federal statutory rate.........     35%        35%        35%       35%
State taxes, net of federal
  benefit......................    2.1%       3.2%       9.0%      (.4)%
S-Corp benefit.................  (35.0)%    (31.4)%    (42.2)%     (35)%
Difference in rates on foreign
  subsidiaries.................    1.7%       2.4%       9.1%     (1.0)%
                                 -----     ------     ------     -----
          Effective tax rate...    3.8%       9.2%      10.9%     (1.4)%
                                 =====     ======     ======     =====

     Deferred taxes are not significant.

8. DEFERRED COMPENSATION:

  Profit sharing

     The Company has a profit sharing plan (the "Plan") for the benefit of certain employees. The annual contribution is determined by the Board of Directors of UTI. Approximately one half of the annual contribution is paid as a cash bonus and the remainder is contributed to a Trust on behalf of the Plan. For 1997, 1998, 1999 and the five-month period ended May 31, 2000, cash bonuses were $1,000,742, $986,627, $846,987 and $447,282, respectively. For 1997, 1998,
1999 and the five-month period ended May 31, 2000, contributions accrued for the Trust were $1,000,742, $986,627 $906,987 and 455,416, respectively.

  Phantom incentive plans

     In 1994, UTI adopted a Phantom Incentive Plan which provides incentives to key employees of its divisions. Participants in the plan are designated by the Board of Directors and earn an award based on a formula defined in the plan agreement. The award is based on the increase in the fair value of the division during 1994 to 1998, as defined in the agreement. Vesting under the plan is based on meeting projected net income amounts during the term of the plan. UTI recorded income from this plan of $161,837 in 1998.

     On January 1, 1998, a Phantom Equity Plan was established by UTI for certain key management employees of its divisions. Under the Phantom Equity Plan performance units are granted to eligible persons who choose to rollover amounts from the Phantom Incentive Plan. The value of the performance units is equal to the appraised value of the division on the most recent valuation date divided by the number of outstanding performance units. As of December 31, 1997, management employees elected to rollover into the Phantom Equity Plan $3,323,128 from the Phantom Incentive Plan which is included as Deferred Compensation on the balance sheets. The remainder of the Phantom Incentive Plan amount of $340,412 was paid to participants in cash. The Deferred Compensation balance includes a transfer of $138,060 to UT's Phantom Equity Plan from an affiliated division. The Company recorded expense for this plan of $1,328,334 in 1998. During 1999, all amounts in this plan were rolled into the Deferred Compensation Plan, as discussed below.

                                UTI CORPORATION

     During 1998, the Company established a Phantom Stock Option Plan for certain key management employees, effective January 1, 1998. Performance options are granted to eligible persons as determined by an appointed administrative committee. The value of the performance options is equal to the appraised minority value of the Company on the most recent valuation date divided by 1,000,000 units less the Baseline Value, which is defined as the value of the Company on the most recent valuation date on or prior to the performance option grant date divided by 1,000,000 units. An eligible participant's options vest ratably at 20% a year over five years. A total of 286,207 options were granted as of December 31, 1998. As of December 31, 1998 and 1999, $1,670,705 and $4,136,950, respectively, was recorded as Deferred Compensation -- Options in the accompanying consolidated balance sheets.

     During 1999, the Company established a Deferred Compensation Plan for certain key management employees effective October 1, 1999. Participation in the plan is granted to eligible persons who choose to rollover amounts from other plans of the Company as determined by the Board of Directors. As of October 1, 1999, management employees elected to rollover into the Deferred Compensation Plan $5,327,625 from the Phantom Equity Plan which is shown as Deferred Compensation in the balance sheets. The value of a participant's accounts is equal to their initial account balance, as defined in the agreement plus any subsequent additions, if any, to such balance. The Company shall pay each participant interest of 7% per year on the average monthly account balance. Participants' accounts are 100% vested and nonforfeitable.

     In connection with the Deferred Compensation Plan discussed above, certain key management employees were issued shares of common stock and entered into Stock Pledge Agreements with the Company. The employees pledged specific shares of common stock held by the employees as security for the promissory notes entered into by the employees.

     Certain key management employees acquired stock and signed promissory notes to the Company totaling $5,327,625. The notes accrue interest at 7% per year payable on October 1 of each year commencing October 1, 2000. The promissory notes mature on October 1, 2009 unless certain conditions as provided in the notes shall apply. The amount of the promissory notes is reflected as a reduction from shareholders' equity in the accompanying consolidated balance sheets.

     During 1999, the Company established a Phantom Plan Arrangement for key management employees of Utitec, effective January 1, 1999. The value of the Plan is equal to 12% of the current Enterprise Value less 12% of the Enterprise Value at December 31, 1998. The Enterprise Value is defined as the most recent three year average of earnings before interest and taxes adjusted for certain items, as defined in the agreement, multiplied by a multiple, as defined in the agreement. The participants vest ratably at 20% a year over five years. The Company recorded expense related to this plan of $429,500 for the five-month period ending May 31, 2000 and $36,000 during 1999 which was recorded as Deferred Compensation -- Other in the accompanying consolidated balance sheets.

     During 1999, the Company established a Phantom Stock Rights Plan for a key management employee of Spectrum, effective March 31, 1999. The value of the phantom stock rights are equal to the Formula Value of the rights, which is based upon a percentage of an average, over a defined period of time, of earnings before interest and taxes, and excluding certain gains and other items, less the Baseline Value of the rights, as defined in the agreement. The employee is 100% vested in the current value of the rights, which may be exercised by the employee or Company upon the occurrence of an Exercise Event, as defined in the agreement, or reaching the Exercisability Date, which is December 31, 2002. The Company recorded expense related to this Plan of $1,779,000 during 1999 and $526,000 for the five-month period ending May 31, 2000, which was recorded as Deferred Compensation -- Current in the accompanying consolidated balance sheet.

                                UTI CORPORATION

  Pension plan

     The Company has pension plans that cover certain of its employees. Benefits are provided at a fixed rate for each month of service. The Company's funding policy is consistent with the funding requirements of federal law and regulations. Plan assets consist of cash equivalents, bonds and certain equity securities.

     Pension cost for the Company in 1997, 1998, and 1999 were $472,587, $428,755, and $467,465, respectively and include the following items:

                                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    MAY 31,
                                           1997           1998           1999         2000
                                       ------------   ------------   ------------   ---------
Components of net periodic benefit
  cost:
Service cost........................   $   313,885     $ 319,072      $ 350,602     $ 122,664
Interest cost.......................       540,959       565,319        593,059       301,328
Expected return on plan assets......    (1,270,975)     (610,281)      (644,256)     (335,091)
Amortization........................       888,718       154,645        168,060        37,004
                                       -----------     ---------      ---------     ---------
Net periodic benefit cost...........   $   472,587     $ 428,755      $ 467,465     $ 125,905
                                       ===========     =========      =========     =========

     Uniform Tubes, Inc. sponsors a pension plan for certain employees. Prior to December 31, 1999, the assets and obligations of this plan were commingled into one overall plan with MCC. On December 31, 1999, these assets and obligations were formally split into two distinct pension plans in accordance with IRS guidelines.

                                UTI CORPORATION

     The following sets forth the plan's funded status and other information as of December 31, 1998, 1999 and as of May 31, 2000:

                                                DECEMBER 31,   DECEMBER 31,
                                                    1998           1999       MAY 31, 2000
                                                ------------   ------------   ------------
Change in benefit obligation
  Benefit obligation on January 1.............   $8,214,881    $ 9,194,762    $10,073,326
  Service cost................................      319,072        350,602        122,664
  Interest cost...............................      565,319        593,059        301,328
  Amendments..................................      249,451             --             --
  Actuarial loss (gain).......................      325,240        340,193       (591,083)
  Benefits paid...............................     (479,201)      (405,290)      (201,985)
                                                 ----------    -----------    -----------
  Benefit obligation on December 31...........   $9,194,762    $10,073,326    $ 9,704,250
                                                 ==========    ===========    ===========
Change in plan assets
  Fair value of plan assets on January 1......   $8,723,666    $ 9,515,670    $11,593,347
  Employer contribution.......................       43,000         12,000             --
  Actual return on plan assets................    1,313,068      1,822,743       (197,992)
  Change in asset split methodology due to the
     spin-off of MCC..........................           --        729,020             --
  Benefits paid...............................     (479,201)      (405,290)      (201,985)
  Plan expense paid by plan assets............      (84,863)       (80,796)       (28,322)
                                                 ----------    -----------    -----------
  Fair value of plan assets on December 31....   $9,515,670    $11,593,347    $11,165,048
                                                 ==========    ===========    ===========
  Funded status...............................   $  320,909    $ 1,520,021    $ 1,460,798
  Unrecognized net actuarial gain.............     (767,861)    (2,294,877)    (2,282,124)
  Unrecognized prior service cost.............    1,005,956        890,597        818,283
  Unrecognized transitional obligation........       44,549         32,347         25,226
                                                 ----------    -----------    -----------
  Prepaid (accrued) benefit cost..............   $  603,553    $  (148,088)   $    22,183
                                                 ==========    ===========    ===========
Weighted average assumptions as of December 31
  Discount rate...............................         6.75%          7.25%          7.75%
  Expected return on plan assets..............         7.00%          7.00%          7.00%

     In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 87, "Employers' Accounting for Pensions," the Company in 1996 recorded an additional minimum liability representing the excess of the accumulated benefit obligation over the fair value of plan assets and accrued pension liability. The additional liability was offset by an intangible pension asset to the extent of previously unrecognized prior service cost and unrecognized transition obligation with the balance recorded as a separate reduction of equity.

9. SHAREHOLDERS' INVESTMENT:

     The Company and its two major shareholders and their family members who are shareholders of the Company entered into a shareholders' agreement dated October 1, 1999, which restricts the sale, transfer or disposal of stock except as provided in the agreement. This agreement revokes all prior agreements between the Company and its two major shareholders as they relate to disposition of common stock of the Company. Under the terms of the agreement, upon the death of either shareholder, the survivor is obligated to purchase all of the decedent's Class A voting common stock upon the terms and conditions provided. Upon the death of the survivor, the Company is obligated to purchase all of the decedent's Class A voting common stock upon the terms and conditions provided except that the appraisal shall be as

                                UTI CORPORATION
of the date of death and shall include all insurance proceeds to be received by the Company. The purchase price as defined in the agreement includes the appraised value of the stock plus any amounts due in accordance with the Distribution Agreement (see below) and shall be paid in cash. In addition, if either shareholder wishes to dispose of any of the owned Class A shares of stock, the other major shareholder has the right of first refusal and then the Company is obligated to purchase all or any of such unpurchased shares upon terms and conditions provided. If any family members wish to dispose by any means of any of their shares of Class A common stock, the related major shareholder and then the Company shall have the right of first refusal. Additionally, either shareholder may each year transfer up to 2% of their Class B nonvoting common stock to any exempt organization as defined in Section 501(c) of the Internal Revenue Code provided the transferee signs and agrees to be bound by the agreement. Any such transfer may require, at the transferee's option, the Company to redeem in any one-year up to but not in excess of 4% of the value of the shares of such transferee based on the appraisal value and shall be paid in cash.

     The Company entered into a shareholders' agreement with its other shareholders as of October 1, 1999, that restricts the sale, transfer or disposal of stock except as provided in the agreement. This agreement revokes all prior agreements between the Company and the other shareholders as they relate to disposition of common stock of the Company. Under the terms of the agreements, upon either the death of a shareholder or the decision of a shareholder to sell his stock, the Company is required to purchase all of the stock. The purchase price, as defined in the agreement, includes the appraised value of the stock plus any amounts due in accordance with the Distribution Agreement. Payments for the appraised value of the stock may be made within 120 days of the event or in five or ten equal annual installments with interest at the prime rate, depending on the event that precipitated the sale of the stock.

     The shareholders' agreement also contains provisions that in the event that the Company is ever liquidated or sold, the Company agrees to purchase all shares of the Company's common stock and the shareholders agree to sell all of the shares of the Company's stock to the Company.

     In connection with the S Corporation election, the Company has entered into a Distribution Agreement with the shareholders. The agreement calls for the Company to make distributions in amounts that will enable the shareholders to make timely payments of their federal and state income and estimated tax liabilities arising from the Company's election of S Corporation status. Additional distributions may be made at the discretion of the Board of Directors.

10. COMMITMENTS AND CONTINGENCIES:

     The Company is obligated on various lease agreements for office space and automobiles, expiring through 2009, which are accounted for as operating leases.

     Aggregate rental expense for the Company was $776,535 in 1999 and $369,059 for the five-month period ending May 31, 2000. Aggregate rental expense for 1997 and 1998 was $1,281,835 and $746,460, respectively. The future minimum rental commitments under all operating leases are as follows:

June 1, 2000 to May 31, 2001.............................  $  803,928
June 1, 2001 to May 31, 2002.............................     769,725
June 1, 2002 to May 31, 2003.............................     570,297
June 1, 2003 to May 31, 2004.............................     458,678
June 1, 2004 and thereafter..............................     398,951
                                                           ----------
                                                           $3,001,579

     UTI has certain commitments related to the acquisition of Micro Med. The purchase price is subject to adjustment based on operating performance for the period from the date of acquisition to December 31,

                                UTI CORPORATION

2000. For 1998, 1999 and the five-month period ended May 31, 2000, $455,725, $0 and $164,281, respectively, of additional purchase price was recorded and was reflected as additional goodwill.

     During 1997, UTI entered into a 15-year lease for a facility in Limerick, Pennsylvania with annual rental payments of approximately $551,000. During July 1998, MCC took occupancy of the facility and began making lease payments in accordance with the agreement. UTI is a guarantor for this lease. Certain former UTI shareholders have provided a letter of credit to UTI in the amount of $3.5 million related to the lease guarantee.

     The Company has various purchase commitments for materials, supplies, machinery and equipment incident to the ordinary conduct of business. Such commitments are not at prices in excess of current market prices.

11. ENVIRONMENTAL MATTERS:

     In July 1988, the Company received an Administrative Consent Order from the Environmental Protection Agency ("EPA") that required the Company to test and study the groundwater and soil beneath and around its plant in Trappe, Pennsylvania, and to provide the EPA with a proposal to remediate this groundwater and soil. In 1991, the Company completed its testing and submitted a Corrective Measures Study ("CMS") to the EPA. The EPA reviewed the CMS and has recommended specific measures and the Company has agreed to these to remediate the groundwater and soil. Since 1991, the Company has been negotiating with the EPA for a final CMS. In 1995, the Company submitted a revised CMS for EPA approval. In addition, the Company has been involved as a de minimus contributor in other environmental matters.

     In 1995, the Company updated its environmental site assessment based on negotiations with the EPA, and the updated assessment indicated that additional environmental accruals were necessary. In addition, in 1995, the Company entered into a Settlement Agreement and Release with the Company's former insurance company which required the insurance company to pay the Company a specified amount based on expenses incurred by the Company for environmental matters during the period from 1964 to 1979. The Company had recorded a long-term liability representing discounted future costs related to these matters of $3,566,083, $3,555,928 and $3,690,949 as of December 31, 1998, 1999 and May 31,
2000, respectively. These estimates are based on facts known at the current time; however, changes in EPA standards, improvement in cleanup technology and discovery of additional information concerning other environmental matters could affect the estimated costs in the future. The discount rate used in calculating the environmental liability was 9.5% at December 31, 1999, December 31, 2000 and May 31, 2000. The aggregate liability at May 31, 2000 is $10,481,835. The expected payments for the following five years are as follows:

2001...................................................   $ 1,197,209
2002...................................................       359,645
2003...................................................       319,076
2004...................................................       216,098
2005...................................................       222,581
2006 and thereafter....................................     8,167,226
                                                          -----------
                                                          $10,481,835

     In the opinion of management, after consultation with legal counsel, the outcome of these environmental matters will not have a materially adverse effect on the Company's financial position or results of operations.

                                UTI CORPORATION

     The Company monitors its compliance with all federal and state environmental regulations. Certain proposed regulations will require changes in the Company's manufacturing process.

     The Company is involved in various legal proceedings in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the outcome of such proceedings will not have a materially adverse effect on the Company's financial position or results of operations.

12. BUSINESS SEGMENTS:

     The Company operated its business as one reportable segment during 1997, 1998, 1999 and for the period ending May 31, 2000.

     The following table presents net revenues by country based on the location of the customer:

                                   FOR THE YEAR   FOR THE YEAR   FOR THE YEAR
                                      ENDED          ENDED          ENDED       FOR THE FIVE
                                   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   MONTHS ENDED
OPERATIONS BY GEOGRAPHIC AREA          1997           1998           1999           2000
-----------------------------      ------------   ------------   ------------   ------------
Net sales:
United States....................  $55,897,388    $61,919,035    $62,317,674    $27,941,176
UK...............................    2,505,060      3,519,992      3,676,123      1,863,047
Germany..........................      439,595      3,298,543      4,171,908      2,623,346
Other............................    2,767,717      4,391,169      5,168,726      3,233,210
                                   -----------    -----------    -----------    -----------
          Total..................  $61,609,760    $73,128,739    $75,334,431    $35,660,779

     The following table presents property, plant and equipment based on the location of the asset:

                                                DECEMBER 31,   DECEMBER 31,     MAY 31,
                                                    1998           1999          2000
                                                ------------   ------------   -----------
Long-lived assets:
U.S. .........................................  $16,991,648    $21,186,599    $21,171,533
UK............................................      458,142        363,720        302,651
Germany.......................................           --      1,240,114      1,134,994
                                                -----------    -----------    -----------
          Total...............................  $17,449,790    $22,790,433    $22,609,178

13. SUBSEQUENT EVENTS:

     On May 31, 2000, the Company's stockholders sold all of the Company's outstanding stock to Medical Device Manufacturing, Inc. (MDMI) for total consideration of $150.7 million.

     As part of the sale, the Company redeemed the outstanding compensation arrangements. Shares of common stock were issued to the participants and the related expense of $20,951,113 was included in the selling, general and administrative expenses in the accompanying consolidated statement of Income for the five-month period ending May 31, 2000 related to the redemption. Additionally, approximately $436,000 of expenses related to the acquisition were included in selling, general and administrative expenses in the accompanying consolidated statement of income for the five month period ending May 31, 2000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The American Technical Molding Group:

     We have audited the accompanying combined balance sheets of the AMERICAN TECHNICAL MOLDING GROUP (See Note 1), as of December 31, 1999 and September 30, 2000 and the related combined statements of income, stockholders' equity and partners' capital and cash flows for the year ended December 31, 1999 and the period ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of American Technical Molding Group as of December 31, 1999 and September 30, 2000, and the results of their operations and their cash flows for the year ended December 31, 1999 and for the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States.

Philadelphia, Pennsylvania,
December 19, 2000

                        AMERICAN TECHNICAL MOLDING GROUP

                            COMBINED BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1999           2000
                                                              ------------   -------------
                                          ASSETS

Current assets:
  Cash and cash equivalents.................................  $   462,000     $   975,000
  Accounts receivable, net of allowance for doubtful
     accounts of $28,000 and $23,000 at December 31, 1999
     and September 30, 2000, respectively...................    1,273,000       1,077,000
  Inventories...............................................      799,000         840,000
  Prepaid expenses and other current assets.................      192,000         193,000
                                                              -----------     -----------
          Total current assets..............................    2,726,000       3,085,000
                                                              -----------     -----------
Property and equipment, at cost:
  Machinery and equipment...................................    4,386,000       4,477,000
  Office equipment..........................................      294,000         380,000
  Vehicles..................................................       94,000          94,000
  Leasehold improvements....................................      392,000         436,000
  Less accumulated depreciation and amortization............   (3,186,000)     (3,502,000)
                                                              -----------     -----------
  Property and equipment, net...............................    1,980,000       1,885,000
                                                              -----------     -----------
          Total assets......................................  $ 4,706,000     $ 4,970,000
                                                              ===========     ===========

                 LIABILITIES, STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable..........................................  $   376,000     $   341,000
  Accrued expenses..........................................      301,000         218,000
  Other current liabilities.................................      178,000         120,000
  Current portion of long-term debt.........................      341,000         362,000
                                                              -----------     -----------
          Total current liabilities.........................    1,196,000       1,041,000
Long-term debt, net of current portion......................      865,000         700,000
                                                              -----------     -----------
          Total liabilities.................................    2,061,000       1,741,000
                                                              -----------     -----------

Commitments and contingencies (note 7)

Stockholders' equity and partners' capital:
  Common stock, no par value, 50,000 shares authorized;
     issued and outstanding 10,000 shares at December 31,
     1999 and September 30, 2000, respectively..............       50,000          50,000
  Partners' capital.........................................       21,000          21,000
  Retained earnings.........................................    2,574,000       3,158,000
                                                              -----------     -----------
          Total stockholders' equity and partners'
            capital.........................................    2,645,000       3,229,000
                                                              -----------     -----------
          Total liabilities, stockholders' equity and
            partners' capital...............................  $ 4,706,000     $ 4,970,000
                                                              ===========     ===========

 The accompanying notes are an integral part of these combined balance sheets.

                        AMERICAN TECHNICAL MOLDING GROUP

                         COMBINED STATEMENTS OF INCOME
                    FOR THE YEAR ENDED DECEMBER 31, 1999 AND
                      THE PERIOD ENDED SEPTEMBER 30, 2000

                                                                 1999          2000
                                                              -----------   ----------
Sales.......................................................  $13,122,000   $9,954,000
Cost of sales...............................................    9,798,000    6,889,000
                                                              -----------   ----------
  Gross profit..............................................    3,324,000    3,065,000
Selling, general and administrative expenses................    1,595,000    1,182,000
                                                              -----------   ----------
Income from operations......................................    1,729,000    1,883,000
                                                              -----------   ----------
Other expense:
  Interest expense, net.....................................       46,000       50,000
  Other expense.............................................           --       35,000
                                                              -----------   ----------
Other expense, net..........................................       46,000       85,000
                                                              -----------   ----------
Income before income tax expense............................    1,683,000    1,798,000
Income tax expense..........................................        2,000       14,000
                                                              -----------   ----------
Net income..................................................  $ 1,681,000   $1,784,000
                                                              ===========   ==========

    The accompanying notes are an integral part of these combined financial statements.

                        AMERICAN TECHNICAL MOLDING GROUP

       COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL
  FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD ENDED SEPTEMBER 30, 2000

                                             COMMON STOCK
                                           ----------------   PARTNERS'    RETAINED
                                           SHARES   AMOUNT     CAPITAL     EARNINGS      TOTAL
                                           ------   -------   ---------   ----------   ----------
Balances, December 31, 1998..............  10,000   $50,000    $21,000    $2,078,000   $2,149,000
  Distributions to shareholders..........      --        --         --      (585,000)    (585,000)
  Distributions to partners..............      --        --         --      (600,000)    (600,000)
  Net income.............................      --        --         --     1,681,000    1,681,000
                                           ------   -------    -------    ----------   ----------
Balances, December 31, 1999..............  10,000    50,000     21,000     2,574,000    2,645,000
  Distributions to shareholders..........      --        --         --      (830,000)    (830,000)
  Distributions to partners..............      --        --         --      (370,000)    (370,000)
  Net income.............................      --        --         --     1,784,000    1,784,000
                                           ------   -------    -------    ----------   ----------
Balances, September 30, 2000.............  10,000   $50,000    $21,000    $3,158,000   $3,229,000
                                           ======   =======    =======    ==========   ==========

    The accompanying notes are an integral part of these combined financial statements.

                        AMERICAN TECHNICAL MOLDING GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
  FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD ENDED SEPTEMBER 30, 2000

                                                                 1999          2000
                                                              -----------   -----------
Cash flows from operating activities:
  Net income................................................  $ 1,681,000   $ 1,784,000
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      509,000       439,000
     Loss on disposal of assets.............................           --        61,000
     Changes in assets and liabilities:
       Accounts receivable, net.............................     (267,000)      196,000
       Inventories..........................................     (110,000)      (41,000)
       Prepaid expenses and other current assets............      348,000        (1,000)
       Accounts payable.....................................      112,000       (35,000)
       Accrued expenses.....................................       (1,000)      (83,000)
       Other current liabilities............................     (554,000)      (58,000)
                                                              -----------   -----------
     Net cash provided by operating activities..............    1,718,000     2,262,000
                                                              -----------   -----------
Cash flows from investing activities:
  Capital expenditures......................................     (680,000)     (405,000)
                                                              -----------   -----------
     Net cash used in investing activities..................     (680,000)     (405,000)
                                                              -----------   -----------
Cash flows from financing activities:
Proceeds from long-term debt................................      543,000       156,000
Principal payments on long-term debt........................     (349,000)     (300,000)
Distributions to stockholders and partners..................   (1,185,000)   (1,200,000)
                                                              -----------   -----------
     Net cash used in financing activities..................     (991,000)   (1,344,000)
                                                              -----------   -----------
Net increase in cash and cash equivalents...................       47,000       513,000
Cash and cash equivalents, beginning of period..............      415,000       462,000
                                                              -----------   -----------
Cash and cash equivalents, end of period....................  $   462,000   $   975,000
                                                              ===========   ===========
Supplemental disclosure of cash flow information:
Cash paid for interest......................................  $    68,000   $    73,000
                                                              ===========   ===========
Income taxes paid...........................................  $        --   $    18,000
                                                              ===========   ===========

    The accompanying notes are an integral part of these combined financial statements.

                        AMERICAN TECHNICAL MOLDING GROUP

                         NOTES TO FINANCIAL STATEMENTS
        YEAR ENDED DECEMBER 31, 1999 AND PERIOD ENDED SEPTEMBER 30, 2000

1. DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation and Business -- The American Technical Molding Group (the "Company") consists of American Technical Molding, Inc. ("ATM") and Kelley, Morrison, Kelley, Partners ("KMK") d/b/a KMK Enterprises. The combined financial statements include the accounts of these entities. All significant intercompany transactions have been eliminated.

     ATM, a California corporation, was incorporated in August 1988 as a C corporation. In September 1997, ATM converted to a S-corporation. ATM is a custom injection molding company specializing in medical, high precision, tight tolerance and clean molding. KMK was formed in 1997, as a partnership, to serve as the financing subsidiary for ATM's molding equipment purchases. ATM and KMK are controlled and share the same ownership. Accordingly, the financial statements are presented on a combined basis.

     Accounting Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. Such estimates and assumptions effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Significant estimates included in the accompanying combined financial statements relate to reserves for sales returns and discounts, uncollectable accounts receivable, and surplus and obsolete inventories. Actual results could differ from estimated amounts.

     Revenue Recognition -- Revenues are generally recognized upon shipment to the customer or when title passes to the customer based on the terms of the sales and are recorded net of sales discounts, returns and allowances.

     Cash and Cash Equivalents -- The Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents.

     Inventories -- Inventories are stated at the lower of cost or market. Cost is determined on the first-in first-out method and includes cost of materials, labor and manufacturing overhead.

     Property and Equipment -- Property and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is calculated by use of the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is calculated by use of the straight-line method over the shorter of the lease terms or estimated useful lives of the improvements. The useful lives of property and equipment are as follows:

                                                               YEARS
                                                               -----
Machinery and equipment.....................................      7
Office equipment............................................    3-7
Vehicles....................................................      5

     Impairment of Long-Lived Assets -- Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is based on estimated undiscounted future net cash flows from the use and ultimate disposition of the asset. The Company recorded no adjustment for impairment of long-lived assets for the year ended December 31, 1999 and the period ended September 30, 2000.

     Income Taxes -- The stockholders of ATM elected, under the provisions of Subchapter S of the Internal Revenue Code, to have ATM taxed as a Subchapter S corporation. Under Subchapter S, taxable income or loss of ATM is generally included in the income tax returns of its stockholders, and therefore

                        AMERICAN TECHNICAL MOLDING GROUP
no federal income tax provision has been recorded in the accompanying combined financial statements. Under California tax law, an income tax equal to 1.5% of taxable income is imposed upon Subchapter S corporations and such tax is provided for in the accompanying combined financial statements. KMK is a partnership, which similarly passes through earnings and or losses to the individual partners. Accordingly, no provision for federal or state income taxes is recorded by KMK.

     New Accounting Pronouncements -- For fiscal 2001, the Company will be required to adopt Statement of Financial Standards ("SFAS") No. 133, "Accounting for Derivative Investments and Hedging Activities." The adoption of SFAS No. 133 is not expected to have a material impact on the Company's financial position or results of operations.

2. INVENTORIES

     Inventories at December 31, 1999 and September 30, 2000 consisted of the following:

                                                    1999       2000
                                                  --------   --------
Raw materials...................................  $303,000   $319,000
Finished goods..................................   496,000    521,000
                                                  --------   --------
          Total.................................  $799,000   $840,000
                                                  ========   ========

3. PREPAID EXPENSES AND OTHER CURRENT ASSETS

     Prepaid expenses and other current assets at December 31, 1999 and September 30, 2000 consisted of the following:

                                                    1999       2000
                                                  --------   --------
Deposits........................................  $162,000   $155,000
Prepaids........................................    30,000     38,000
                                                  --------   --------
          Total.................................  $192,000   $193,000
                                                  ========   ========

4. ACCRUED EXPENSES

     Accrued expenses at December 31, 1999 and September 30, 2000 consisted of the following:

                                                    1999       2000
                                                  --------   --------
Accrued wages and related liabilities...........  $280,000   $205,000
Other...........................................    21,000     13,000
                                                  --------   --------
          Total.................................  $301,000   $218,000
                                                  ========   ========

5. OTHER CURRENT LIABILITIES

     Other current liabilities consisted of customer deposits. Customer deposits represents prepayments made by the Company's customer for mold manufacturing services. The Company provides various mold manufacturing services and arranges for subcontracting for the production of molds on behalf of their customers. Customer deposits are reflected as a current liability in the accompanying combined financial statements as amount is expected to be earned within the next year.

                        AMERICAN TECHNICAL MOLDING GROUP

6. LONG-TERM DEBT

     Long-term debt at December 31, 1999 and September 30, 2000 consisted of the following:

                                                                 1999         2000
                                                              ----------   ----------
Note payable to a financial institution, interest due
  monthly at 8.18% per annum, payable in 60 monthly
  installments of $10,345, final payment due December 30,
  2004, collateralized by the equipment of the Company......  $  508,000   $  444,000
Note payable to a financial institution, interest due
  monthly at 7.00% per annum, payable in 60 monthly
  installments of $7,690, final payment due December 30,
  2003, collateralized by the equipment of the Company......     315,000      261,000
Note payable to a financial institution, interest due
  monthly at 8.71% per annum, payable in 60 monthly
  installments of $3,194, final payment due December 6,
  2004, collateralized by the equipment of the Company......          --      138,000
Note payable to a financial institution, interest due
  monthly at 8.71% per annum, payable in 60 monthly
  installments of $4,228, final payment due December 15,
  2002, collateralized by the equipment of the Company......     134,000      104,000
Note payable to a financial institution, interest due
  monthly at 9.00% per annum, payable in 60 monthly
  installments of $4,700, final payment due July 31, 2001,
  collateralized by the equipment of the Company............      83,000       45,000
Note payable to a financial institution, interest due
  monthly at 8.76% per annum, payable in 60 monthly
  installments of $2,031, final payment due May 19, 2001,
  collateralized by the equipment of the Company............      31,000       14,000
Note payable to a financial institution, interest due
  monthly at 8.04% per annum, payable in 60 monthly
  installments of $1,996, final payment due March 31, 2001,
  collateralized by the equipment of the Company............      28,000       12,000
Note payable to a financial institution, interest due
  monthly at 8.67% per annum, payable in 60 monthly
  installments of $4,181, final payment due August 1, 2000,
  collateralized by the equipment of the Company............      33,000           --
Other.......................................................      74,000       44,000
                                                              ----------   ----------
          Total long-term debt..............................   1,206,000    1,062,000
  Less current portion......................................    (341,000)    (362,000)
                                                              ----------   ----------
  Long-term debt, excluding current portion.................  $  865,000   $  700,000
                                                              ==========   ==========

                        AMERICAN TECHNICAL MOLDING GROUP

     The aggregate principal maturities of long-term debt are as follows:

YEARS ENDING SEPTEMBER 30,
--------------------------
2001....................................................   $  362,000
2002....................................................      258,000
2003....................................................      240,000
2004....................................................      167,000
2005....................................................       35,000
                                                           ----------
          Total.........................................   $1,062,000
                                                           ==========

7. COMMITMENTS AND CONTINGENCIES

  Operating leases

     The Company leases its operating facility under a ten year operating lease through December 2004, requiring monthly lease payments of approximately $18,000. Total rental expense was $211,000 and $166,000 for the year ended December 31, 1999 and the period ended September 30, 2000, respectively.

     The future minimum lease payments required under the facilities lease are as follows:

YEARS ENDING SEPTEMBER 30,
--------------------------
2001.....................................................   $221,000
2002.....................................................    221,000
2003.....................................................    221,000
2004.....................................................    147,000
                                                            --------
          Total..........................................   $810,000
                                                            ========

  Legal matters

     The Company is involved in a legal proceeding, which is routine, and in the normal course of business. In the opinion of management, after consultation with legal counsel, the resolution of these matters will not have a material adverse impact on the Company's financial position or results of operations.

8. STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

     In September 1997, ATM amended its Articles of Incorporation to cancel all previously issued common and preferred shares and to authorize the issuance of New Common Stock. The Company is authorized to issue 50,000 shares of the New Common Stock. New Common Stock is entitled to one vote per share on all matters. Any action taken by the stockholders of the ATM on any subject matter in which stockholders are entitled to vote as authorized by applicable California laws or the Articles of Incorporation shall not be effective unless 60% of the stockholders have approved such action.

     Partners' capital represents the partners' initial capital contribution into KMK.

9. RELATED PARTY TRANSACTIONS

     The Company acquires services from JK Molds, a related party by way of common ownership. The Company outsources certain mold manufacturing services to JK Molds. Total expenditures to JK Molds for the year ended December 31, 1999 and the period ended September 30, 2000 was $235,000 and $203,000, respectively. $17,000 and $12,000 was owed to JK Molds at December 31, 1999 and

                        AMERICAN TECHNICAL MOLDING GROUP

September 30, 2000, respectively, and is included in accounts payable in the accompanying combined financial statements.

     The stockholders of the Company hold an interest in VL Manufacturing along with another party ("VL"). VL Manufacturing was established with the sole right to produce certain products owned by VL. The Company has provided funding to VL in working with them to develop its products and molds. The Company is continuing to redevelop, improve and produce product for VL Manufacturing. The Company has incurred costs of approximately $0 and $121,000, respectively, for the year ended December 31, 1999 and the period ended September 30, 2000.

10. CONCENTRATIONS OF CREDIT RISK

     The Company maintains certain cash accounts in a commercial bank. The Federal Deposit Insurance Corporation ("FDIC") insures accounts at this bank up to $100,000. At December 31, 1999 and September 30, 2000, the Company had $519,000 and $569,000 of bank balances, respectively, held at this commercial bank. The Company performs ongoing evaluation of this bank to limit their risk of exposure.

     The Company provides credit, in the normal course of business, to various commercial enterprises. The Company does not require collateral or other security on these accounts receivable. The Company manages exposure to credit risk through monitoring procedures. Management believes that credit risks at December 31, 1999 and September 30, 2000, have been adequately provided for in the financial statements.

     For the year ended December 31, 1999 and the period ended September 30, 2000, the Company had the following three customers that individually accounted for at least ten percent of the Company's net sales.

                                                       1999      2000
                                                       ----      ----
Customer A...........................................   19%       21%
Customer B...........................................   15%       16%
Customer C...........................................   10%       16%

     The related accounts receivable as a percentage to total net accounts receivable for these three customers as of December 31, 1999 and September 30, 2000 was as follows:

                                                       1999      2000
                                                       ----      ----
Customer A...........................................   10%        4%
Customer B...........................................    0%       10%
Customer C...........................................   24%       24%

11. EMPLOYEE SAVINGS PLAN

     The Company has established an employee savings plan ("Plan") under Section 401(k) of the Internal Revenue Code in which all eligible employees can elect to participate. The employees can elect to have certain percentages of their pay withheld for contribution to the Plan on a tax-free basis. The Company matches employees' contributions as defined in the Plan. During the year ended December 31, 1999 and the period ended September 30, 2000, the Company made contributions to the Plan of $12,000 and $8,000, respectively.

                              MDMI HOLDINGS, INC.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                             (AMOUNTS IN THOUSANDS)

                                           BALANCE AT    ADDITIONS                             BALANCE AT
                                          BEGINNING OF   CHARGED TO                              END OF
                                             PERIOD       EXPENSE     CHARGE-OFFS   OTHER(1)     PERIOD
                                          ------------   ----------   -----------   --------   ----------
Period ended December 31, 1999:
  Allowance for doubtful accounts.......      $95           $ 0          $  0         $  0        $ 95
Nine months ended September 30, 2000:
  Allowance for doubtful accounts.......      $95           $16          $(21)        $347        $437

---------------

(1) Relates to acquisitions of Noble-Met and UTI.

                             [UTI CORPORATION LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table shows the various fees and expenses, other than the underwriting discounts and commissions, payable by Registrant in connection with the sale of the common stock being registered under this registration statement. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Registration fee............................................  $28,750
NASD filing fee.............................................   12,000
Nasdaq National Market listing fee..........................     *
Printing and engraving expenses.............................     *
Legal fees and expenses.....................................     *
Accounting fees and expenses................................     *
Blue Sky fees and expenses (including legal fees)...........     *
Transfer agent and registrar fees and expenses..............     *
Miscellaneous...............................................     *
                                                              -------
          Total.............................................  $
                                                              =======

---------------

* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services, (2) acts committed in bad faith or active and deliberate dishonesty established by a final judgment as being material to the cause of action, or (3) in the case of any criminal proceeding, acts or omissions that the person had reasonable cause to believe were unlawful. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     In accordance with the Maryland General Corporation Law or MGCL, our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of UTI and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceedings to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceedings and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation unless a court orders indemnification, and then only for expenses. In accordance with the MGCL and our bylaws, as a condition to advancing expenses, we are required to obtain (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by our bylaws and (2) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to securities issued or sold by Registrant within the last three years. All such securities were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act, relating to sales by an issuer not involving any public offering, including offers and sales under Regulation D, or Rule 701 under the Securities Act.

     The sales of securities were made without the use of an underwriter and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or pursuant to an exemption from registration under the Securities Act.

     (1) On July 6, 1999, Registrant entered into an Agreement for Purchase and Sale of Stock with G&D, Inc. d/b/a Star Guide Corporation and the shareholders of G&D, Inc., whereby in consideration for 100% of the capital stock of G&D, the shareholders of G&D received, among other consideration, an aggregate of 383,912 shares of Class A-1 5% Convertible Preferred Stock equal to $4,200,000 and certain shareholders of G&D received an aggregate of 200,000 shares of Class B-1 Convertible Preferred stock equal to $20,000.

     (2) On July 6, 1999, Registrant entered into subscription agreements with certain accredited investors for the issuance of an aggregate of 484,460 shares of Class A-1 5% Convertible Preferred Stock for an aggregate purchase price of $5,000,000.

     (3) On July 6, 1999, Registrant entered into subscription agreements with certain accredited investors for the issuance of an aggregate of 100,000 shares of Class B-1 Convertible Preferred Stock for an aggregate purchase price of $10,000.

     (4) On July 6, 1999, Registrant entered into subscription agreements with certain accredited investors for the issuance of an aggregate of 150,000 shares of voting common stock for an aggregate purchase price of $1,500.

     (5) On December 22, 1999, Registrant entered into a Share Purchase Agreement with Noble-Met, Ltd. and the Shareholders of Noble-Met, Ltd. whereby in consideration for 100% of the capital stock of Noble-Met upon the closing under the Share Purchase Agreement on January 11, 2000 the stockholders of Noble-Met received, among other consideration, an aggregate of 291,667 shares of Class A-2 5% Convertible Preferred Stock equal to $3,500,000.

     (6) On January 11, 2000, Registrant entered into subscription agreements with certain accredited investors for the issuance of an aggregate of 833,333 shares of Class A-2 5% Convertible Preferred Stock for an aggregate purchase price of $10,000,000.

     (7) On January 11, 2000, in connection with a credit facility with Banc of America Commercial Finance Corporation, Registrant issued a warrant to Banc of America Commercial Finance Corporation to purchase 88,656 shares of non-voting common stock at an initial exercise price of $.01 per share.

     (8) On May 12, 2000, Registrant entered into an Agreement and Plan of Merger with Medical Engineering Resources, Ltd., the stockholders of Medical Engineering Resources, Ltd. and MER Acquisition Corporation, a wholly-owned subsidiary of Registrant. In consideration for 100% of the capital stock of Medical Engineering Resources, Ltd., the stockholders of Medical Engineering Resources, Ltd. received, among other consideration, an aggregate of 26,456 shares of Class A-3 5% Convertible Preferred Stock equal to $500,000.

     (9) On May 31, 2000 Registrant entered into subscription agreements with certain accredited investors for the issuance of an aggregate of 3,437,500 shares of Class A-4 5% Convertible Preferred Stock for an aggregate purchase price of $55,000,000.

     (10) On May 31, 2000, Registrant entered into a Securities Purchase Agreement with DLJ Investment Partners II, L.P., DLJ Investment Funding II, Inc., DLJ ESC II, L.P. and DLJ Investment Partners, L.P. for the issuance of an aggregate of 479,890 shares of Class AA Convertible Preferred Stock for an aggregate purchase price of $6,238,570.

     (11) On May 31, 2000, UTI Acquisition Corp., a wholly-owned subsidiary of Registrant, entered into a Share Purchase Agreement with UTI Pennsylvania and the stockholders of UTI Pennsylvania, whereby in consideration for 100% of the capital stock of UTI Corporation, upon the closing under the Share Purchase Agreement on June 1, 2000 certain stockholders of UTI received, among other consideration, an aggregate of 100,000 shares of Class B-2 Convertible Preferred Stock equal to $10,000.

     (12) From May 31, 2000 to December 22, 2000 Registrant granted options to purchase an aggregate of 673,900 shares of common stock to employees, directors and consultants under its 2000 Stock Option and Incentive Plan dated February 3, 2000. As of December 22, 2000 no shares have been purchased upon the exercise of options and 238,654 shares were fully vested.

     (13) On December 21, 2000, Registrant entered into subscription agreements with certain accredited investors for the issuance of an aggregate of 829,616 shares of Class A-5 5% Convertible Preferred Stock for an aggregate purchase price of $13,273,856.

     (14) On December 22, 2000, Medical Device Manufacturing, Inc., a wholly-owned subsidiary of Registrant entered into an Agreement and Plan of Merger with American Technical Molding, Inc., the stockholders of American Technical Molding, Inc. and KMKATM Acquisition Corp., an indirect wholly-owned subsidiary of Registrant. In consideration for 100% of the capital stock of American Technical Molding, Inc., two of the stockholders of American Technical Molding, Inc. received, among other consideration, an aggregate of 157,884 shares of Class A-5 5% Convertible Preferred Stock equal to an aggregate of $2,526,144.

     (15) On December 22, 2000, Registrant issued 7,969 shares of Class A-5 5% Convertible Preferred Stock equal to approximately $127,000 to H. Stephen Cookston, a director, in consideration for Mr. Cookston's services in connection with Registrant's acquisition of American Technical Molding, Inc.

     The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about Registrant or had access, through employment or other relationships, to information about Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
            1.1*            Form of Underwriting Agreement
            2.1             Agreement for Purchase and Sale of Stock, dated July 6,
                            1999, among Medical Device Manufacturing, Inc., G&D, Inc.
                            d/b/a Star Guide, and Shareholders of G&D, Inc.
            2.2             Share Purchase Agreement, dated December 22, 1999, among
                            Medical Device Manufacturing, Inc., Noble-Met, Ltd. and
                            the Shareholders of Noble-Met, Ltd.
            2.3             Agreement and Plan of Merger, dated May 12, 2000, among
                            Medical Device Manufacturing, Inc., MER Acquisition
                            Corp., Medical Engineering Resources, Ltd. and the
                            Shareholders of Medical Engineering Resources, Ltd.
                            dated.
            2.4             Stock Purchase Agreement, dated May 31, 2000, among UTI
                            Acquisition Corp., UTI Corporation and the Shareholders
                            of UTI Corporation

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
            2.5             Agreement and Plan of Merger dated December 22, 2000,
                            among Medical Device Manufacturing, Inc., KMKATM
                            Acquisition Corp., American Technical Molding, Inc. and
                            the Shareholders of American Technical Molding, Inc.
            3.1             Articles of Incorporation of UTI Corporation
            3.1.1           Form of Articles of Amendment and Restatement of UTI
                            Corporation to be effective upon the closing of the
                            offering being made pursuant to this registration
                            statement
            3.2             Bylaws of UTI Corporation
            4.1*            Specimen certificate representing the common stock
            5.1*            Opinion of Hogan & Hartson L.L.P. with respect to the
                            legality of the common stock
           10.1             Second Amended and Restated Registration Rights Agreement
                            dated May 31, 2000
           10.1.1           Form of Joinder to Second Amended and Restated
                            Registration Rights Agreement
           10.2             Shareholders' Agreement dated July 6, 1999
           10.2.1           Form of Joinder to Shareholders' Agreement
           10.2.2           First Amendment to Shareholders' Agreement dated May 31,
                            2000
           10.2.3           Form of Joinder to First Amendment to Shareholders'
                            Agreement
           10.3             Form of Subscription Agreement for Class A-1 5%
                            Convertible Preferred Stock, Class B-1 Convertible
                            Preferred Stock and Voting Common Stock
           10.3.1           Form of Subscription Agreement for Class A-2 5%
                            Convertible Preferred Stock
           10.3.2           Form of Subscription Agreement for Class A-3 5%
                            Convertible Preferred Stock
           10.3.3           Form of Subscription Agreement for Class A-4 5%
                            Convertible Preferred Stock
           10.3.4           Form of Subscription Agreement for Class A-5 5%
                            Convertible Preferred Stock
           10.3.5           Form of Subscription Agreement for Class A-5 5%
                            Convertible Preferred Stock (American Technical Molding
                            Stockholders)
           10.3.6           Form of Subscription Agreement for Class B-2 Convertible
                            Preferred Stock
           10.4*            Form of Amended and Restated 2000 Stock Option and
                            Incentive Plan to be effective upon the closing of the
                            offering being made pursuant to this registration
                            statement
           10.4.1*          Form of 2000 Stock Option and Incentive Plan Incentive
                            Stock Option Agreement
           10.4.2*          Form of 2000 Stock Option and Incentive Plan
                            Non-Incentive Stock Option Agreement
           10.5*            Form of Employee Stock Purchase Plan to be effective upon
                            the closing of the offering being made pursuant to this
                            registration statement
           10.6             Star Guide Phantom Stock Plan
           10.7             2000 Employee Phantom Stock Plan
           10.7.1           Form of 2000 Employee Phantom Stock Plan Agreement
           10.8             2000 Retention Plan for Employees
           10.9             2000 Retention Plan for MER Consultants and Employees
           10.10            UTI Corporation Key Executive Deferred Compensation Plan
           10.11            UTI Supplemental Executive Retirement Pension Program
           10.12            Employment Agreement, dated May 31, 2000, among Medical
                            Device Manufacturing, Inc., UTI Corporation and Andrew D.
                            Freed

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           10.13            Employment Agreement, dated May 31, 2000, among Medical
                            Device Manufacturing, Inc., UTI Corporation and Barry
                            Aiken
           10.14            Employment Agreement, dated May 31, 2000, among Medical
                            Device Manufacturing, Inc., UTI Corporation and Jeffrey
                            M. Farina
           10.15            Employment Agreement, dated May 31, 2000, between Medical
                            Device Manufacturing, Inc. and Eric Pollock
           10.16            Non-Competition Agreement, dated May 31, 2000, among
                            Medical Device Manufacturing, Inc., UTI Corporation and
                            Andrew D. Freed
           10.17            Non-Competition Agreement, dated May 31, 2000, among
                            Medical Device Manufacturing, Inc., UTI Corporation and
                            Barry Aiken
           10.18            Non-Competition Agreement, dated May 31, 2000, among
                            Medical Device Manufacturing, Inc., UTI Corporation and
                            Jeffrey M. Farina
           10.19            Non-Competition Agreement, dated May 31, 2000, among
                            Medical Device Manufacturing, Inc., UTI Corporation and
                            Frank J. Cornwell
           10.20            Non-Competition Agreement, dated July 6, 2000, among
                            Medical Device Manufacturing, Inc., G&D, Inc. and Eric
                            Pollock
           10.21*           Letter Agreement among Medical Device Manufacturing,
                            Inc., MDMI Holdings, Inc. and Eric Pollock
           10.22            Lease Agreement dated July 6, 1999 between 5000
                            Independence LLC and Medical Device Manufacturing, Inc.
           10.23            Lease Agreement dated January 11, 2000 between Image,
                            L.C. and Noble-Met, Ltd.
           10.24            Lease Agreement dated January 8, 1999 between Sunbeam
                            Properties, Inc. and UTI Corporation
           10.25            Lease Agreement dated August 12, 1997 between DTEC, Inc.
                            and UTI Corporation
           10.26            Lease Agreement dated June 14, 1999 between Suddeutche
                            Feinmechanik GmbH and UTI SFM Feinmechanik GmbH
           10.27            Lease Agreement dated July 13, 1993 between Bakmat
                            Developments Limited, Uniform Tubes Europe and UTI
                            Corporation
           10.27.1          Lease Agreement dated June 30, 2000 by and among
                            Industrial Property Investment Fund, acting by its
                            General Partner, Legal and General Property Partners
                            (Industrial Fund) Limited and Uniform Tubes, Europe
           10.28            Lease Agreement dated December 11, 2000 by and among
                            Peter Lyons, G&D, Inc., d/b/a Star Guide Corporation, and
                            Seazun Limited
           10.29*           Standard Industrial Lease dated June 30, 1993 by and
                            among Upland Technology Associates, J. K. Molds and
                            American Technical Molding
           10.30            Credit Agreement by and Among Medical Device
                            Manufacturing, Inc., as Borrower, Bank of America, N.A.,
                            as Administrative Agent and as Lender, Fleet National
                            Bank, as Syndication Agent and as Lender, Dresdner Bank
                            AG, New York and Grand Cayman Branch, as Documentation
                            Agent and as Lender, and the Other Lenders Party Thereto
                            dated May 31, 2000; Banc of America Securities LLC, as
                            Co-Arranger and Book Manager and FleetBoston Robertson
                            Stephens LLC, as Co-Arranger
           10.30.1          First Amendment to Credit Agreement dated July 13, 2000
           10.30.2*         Second Amendment to Credit Agreement

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           10.31            Securities Purchase Agreement dated May 31, 2000 by and
                            among MDMI Holdings, Inc. and Medical Device
                            Manufacturing, Inc. and DLJ Investment Partners II, L.P.,
                            DLJ Investment Funding II, Inc., DLJ ESC II L.P., DLJ
                            Investment Partners, L.P., and Reliastar Financial Corp.,
                            including Form of Senior Note, Form of Senior
                            Subordinated Note, Form of Indenture for the Senior Notes
                            and Form of Indenture for the Senior Subordinated Notes
           10.32            Note Registration Rights Agreement for the Senior Notes
                            by and among MDMI Holdings, Inc. and DLJ Investment
                            Partners II, L.P., DLJ Investment Funding II, Inc., DLJ
                            ESC II L.P., DLJ Investment Partners, L.P., and Reliastar
                            Financial Corp.
           10.33            Note Registration Rights Agreement for the Senior
                            Subordinated Notes by and among Medical Device
                            Manufacturing, Inc. and DLJ Investment Partners II, L.P.,
                            DLJ Investment Funding II, Inc., DLJ ESC II L.P., DLJ
                            Investment Partners, L.P. and Reliastar Financial Corp.
           10.34            Anti-Dilution Agreement among MDMI Holdings, Inc. and DLJ
                            Investment Partners II, L.P., DLJ Investment Funding II,
                            Inc., DLJ ESC II L.P., DLJ Investment Partners, L.P. and
                            Reliastar Financial Corp.
           10.35            Management Agreement dated July 6, 1999 by and among KRG
                            Capital Partners, L.L.C., Medical Device Manufacturing,
                            Inc., and G&D, Inc.
           10.35.1          First Amendment to Management Agreement dated May 31,
                            2000 by and among KRG Capital Partners, L.L.C., MDMI
                            Holdings, Inc., Medical Device Manufacturing, Inc. and
                            G&D, Inc.
           10.35.2*         Second Amendment to Management Agreement by and among KRG
                            Capital Partners, L.L.C., MDMI Holdings, Inc. and Medical
                            Device Manufacturing, Inc.
           10.36*           Letter agreement between MDMI Holdings, Inc. and H.
                            Stephen Cookston, as amended
           16.1             Letter from Deloitte & Touche
           21.1             List of Subsidiaries
           23.1             Consent of Independent Auditors -- Arthur Andersen
           23.2             Consent of Independent Auditors -- Deloitte & Touche
           23.3             Consent of Independent Auditors -- KPMG
           23.4             Consent of Hogan & Hartson L.L.P. (included in Exhibit
                            5.1)
           24.1             Power of Attorney (included on signature page)
           27.1             Financial Data Schedule

---------------

* to be filed by amendment

     (b) Financial Statement Schedules:

     All other schedules are omitted because they are not required, are not applicable or the information is included in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Collegeville, Commonwealth of Pennsylvania, on December 27, 2000.

                                            UTI Corporation

                                            By:     /s/ ANDREW D. FREED
                                              ----------------------------------
                                                       Andrew D. Freed
                                                   Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Andrew
D. Freed, Bruce L. Rogers and Steven D. Neumann and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this registration statement under Rule 462 under the Securities Act of 1933 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                 /s/ ANDREW D. FREED                   Director, Chief Executive     December 27, 2000
-----------------------------------------------------    Officer and President
                   Andrew D. Freed                       (Principal Executive
                                                         Officer)

                /s/ THOMAS F. LEMKER                   Vice President Finance        December 27, 2000
-----------------------------------------------------    (Principal Financial
                  Thomas F. Lemker                       Officer/ Principal
                                                         Accounting Officer)

                    /s/ IRA BRIND                      Director                      December 27, 2000
-----------------------------------------------------
                      Ira Brind

               /s/ H. STEPHEN COOKSTON                 Director                      December 27, 2000
-----------------------------------------------------
                 H. Stephen Cookston

                /s/ JOHN R. FREELAND                   Director                      December 27, 2000
-----------------------------------------------------
                  John R. Freeland

               /s/ CHARLES A. HAMILTON                 Director                      December 27, 2000
-----------------------------------------------------
                 Charles A. Hamilton

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                /s/ DOUGLAS M. LADDEN                  Director                      December 27, 2000
-----------------------------------------------------
                  Douglas M. Ladden

                  /s/ MARK M. KING                     Director                      December 27, 2000
-----------------------------------------------------
                    Mark M. King

                /s/ STEVEN D. NEUMANN                  Director                      December 27, 2000
-----------------------------------------------------
                  Steven D. Neumann

               /s/ DAVID B. PINKERTON                  Director                      December 27, 2000
-----------------------------------------------------
                 David B. Pinkerton

                 /s/ ERIC M. POLLOCK                   Director                      December 27, 2000
-----------------------------------------------------
                   Eric M. Pollock

                 /s/ BRUCE L. ROGERS                   Director                      December 27, 2000
-----------------------------------------------------
                   Bruce L. Rogers

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
            1.1*            Form of Underwriting Agreement
            2.1             Agreement for Purchase and Sale of Stock, dated July 6,
                            1999, among Medical Device Manufacturing, Inc., G&D, Inc.
                            d/b/a Star Guide, and Shareholders of G&D, Inc.
            2.2             Share Purchase Agreement, dated December 22, 1999, among
                            Medical Device Manufacturing, Inc., Noble-Met, Ltd. and
                            the Shareholders of Noble-Met, Ltd.
            2.3             Agreement and Plan of Merger, dated May 12, 2000, among
                            Medical Device Manufacturing, Inc., MER Acquisition
                            Corp., Medical Engineering Resources, Ltd. and the
                            Shareholders of Medical Engineering Resources, Ltd.
                            dated.
            2.4             Stock Purchase Agreement, dated May 31, 2000, among UTI
                            Acquisition Corp., UTI Corporation and the Shareholders
                            of UTI Corporation
            2.5             Agreement and Plan of Merger dated December 22, 2000,
                            among Medical Device Manufacturing, Inc., KMKATM
                            Acquisition Corp., American Technical Molding, Inc. and
                            the Shareholders of American Technical Molding, Inc.
            3.1             Articles of Incorporation of UTI Corporation
            3.1.1           Form of Articles of Amendment and Restatement of UTI
                            Corporation to be effective upon the closing of the
                            offering being made pursuant to this registration
                            statement
            3.2             Bylaws of UTI Corporation
            4.1*            Specimen certificate representing the common stock
            5.1*            Opinion of Hogan & Hartson L.L.P. with respect to the
                            legality of the common stock
           10.1             Second Amended and Restated Registration Rights Agreement
                            dated May 31, 2000
           10.1.1           Form of Joinder to Second Amended and Restated
                            Registration Rights Agreement
           10.2             Shareholders' Agreement dated July 6, 1999
           10.2.1           Form of Joinder to Shareholders' Agreement
           10.2.2           First Amendment to Shareholders' Agreement dated May 31,
                            2000
           10.2.3           Form of Joinder to First Amendment to Shareholders'
                            Agreement
           10.3             Form of Subscription Agreement for Class A-1 5%
                            Convertible Preferred Stock, Class B-1 Convertible
                            Preferred Stock and Voting Common Stock
           10.3.1           Form of Subscription Agreement for Class A-2 5%
                            Convertible Preferred Stock
           10.3.2           Form of Subscription Agreement for Class A-3 5%
                            Convertible Preferred Stock
           10.3.3           Form of Subscription Agreement for Class A-4 5%
                            Convertible Preferred Stock
           10.3.4           Form of Subscription Agreement for Class A-5 5%
                            Convertible Preferred Stock
           10.3.5           Form of Subscription Agreement for Class A-5 5%
                            Convertible Preferred Stock (American Technical Molding
                            Stockholders)
           10.3.6           Form of Subscription Agreement for Class B-2 Convertible
                            Preferred Stock
           10.4*            Form of Amended and Restated 2000 Stock Option and
                            Incentive Plan to be effective upon the closing of the
                            offering being made pursuant to this registration
                            statement
           10.4.1*          Form of 2000 Stock Option and Incentive Plan Incentive
                            Stock Option Agreement

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           10.4.2*          Form of 2000 Stock Option and Incentive Plan
                            Non-Incentive Stock Option Agreement
           10.5*            Form of Employee Stock Purchase Plan to be effective upon
                            the closing of the offering being made pursuant to this
                            registration statement
           10.6             Star Guide Phantom Stock Plan
           10.7             2000 Employee Phantom Stock Plan
           10.7.1           Form of 2000 Employee Phantom Stock Plan Agreement
           10.8             2000 Retention Plan for Employees
           10.9             2000 Retention Plan for MER Consultants and Employees
           10.10            UTI Corporation Key Executive Deferred Compensation Plan
           10.11            UTI Supplemental Executive Retirement Pension Program
           10.12            Employment Agreement, dated May 31, 2000, among Medical
                            Device Manufacturing, Inc., UTI Corporation and Andrew D.
                            Freed
           10.13            Employment Agreement, dated May 31, 2000, among Medical
                            Device Manufacturing, Inc., UTI Corporation and Barry
                            Aiken
           10.14            Employment Agreement, dated May 31, 2000, among Medical
                            Device Manufacturing, Inc., UTI Corporation and Jeffrey
                            M. Farina
           10.15            Employment Agreement, dated May 31, 2000, between Medical
                            Device Manufacturing, Inc. and Eric Pollock
           10.16            Non-Competition Agreement, dated May 31, 2000, among
                            Medical Device Manufacturing, Inc., UTI Corporation and
                            Andrew D. Freed
           10.17            Non-Competition Agreement, dated May 31, 2000, among
                            Medical Device Manufacturing, Inc., UTI Corporation and
                            Barry Aiken
           10.18            Non-Competition Agreement, dated May 31, 2000, among
                            Medical Device Manufacturing, Inc., UTI Corporation and
                            Jeffrey M. Farina
           10.19            Non-Competition Agreement, dated May 31, 2000, among
                            Medical Device Manufacturing, Inc., UTI Corporation and
                            Frank J. Cornwell
           10.20            Non-Competition Agreement, dated July 6, 2000, among
                            Medical Device Manufacturing, Inc., G&D, Inc. and Eric
                            Pollock
           10.21*           Letter Agreement among Medical Device Manufacturing,
                            Inc., MDMI Holdings, Inc. and Eric Pollock
           10.22            Lease Agreement dated July 6, 1999 between 5000
                            Independence LLC and Medical Device Manufacturing, Inc.
           10.23            Lease Agreement dated January 11, 2000 between Image,
                            L.C. and Noble-Met, Ltd.
           10.24            Lease Agreement dated January 8, 1999 between Sunbeam
                            Properties, Inc. and UTI Corporation
           10.25            Lease Agreement dated August 12, 1997 between DTEC, Inc.
                            and UTI Corporation
           10.26            Lease Agreement dated June 14, 1999 between Suddeutche
                            Feinmechanik GmbH and UTI SFM Feinmechanik GmbH
           10.27            Lease Agreement dated July 13, 1993 between Bakmat
                            Developments Limited, Uniform Tubes Europe and UTI
                            Corporation

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           10.27.1          Lease Agreement dated June 30, 2000 by and among
                            Industrial Property Investment Fund, acting by its
                            General Partner, Legal and General Property Partners
                            (Industrial Fund) Limited and Uniform Tubes, Europe
           10.28            Lease Agreement dated December 11, 2000 by and among
                            Peter Lyons, G&D, Inc., d/b/a Star Guide Corporation, and
                            Seazun Limited
           10.29*           Standard Industrial Lease dated June 30, 1993 by and
                            among Upland Technology Associates, J. K. Molds and
                            American Technical Molding
           10.30            Credit Agreement by and Among Medical Device
                            Manufacturing, Inc., as Borrower, Bank of America, N.A.,
                            as Administrative Agent and as Lender, Fleet National
                            Bank, as Syndication Agent and as Lender, Dresdner Bank
                            AG, New York and Grand Cayman Branch, as Documentation
                            Agent and as Lender, and the Other Lenders Party Thereto
                            dated May 31, 2000; Banc of America Securities LLC, as
                            Co-Arranger and Book Manager and FleetBoston Robertson
                            Stephens LLC, as Co-Arranger
           10.30.1          First Amendment to Credit Agreement dated July 13, 2000
           10.30.2*         Second Amendment to Credit Agreement
           10.31            Securities Purchase Agreement dated May 31, 2000 by and
                            among MDMI Holdings, Inc. and Medical Device
                            Manufacturing, Inc. and DLJ Investment Partners II, L.P.,
                            DLJ Investment Funding II, Inc., DLJ ESC II L.P., DLJ
                            Investment Partners, L.P., and Reliastar Financial Corp.,
                            including Form of Senior Note, Form of Senior
                            Subordinated Note, Form of Indenture for the Senior Notes
                            and Form of Indenture for the Senior Subordinated Notes
           10.32            Note Registration Rights Agreement for the Senior Notes
                            by and among MDMI Holdings, Inc. and DLJ Investment
                            Partners II, L.P., DLJ Investment Funding II, Inc., DLJ
                            ESC II L.P., DLJ Investment Partners, L.P., and Reliastar
                            Financial Corp.
           10.33            Note Registration Rights Agreement for the Senior
                            Subordinated Notes by and among Medical Device
                            Manufacturing, Inc. and DLJ Investment Partners II, L.P.,
                            DLJ Investment Funding II, Inc., DLJ ESC II L.P., DLJ
                            Investment Partners, L.P. and Reliastar Financial Corp.
           10.34            Anti-Dilution Agreement among MDMI Holdings, Inc. and DLJ
                            Investment Partners II, L.P., DLJ Investment Funding II,
                            Inc., DLJ ESC II L.P., DLJ Investment Partners, L.P. and
                            Reliastar Financial Corp.
           10.35            Management Agreement dated July 6, 1999 by and among KRG
                            Capital Partners, L.L.C., Medical Device Manufacturing,
                            Inc., and G&D, Inc.
           10.35.1          First Amendment to Management Agreement dated May 31,
                            2000 by and among KRG Capital Partners, L.L.C., MDMI
                            Holdings, Inc., Medical Device Manufacturing, Inc. and
                            G&D, Inc.
           10.35.2*         Second Amendment to Management Agreement by and among KRG
                            Capital Partners, L.L.C., MDMI Holdings, Inc. and Medical
                            Device Manufacturing, Inc.
           10.36*           Letter agreement between MDMI Holdings, Inc. and H.
                            Stephen Cookston, as amended
           16.1             Letter from Deloitte & Touche
           21.1             List of Subsidiaries
           23.1             Consent of Independent Auditors -- Arthur Andersen

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           23.2             Consent of Independent Auditors -- Deloitte & Touche
           23.3             Consent of Independent Auditors -- KPMG
           23.4             Consent of Hogan & Hartson L.L.P. (included in Exhibit
                            5.1)
           24.1             Power of Attorney (included on signature page)
           27.1             Financial Data Schedule

---------------

* to be filed by amendment